PROSPECTUS                                            Rule 424(b)(1), 333-102846

                           SANITEC INTERNATIONAL S.A.

                                OFFER TO EXCHANGE
                                (EURO)260,000,000
                            9% SENIOR NOTES DUE 2012

         Offer to exchange all outstanding 9% senior notes due 2012, or the original notes, for 9% senior notes due May 15, 2012, which have been registered under the US Securities Act of 1933, or the exchange notes.

THE EXCHANGE OFFER

o We are offering to exchange all of your original 9% senior notes due 2012 for registered 9% senior notes due May 15, 2012.

o We will exchange all original notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer.

o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

o The exchange offer expires at midnight, London time, on [March o], 2003, unless we extend the exchange offer in our sole and absolute discretion. We do not currently intend to extend the expiration date.

THE EXCHANGE NOTES

         The terms of the exchange notes to be issued in the exchange offer are substantially identical to the original notes, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions under US law and registration rights relating to the original notes do not apply to the exchange notes. The amount of our debt effectively senior to the exchange notes as of June 30, 2002 is (euro)508.0 million.

                           --------------------------

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 18 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                           --------------------------

WE INTEND TO LIST THE EXCHANGE NOTES ON THE LUXEMBOURG STOCK EXCHANGE.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------

                The date of this prospectus is February 6, 2003.

                                                 TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS......................................................................ii
EXCHANGE RATES...................................................................................................vi
USE OF PROCEEDS..................................................................................................vi
SUMMARY...........................................................................................................1
RISK FACTORS.....................................................................................................18
CAPITALIZATION...................................................................................................30
SELECTED HISTORICAL FINANCIAL INFORMATION........................................................................40
MANAGEMENT'S DISCUSSION AND ANALYSIS.............................................................................44
INDUSTRY OVERVIEW................................................................................................70
BUSINESS.........................................................................................................74
MANAGEMENT.......................................................................................................85
PRINCIPAL SHAREHOLDERS...........................................................................................89
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............................................................90
DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN RELATED AGREEMENTS.................................................92
THE EXCHANGE OFFER..............................................................................................102
DESCRIPTION OF NOTES............................................................................................111
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER....................................166
CERTAIN FOREIGN TAX CONSIDERATIONS..............................................................................169
PLAN OF DISTRIBUTION............................................................................................172
WHERE YOU CAN FIND MORE INFORMATION.............................................................................172
LEGAL MATTERS...................................................................................................173
EXPERTS.........................................................................................................173
LISTING AND GENERAL INFORMATION.................................................................................174
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-1
INTERIM FINANCIAL REPORT........................................................................................I-1

                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

                                     GENERAL

         This prospectus does not constitute an offer to sell or an invitation to subscribe for or purchase any of the exchange notes in any jurisdiction in which such offer or invitation is not authorized or to any person to whom it is unlawful to make such an offer or invitation.

         The distribution of this prospectus and the exchange offer may be restricted by law in some jurisdictions. Persons into whose possession this prospectus or any of the notes come must inform themselves about, and observe, these restrictions. In particular, except for:

o        filing of the registration statement with the SEC on Form F-4, No.
         333-102846, under the Securities Act for the exchange notes;

o        listing of the original notes on the Luxembourg Stock Exchange; and

o        our application to list the exchange notes on the Luxembourg Stock
         Exchange,

we have taken no action which would permit a public offering of the exchange notes or distribution of this prospectus or any other offering material in any jurisdiction where action for that purpose is required.

         Because of these restrictions, the exchange notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with applicable laws and regulations. Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required of it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes these purchases, offers or sales and we shall have no responsibility for the purchaser's compliance.

                              INDUSTRY INFORMATION

         In this prospectus, we rely on and refer to information regarding the sanitary products market and its segments and participants from market research reports, analyst reports and other publicly available information.

           SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

         Sanitec International is a limited liability company formed under the laws of Luxembourg, and substantially all of its assets are located outside the United States. In addition, each member of its board of directors and its executive officers are residents of countries other than the United States, and substantially all of the assets of such persons are located outside the United States. In addition, English law will govern the exchange notes and the indenture, under which the exchange notes will be issued, and the indenture does not provide for appointment by Sanitec International of an agent for service of process in the United States or for submission by Sanitec International to the jurisdiction of US federal or state courts. While, as discussed below, we have appointed CT Corporation Systems as agent for service of process with regards to actions arising out of the exchange offer, CT Corporation Systems does not serve this function for any other civil liabilities under US federal or state securities laws or other laws. Consequently, you may not be able to effect service of process within the United States upon such persons or us or enforce against such persons or us judgments of courts of the United States based upon civil liabilities under US federal and state securities laws or other laws if they do not relate to actions arising out of this exchange offer. CMS Cameron McKenna, our English counsel, has informed us that English courts will enforce the provisions of the US Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, included in the indenture and the notes, subject to the general legal and equitable principles of English law and the general supervisory powers and discretion of the English courts to determine, in light of relevant circumstances, whether to enforce contracts, even if valid, legal and binding, subject to the terms of such contracts and all applicable laws in England including common law, equity and public policy. We have been advised by our English and Luxembourg counsel, respectively, CMS Cameron McKenna and Elvinger, Hoss & Prussen, that there is doubt as to the direct enforceability in England and Luxembourg of civil liabilities predicated upon the federal securities laws of the United States.

         We have appointed CT Corporation Systems, 111 Eighth Avenue, New York, New York 10011 as our agent to receive service of process in any action against us in any state or federal court in the State of New York arising out of this exchange offer.

     CERTAIN DEFINITIONS AND PRESENTATION OF FINANCIAL AND OTHER INFORMATION

DEFINITIONS

      As used in this prospectus:

o    the "Issuer" or "Sanitec International" means Sanitec International S.A.;

o the "Sanitec group", "us", "we" or "our" means Sanitec International S.A. and its consolidated subsidiaries unless the context requires otherwise;

o "Sanitec Oyj" means Sanitec Oyj until it merged with and into Pool Acquisition Helsinki Oy on March 31, 2002;

o "Pool Acquisition" means Pool Acquisition Helsinki Oy before it changed its name to Sanitec Oy on March 31, 2002;

o "Sanitec" means Sanitec Oy, previously Pool Acquisition Helsinki Oy, after it changed its name on March 31, 2002;

o "Sanitec International AG" means Sanitec International AG, the subsidiary of Pool Acquisition S.A. and the parent of Sanitec International;

o    "Predecessor" means Sanitec Oyj before June 8, 2001;

o "Successor" means Pool Acquisition Netherlands B.V. from and after June 8, 2001 until April 3, 2002 and Sanitec International S.A. from and after April 3, 2002;

o "Transactions" means the acquisition by Pool Acquisition of Sanitec Oyj, the merger of Pool Acquisition with Sanitec Oyj, and the related financing, including this offering and the repayment of indebtedness as described under "Use of Proceeds";

o "Corporate Reorganization" means our corporate reorganization consisting of the liquidation of Pool Acquisition Netherlands B.V. and Sanitec International becoming a wholly-owned subsidiary of Sanitec International AG; and

o "Europe" means countries within (1) Western Europe, comprising Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom, (2) Central Europe, comprising Czech Republic, Hungary, Poland, Croatia, Slovakia and Slovenia, and (3) Eastern Europe, comprising Belarus, Bulgaria, Estonia, Latvia, Lithuania, Romania, Russia and Ukraine.

PRESENTATION OF FINANCIAL INFORMATION

         The consolidated financial statements contained in this prospectus were prepared in accordance with accounting principles generally accepted in Finland, or Finnish GAAP, which differ in certain respects from accounting principles generally accepted in the United States, or US GAAP. For a discussion of significant differences between Finnish GAAP and US GAAP and a reconciliation of net income (loss) in accordance with Finnish GAAP and shareholders' equity in accordance with Finnish GAAP to US GAAP, refer to note 23 to the consolidated financial statements of Pool Acquisition Netherlands B.V. You should read the consolidated financial statements and the related notes beginning on page F-1 of this prospectus in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The audited consolidated financial statements include:

o Sanitec Oyj for the years ended December 31, 1999, 2000 and for the period from January 1, 2001 to June 7, 2001;

o Pool Acquisition Netherlands B.V. for the period from June 8, 2001 to December 31, 2001;

o Sanitec Oy, formerly Pool Acquisition Helsinki Oy, for the period from June 8, 2001 to December 31, 2001; and

o        the Issuer for the period from May 8, 2001 to December 31, 2001.

         Each of the above has been audited by KPMG Wideri Oy Ab, independent public accountants, as stated in their reports appearing on pages F-3, F-9 and F-79 of this prospectus.

         The unaudited consolidated financial statements include:

o Pool Acquisition Netherlands B.V. for the period from June 8, 2001 to June 30, 2001;

o Sanitec Oy, formerly Pool Acquisition Helsinki Oy, for the period from January 1, 2002 to June 30, 2002; and

o        the Issuer for the period from January 1, 2002 to June 30, 2002.

CURRENCY

         In this prospectus:

o "Euro", "(euro)" or "EUR" means the single unified currency that was introduced at the start of the Third Stage of the European Economic and Monetary Union on January 1, 1999, pursuant to the Treaty of Rome establishing the European Economic Community, as amended by the Treaty on the European Union, signed in Maastricht on February 7, 1992;

o "US Dollar", "US$" or "USD" means the lawful currency of the United States of America;

o        "Pound", "(pound)" or "GBP" means the lawful currency of the United
         Kingdom;

o "Finnish Markka" or "FIM" means the lawful currency of Finland prior to the introduction of the Euro on January 1, 1999;

o        "Polish Zloty" or "PLN" means the lawful currency of Poland;

o        "Swedish Krona" or "SEK" means the lawful currency of Sweden; and

o        "Singapore Dollar" or "SGD" means the lawful currency of Singapore.

         We changed our reporting currency requirements from Finnish Markka to Euro on September 1, 1999. Accordingly, the consolidated financial statements presented for periods prior to September 1, 1999 were stated in Finnish Markka. The consolidated financial statements for periods prior to September 1, 1999 have been restated from Finnish Markka into Euro at the official fixed exchange rate of FIM 5.945730 to (euro)1.00.

         For information regarding recent rates of exchange between Euro and US Dollars, see "Exchange Rate Information".

ROUNDING

         Some numbers in this prospectus, including percentage amounts, have been rounded. Numbers in tables may not sum precisely to the totals shown due to rounding.

                                 EXCHANGE RATES

         The following table sets out, for the periods indicated, the high, low, average and period end noon buying rates in New York City for cable transfers between the Euro and US Dollars as certified for customs purposes by the Federal Reserve Bank of New York expressed as US Dollars per (euro)1.00. These rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this prospectus. We make no representation that the Euro or US Dollar amounts referred to in this prospectus have been, could have been or could, in the future, be converted into US Dollars or Euro, as the case may be, at any particular rate, if at all. On January 29 , 2003, the noon buying rates in New York City for cable transfers between the Euro and US Dollars as certified for customs purposes by the Federal Reserve Bank of New York was (euro)1.0861 per US$1.00.

                                                                 EURO PER US DOLLAR
                                                                 ------------------

YEAR                                          HIGH            LOW            AVERAGE        PERIOD END
----                                          ----            ---            -------        ----------
1998(2)..................................      0.95          0.82            0.90(1)           0.85
1999.....................................      1.00          0.85            0.94(1)           0.99
2000.....................................      1.21          0.97            1.09(1)           1.06
2001.....................................      1.19          1.05            1.12(1)           1.12
2002.....................................      1.17          0.95            1.06 (1)          0.95

MONTH
-----

July 2002................................     1.03           0.98            1.01              1.02
August 2002..............................     1.04           1.01            1.02              1.02
September 2002...........................     1.03           1.00            1.02              1.01
October 2002.............................     1.03           1.01            1.02              1.01
November 2002............................     1.01           0.99            1.00              1.01
December 2002............................     1.01           0.95            0.98              0.95

_________________

(1) The average of the noon buying rates on the last business day of each month during the relevant period.

(2) Exchange rates provided for periods prior to the introduction of the Euro are given for the European Currency Unit, or ECU, which was established as the monetary unit of the European Monetary System. The ECU was defined as a basket currency comprising fixed amounts of the following component currencies: Belgian Franc, British Pound, Danish Krone, Dutch Guilder, French Franc, German Mark, Greek Drachma, Irish Punt, Italian Lire, Luxembourg Franc, Portuguese Escudo and Spanish Peseta. The component currencies of the ECU differ from those which subsequently converted to the Euro.


                                 USE OF PROCEEDS

                NO CASH PROCEEDS FROM OFFERING OF EXCHANGE NOTES

         There was no original issue discount for US income tax purposes at the time the original notes were issued, and there is no original issue discount for US income tax purposes in connection with the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of original notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization except for the expenses of the exchange notes.

             APPLICATION OF PROCEEDS FROM OFFERING OF ORIGINAL NOTES

         The gross proceeds from the sale of the original notes was (euro)260 million. We lent to Sanitec the proceeds in the form of a notes on-loan. Sanitec used the notes on-loan, together with available cash, to repay all outstanding indebtedness under the junior credit facility, including redemption premium and accrued interest, and pay financing fees and transaction costs related to the offering of the original notes.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING SUMMARY IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, INCLUDED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS TO UNDERSTAND OUR BUSINESS, THE NATURE OF THE NOTES AND THE TAX AND OTHER CONSIDERATIONS WHICH ARE IMPORTANT TO YOUR DECISION TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION.

                                    OVERVIEW

         We believe, based on market data collected from our business units and information obtained from Consult GB, that we are the European leader in the manufacture of both bathroom ceramics and bath and shower products. We manufacture and market an extensive range of branded bathroom products covering the low-, middle- and high-end price segments of the bathroom products industry. Our bathroom products consist of bathroom ceramics, such as toilets, wash basins and urinals, and bath and shower products, such as bathtubs, shower enclosures and trays, and whirlpools. We sell our bathroom products principally to wholesalers who sell them to installers, plumbers and retailers, who, in turn, sell them to private residential and commercial end-users.

         Our core European markets are Germany, France, Scandinavia, Finland, the Benelux countries, Poland, Italy and the United Kingdom where we estimate that we had the following market share, by value, in 2001:

                                             BATHROOM CERAMICS                         BATH AND SHOWER PRODUCTS
                                             -----------------                         ------------------------
                               SANITEC                    NEAREST COMPETITOR                   SANITEC
                               -------                    ------------------                   -------
                         MARKET        MARKET                               MARKET       MARKET        MARKET
COUNTRY                 SHARE (%)     POSITION          COMPANY           SHARE (%)     SHARE (%)     POSITION
-------                 ---------     --------          -------           ---------     ---------     --------
Germany............        28             1         Villeroy & Boch           24            6            5
France.............        30             1        American Standard          17           15            1
Scandinavia........        65             1         Villeroy & Boch           24           37            1
Finland............        76             1         Villeroy & Boch           19           18            1
Benelux............        58             1         Villeroy & Boch           23            6            5
Poland.............        40             1             Cersanit              36           22            1
Italy..............         9             2        American Standard          54            7            5
United Kingdom.....        24             2        American Standard          35            2           15
EUROPE.............        22             1        AMERICAN STANDARD          19            8            1

         We operate through 11 local business units with approximately 8,500 employees. Our brand portfolio includes many of the oldest and most well-known European brands in the bathroom products industry. Our principal brands are Keramag and Koralle in Germany; Allia, Selles and Leda in France; Ifo, Ido and Porsgrund in Scandinavia; Ido in Finland; Sphinx in the Benelux countries; Kolo in Poland; Albatros, Revita and Pozzi-Ginori in Italy; and Twyford, Doulton and Royal Doulton in the United Kingdom.

         We have an extensive production network including 20 bathroom ceramics production facilities and 13 bath and shower products production facilities. In 2001, we manufactured approximately 13 million bathroom ceramics pieces.

         We believe that we are also the world's leading supplier of vacuum sewage systems. We design and assemble vacuum sewage systems at five production facilities. We mainly sell these vacuum sewage systems directly to aircraft, marine vessel and train manufacturers and operators through our Evac brand.

         In 2001, our net sales amounted to (euro)994.5 million; our operating profit was (euro)53.5 million, and our EBITDA, or earnings before interest, taxes, depreciation and amortization, was (euro)145.6 million. See note (7) to the "Summary Historical Financial Information" below. For the year ended December 31, 2001, on a pro forma basis, our ratio of earnings to fixed charges was less than 1.0x. We would have been required to generate additional earnings of (euro)29.7 million to be able to cover our fixed charges during this period. A breakdown of our net sales for 2001, by region and product segment, is set out in the following charts:

                               [GRAPHICS OMITTED]

         As of June 30, 2002, we had total debt of (euro)768.0 million of which
(euro)508.0 million was effectively senior to the notes. In addition, under a senior multi-currency term loan and revolving credit facilities agreement, Sanitec and certain of its subsidiaries, as of December 6, 2002, have approximately (euro)50.0 million of additional availability under their credit facilities. We estimate that our annual debt service, including interest payments, loan capital repayments and the impact of interest rate swaps and options will be approximately (euro)68.7 million, (euro)82.6 million, (euro)93.0 million and (euro)98.9 million for the financial years 2002, 2003, 2004 and 2005 respectively.

                                     HISTORY

         Our development into Europe's leading manufacturer of bathroom products has been the combined result of organic growth and strategic acquisitions. Prior to 1991, we were mainly active in Finland, Sweden and Norway. We expanded our presence in bathroom ceramics in Europe through the acquisitions of leading manufacturers in France and Germany in 1991, Poland and Italy in 1993, the Benelux countries in 1999 and the United Kingdom in 2001. We strengthened our presence in bath and shower products in Europe through the acquisitions of leading manufacturers in France in 1993, Poland and Italy in 1995 and Germany in 1999. As a result, we have an extensive product range covering the low-, middle- and high-end price segments of the bathroom products industry.

         From fiscal years 1991 to 2001, sales of our bathroom products increased from approximately (euro)305 million to (euro)905 million. We estimate organic growth for the same period was approximately 5% per year on average.

                              COMPETITIVE STRENGTHS

         LEADING MARKET POSITIONS. We believe that we are the leading manufacturer of bathroom products in Europe as a whole and in most of our core European markets. In addition, we are the only company in Europe with leading positions in both bathroom ceramics and bath and shower products. In individual markets, this position ensures our bathroom products are given a high level of prominence by wholesalers and retailers, greater recognition from installers, plumbers and end-users and have cost advantages in marketing, sales and distribution. In addition, we believe that our overall size gives us an advantage relative to smaller competitors in terms of economies of scale in production, faster and more cost-effective product development and a greater ability to serve pan-European customers.

         STRONG LOCAL BRANDS AND CUSTOMER RELATIONSHIPS. We have a portfolio of some of the oldest and most well-known local brands in the bathroom products industry. In a recent survey of plumbers, installers and retailers in Europe, who strongly influence end-users' purchase decisions, our Keramag, Ido and Kolo brands achieved 100%, 83% and 78% unaided brand recall, respectively, in the main markets in which they are sold. Through the strength of our local brands, showroom support and product training, we have built strong, long-standing relationships with our customers.

         HIGH-QUALITY AND LOW-COST PRODUCTION NETWORK FOR BATHROOM CERAMICS. We believe that we operate the largest production network in Europe with the following advantages:

o Well-invested large-scale production facilities: Over the past five years, we estimate we have consistently invested approximately 5% of bathroom ceramics net sales in our bathroom ceramics production network. Approximately half of this investment was used to maintain our production network and the remainder was used to increase the level of automation. Generally, production costs decrease with an increase in production facility size. For less complex, high-volume products, production costs are optimized in production facilities with capacity of around one million pieces per year. We operate nine such production facilities, which is more than any of our competitors in Europe. We are also able to transfer our diverse production know-how across our 20 production facilities which allows each production facility, and the Sanitec group as a whole, to benefit from operational improvements, resulting in lower costs.

o Production facility specialization: We can allocate production to the production facilities with the technology, production know-how and location best suited to the volume, design and local market requirements of each product. This flexibility results in reduced production facility complexity, longer production runs and reduced production costs. In addition, we believe that frequent and rapid shifts in production volumes significantly increase production costs. Our ability to manage our production on a pan-European basis allows us to achieve higher and more stable capacity utilization as a whole and for each individual production facility.

o Production in low-cost countries: Over the past ten years, we have established three state-of-the-art production facilities for less complex, high-volume products in Poland and Portugal, countries with low labor costs. Through careful production facility design, transfer of production know-how and employee training, we have achieved operational performance in line with Sanitec group standards at significantly lower cost. All three of these production facilities have capacity in excess of one million pieces per year.

         CASH FLOW STABILITY. Our core European markets comprise 12 countries, with no single country accounting for more than 17% of our net sales in 2001. Similarly, our top ten customers accounted for approximately 34%, with no single customer accounting for more than approximately 6.3%, of our net sales in 2000. In addition, we also have a complete range of both bathroom ceramics and bath and shower products covering the low-, middle- and high-end price segments. We believe that this operating diversity enhances our cash flow stability by reducing our dependence on any particular geographic region, market, customer or product. In addition, we estimate that approximately 70% of our net sales in 2001 were to the more stable renovation, maintenance and improvement segment of the bathroom products industry.

         STRONG MANAGEMENT AND INVESTORS. Our management team is made up of central group management and the managing directors of our local business units. Our management team, with more than ten years of industry experience on average, has a proven ability to successfully manage growth and integrate businesses. Since 1991, we have grown from a local business operating predominantly in Finland, Sweden and Norway into the leading manufacturer of bathroom products in Europe.

         Funds advised by BC Partners, who collectively are the principal shareholders in Pool Acquisition S.A., the ultimate parent company of the Issuer, are leaders in acquiring and developing European businesses in partnership with management and have invested in 49 acquisitions with a total value in excess of (euro)22 billion over the last 15 years. Funds advised by BC Partners are also the principal shareholders in Grohe Holding GmbH.

                                BUSINESS STRATEGY

         FURTHER REDUCE PRODUCTION COSTS FOR BATHROOM CERAMICS. We believe that there are significant opportunities to optimize production and further reduce costs for bathroom ceramics. In October 2001, we changed our organizational structure to manage bathroom ceramics production on a group-wide basis. We believe that this change will allow us to exploit economies of scale, achieve more stable capacity utilization across our production network and reduce costs. Following an extensive review of our production network, we are implementing the following specific initiatives:

o Reallocation of production to low-cost countries: We intend to reallocate production of 1.6 million pieces to production facilities in Poland and Portugal, which are low-cost production countries. We have announced the closure of the Wallhausen production facility and consultations which may lead to the closure of the Queenborough and Stoke-on-Trent production facilities. These production facilities together produced approximately 1.2 million pieces in 2001. We intend to reallocate 400,000 pieces to our existing low-cost production facilities and, over time, we plan to outsource 1.2 million pieces to our low-cost outsourcing partners in Egypt, Thailand, Turkey, India and China. As a result, we expect a reduction in costs.

o Production facility investments: We have identified five production facilities where we believe we can increase productivity and reduce costs by investing in automated high-pressure casting and glazing technology. Each of these five production facilities has an annual production capacity in excess of one million pieces.

         FURTHER EXPLOIT CROSS-SELLING OPPORTUNITIES IN BATH AND SHOWER PRODUCTS. Between 1995 and 2000, we estimate that the bath and shower products segment in Europe grew by 5.8% per year on average. We estimate that our net sales of bath and shower products over the same period have grown organically by approximately 20% per year on average. As the only manufacturer of bath and shower products with strong bathroom ceramics brands in all of our core European markets, we see the potential to continue to outgrow the bath and shower products segment by leveraging our brand portfolio, distribution network and sales force for bathroom ceramics. For example, in 2000, we started selling bath and shower products produced by Koralle under the Sphinx brand mainly in the Benelux countries. Net sales of bath and shower products in these countries increased by over 25% in 2001.

         INTEGRATE PURCHASING. We have identified eight purchasing categories, which together accounted for over (euro)150 million in raw material costs in 2001. For these categories, we plan to coordinate and aggregate purchases on a group-wide basis, reduce the number of our suppliers and engage in strategic partnerships with a select group of key suppliers to reduce costs. We have engaged external purchasing consultants to support this strategic purchasing initiative.

         CAPITALIZE ON GROWTH OPPORTUNITIES IN CENTRAL AND EASTERN EUROPE. We believe that significant growth opportunities exist in Central and Eastern Europe. We expect that growth rates for bathroom products through 2004 for Central and Eastern Europe will be higher than in our core European markets. We believe that we have the potential to significantly increase our market shares in Central and Eastern European countries given the current fragmented competitive environment and scarcity of strong, well-known brands in these markets. In most Central and Eastern European markets, we mainly invoice our sales in Euro or US Dollars.

         REDUCE COMPLEXITY OF PRODUCT PORTFOLIO. We currently produce over 2,500 different bathroom ceramics models. We believe that we can significantly reduce the number of models by eliminating less profitable, slow-selling models resulting in reduced costs and lower inventory levels. We plan to further reduce the number of models through standardization, where appropriate. Similarly, we intend to streamline our extensive range of bath and shower products. We intend to carry out these measures gradually in connection with our normal annual marketing and production planning processes. Therefore, we do not anticipate any major costs as a result of these actions.

         EXPLOIT ADDITIONAL INTEGRATION OPPORTUNITIES. We intend to exploit additional integration opportunities in logistics, product development and brand portfolio management, and to reduce marketing, general and administration expenses. We plan to reduce the number of providers of logistics services resulting in reduced logistics costs and fully utilize the product development know-how within each of our local business units through a more integrated approach to product development. We have also commenced a review of our brand positioning in each country to identify overlaps and other areas for improvement in our brand portfolio. We intend to continue to reduce marketing, general and administration expenses. In 2001, we significantly reduced these expenses due to, among other things, the integration of the German bathroom ceramics and bath and shower products administration functions. To encourage our local business units to maximize these additional integration opportunities, we have recently linked part of the compensation for the managing directors of each of our local business units to the Sanitec group's profitability.

                             PRINCIPAL SHAREHOLDERS

         Funds advised by BC Partners collectively are the principal shareholders in Pool Acquisition S.A., the ultimate parent company of Sanitec International, with an ownership interest of approximately 77.4%. Since it was founded in 1986, BC Partners has advised seven private equity funds totaling approximately (euro)5.8 billion. During this time, BC Partners has completed 49 European transactions with a total transaction value in excess of (euro)22 billion.

         The second largest shareholder in Pool Acquisition S.A. is Teabar Capital Corporation, with an interest of approximately 7.8%. Teabar Capital Corporation is wholly-owned by the Ontario Teachers' Pension Plan Board, which additionally has an approximate 7% interest in the funds advised by BC Partners which invested in Sanitec. South Light Investment Pte Limited is the third largest shareholder in Pool Acquisition S.A., with an interest of approximately 6.8%. South Light Investment Pte Limited is a subsidiary of the Government of Singapore Investment Corporation (Ventures) Pte Limited, which additionally has an approximate 7% interest in the funds advised by BC Partners which invested in Sanitec through another subsidiary, Euro Ventures Pte Limited. The fourth largest shareholder in Pool Acquisition S.A. is CDPQ Europe Inc., with an ownership interest of approximately 4.6%. CDPQ Europe Inc. additionally has an approximate 2.3% interest in the funds advised by BC Partners which invested in Sanitec.

         Neither Teabar Capital Corporation, Ontario Teachers' Pension Plan Board, South Light Investment Pte Limited, Euro Ventures Pte Limited nor CDPQ Europe Inc. is affiliated with the funds advised by BC Partners or their advisers, other than as investors in those funds.

                                THE TRANSACTIONS

         On June 7, 2001, Pool Acquisition purchased 60.8% of the shares of Sanitec Oyj from Wartsila Corporation and other major shareholders. Through a voluntary tender offer, Pool Acquisition acquired an additional 37.3% of the shares of Sanitec Oyj. Subsequently, Pool Acquisition launched a mandatory tender offer to acquire further shares of Sanitec Oyj. Following these tender offers, Pool Acquisition acquired the remaining shares of Sanitec Oyj by a squeeze-out of the minority shareholders after which time Sanitec Oyj was delisted from the Helsinki Exchanges.

         Sanitec Oyj merged with and into Pool Acquisition on March 31, 2002 and the merger was registered in the Finnish Trade Register on March 31, 2002. The merged entity was renamed Sanitec Oy on March 31, 2002.

         As at December 31, 2001, Pool Acquisition was financed through a combination of senior and junior credit facilities, a liquidity facility, a PIK loan, a shareholder loan and equity investments. See "Description of Other Indebtedness and Certain Related Agreements".

         Prior to November 28, 2002, Sanitec was a wholly-owned subsidiary of Pool Acquisition Netherlands B.V., which in turn was a wholly-owned subsidiary of Sanitec International. On November 28, 2002, we liquidated Pool Acquisition Netherlands B.V., resulting in Sanitec becoming a wholly-owned subsidiary of Sanitec International.

         Sanitec International is wholly-owned subsidiary of Sanitec International AG. Sanitec International AG is a 93.3%-owned subsidiary of Pool Acquisition S.A. Other shareholders, including funds advised by BC Partners, hold the remaining approximately 6.7% of the shares in Sanitec International AG, and those shares are designated for sale to the management of the Sanitec group. See "Corporate Structure".

                              SANITEC INTERNATIONAL

         Sanitec International was a dormant company, incorporated on May 8, 2001, and was activated to issue the original notes. Sanitec International has no material assets or sources of revenue other than (1) the shares of Sanitec, which have been pledged to the lenders under the senior credit facility by way of a first priority pledge and to the trustee for the noteholders by way of a second priority pledge, and (2) certain intercompany loans, described under "--Corporate Structure", each of which has been pledged to the trustee for the benefit of the noteholders. Other than certain intercompany loans, which have been subordinated to the notes and which have no payments due prior to the maturity of the notes, Sanitec International's only material liabilities are the notes, although it may incur additional liabilities in the future as permitted by the covenants contained in the indenture. Sanitec International has no independent operations and no employees.

                               CORPORATE STRUCTURE

         The following diagram shows the corporate structure and debt obligations following the closing of the offering and completion of the Transactions and the Corporate Reorganization. All amounts shown below are as at December 31, 2001, adjusted to give effect to the Transactions, the Corporate Reorganization, the offering of the notes and the application of the proceeds of the notes and repayment and cancellation of the liquidity facility.

                               [GRAPHIC OMITTTED]

----------
(1) The shareholder loan and PIK loan are effectively subordinated to the notes. Principal and interest payments under the shareholder loan and PIK loan are not due prior to the repayment of the notes. The shareholder loan matures on April 26, 2016. The PIK loan will mature after the notes.
(2) The proceeds of the shareholder loan and the PIK loan were on-lent by Pool Acquisition S.A. pursuant to PIK on-loan 1 and shareholder on-loan 1, the repayment of which are contractually subordinated to the notes. The proceeds of PIK on-loan 1 and shareholder on-loan 1 were on-lent by Sanitec International to Sanitec pursuant to PIK on-loan 2 and shareholder on-loan 2, the repayment of which are contractually subordinated to the senior credit facility. See "Description of Other Indebtedness and Certain Related Agreements".
(3) Management expects to acquire up to an approximately 6.7% shareholding in Sanitec International AG in the near future. See "Management" and "Principal Shareholders". Funds advised by BC Partners and others currently hold this approximately 6.7% shareholding.
(4) Proceeds from the notes on-loan, together with available cash, were used to repay approximately (euro)257.2 million under the junior credit facility, including redemption premium and accrued interest and pay fees and transactions costs related to the offering of the original notes.
(5) Sanitec International on-lent the gross proceeds of the notes to Sanitec in an amount of (euro)260 million. See "Description of Other Indebtedness and Certain Related Agreements" for a detailed explanation of the notes on-loan and other related agreements.
(6)   The senior credit facility consists of term loans in the amount of
      (euro)505 million and an undrawn revolving credit facility in the amount of (euro)50 million. See "Description of Other Indebtedness and Certain Related Agreements" for a detailed explanation of the senior credit facility.
(7) A list of our operating subsidiaries is set out in our consolidated financial statements, included elsewhere in this prospectus.
(8) Certain of our operating subsidiaries have borrowing ability of approximately (euro)6.3 million under certain other facilities.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

         On May 7, 2002, we completed the initial offering. We relied on exemptions from the registration requirements of the US Securities Act of 1933, as amended, or the Securities Act, when we issued the original notes. References to "notes" in this prospectus are references to both the original notes and the exchange notes.

         We entered into an agreement with the initial purchasers in the initial offering, called the registration rights agreement, in which we agreed to deliver to you this prospectus. You are entitled to exchange in the exchange offer your original notes for exchange notes which are identical in all material respects to the original notes except that:

o        the exchange notes have been registered under the Securities Act;

o the exchange notes are not entitled to certain registration rights which are applicable to the original notes under the registration rights agreement; and

o certain contingent interest rate provisions that increased the interest rate of the original notes after a certain date if the exchange notes were not yet registered under the Securities Act are no longer applicable.

The Exchange Offer...........................We are offering to exchange up to(euro)260 million aggregate principal amount of 9% exchange notes due May 15, 2012 for up to(euro)260 million aggregate principal amount of 9% original notes due 2012.  Original notes only may be exchanged in integral multiples of(euro)1,000.

                                             The form and terms of the exchange notes and the original notes are identical, except that (i) the offer of the exchange notes will be registered under the Securities Act and therefore the exchange notes will not be subject to certain US transfer restrictions and (ii)
                                             holders of exchange notes will not be entitled to certain rights of holders of the original notes under the registration rights agreement.

                                             Based on interpretations by the US Securities and Exchange Commission,
                                             or the SEC, set forth in no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold or otherwise transferred by a holder (other than any holder or person (i) that is an "affiliate" of Sanitec International within the meaning of Rule 405 under the Securities Act or (ii) that is a broker-dealer who acquired such original notes directly from Sanitec
                                             International (or any affiliate thereof)), without compliance with the registration and prospectus delivery provisions of the Securities Act,
                                             PROVIDED that (i) the exchange notes are acquired in the ordinary course of business of the holder and (ii) the holder is not engaged in and does not intend to engage in a distribution of the exchange notes and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.  The SEC, however, has not


                                                         8

                                             considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in those other circumstances.  See "The Exchange Offer-Purpose and Effect of the
                                             Exchange Offer".  Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus  in connection with any resale of those exchange notes.  See "Plan of Distribution".

                                             Any holder of original notes who

                                             o        is an affiliate of Sanitec International;

                                             o        does not acquire the exchange notes in the ordinary course of its business; or

                                             o        tenders in the exchange offer with the intention to
                                                      participate, or for the purpose of participating, in a
                                                      distribution of the exchange notes,

                                             cannot rely on the position of the staff of the SEC enunciated in Exxon
                                             Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or
                                             similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date..............................The exchange offer will expire at midnight, London time, on March 7,
                                             2003 (or longer if required by applicable law) unless we, in our sole discretion, extend it.  This date is herein referred to as the
                                             "expiration date".  We do not currently intend to extend the expiration
                                             date.   The exchange agent will return any original notes not accepted for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Withdrawal of Tenders........................You may withdraw a tender pursuant to the exchange offer of original notes at any time prior to the expiration date.

Certain Conditions                           The exchange offer is subject to customary conditions, certain of which to the Exchange Offer........................we may waive.  Please read the section captioned "The Exchange
                                             Offer-Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.



                                                         9

Exchange Notes Interest......................Interest on each exchange note will be deemed to accrue from May 7,
                                             2002 (the date of issuance of the original notes) or from the date of the last periodic payment of interest on the original notes, whichever is later.

Procedures for Tendering
Original Notes...............................If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in the prospectus and the letter of transmittal. You also must mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                             o        any exchange notes that you receive will be acquired in the ordinary course of your business;

                                             o        you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

                                             o        if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                                             o        you are not an "affiliate," as defined by Rule 405 of the
                                                      Securities Act, of Sanitec International or, if you are an
                                                      affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial
Owners.......................................If you are a beneficial owner of original notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the accompanying letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.



                                                         10

Acceptance of Original Notes and Delivery    We will accept for exchange any and all original notes which are of Exchange Notes............................properly tendered in the exchange offer prior to midnight, London time on the expiration date.  The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.  See "The Exchange Offer-Terms of the Exchange Offer".

The Exchange Agent...........................The Bank of New York is serving as the exchange agent for the exchange offer.  The depositary for the exchange offer will be The Bank of New
                                             York, located at 101 Barclay Street, New York, New York.

Material United States Federal Income Tax
Consequences.................................The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for US federal income tax purposes.  See
                                             "Material United States Federal Income Tax Consequences".

Use of Proceeds..............................We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.  See "Use of Proceeds".

Effect on Holders of Original
Notes........................................As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of original notes and you do not tender your original notes in the exchange offer, you will continue to hold the original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any right under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                                              To the extent that original notes are tendered and accepted in this exchange offer, the trading market for the original notes could be adversely affected.

Consequences of Failure to
Exchange.....................................All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.



                                                         11


                       SUMMARY OF TERMS OF EXCHANGE NOTES

Issuer...................................... Sanitec International S.A., a public limited liability company incorporated under the laws of Luxembourg.

Exchange Notes Offered......................(euro)260 million aggregate principal amount of 9% Senior Exchange Notes Due
                                             May 15, 2012.

Trustee, Exchange Agent, Registrar,
Principal Paying Agent and Transfer Agent... The Bank of New York.

Luxembourg Listing Agent, Transfer Agent
and Paying Agent............................ The Bank of New York (Luxembourg) S.A.

Interest.................................... We will pay interest on the notes at a rate of 9% per year, on May 15 and November 15 of each year, beginning on November 15, 2002.

Maturity Date............................... May 15, 2012.

Ranking and Security........................ The notes are our senior obligations and are secured by a pledge of our intercompany loans to Sanitec and by a second priority pledge of the shares of Sanitec upon the transfer of the share capital of Sanitec to the Issuer.  The notes are effectively subordinated to all indebtedness of Sanitec and its subsidiaries, including borrowings under the senior credit facility which are secured by a first priority pledge of the shares of Sanitec and by other assets of Sanitec and its subsidiaries.
                                             As at June 30, 2002, on a pro forma basis after giving effect to the issue of the notes and to the application of the proceeds, the notes were effectively subordinated to approximately(euro)508.0 million of indebtedness, and Sanitec and its subsidiaries would have had approximately(euro)43.0 million of additional borrowing ability under the senior credit facility and approximately(euro)6.0 million under other facilities.  The terms of the senior credit facility and the indenture governing the notes restrict, but do not fully prohibit, us from incurring additional indebtedness.  In particular, the indenture specifically permits us to borrow the full(euro)50 million available to us under the revolving facility under the senior credit facility.  See
                                             "Description of Other Indebtedness and Certain Related
                                             Agreements--Senior Credit Facility".

Optional Redemption......................... May 15, 2005, we may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of
                                             Notes--Redemption", plus accrued and unpaid interest, special interest and additional amounts, if any, to the redemption date.

                                             Prior to May 15, 2005, we may redeem up to 35% of the notes with the proceeds of one or more public equity offerings of any of the Issuer,
                                             Sanitec International AG or Pool Acquisition S.A. at a redemption price equal to 109% of the principal amount of the notes redeemed, plus accrued and unpaid interest, special interest and additional amounts, if any, to the redemption date.



                                                         12

Mandatory Offers to Purchase................ If certain change of control events occur, we must offer to repurchase the notes at a price equal to 101% of principal amount, plus accrued and unpaid interest, special interest and additional amounts, if any.
                                             See "Description of the Notes--Certain Covenants--Change of Control".

                                             If we sell certain assets and do not apply the proceeds in accordance with the covenant entitled "Description of the Notes--Certain
                                             Covenants--Asset Sales", we must offer to repurchase the notes at a price equal to 100% of principal amount, plus accrued and unpaid interest, special interest and additional amounts, if any, with the proceeds of such asset sales.

Redemption for Certain Changes in Tax Laws...We may redeem the notes at our option at 100% of principal amount, plus accrued and unpaid interest, special interest and additional amounts, if any, if we are required to pay any additional amounts as a result of a change in law. See "Description of Notes--Additional Amounts".

Use of Proceeds............................. We lent the gross proceeds from the offering to Sanitec in the form of a notes on-loan. Sanitec used the proceeds of the notes on-loan, together with available cash, to repay all outstanding indebtedness under the junior credit facility, including redemption premium and accrued interest, and pay financing fees and transaction costs related to the initial offering.  See "Use of Proceeds".

Selected Restrictive Covenants.............. We issued the notes under an indenture with The Bank of New York, as trustee.  The indenture, among other things, restricts our, and our subsidiaries', ability to:

                                             o        incur additional indebtedness and issue preferred shares;

                                             o        pay dividends or make distributions on, or redeem or
                                                      repurchase, our shares or junior indebtedness;

                                             o        make certain investments;

                                             o        create certain liens;

                                             o        enter into certain transactions with affiliates;

                                             o        issue or sell shares of certain subsidiaries;

                                             o        sell assets or consolidate or merge with or into other
                                                      companies; or

                                             o        enter into other lines of business.

Listing..................................... The original notes are listed on the Luxembourg Stock Exchange, and we have applied to list the exchange notes on the Luxembourg Stock
                                             Exchange.



                                                         13

Form of Notes............................... The exchange notes will be evidenced by one global note deposited with, and registered in the name of, a depositary common to Euroclear Bank
                                             S.A./N.V., as operator of the Euroclear system, or Euroclear, and
                                             Clearstream Banking, societe anonyme, or Clearstream, or its nominee.

                                             Ownership of interests in the global notes will be available only to participants in Euroclear, Clearstream or persons that may hold interests through those participants. Book-entry interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and their participants. See "Description of Notes--Book-Entry, Delivery
                                             and Form".

Governing Law............................... The indenture and the notes are governed by, and will be construed in accordance with, English law.


                                  RISK FACTORS

         Investing in the notes involves substantial risks. You should consider carefully the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.



                             ADDITIONAL INFORMATION

         Sanitec International was incorporated under the laws of Luxembourg on May 8, 2001 as a public limited liability company (SOCIETE ANONYME) and registered with the companies registrar of Luxembourg under number B 82.055. The registered office of Sanitec International is located at 19-21, boulevard Prince Henri, L-1724 Luxembourg, and its telephone number is +352-26-26-89-1.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

         The following table presents summary historical consolidated financial information derived from the consolidated financial statements of Sanitec Oyj and Pool Acquisition Netherlands B.V. audited by KPMG Wideri Oy Ab, independent public accountants, the unaudited consolidated financial statements of Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International and unaudited pro forma consolidated financial information at the dates and for the periods presented. The pro forma consolidated financial information has been prepared based on the historical financial statements of Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International adjusted for the following:

o the acquisition of Sanitec Oyj on June 7, 2001 by Pool Acquisition Netherlands B.V.;

o the contribution of the shares of Pool Acquisition Netherlands B.V. to Sanitec International which will result in Sanitec becoming a wholly-owned subsidiary of Sanitec International; and

o the sale of the notes by Sanitec International, the loan of the gross proceeds from the notes to Sanitec, the use of the proceeds to repay all indebtedness outstanding under the junior credit facility and certain other financing fees and transaction costs.

         The unaudited pro forma combined condensed financial statements have been prepared as though the events set forth above had occurred as at January 1, 2001 for the pro forma combined condensed statement of operations.

         Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International prepare their financial statements in accordance with Finnish GAAP. Finnish GAAP differs in certain significant respects from US GAAP. For a discussion of significant differences between Finnish GAAP and US GAAP and a reconciliation of net income (loss) in accordance with Finnish GAAP and shareholders' equity in accordance with Finnish GAAP to US GAAP, refer to note 23 to the consolidated financial statements of Pool Acquisition Netherlands B.V. You should read the summary historical financial information in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this prospectus.

         The pro forma information is presented for illustrative purposes only and does not purport to represent what the actual results of operations would have been if the events set forth above had occurred on the dates set forth above. Our future operating results may differ materially from the pro forma amounts reflected in the pro forma column due to various factors, including changes of operating results. See "Unaudited Pro Forma Combined Condensed Financial Information" for a further discussion of our pro forma financial information.

                                                HISTORICAL
                                                ----------

                                                PREDECESSOR
                                                -----------

                                                                             PERIOD FROM
                                                                             JANUARY 1 -
                                            YEAR ENDED DECEMBER 31,            JUNE 7,
                                            -----------------------            -------
                                     1997(2)   1998(2)     1999      2000        2001
                                     -------   -------     ----      ----        ----
                                          (IN MILLIONS OF EURO, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
FINNISH GAAP
Net sales.........................     496.4     570.8     630.0      877.3     446.9
Costs of products sold--materials
   and consumables................    (138.5)   (167.5)   (194.9)    (265.0)   (130.3)
Personnel.........................    (141.0)   (154.0)   (167.5)    (268.6)   (137.8)
Outside services..................     (56.4)    (62.6)    (63.7)     (80.6)    (42.0)
Depreciation and amortization.....     (29.9)    (34.3)    (34.4)     (50.5)    (25.7)
Other operating income and
   (expenses), net(3).............     (61.5)    (72.0)    (88.1)    (133.1)    (80.7)
                                       -----     -----     -----      -----     -----
Operating profit..................      69.1      80.4      81.4       79.5      30.4
Income (loss) before extraordinary
   items..........................      46.3      37.7      43.4       39.2      14.7
Net income (loss).................      37.7      37.0      43.4       39.2      13.3
Basic and diluted earnings
  (loss) per share(4).............     n/a       n/a       n/a          0.6       0.2

US GAAP
Net sales.........................      --        --        --        877.3     446.9
Operating profit..................      --        --        --         74.2      27.3
Income (loss) before extraordinary
   items..........................      --        --        --         40.3      11.8
Net Income (loss).................      --        --        --         40.3      11.8
Basic and diluted earnings
   (loss) per share(4)............      --        --        --          0.6       0.2

CASH FLOW INFORMATION:
Cash flow from operating
activities........................      72.2      58.7      77.8       47.5       9.3
Cash flow from investing
activities........................     (82.2)    (65.9)   (151.2)     (12.0)   (159.0)
Cash flow from financing
activities........................       9.3      (4.9)     76.0      (48.6)    152.9
Capital expenditures..............      33.4      33.9      26.3       44.7      22.0
Cash interest expenses(5).........      11.1      13.8      10.0       14.2       8.9

BALANCE SHEET DATA:
FINNISH GAAP
Cash and cash equivalents.........      38.2      27.8      30.8       17.7      21.1
Intangible assets.................      49.8      68.3     132.3      140.7     196.0
Total assets......................     478.7     503.0     811.0      780.6     995.0
Total indebtedness................     257.7     250.4     403.8      343.4     550.1
Total net debt(6).................      87.5      93.5     193.1      156.4     324.5
Shareholders' equity..............     183.2     210.1     339.5      366.9     375.4

                                                       SUCCESSOR                    PRO FORMA(1)   PRO FORMA(1)
                                                       ---------                    ------------   ------------
                                      PERIOD FROM
                                        JUNE 8 -    PERIOD FROM        SIX MONTHS                   SIX MONTHS
                                        DECEMBER     JUNE 8 - JUNE       ENDED      YEAR ENDED        ENDED
                                          31,             30,           JUNE 30,    DECEMBER 31,     JUNE 30,
                                          ---             ---           --------    ------------     --------
                                          2001            2001            2002          2001           2001
                                          ----            ----            ----          ----           ----
STATEMENT OF OPERATIONS DATA:
FINNISH GAAP
Net sales.........................        547.6           70.8             508.6         994.5         517.7
Costs of products sold--materials
   and consumables................       (176.4)         (20.4)           (157.1)       (306.7)       (150.7)
Personnel.........................       (166.4)         (20.2)           (157.8)       (304.2)       (158.0)
Outside services..................        (52.3)          (6.7)            (49.1)        (94.3)        (48.7)
Depreciation and amortization.....        (51.0)          (5.5)            (50.1)        (92.1)        (46.2)
Other operating income and
   (expenses), net(3).............        (63.1)         (10.3)            (71.0)       (143.7)        (91.0)
                                          -----           ----             -----         -----         -----
Operating profit..................         38.5            7.7              23.5          53.5          23.1
Income (loss) before extraordinary
   items..........................        (14.9)           0.0             (44.8)        (51.1)        (31.2)
Net income (loss).................        (17.2)           0.0             (44.8)         --            --
Basic and diluted earnings
  (loss) per share(4).............        n/a            n/a               n/a           n/a           n/a

US GAAP
Net sales.........................        547.6           70.8             508.6         994.5         517.7
Operating profit..................         (3.1)          (9.2)             48.6          14.9           7.5
Income (loss) before extraordinary
   items..........................        (36.7)         (10.3)            (22.5)        (66.1)        (39.5)
Net Income (loss).................        (36.7)         (10.3)            (22.5)         --            --
Basic and diluted earnings
   (loss) per share(4)............        n/a            n/a               n/a           n/a           n/a

CASH FLOW INFORMATION:
Cash flow from operating
activities........................         65.0           (1.3)              2.0          --            --
Cash flow from investing
activities........................       (955.6)        (898.8)            (36.5)         --            --
Cash flow from financing
activities........................        958.6          966.3              (4.1)         --            --
Capital expenditures..............         28.8           21.7              39.7          --            --
Cash interest expenses(5).........         28.8            2.6              43.7          --            --

BALANCE SHEET DATA:
FINNISH GAAP
Cash and cash equivalents.........         68.0           --                29.3           --           --
Intangible assets.................        801.2           --               794.8           --           --
Total assets......................      1,590.9           --             1,543.8           --           --
Total indebtedness................      1,356.2           --             1,369.2           --           --
Total net debt(6).................        696.8           --               738.7           --           --
Shareholders' equity..............        131.9           --                73.0           --           --

US GAAP
Intangible assets.................      --        --        --        156.5     219.9
Total assets......................      --        --        --        834.6   1,060.6
Total indebtedness................      --        --        --        379.3     599.6
Shareholders' equity..............      --        --        --        361.6     369.2

OTHER INFORMATION:
Operating profit..................      69.1      80.4      81.4       79.5      30.4
Depreciation and amortization.....      29.9      34.3      34.4       50.5      25.7
EBITDA(7).........................      99.0     114.7     115.8      130.0      56.1
Ratio of earnings to fixed
charges(8)........................       5.7x      4.7x      6.5x       4.6x      3.1x
Ratio of EBITDA to cash interest
   expenses.......................       8.9x      8.3x     11.6x       9.2x      6.3x
Ratio of total net debt to EBITDA.       0.9x      0.8x      1.7x       1.2x      --

US GAAP
Intangible assets.................        828.0           --               830.9           --           --
Total assets......................      1,736.3           --             1,714.4           --           --
Total indebtedness................      1,508.9           --             1,517.6           --           --
Shareholders' equity..............        112.0           --                75.8           --           --

OTHER INFORMATION:
Operating profit..................         38.5            7.7              23.5          53.5          23.1
Depreciation and amortization.....         51.0            5.5              50.1          92.1          46.2
EBITDA(7).........................         89.5           13.2              73.6         145.6          69.3
Ratio of earnings to fixed
charges(8)........................          1.0x           2.1x            (31.1)        (29.7)         --
Ratio of EBITDA to cash interest
   expenses.......................          3.1x           5.1x              1.7x          2.6x         --
Ratio of total net debt to EBITDA.          --            --                --            --            --

_______________________
(1) Calculated on a pro forma basis to present financial information of the Issuer on a consolidated basis, as set out in more detail under "Unaudited Pro Forma Combined Condensed Financial Information".
(2) We changed our reporting currency from Finnish Markka to Euro effective September 1, 1999. The consolidated financial statements for periods ended prior to September 1, 2001 have been restated from Finnish Markka into Euro at an exchange rate of FIM 5.94573 to (euro) 1, the conversion rate fixed by the European Union on January 1, 1999. The consolidated financial statements reported in Euro depict the same trends as would have been presented if we had continued to present financial statements in the currency that we previously used. The consolidated financial statements for periods prior to September 1, 1999 will not be comparable to the financial statements of other companies that report in Euro and that restated amounts from a currency other than the Finnish Markka.
(3) Other operating expenses, net, results from the addition of other operating income and other operating expenses.
(4) We have not provided this earning (loss) information for periods after June 7, 2001, since the Successor/Issuer ceased to be an exchange-listed company at that time. See "--The Transactions".
(5) We define cash interest expenses as interest expenses less accrued interest related to the PIK loan and the shareholder loan.
(6) We define total net debt as total long-term debts including current installments, short-term loans, notes payable, less cash and cash equivalents.
(7) We have presented EBITDA in order to allow for greater comparability between periods as well as an indication of our results on an on-going basis. Due to a considerable increase in the amortization of goodwill under Finnish GAAP starting as of June 8, 2001 and a substantial amount of non-cash depreciation and amortization, we believe EBITDA allows for additional understanding of our operational performance.
      We define EBITDA as earnings before interest, taxes, depreciation and amortization. The reconciliation between EBITDA and operating profit is indicated in the table above.
      EBITDA as used here should not be considered as an alternative to net income (loss), as an indicator of operating performance, as an alternative to cash flow, or as a measure of liquidity or ability to service debt obligations. EBITDA is included to provide additional information for evaluating the ability of an entity to meet its obligations.

(8) Ratio of earnings to fixed charges is computed by dividing our income before income tax expenses, minority interests, equity method earnings (losses) and fixed charges by our fixed charges, all under Finnish GAAP. Our fixed charges consist of interest expensed and capitalized, amortization of capitalized interests and amortization of deferred financing costs plus one-third of rental expenses which we estimate to be the portion attributable to interest. For the year ended December 31, 2001, on a pro forma basis, the ratio of earnings to fixed charges was less than 1.0x. The Issuer would have been required to generate additional earnings of (euro)29.7 million to be able to cover its fixed charges during the period. For the periods that the ratio of earnings to fixed charges was less than 1.0x, the difference between earnings and fixed charges is indicated.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING A DECISION TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES. THESE RISKS ARE NOT THE ONLY ONES WE FACE; ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE NOW BELIEVE ARE IMMATERIAL, ALSO COULD IMPAIR OUR BUSINESS OR OUR ABILITY TO MAKE PAYMENTS ON THE NOTES. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

                  RISKS RELATING TO THE NOTES AND OUR STRUCTURE

OUR SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD AFFECT OUR BUSINESS ADVERSELY.

         We are highly leveraged. As of June 30, 2002, after giving pro forma effect to repayment of the junior credit facility and the liquidity facility, the initial offering and the application of the proceeds of the initial offering, we had total debt of (euro)768.0 million of which (euro)508.0 million was effectively senior to the notes. For the year ended December 31, 2001, on a pro forma basis, our ratio of earnings to fixed charges was less than 1.0x. We would have been required to generate additional earnings of (euro)29.7 million to be able to cover our fixed charges during this period.

         We estimate our annual debt service, including interest payments, loan capital repayments and the impact of interest rate swaps and options will be approximately (euro)68.7 million, (euro)82.6 million, (euro)93.0 million and
(euro)98.9 million for the financial years 2002, 2003, 2004 and 2005 respectively. Assuming our average interest rates increased by 1%, our debt service would increase approximately by (euro)1.9 million, (euro)1.0 million,
(euro)1.1 million and (euro)0.9 million for the above financial years, respectively.

         Our high level of debt could have important consequences for you, as holders of the notes, including, but not limited to, the following:

o we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions, research and development or general corporate purposes;

o we will need to use a large portion of our cash flow from operations to pay principal and interest on the senior credit facility and any other debt, which will reduce the amount of cash available to us to satisfy our obligations under the notes and to finance our operations and other business activities and which will make us more vulnerable to economic downturns and adverse developments in our business;

o debt under the senior credit facility is secured and structurally senior to the notes and will mature prior to the notes; and

o we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage and limit our flexibility in planning for, or reacting to, changes in our business, the competitive environment and the industries in which we compete.

         We may be able to incur substantial additional debt in the future. The terms of the senior credit facility and the indenture governing the notes restrict, but do not fully prohibit, us from incurring additional indebtedness. In particular, the indenture specifically permits us to borrow the full (euro)50 million available to us under the revolving facility under the senior credit facility. In addition, certain of our other subsidiaries had, as of June 30, 2002, approximately (euro)6.0 million available under their respective undrawn credit facilities which could result in greater indebtedness. If new debt is added to our consolidated debt described above, the related risks which we now face could intensify. Our failure to comply with those covenants restricting our ability to incur additional debt could result in an event of default, which, if not cured or waived, could also have a material adverse effect on our business, financial condition and results of operations.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, WHICH WE MAY NOT BE ABLE TO RAISE OR GENERATE. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to make scheduled payments on, to refinance and to satisfy our obligations under, our indebtedness, including the notes, or to fund planned capital expenditure and working capital, will depend upon our future operating performance. Our ability to implement successfully our business strategy, as well as general economic, financial, competitive, regulatory, legislative, business and other factors beyond our control, will affect our future operating performance. If our operating cash flows are not sufficient to meet our operating expenses, capital expenditure and debt service obligations as they become due, we may be forced to do any or all of the following:

o delay or reduce capital expenditure or delay the introduction of new products;

o        sell assets; or

o forego business opportunities including acquisitions and research and development.

         If we are unable to meet our debt service obligations, we could attempt to restructure or refinance our existing debt or to seek additional funding, including the refinancing of all or a portion of the principal of the notes on or prior to maturity. However, due to our substantial leverage and annual debt service obligations and because substantially all of our assets have been pledged to secure the senior credit facility, we may not be able to do so on satisfactory terms, if at all. In addition, subject to the existing restrictions on our ability to incur indebtedness, we may choose to incur additional indebtedness in the future. This could adversely affect our ability to service our indebtedness, including the notes.

WE ARE A HOLDING COMPANY WITH NO REVENUE-GENERATING OPERATIONS OF OUR OWN. YOU WILL NOT HAVE ANY DIRECT CLAIMS AGAINST ANY OF OUR OPERATING SUBSIDIARIES.

         We are a holding company with no operating assets and do not directly conduct any business operations. Our operating subsidiaries carry out all of our operations. Our principal direct assets consist of (1) all of the shares of Sanitec, (2) the on-loan of the proceeds of the notes to Sanitec, which we refer to as the notes on-loan, (3) the PIK on-loan to Sanitec, which we refer to as the PIK on-loan 2, and (4) the shareholder on-loan to Sanitec, which we refer to as the shareholder on-loan 2. See "Description of Other Indebtedness and Certain Related Agreements".

         We will have to rely upon repayment of the notes on-loan to Sanitec or distributions or other payments from Sanitec to generate the funds necessary to pay the principal and interest and other amounts payable with respect to the notes. Our ability to receive payments from Sanitec under the notes on-loan is limited by a subordination agreement that contractually subordinates our right to receive payments from Sanitec under the notes on-loan to Sanitec's obligations under the senior credit facility. Payments to us from Sanitec will be suspended in the event of, and for the full duration of, a payment default on the senior credit facility or, in the event of any other default, a blockage notice is issued by the agent for the lenders under the senior credit facility. Such a payment blockage for a non-payment default will last no longer than 179 days from the date notice is served unless the lenders under the senior credit facility accelerate the loans under that facility. These payments may be resumed prior to the end of such period only if the default is cured, waived or ceases to exist, when any acceleration has been rescinded or when the agent terminates the blockage notice. The subordination agreement also provides that, in addition to the payment blockage, prior to the time the senior credit facility is repaid, we may not take enforcement action in relation to the notes on-loan without the prior written consent of the agent for the lenders under the senior credit facility unless a payment default under the notes has occurred and a standstill period from the date of such payment date until the earlier of 120 days from the date the agent for the lenders under the senior credit facility has been notified of such payment default and the date on which an insolvency event occurs. See "Description of Other Indebtedness and Certain Related Agreements".

         In the event of any bankruptcy, insolvency, liquidation, winding-up, reorganization or other similar proceeding relating to Sanitec, your right to participate in a distribution of its assets, based on our claims under the notes on-loan, is expressly subordinated to the claims of the lenders under the senior credit facility. In the event of any bankruptcy, insolvency, liquidation, winding up, reorganization or other similar proceeding relating to a subsidiary other than Sanitec, your right to participate in a distribution of the assets of that subsidiary based on any claim we may have as a shareholder is subordinate to the right of that subsidiary's creditors, including trade creditors and preferred shareholders, if any. Any direct claim that we may have against any of our subsidiaries, including claims under the notes on-loan, may be further limited or excluded by operation of law. See "Description of Notes--Brief Description of the Notes".

         Except for Sanitec's obligations under the notes on-loan, none of the Issuer's direct or indirect subsidiaries has any obligations, contingent or otherwise, to pay amounts due under the notes or to make funds available for these payments, whether in the form of loans, dividends, distributions or otherwise. Sanitec will have to rely primarily upon the payment of fees and dividends from its subsidiaries to pay amounts owed under the notes on-loan.

WE MAY BE SUBJECT TO ADDITIONAL TAX LIABILITY.

         Sanitec charges its subsidiaries fees for the administrative, technical, logistic, marketing, production and management services it provides to them. If the amount of the fees payable by Sanitec's subsidiaries are determined to be in excess of the value of the services Sanitec provides to them, the fees may be recharacterized and may cause withholding and other taxes to be imposed. If the fees are recharacterized to the extent that the payment of fees is reduced or prohibited, Sanitec may not have sufficient funds to repay the notes on-loan, and, therefore, we may not have sufficient funds to satisfy our obligations under the notes. In addition, any interest paid on the notes on-loan could lose its tax deductibility if the relevant taxing authority concludes that the notes on-loan was not made on an arm's length basis, if it recharacterizes the notes on-loan as equity capital or if the debt/equity ratio exceeds the ratio permitted. If the relevant taxing authority concludes that one of our operating subsidiaries has undergone a change of control or has fundamentally changed its business activity, the subsidiary could lose the rights to any tax loss carry forwards it has accumulated. Most of our subsidiaries are subject to regular tax audits. Furthermore, we operate in many countries, most of which have complex tax regimes, so that the nature and complexity of our operations, our significant intra-group relations and our reorganizations in recent years may result in additional tax payments. As a result of the foregoing, or if the tax treatment of the above or any other transactions is recharacterized in a manner that is adverse to us, we may not have sufficient funds to pay the principal of, and interest on, the notes.

THE RIGHT TO REMEDIES UNDER THE NOTES SECURITY PLEDGE ARE LIMITED.

         We have granted a first priority pledge of the shares of Sanitec in favor of the lenders under the senior credit facility and a second priority pledge of the shares of Sanitec to the trustee for the benefit of the noteholders.

         Each of the first and second priority pledges are governed by Finnish law. Pursuant to Finnish law, the agent for the lenders under the senior credit facility, as first priority pledgee, owes a duty of care to the trustee for the noteholders, as second priority pledgee. Although a general duty of care exists, the lenders under the senior credit facility have the exclusive right to control all decisions relating to the enforcement of the first priority pledge and sale of the shares of Sanitec. As a result, the trustee for the noteholders will not be able to force a sale of the shares of Sanitec or otherwise independently pursue the remedies of a secured creditor under the second priority pledge as long as the senior credit facility remains outstanding.

         If following a default under the senior credit facility the agent for the lenders under the senior credit facility seeks to sell the shares of Sanitec pursuant to a first priority pledge, we have irrevocably agreed to waive our rights and claims against Sanitec under the notes on-loan, PIK on-loan 2 and shareholder on-loan 2 on the condition that the shares of Sanitec have been sold either:

o        by way of a public auction; or

o in a way that the highest price for such a sale reasonably achievable in the circumstances as certified by an independent investment bank has been achieved; or

o        by any other way if consented to by the trustee in writing.

         If the price received from such sale exceeds the amount owed under the senior credit facility, any excess amount shall be paid to the trustee on behalf of the noteholders.

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS.

         The indenture governing the notes contains certain provisions which, among other things, may restrict our ability and the ability of our subsidiaries to do any of the following:

o        incur additional indebtedness and issue preferred shares;

o pay dividends or make distributions on, or redeem or repurchase, our shares or junior indebtedness;

o        make certain investments;

o        create certain liens;

o        enter into other lines of business;

o        issue or sell shares of certain subsidiaries;

o        sell assets or consolidate or merge with or into other companies; or

o        enter into certain transactions with affiliates.

         All of these limitations are subject to exceptions and qualifications. See "Description of Notes--Certain Covenants".

         In addition, our subsidiaries are subject to restrictive covenants contained in the senior credit facility which, among other things, restrict our ability to make any payments to us in order to enable us to pay any principal of the notes while debt under the senior credit facility is outstanding. The senior credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests, which become more restrictive over the life of the senior credit facility. Our ability to meet these financial ratios and financial condition tests can be affected by events beyond our control, and, therefore, we may not be able to meet them. A breach of any of those covenants, ratios, tests or restrictions could result in an event of default under the senior credit facility. Upon the occurrence of any event of default under the senior credit facility, the lenders under the senior credit facility could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders under the senior credit facility could proceed against the collateral granted to them to secure repayment of those amounts. If the lenders under the senior credit facility accelerate the payment of those amounts, our assets may be insufficient to repay in full those amounts and may be insufficient to enable us to repay the notes in full or in part.

WE MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE
INDENTURE.

         Upon a change of control, as defined under the indenture, we must offer to purchase all of the notes then outstanding at 101% of the principal amounts, PLUS accrued and unpaid interest, additional amounts and special interest, if any, to the date of repurchase. If a change of control were to occur, we may not have sufficient funds to repurchase the outstanding notes. We expect that we would require third party financing to do so. We may not be able to obtain this financing. In addition, the senior credit facility imposes restrictions on payments by our subsidiaries which will restrict our ability to repurchase the notes, including pursuant to an offer in connection with a change of control. A change of control may result in an event of default under the senior credit facility and may cause the acceleration of other indebtedness which may be senior to the notes or rank equally with the notes. Our future indebtedness may also contain restrictions on repayment requirements with respect to certain events or transactions which could constitute a change of control under the indenture. See "Description of Other Indebtedness and Certain Related Agreements" and "Description of Notes--Certain Covenants--Change of Control". The inability to repay senior debt, if accelerated, to commence a change of control offer when required and to purchase the tendered notes each would constitute an event of default under the indenture.

YOU MAY NOT BE ABLE TO SERVE PROCESS ON US OR OUR DIRECTORS, AND YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS OBTAINED FOR US SECURITIES LAW VIOLATIONS.

         Sanitec International is a limited liability company formed under the laws of Luxembourg. All of our directors and executive officers reside outside the United States. Substantially all of our assets and substantially all of the assets of our directors and executive officers also are located outside the United States. As a result, you may not be able to effect service of process on us or such persons within the United States or to enforce against us or them in the United States judgments obtained in US courts based on civil liability provisions of the US federal and state securities laws. You also may not be able to enforce these judgments in Luxembourg or English courts. CMS Cameron McKenna, our English counsel, has informed us that English courts will enforce the provisions of the Trust Indenture Act included in the indenture and the notes, subject to the general legal and equitable principles of English law and the general supervisory powers and discretion of the English courts. CMS Cameron McKenna and Elvinger, Hoss & Prussen, our English and Luxembourg counsel, respectively, have advised us that there is a doubt as to the direct enforceability in England and Wales and in Luxembourg of civil liabilities predicated upon the federal securities laws of the United States.

LUXEMBOURG OR OTHER LOCAL INSOLVENCY LAWS TO WHICH WE OR OUR SUBSIDIARIES MAY BE SUBJECT MAY NOT BE AS FAVORABLE TO YOU AS US BANKRUPTCY LAWS.

         Due to the nature of Luxembourg insolvency law, the ability of noteholders to protect their interests in us may be more limited than would be the case under US bankruptcy laws. Elvinger, Hoss & Prussen, our Luxembourg counsel, has informed us that under Luxembourg insolvency law, our liabilities in respect of the notes will be paid in the event of a winding up after payment of all secured debts, the cost of liquidation and those of our debts which are entitled to priority. These preferential debts include:

o debts to employees' wages or other entitlements relating to the last six months of their employment or relating to indemnities due because of termination of their employment up to a total ceiling per employee or worker as fixed by regulations from time to time;

o debts to the Luxembourg social security system for contributions owed in relation to salaries paid; and

o debts to the Luxembourg treasury for taxes, such as corporate income tax and value added tax.

         If a liquidator or administrator can show that we have given a "preference" to any person by defrauding the rights of creditors generally, regardless of when this fraud occurred, a Luxembourg court has the power, among other things, to void the preferential transaction. This provision of Luxembourg insolvency law may affect transactions entered into, or payments made by us, during the period before liquidation or administration.

         Under Luxembourg law, there is generally no consolidation of the assets and liabilities of a group of companies in the event of bankruptcy. Each individual company most likely would be treated separately by a bankruptcy administrator. The assets of our subsidiaries would first be used to satisfy the debts of each respective subsidiary and only the remaining surplus assets, if any, of a subsidiary would benefit our creditors. As a result, your ability to protect your interests as a creditor of a parent of a subsidiary may not be as strong under Luxembourg law as it would be under US law or the laws of other jurisdictions.

         Virtually all of our subsidiaries are incorporated in jurisdictions other than the United States and are subject to the insolvency laws of those jurisdictions. The insolvency laws of these jurisdictions may not be as favorable to your interests as creditors as the bankruptcy laws of the United States or certain other jurisdictions.

AS ENGLISH COURTS HAVE NOT CONSIDERED THE APPLICATION OF THE TRUST INDENTURE ACT, YOUR RIGHTS UNDER THE TRUST INDENTURE ACT MAY BE INTERPRETED DIFFERENTLY THAN THEY WOULD BE BY A US COURT.

         The indenture and the notes are governed by, and construed in accordance with, English law. However, to the extent the indenture or the notes includes or is deemed to include provisions of the US Trust Indenture Act 1939, or the Trust Indenture Act, those provisions shall be performed and interpreted in accordance with the Trust Indenture Act. English courts have not considered questions regarding the interpretation and application of the Trust Indenture Act and its incorporation into an English law indenture. CMS Cameron McKenna, our English counsel, has informed us that English courts will enforce the provisions of the Trust Indenture Act included in the indenture and the notes, subject to the general legal and equitable principles of English law and the general supervisory powers and discretion of the English courts to determine, in light of relevant circumstances, whether to enforce contracts, even if valid, legal and binding, subject to the terms of such contracts and all applicable laws in England including common law, equity and public policy.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

         The exchange notes are new securities for which there is no established market. Consequently:

o        the market that may develop for the exchange notes may not be liquid;

o        your ability to sell your exchange notes may be limited; and

o the prices at which you may be able to sell your exchange notes may be adversely affected by a limited, illiquid market.

         Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making may be discontinued at any time without notice.

         The liquidity of a trading market for the exchange notes may be adversely affected by a general decline in the market for similar securities and is subject to disruptions that may cause volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruption may have a negative effect on you, as a noteholder regardless of our prospects and financial performance.

                         RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

         Certain of our business strategies, such as restructuring our bathroom ceramics production network, exploiting cross-selling opportunities for bath and shower products and pursuing growth opportunities in Central and Eastern Europe, require the expenditure of capital and resources and may not result in near-term improvements to our operating performance. For example, by restructuring our bathroom ceramics production network, we are planning to close certain of our existing production facilities, increase production in, or acquire, certain other production facilities and greatly increase the portion of our production which we outsource. These measures involve a number of areas of operational and financial risk. For example, construction delays, cost overruns, shortages of construction materials and delays associated with the installation, testing and start-up of new production equipment or manufacturing processes could increase our costs and, therefore, reduce our profitability. In addition, the added complexity associated with the relocation and consolidation of our production could increase costs. Production facility closures may also lead to adverse local publicity and additional costs. Should we not succeed in executing these strategies, this may have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR SPHINX AND TWYFORD BUSINESSES.

         In June 1999, we acquired the Dutch Group N.V. Koninklijke Sphinx Gustavsberg, or Sphinx, and, in January 2001, we acquired Twyford Bathrooms, or Twyford. The process of coordinating and integrating these businesses has required and will require significant managerial and financial resources. In addition, the integration process could cause the interruption of, or a loss of momentum in, the activities of any of these businesses. Any difficulties encountered in the integration of these businesses may have a material adverse effect on our business, financial condition and results of operations. While we have identified certain potential integration benefits and cost-savings to address the negative impact these acquisitions had on our results of operations, we may not realize these or other plans in the near future, or at all.

A LARGE PART OF OUR FINANCIAL PERFORMANCE IS DEPENDENT UPON A HEALTHY EUROPEAN ECONOMY.

         In 2001, we derived 83.8% of our sales from our core European markets. Our largest single market, Germany, accounted for 16.9% of total sales. Our next two largest markets, France and the United Kingdom, accounted for 14.5% and 11.4% of total sales, respectively. As a result, our business is substantially affected by general economic conditions in Germany and the rest of Europe, including fluctuations in gross domestic product, interest rates, market demand, labor costs and other factors beyond our control. The demand for our products is directly affected by such fluctuations. A decrease in the demand for our products of 5% in Germany, France or the United Kingdom would decrease our total sales by 0.9%, 0.7% and 0.6%, respectively. A 5% decrease in all our core European markets would decrease our total sales by 4.2%. Events having an adverse effect on the bathroom products industry may occur or continue, such as a downturn in any of our core European markets, or the European or world economies, unfavorable currency fluctuations or a further slow down in the construction industry. In 2001, approximately 30% of our annual sales were attributable to the new construction segment of the bathroom products industry, while the remainder was attributable to the replacement, maintenance and improvement segment of the bathroom products industry. Stagnation in new construction or a general recession in any of our core European markets could adversely affect our sales and profitability. Moreover, such factors could be exacerbated by any further deterioration of economic conditions resulting from the events of September 11, 2001 and from governmental, political or military actions taken afterwards. These actions and any further hostilities could have a further impact on our sales, profitability, supply chain, production capacity and ability to deliver products and services.

CHANGES IN DISTRIBUTION CHANNELS MAY ADVERSELY AFFECT OUR SALES AND MARGINS.

         Historically, there has been a trend in the bathroom products industry towards an increased proportion of sales in the lower profit margin do-it-yourself, or DIY, market. In the future a greater percentage of our sales may be marketed through the DIY channel. If this industry trend continues, we will face increased pressure on prices, which may have a material adverse effect on our business, financial condition and results of operations.

         We believe that in the near future our top bathroom products wholesale customers are likely to consolidate. As a result, we may face increased pricing pressure to the extent that our top bathroom products wholesale customers gain additional leverage in negotiating dispensations from us such as rebates and volume-based and other similar pricing discounts. If so, our profitability may be further affected.

WE ARE EXPOSED TO LOCAL BUSINESS RISKS IN MANY DIFFERENT COUNTRIES.

         We manufacture and distribute our products through various subsidiaries and operating divisions in many different countries. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. These risks include, among other things:

o differences and unexpected changes in regulatory environments, including local planning and zoning regulations, and difficulties obtaining permits and governmental approvals;

o varying tax regimes, withholding taxes and other limits on remittances and payments to us by our subsidiaries;

o exposure to different legal standards, including insolvency regimes; o difficulties in staffing and managing operations, including varying labor and trade union and collective bargaining agreements; and

o        the need for local solutions to manage credit risks of local customers.

         Our overall success depends, in part, upon our ability to succeed in differing legal, political, social, regulatory and economic conditions. We may not continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business.

WE ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS AND HEALTH AND SAFETY REGULATIONS.

         We are subject to a number of European Union, national, regional and local environmental and occupational health and safety laws, rules and regulations relating to the protection of the environment and natural resources including, among other things, the management of hazardous substances and wastes, air emissions, water discharges, transportation, remediation of contamination and workplace health and safety. Compliance with these laws and regulations entails considerable cost and any violations of these laws could result in substantial penalties, temporary or permanent production facility closures and criminal convictions. In addition, changes in existing environmental requirements or the discovery of presently unidentified environmental liabilities associated with our historical operations and the historical operations of our predecessors could require us to incur material costs or suspend or scale back operations temporarily or permanently. Moreover, regulatory authorities could suspend our operations or refuse to renew the permits and authorizations we require to operate. They also could mandate upgrades or changes to our processes that could result in significant costs to us. We anticipate that the countries where we do business will continue to develop increasingly strict environmental laws and regulations and to interpret and enforce more aggressively existing laws and regulations. As compliance with these laws can be costly to us, this trend may have a material adverse effect on our business, financial condition and results of operations.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

         We compete with numerous regional and specialized competitors and in some cases against more established and well-known brands. Some of our competitors are divisions or subsidiaries of larger companies which have greater financial and other resources than we do. In other instances, our competitors are smaller regional companies which have greater expertise as well as greater brand recognition in the particular regional markets where we compete. If we do not compete successfully in all of these markets, this may have a material adverse effect on our business, financial condition or results of operations.

         We compete primarily on the basis of the quality, design and price of our products and service. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products at competitive prices and with attractive performance and design characteristics. We may not have sufficient resources to continue to make adequate investments in our products and may not be successful in maintaining our competitive position. If we do not anticipate and respond to changes in evolving market demands, including for new products, we will not be able to compete successfully in our markets.

OUR SUBSTANTIAL AMOUNT OF GOODWILL COULD AFFECT OUR OPERATING RESULTS AND OUR NET WORTH ADVERSELY.

         As a result of the acquisition of Sanitec, we recognized a substantial amount of goodwill under Finnish GAAP. Since the acquisition, our consolidated earnings are affected by charges for amortization of goodwill. Our goodwill as of December 31, 2001 and June 30, 2002 was (euro)769.6 million and (euro)751.7 million respectively. We currently amortize goodwill over a period of 15 to 20 years. We amortize approximately (euro)44.6 million of goodwill annually. If we were to write-off all or a part of our goodwill, or if we were to adjust our amortization period, our operating results and net worth could be adversely affected.

OUR VACUUM SEWAGE SYSTEMS BUSINESS IS SUBJECT TO CERTAIN RISKS.

         Our vacuum sewage systems business is a project based business which, as a result, is volatile. In addition, payments from our customers are usually received at the completion of the project and are not always timely. Failure to generate new projects or to receive payments from our customers in a timely manner may have a negative impact on this business. Moreover, the events of September 11, 2001 had a particularly negative impact on the aviation and marine sectors of the vacuum sewage systems industry. Those actions have had, and along with any further hostilities, may continue to have, a negative impact on our vacuum sewage systems business.

CHANGES IN FOREIGN EXCHANGE RATES COULD HAVE ADVERSE EFFECTS ON OUR OPERATIONS, AND OUR HEDGING EFFORTS MAY NOT SUCCEED IN MITIGATING THE EFFECTS OF THESE CHANGES.

         In 2001, approximately 42% of our net sales were denominated in currencies other than Euro. The percentage of our revenues derived from these countries may increase in the future. In the future, we may acquire interests in entities which operate in countries where the export or conversion of currency is restricted. Changes in foreign currency exchange rates can affect our ability to sell our products at satisfactory prices, can reduce the value of our assets and revenues and can increase our liabilities and costs. Even if foreign currency revenues substantially offset expenses in the same currency, profits may be diminished when reported in Euro. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk".

THE INTERESTS OF OUR PRINCIPAL SHAREHOLDERS MAY CONFLICT WITH YOUR INTERESTS.

         The funds advised by BC Partners collectively own approximately 77.4% of the issued voting share capital of our ultimate parent company, Pool Acquisition S.A. As a result, these shareholders have and will continue to have, directly or indirectly, the power, among other things, to affect our legal and capital structure and our day-to-day operations, as well as the ability to elect and change our management and to approve any other changes to our operations. The interests of these shareholders, in certain circumstances, may conflict with your interests as holders of the notes. For example, the principal shareholders could vote to cause us to incur additional indebtedness as permitted under the indenture. Incurring additional indebtedness would increase any debt service obligations which could adversely affect you. See "Management" and "Principal Shareholders".

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of the US securities laws. All statements other than statements of historical facts contained in this prospectus, including, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets where we participate or are seeking to participate. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "potential", "predict", "project", "should", or "will" or the negative of such terms or other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. These risks, uncertainties and other factors include, among other things, those listed under "Risk Factors", as well as those included elsewhere in this prospectus. Important factors that could cause our actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others:

o        our ability to service our existing indebtedness;

o our ability to fund our future operations and capital needs through borrowing or otherwise;

o our ability to implement successfully our business strategy, including our ability to integrate our recently acquired businesses, exploit cross-selling opportunities, pursue growth opportunities and restructure our production network, and our ability to realize financial benefits from cost-saving initiatives;

o our expectations with respect to European economic and general industry conditions;

o        our ability to establish and maintain production and supply channels;

o        our ability to compete effectively in a highly competitive environment;

o        our expectations about growth in demand for our products; and

o our ability to identify other factors not discussed under the section "Risk Factors" and elsewhere in this prospectus.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. These forward-looking statements speak only as of the date of this prospectus, and we do not undertake to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

                           SANITEC INTERNATIONAL S.A.

         We were a dormant company, incorporated on May 8, 2001, and were activated to issue the original notes. We used the proceeds of the original notes to refinance a portion of our long-term indebtedness. We have no material assets or sources of revenue other than (1) the shares of Sanitec, which we have pledged to the lenders under the senior credit facility by way of a first priority pledge and to the trustee for the noteholders by way of a second priority pledge, and (2) certain intercompany loans, described under "Summary--Corporate Structure", each of which we have pledged to the trustee for the benefit of the noteholders. Other than certain intercompany loans, which have been subordinated to the notes and which have no payments due prior to the maturity of the notes, our only material liabilities are the notes, although we may incur additional liabilities in the future as permitted by the covenants contained in the indenture. We have no independent operations and no employees.

                                THE TRANSACTIONS

         On June 7, 2001, Pool Acquisition purchased 60.8% of the shares of Sanitec Oyj from Wartsila Corporation and other major shareholders. Through a voluntary tender offer, Pool Acquisition acquired an additional 37.3% of the shares of Sanitec Oyj. Subsequently, Pool Acquisition launched a mandatory tender offer to acquire further shares of Sanitec Oyj. Following these tender offers, Pool Acquisition acquired the remaining shares of Sanitec Oyj by a squeeze-out of the minority shareholders after which time Sanitec Oyj was delisted from the Helsinki Exchanges.

         Sanitec Oyj merged with and into Pool Acquisition on March 31, 2002 and the merger was registered in the Finnish Trade Register on March 31, 2002. The merged entity was renamed Sanitec Oy on March 31, 2002.

         As at December 31, 2001, Pool Acquisition was financed through a combination of senior and junior credit facilities, a PIK loan, a liquidity facility, a shareholder loan and equity investments. See "Description of Other Indebtedness and Certain Related Agreements".

         At the date of the offering of the original notes, Sanitec was a wholly-owned subsidiary of Pool Acquisition Netherlands B.V., which in turn was a wholly-owned subsidiary of Sanitec International. On November 28, 2002, we liquidated Pool Acquisition Netherlands B.V., resulting in Sanitec becoming a wholly-owned subsidiary of Sanitec International.

         At the date of the offering of the original notes, Sanitec International was a 93.3% owned subsidiary of Pool Acquisition S.A. After the issue of the original notes, upon completion of the liquidation of Pool Acquisition Netherlands B.V. on November 28, 2002, as part of our corporate reorganization, Pool Acquisition S.A. and the holders of the other approximately 6.7% of the shares of Sanitec International contributed their shares in Sanitec International to Sanitec International AG, a wholly-owned subsidiary of Pool Acquisition S.A., in exchange for newly issued shares in Sanitec International AG resulting in Sanitec International becoming a wholly-owned subsidiary of Sanitec International AG. See "Corporate Structure".

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2002. There have been no material changes to our capitalization since June 30, 2002.

                                               SANITEC INTERNATIONAL S.A.
                                             -------------------------------
                                                      JUNE 30, 2002

Cash and cash equivalents.............                    29.3
Long-term debt, including current
installments
   Senior loans
     Facility A.......................                   276.0
     Facility B.......................                   109.5
     Facility C.......................                   109.5
High Yield Bond.......................                   260.0
                                                       -------
                                                         755.0

Short-term loans and overdrafts of
subsidiaries                                               6.0
Revolving Credit......................                     7.0
                                                       -------
                                                          13.0

PIK loan..............................                    66.7
Shareholder loan......................                   312.0

Equity................................                    73.0
                                                       -------

   Total capitalization...............                 1,219.7
                                                       =======

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         This unaudited pro forma combined condensed financial information has been prepared, based on the Finnish GAAP historical financial statements of Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International S.A. included elsewhere in this prospectus. The pro forma adjustments give effect to the following:

o        the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V.
         referred to as the "Acquisition";

o the contribution of the shares of Pool Acquisition Netherlands B.V. to the Issuer which will result in Sanitec becoming a wholly-owned subsidiary of the Issuer; and

o our sale of the original notes, the loan of the gross proceeds from the notes to Sanitec, the use of the proceeds to repay all indebtedness outstanding under the junior credit facility and certain other financing fees and transaction costs.

         The unaudited pro forma combined condensed financial statements have been prepared as though the events set forth above had occurred as at January 1, 2001 for the unaudited pro forma combined condensed statement of operations.

         The acquisition of Sanitec Oyj was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values.

         The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included in the unaudited pro forma combined condensed statement of operations has been presented to provide additional analysis.

         The unaudited pro forma combined condensed financial information is for information purposes only and does not purport to represent what our results of operations would actually have been if the above transactions had in fact occurred on January 1, 2001. Our future operating results may differ materially from the pro forma combined condensed financial information reflected below and are not necessarily representative of our financial position or results of operations at any future date or for any future period. You should read the unaudited pro forma combined statement of operations in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

         The unaudited pro forma combined condensed financial information does not reflect certain future costs, charges and expected cost savings.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
                              (IN MILLIONS OF EURO)

                                                      SANITEC           PRO FORMA
                                                INTERNATIONAL S.A.   ADJUSTMENTS FOR
                                                        (2)            REFINANCING       PRO FORMA
                                                        ---            -----------       ---------
Net sales..................................             508.6               -               508.6
Other operating income.....................               3.6                                 3.6
Cost of products sold - materials and
consumables................................            (157.1)              -              (157.1)
Other operating costs and expenses.........            (331.6)              5.31(a)        (326.3)
                                                       ------               ----           ------
   Operating profit........................              23.5               5.3              28.8
Equity in income (loss) of associated
companies                                                 0.2               -                 0.2

Other income and expenses, net.............             (54.6)              7.61(b)         (47.0)
                                                       ------               ----           ------
Income (loss) before income taxes and
   minority interests......................             (30.9)             12.9             (18.0)
Income taxes...............................             (13.6)                              (13.6)
Minority interests.........................              (0.3)              -                (0.3)
                                                       ------               ----           ------
Income (loss) before extraordinary items in
accordance with Finnish GAAP...............             (44.8)             12.9             (31.9)

US GAAP adjustments
    Business combinations, net of tax(3).........................................            18.3
    Other adjustments(4).........................................................             3.8

Income (loss) before extraordinary items in accordance with US GAAP..............            (9.8)











             See accompanying notes to pro forma unaudited combined
                       condensed statements of operations

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                   (IN MILLIONS OF EURO, EXCEPT WHERE STATED)

1.       Adjustments for the refinancing

         (a)      (i)      Pro forma adjustment to add amortization of
                           capitalized debt issuance costs related to the notes.
                           Debt issuance costs of(euro)18.7 million amortized
                           over 10 years.                                                     (0.6)

                  (ii)     Pro forma adjustment to eliminate the debt issuance
                           cost on the junior credit facility                                  5.9
                                                                                              ----
                           Sub total                                                           5.3


         (b)      (i)      Pro forma adjustments to add interest expense related
                           to the (euro)260 million notes at 9% for the period
                           from January 1 to May 7, 2002                                      (8.2)

                  (ii)     Pro forma adjustments to eliminate interest expense
                           on the junior credit facility(A)                                   15.8
                                                                                              ----
                           Subtotal                                                            7.6
                                                                                              ----
                           Total adjustment after income taxes                                12.9
                                                                                              ====


                           (A) Junior credit facility with a principal amount of (euro)245 million. The pro forma adjustment reflects the sum of the historical interest expense of(euro)5.6 million for the period January 1 to May 7, 2002 and also a 4.5% annual redemption premium totaling(euro)10.2 million, which was paid on May 7, 2002.

         The principal amount of our loans that accrue interest at floating rates less the principal amount thereof that is hedged pursuant to interest rate swap agreements is (euro)141.2 million. Therefore, we estimate that the effect on the pro forma interest expense of a 0.125% change in interest rates would be (euro)0.2 million per year.

2. On March 19, 2002, the contribution in kind of shares of Pool Acquisition Netherlands B.V. to Sanitec International S.A. was completed. The results of operations of Pool Acquisition Netherlands B.V. have been included in the consolidated financial statements of Sanitec International S.A. for the period from January 1, 2002 to June 30, 2002.

3. Business combination, net of tax, includes adjustments to be accounted for in connection with purchase accounting from Finnish GAAP into US GAAP. Refer to Interim financial Statements of Sanitec International S.A., Note 6(a).

4. Other adjustments include adjustments other than those related to business combinations from Finnish GAAP into US GAAP. Refer to Interim Consolidated Financial Statements of Sanitec International S.A., Note
         6. For the purpose of the pro forma adjustments, the purchase accounting of Sanitec Oyj by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was assumed to have taken place as of January 1, 2001.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001
                              (IN MILLIONS OF EURO)

                                             PERIOD
                                           JANUARY 1,           PERIOD
                                          2001- JUNE 7,     JUNE 8, 2001-
                                              2001          JUNE 30, 2001
                                              ----          -------------
                                                                                PRO FORMA       PRO FORMA
                             SANITEC                                           ADJUSTMENTS     ADJUSTMENTS
                           INTERNATIONAL                   POOL ACQUISITION        FOR             FOR          PRO
                               S.A.        SANITEC OYJ     NETHERLANDS B.V.    ACQUISITION     REFINANCING     FORMA
                               ----        -----------     ----------------    -----------     -----------     -----
Net sales.............           --           446.9              70.8               --              --          517.7
Other operating income           --             3.1               1.9               --              --            5.0
Cost of products sold
  -- materials and
   consumables........           --          (130.3)            (20.4)              --              --         (150.7)
Other operating costs and
   Expenses...........           --          (289.3)            (44.6)             (14.6)(1a)       (0.4)(2a)  (348.9)
   Operating profit...           --            30.4               7.7              (14.6)           (0.4)        23.1
Equity in income (loss)
   of associated companies       --            (0.5)             --                 --              --           (0.5)
Other income and
   expenses, net......           --            (6.7)             (2.7)             (34.0)(1b)        1.8(2b)    (41.6)
Income (loss) before
   income taxes and
   minority interests.           --            23.2               5.0              (48.6)            1.4        (19.0)
Income taxes..........           --            (8.5)             (5.0)               1.3(1c)        --          (12.2)
Minority interests....           --             0.0              --                 --              --           --
Income (loss) before
   extraordinary items
in accordance with
Finnish GAAP..........           --            14.7               0.0              (47.3)            1.4        (31.2)

US GAAP adjustments
   Business combinations, net of tax(3)................................................................          (6.9)
   Other adjustments(4)................................................................................          (1.4)
Income (loss) before extraordinary items in accordance with US GAAP....................................         (39.5)



















             See accompanying notes to pro forma unaudited combined
                       condensed statements of operations

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                   (IN MILLIONS OF EURO, EXCEPT WHERE STATED)

1.       Adjustments for the acquisition:


         (a)    (i)   Pro forma adjustment to add amortization of goodwill for the period
                      January 1 to June 7, 2001(A)...............................................       (13.1)

                (ii)  Pro forma adjustment to add amortization of capitalized debt issuance costs related to debt incurred in connection with the
                      acquisition of Sanitec Oyj for the period January 1 to June 7, 2001(B).....        (1.5)
                                                                                                        -----
                             Sub-total...........................................................       (14.6)
                                                                                                        -----
                      (A)    Goodwill of (euro)603.9 million amortized over 20
                             years for the period January 1 to June 7, 2001.
                             Refer to note 3 of the consolidated financial
                             statements.

                      (B) Capitalized debt issuance costs of (euro)24.2 million amortized over eight years.

         (b) The following table reflects the pro forma interest expense adjustments for the period January 1 to June 30, 2001:

                     Term Loan A(i)..............................................................        (2.8)
                     Term Loan B(ii).............................................................        (3.6)
                     Term Loan C(iii)............................................................        (3.8)
                     Revolving credit facility(iv)...............................................        (0.1)
                     Interest rate swaps(v)......................................................         1.3
                     Junior credit facility(vi)..................................................       (12.0)
                     Liquidity facility(vii).....................................................        (0.4)
                     PIK Loan(viii)..............................................................        (3.3)
                     Shareholder Loan(ix)........................................................        (9.3)
                                                                                                        -----
                        Pro forma Interest expense adjustment....................................       (34.0)
                                                                                                        -----
                           Total adjustments before tax..........................................       (48.6)

         (c)         Adjustment to reflect income tax benefit of above adjustments...............         1.3
                                                                                                        -----
                           Total adjustment after income taxes...................................       (47.3)
                                                                                                        =====

                      (i)     On the date of the Acquisition, Sanitec Oyj had
                              (euro)285 million of existing indebtedness which was not refinanced until December 20, 2001 by Term Loan A. This existing indebtedness had an average interest rate of Euribor plus 0.25%. The interest rate on the Term Loan A is Euribor plus 2.25%. The pro forma adjustments reflects the 2% difference between the existing debt and the Term Loan A for the 180 day period January 1 to June 30, 2001.


                      (ii) Term Loan B with a principal amount of (euro)110 million bears interest at a rate of Euribor plus 2.75%. For the purposes of the pro forma adjustments, Euribor was assumed to be 4.71%. Since the acquisition and the related financing is assumed to take place on January 1, 2001, and since the interest period for the Term Loan was three months, the three-month Euribor rates as of January 2, 2001, or 4.844%, and as of April 2, 2001, or 4.571%, were averaged. This adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


                      (iii) Term Loan C with a principal amount of (euro)110 million bears interest at a rate of Euribor plus 3.25%. For the purposes of the pro forma adjustments Euribor was assumed to be 4.71%. This adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


                      (iv) For purposes of the pro forma adjustments, it has been assumed that Sanitec Oyj had borrowings under existing operating company credit facilities with an assumed average balance of(euro)14.7 million during 2001. These facilities were refinanced on December 20, 2001 and bear an average interest rate of Euribor plus 0.25%. For the purposes of the pro forma adjustments, Euribor was assumed to be 4.71%. The adjustment reflects the 2.0% difference between the Euribor plus 2.25% interest rate on the(euro)50 million revolving credit facility and the Euribor plus 0.25% average interest rate on the existing operating company credit facilities for the 180-day period from January 1 to June 30, 2001.


                      (v) Interest rate swaps reflect the impact of ten interest rate swaps at rates between 3.88% and 4.09% on (euro)330 million of the (euro)505 million Term Loans A, B and C.

                      (vi) Junior credit facility with a principal amount of(euro)245 million bore interest at a rate of Euribor plus 2.0% for the first six months of 2001 draw and Euribor plus 3.0% for the second six months of 2001. In addition a 4.5% annual redemption premium is also payable. For purposes of the pro forma adjustments Euribor was assumed to be 4.71%. The adjustment is calculated at Euribor plus 2.0% plus a 4.5% redemption premium for the 157-day period January 1 to June 7, 2001. A further adjustment had been made for the 23-day period June 8 to June 30, 2001 to reflect the 1% difference in interest rates between the pro forma Euribor plus 3.0% rate and the Euribor plus 2.0% rate that was actually paid during the period.


                      (vii)   Liquidity facility with a principal amount of
                              (euro)40 million bears an interest rate based on Euribor plus 9.0%. For the purposes of the pro forma adjustments it was assumed that the liquidity facility remained undrawn and a commitment fee of 2.50% was paid for the 157-day period from January 1 to June 7, 2001.


                      (viii) The PIK Loan was drawn on December 20, 2001 with the principal amount of (euro)60 million and bears interest at an interest rate equal to the yield on the notes plus 3.0%. For the purposes of the pro forma adjustment, we have assumed that the PIK Loan bore an interest rate of 12.0% per year, compounding semi-annually. The adjustment reflects
                              (euro)60 million at an interest rate of 12.0% for the 157-day period from January 1 to June 7, 2001. The PIK Loan was used to refinance other debt with an interest rate of 7.0%. Therefore we made an adjustment for the 23-day period from June 8 to June 30, 2001 at an interest rate of 5.0% per year which is the difference between the 12.0% interest rate on the PIK Loan and a 7.0% interest rate on the other debt.


                      (ix) The shareholder loan with an original principal amount of (euro)300 million bears an interest rate of 7.125% compounding annually. The adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


2.       Adjustments for the refinancing:


         (a)    (i)   Pro forma adjustment to add amortization of capitalized debt issuance
                      costs related to the notes(1).............................................          (0.8)
                (ii)  Pro forma adjustment to eliminate the amortization of debt incurred in connection with the acquisition of Sanitec Oyj which was repaid with
                      the proceeds of the notes.................................................           0.4
                                                                                                         -----
                      Sub-total.................................................................          (0.4)
                      (1)    Debt issuance costs of(euro)15.2 million amortized over 10 years.
         (b)    (i)   Pro forma adjustments to add interest expense related to the(euro)260
                      million notes at 9.0%.....................................................         (11,7)
                (ii)  Pro forma adjustment to eliminate interest expense on the junior credit
                      facility(A)...............................................................          13.5
                                                                                                         -----
                      Total adjustments after taxes.............................................           1.4
                                                                                                         =====

                    (A)    Junior credit facility with a principal amount of
                           (euro)245 million. The pro forma adjustment reflects the sum of: the pro forma interest expense for the period January 1 to June 7, 2001, see note 1(c)(vi) above; and the historical interest expense, including annual redemption premium for the period June 8 to June 30, 2001

         The principal amount of our loans that accrue interest at floating rates less the principal amount thereof that is hedged pursuant to interest rate swap agreements is (euro)125.0 million. Therefore, we estimate that the effect on the pro forma interest expense of a 0.125% change in interest rates would be (euro)0.2 million per year.

3. Business combinations, net of tax, reflects the adjustments to purchase accounting from Finnish GAAP into US GAAP, assuming the purchase of Sanitec Oyj by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was consummated as of January 1, 2001, and net assets acquired and liabilities assumed valued at fair value as of January 1, 2001.


         Of the total amount, (euro)(4.2) relate to an adjustment of depreciation and amortization of fixed assets excluding goodwill,
         (euro)11.1 million to an adjustment of goodwill amortization,
         (euro)(11.2) million to inventories and other business combination adjustments (euro)(2.6) million, all net of deferred tax.


4. Other adjustments include (euro)(0.8) million in relation to derivatives and hedging activities, (euro)0.7 million to pensions,
         (euro)(1.2) million to debt issuance costs, (euro)(0.2) million to deferred taxes other than those related to business combinations, and other adjustments of (euro)0.1 million.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                              (IN MILLIONS OF EURO)

                                             PERIOD
                                       JANUARY 1, PERIOD
                                          2001- JUNE 7,     JUNE 8, 2001-
                                              2001        DECEMBER 31, 2001
                                                                                PRO FORMA       PRO FORMA
                             SANITEC                                           ADJUSTMENTS     ADJUSTMENTS
                           INTERNATIONAL                   POOL ACQUISITION        FOR             FOR        PRO
                               S.A.        SANITEC OYJ     NETHERLANDS B.V.    ACQUISITION     REFINANCING     FORMA
                               ----        -----------     ----------------    -----------     -----------     -----
Net sales.............           --           446.9             547.6               --              --          994.5
Other operating income           --             3.1               8.6               --              --           11.7
Cost of products sold
  -- materials and
   consumables........           --          (130.3)           (176.4)              --              --         (306.7)
Other operating costs and
   expenses...........           --          (289.3)           (341.3)             (14.6)(1a)       (0.8)(2a)  (646.0)
   Operating profit...           --            30.4              38.5              (14.6)           (0.8)        53.5
Equity in income (loss)
   of associated companies       --            (0.5)              0.8               --              --            0.3
Other income and
   expenses, net......           --            (6.7)            (40.8)             (39.8)(1b)        4.1(2b)    (83.2)
Income (loss) before
   income taxes and
   minority interests.           --            23.2              (1.5)             (54.4)            3.3        (29.4)
Income taxes..........           --            (8.5)            (13.2)               0.2(1c)                    (21.5)
Minority interests....           --             0.0              (0.2)                              --           (0.2)
Income (loss) before
   extraordinary items
in accordance with
Finnish GAAP..........           --            14.7             (14.9)             (54.2)            3.3        (51.1)

US GAAP adjustments
   Business combinations, net of tax(3)................................................................         (19.8)
   Other adjustments(4)................................................................................           4.8
Income (loss) before extraordinary items in accordance with US GAAP....................................         (66.1)



















        See accompanying notes to pro forma unaudited combined condensed statements of operations

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                   (IN MILLIONS OF EURO, EXCEPT WHERE STATED)

1.       Adjustments for the acquisition:


         (a)    (i)   Pro forma adjustment to add amortization of goodwill for the period
                      January 1 to June 7, 2001(A)...............................................       (13.1)

                (ii)  Pro forma adjustment to add amortization of capitalized debt issuance costs related to debt incurred in connection with the
                      acquisition of Sanitec Oyj for the period January 1 to June 7, 2001(B).....        (1.5)
                                                                                                        -----
                             Sub-total...........................................................       (14.6)
                                                                                                        -----
                      (A)    Goodwill of (euro)603.9 million amortized over 20
                             years for the period January 1 to June 7, 2001.
                             Refer to note 3 of the consolidated financial
                             statements.

                      (B) Capitalized debt issuance costs of (euro)24.2 million amortized over eight years.

         (b) The following table reflects the pro forma interest expense adjustments for the period January 1 to December
                      31, 2001:

                     Term Loan A(i)..............................................................        (5.5)
                     Term Loan B(ii).............................................................        (3.6)
                     Term Loan C(iii)............................................................        (3.8)
                     Revolving credit facility(iv)...............................................        (0.3)
                     Interest rate swaps(v)......................................................         1.2
                     Junior credit facility(vi)..................................................       (13.3)
                     Liquidity facility(vii).....................................................        (0.4)
                     PIK Loan(viii)..............................................................        (4.8)
                     Shareholder Loan(ix)........................................................        (9.3)
                                                                                                        -----
                        Pro forma Interest expense adjustment....................................       (39.8)
                                                                                                        -----
                           Total adjustments before tax..........................................       (54.4)

         (c)         Adjustment to reflect income tax benefit of above adjustments...............         0.2
                                                                                                        -----
                           Total adjustment after income taxes...................................       (54.2)
                                                                                                        =====

                      (i)     On the date of the Acquisition, Sanitec Oyj had
                              (euro)285 million of existing indebtedness which was not refinanced until December 20, 2001 by Term Loan A. This existing indebtedness had an average interest rate of Euribor plus 0.25%. The interest rate on the Term Loan A is Euribor plus 2.25%. The pro forma adjustments reflects the 2% difference between the existing debt and the Term Loan A for the 350 day period January 1 to December 20, 2001.


                      (ii) Term Loan B with a principal amount of (euro)110 million bears interest at a rate of Euribor plus 2.75%. For the purposes of the pro forma adjustments, Euribor was assumed to be 4.71%. Since the acquisition and the related financing is assumed to take place on January 1, 2001, and since the interest period for the Term Loan was three months, the three-month Euribor rates as of January 2, 2001, or 4.844%, and as of April 2, 2001, or 4.571%, were averaged. This adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


                      (iii) Term Loan C with a principal amount of (euro)110 million bears interest at a rate of Euribor plus 3.25%. For the purposes of the pro forma adjustments Euribor was assumed to be 4.71%. This adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


                      (iv) For purposes of the pro forma adjustments, it has been assumed that Sanitec Oyj had borrowings under existing operating company credit facilities with an assumed average balance of(euro)14.7 million during 2001. These facilities were refinanced on December 20, 2001 and bear an average interest rate of Euribor plus 0.25%. For the purposes of the pro forma adjustments, Euribor was assumed to be 4.71%. The adjustment reflects the 2.0% difference between the Euribor plus 2.25% interest rate on the(euro)50 million revolving credit facility and the Euribor plus 0.25% average interest rate on the existing operating company credit facilities for the 350-day period from January 1 to December 20, 2001.


                      (v) Interest rate swaps reflect the impact of ten interest rate swaps at rates between 3.88% and 4.09% on (euro)330 million of the (euro)505 million Term Loans A, B and C.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                  (CONTINUED)

                      (vi) Junior credit facility with a principal amount of(euro)245 million bore interest at a rate of Euribor plus 2.0% for the first six months of 2001 draw and Euribor plus 3.0% for the second six months of 2001. In addition a 4.5% annual redemption premium is also payable. For purposes of the pro forma adjustments Euribor was assumed to be 4.71%. The adjustment is calculated at Euribor plus 2.0% plus a 4.5% redemption premium for the 157-day period January 1 to June 7, 2001. A further adjustment had been made for the 203-day period June 7 to December 31, 2001 to reflect the 1% difference in interest rates between the pro forma Euribor plus 3.0% rate and the Euribor plus 2.0% rate that was actually paid during the period.


                      (vii)   Liquidity facility with a principal amount of
                              (euro)40 million bears an interest rate based on Euribor plus 9.0%. For the purposes of the pro forma adjustments it was assumed that the liquidity facility remained undrawn and a commitment fee of 2.50% was paid for the 157-day period from January 1 to June 7, 2001.


                      (viii) The PIK Loan was drawn on December 20, 2001 with the principal amount of (euro)60 million and bears interest at an interest rate equal to the yield on the notes plus 3.0%. For the purposes of the pro forma adjustment, we have assumed that the PIK Loan bore an interest rate of 12.0% per year, compounding semi-annually. The adjustment reflects
                              (euro)60 million at an interest rate of 12.0% for the 157-day period from January 1 to June 7, 2001. The PIK Loan was used to refinance other debt with an interest rate of 7.0%. Therefore we made an adjustment for the 203-day period from June 8 to December 31, 2001 at an interest rate of 5.0% per year which is the difference between the 12.0% interest rate on the PIK Loan and a 7.0% interest rate on the other debt.


                      (ix) The shareholder loan with an original principal amount of (euro)300 million bears an interest rate of 7.125% compounding annually. The adjustment is calculated for the 157-day period from January 1 to June 7, 2001.


2.       Adjustments for the refinancing:


         (a)    (i)   Pro forma adjustment to add amortization of capitalized debt issuance
                      costs related to the notes(1).............................................          (1.5)

                (ii)  Pro forma adjustment to eliminate the amortization of debt incurred in connection with the acquisition of Sanitec Oyj which was repaid with
                      the proceeds of the notes.................................................           0.7
                                                                                                          ----
                      Sub-total.................................................................          (0.8)
                      (1)    Debt issuance costs of(euro)15.2 million amortized over 10 years.
         (b)    (i)   Pro forma adjustments to add interest expense related to the(euro)260
                      million notes at 9.0%.....................................................         (23.4)

                (ii)  Pro forma adjustment to eliminate interest expense on the junior credit
                      facility(A)...............................................................          27.5
                                                                                                          ----
                      Total adjustments after taxes.............................................           3.3
                                                                                                          ====

                    (A)    Junior credit facility with a principal amount of
                           (euro)245 million. The pro forma adjustment reflects the sum of: the pro forma interest expense for the period January 1 to June 7, 2001, see note 1(c)(vi) above; and the historical interest expense, including annual redemption premium for the period June 8 to December 31, 2001

         The principal amount of our loans that accrue interest at floating rates less the principal amount thereof that is hedged pursuant to interest rate swap agreements is (euro)125.0 million. Therefore, we estimate that the effect on the pro forma interest expense of a 0.125% change in interest rates would be (euro)0.2 million per year.


3. Business combinations, net of tax, reflects the adjustments to purchase accounting from Finnish GAAP into US GAAP, assuming the purchase of Sanitec Oyj by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was consummated as of January 1, 2001, and net assets acquired and liabilities assumed valued at fair value as of January 1, 2001.


         Of the total amount, (euro)(8.5) relate to an adjustment of depreciation and amortization of fixed assets excluding goodwill,
         (euro)22.4 million to an adjustment of goodwill amortization,
         (euro)(29.4) million to inventories and other business combination adjustments (euro)(4.3) million, all net of deferred tax.


4. Other adjustments include (euro)7.7 million in relation to derivatives and hedging activities, (euro)2.2 million to pensions, (euro)(1.2) million to debt issuance costs, (euro)(4.2) million to deferred taxes other than those related to business combinations, and other adjustments of (euro)0.3 million.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table presents selected historical financial information derived from the consolidated financial statements of Sanitec Oyj and Pool Acquisition Netherlands B.V. audited by KPMG Wideri Oy Ab, independent public accountants, the unaudited consolidated financial statements of Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International and unaudited pro forma consolidated financial information at the dates and for the periods presented. The pro forma consolidated financial information has been prepared based on the historical financial statements of Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International adjusted for the following:

o the acquisition of Sanitec Oyj on June 7, 2001 by Pool Acquisition Netherlands B.V.;

o the contribution of the shares of Pool Acquisition Netherlands B.V. to Sanitec Intentional which will result in Sanitec becoming a wholly-owned subsidiary of Sanitec Intentional; and

o our sale of the original notes, the loan of the gross proceeds from the original notes to Sanitec, the use of the proceeds to repay all indebtedness outstanding under the junior credit facility and certain other financing fees and transaction costs.

         The unaudited pro forma combined condensed financial statements have been prepared as though the events set forth above had occurred as of January 1, 2001 for the pro forma combined condensed statement of operations.

         Sanitec Oyj, Pool Acquisition Netherlands B.V. and Sanitec International prepare their financial statements in accordance with Finnish GAAP. Finnish GAAP differs in certain significant respects from US GAAP. For a discussion of significant differences between Finnish GAAP and US GAAP, you should read the selected historical financial information in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this prospectus.

         The pro forma information is presented for illustrative purposes only and does not purport to represent what the actual results of operations would have been if the events set forth above had occurred on the dates set forth above. Our future operating results may differ materially from the pro forma amounts reflected in the pro forma column due to various factors, including changes of operating results. See "Unaudited Pro Forma Combined Condensed Financial Information" for a further discussion of our pro forma financial information.

                                                           HISTORICAL
                                                           ----------
                                                           PREDECESSOR
                                                           -----------

                                                                               PERIOD FROM
                                                                               JANUARY 1 -
                                               YEAR ENDED DECEMBER 31,          JUNE 7,
                                        1997(2)    1998(2)    1999      2000      2001
                                        -------    -------    ----      ----      ----
                                              (IN MILLIONS OF EURO, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
FINNISH GAAP:
    Net sales....................         496.4     570.8   630.0     877.3        446.9
    Other operating income.......           4.3       2.5     4.7       6.6          3.1
    Operating Expenses
    Costs of products sold--
      materials and consumables..        (138.5)   (167.5)  (194.9)   (265.0)     (130.3)
    Personnel....................        (141.0)   (154.0)  (167.5)   (268.6)     (137.8)
    Outside services.............         (56.4)    (62.6)  (63.7)    (80.6)       (42.0)
    Depreciation and amortization         (29.9)    (34.3)  (34.4)    (50.5)       (25.7)
    Other operating expenses.....         (65.8)    (74.5)  (92.8)    (139.7)      (83.8)
    Operating profit.............          69.1      80.4    81.4      79.5         30.4
    Other income and (expenses):
    Equity in income (loss) of
      associated companies.......          (0.3)     (3.0)   (0.8)     (3.8)        (0.5)

    Other income and expenses, net         (6.7)    (11.8)   (9.3)    (11.4)        (6.7)
    Income (loss) before income taxes
      and minority interests.....          62.1      65.6    71.3      64.3         23.2

    Income taxes.................         (14.0)    (26.5)  (26.6)    (24.9)        (8.5)
    Minority interests...........          (1.8)     (1.4)   (1.3)     (0.2)         0
    Income (loss) before extraordinary
      items......................          46.3      37.7    43.4      39.2         14.7

    Extraordinary items..........          (8.6)     (0.7)   --        --           (1.4)
    Net income (loss)............          37.7      37.0    43.4      39.2         13.3
    Basic and diluted earnings
      (loss) per share(3).........        n/a       n/a     n/a         0.6          0.2
US GAAP:
    Net sales.....................         --        --      --       877.3        446.9
    Operating profit..............         --        --      --        74.2         27.3
    Income (loss) before extraordinary
      items.......................         --        --      --        40.3         11.8
    Net Income (loss).............         --        --      --        40.3         11.8
    Basic and diluted earnings
      (loss) per share(3).........        n/a       n/a     n/a         0.6          0.2

                                                          SUCCESSOR                  PRO FORMA(1)   PRO FORMA(1)
                                                          ---------                  ------------   ------------
                                         PERIOD FROM
                                          JUNE 8 -   PERIOD FROM                                     SIX MONTHS
                                          DECEMBER    JUNE 8 - JUNE    SIX MONTHS     YEAR ENDED       ENDED
                                            31,            30,       ENDED JUNE 30,  DECEMBER 31,     JUNE 30,
                                            2001          2001            2002           2001           2001
                                            ----          ----            ----           ----           ----
STATEMENT OF OPERATIONS DATA:
FINNISH GAAP:
    Net sales....................         547.6            70.8           508.6           994.5         517.7
    Other operating income.......           8.6             1.9             3.6            11.7           5.0
    Operating Expenses
    Costs of products sold--
      materials and consumables..        (176.4)          (20.4)         (157.1)         (306.7)       (150.7)
    Personnel....................        (166.4)          (20.2)         (157.8)         (304.2)       (158.0)
    Outside services.............         (52.3)           (6.7)          (49.1)          (94.3)        (48.7)
    Depreciation and amortization         (51.0)           (5.5)          (50.1)          (92.1)        (46.2)
    Other operating expenses.....        (71.6)           (12.2)          (74.6)         (155.4)        (96.0)
    Operating profit.............          38.5             7.7            23.5            53.5          23.1
    Other income and (expenses):
    Equity in income (loss) of
      associated companies.......           0.8             0.0             0.2             0.3          (0.5)

    Other income and expenses, net       (40.8)            (2.7)          (54.6)          (83.2)        (41.6)
    Income (loss) before income taxes
      and minority interests.....          (1.5)            5.0           (30.9)          (29.4)        (19.0)

    Income taxes.................         (13.2)           (5.0)          (13.6)          (21.5)        (12.2)
    Minority interests...........        (0.2)              0.0            (0.3)           (0.2)          0.0
    Income (loss) before extraordinary
      items......................         (14.9)            0.0           (44.8)          (51.1)        (31.2)

    Extraordinary items..........        (2.3)             --              --              --            --
    Net income (loss)............        (17.2)             0.0           (44.8)           --            --
    Basic and diluted earnings
      (loss) per share(3).........        n/a             n/a             n/a             n/a           n/a
US GAAP:
    Net sales.....................        547.6            70.8           508.6           994.5         517.7
    Operating profit..............         (3.1)           (9.2)           48.6            14.9           7.5
    Income (loss) before extraordinary
      items.......................        (36.7)          (10.3)          (22.5)          (66.1)        (39.5)
    Net Income (loss).............        (36.7)          (10.3)          (22.5)           --            --
    Basic and diluted earnings
      (loss) per share(3).........        n/a             n/a             n/a             n/a           n/a

CASH FLOW INFORMATION:
    Cash flow from operating
      activities.................          72.2      58.7    77.8      47.5          9.3
    Cash flow from investing activities   (82.2)    (65.9)  (151.2)   (12.0)      (159.0)
    Cash flow from financing activities     9.3      (4.9)   76.0     (48.6)       152.9
    Capital expenditures.........          33.4      33.9    26.3      44.7         22.0
    Cash interest expenses(4)....          11.1      13.8    10.0      14.2          8.9

BALANCE SHEET DATA:
FINNISH GAAP:
    Cash and cash equivalents....          38.2      27.8    30.8      17.7         21.1
    Intangible assets............          49.8      68.3   132.3     140.7        196.0
    Total assets.................         478.7     503.0   811.0     780.6        995.0
    Total indebtedness...........         257.7     250.4   403.8     343.4        550.1
    Total liabilities, excluding PIK
      and shareholder loans......         258.7     251.9   407.7     343.4        550.1
    Total net debt(5)............          87.5      93.5   193.1     156.4        324.5
    Total shareholders' equity...         183.2     210.1   339.5     366.9        375.4
    Total PIK and shareholder loans         0         0       0         0            0
US GAAP:
    Intangible assets............          --        --      --       156.5        219.9
    Total assets..................         --        --      --       834.6      1,060.6
    Total indebtedness............         --        --      --       379.3        599.6
    Shareholders' equity..........         --        --      --       361.6        369.2

OTHER INFORMATION:
    Operating profit.............          69.1      80.4    81.4      79.5         30.4

    Depreciation and amortization          29.9      34.3    34.4      50.5         25.7
                                           ----      ----    ----      ----         ----
    EBITDA(6)....................          99.0     114.7   115.8     130.0         56.1
    Ratio of earnings to fixed
      charges(7)                            5.7x      4.7x    6.5x      4.6x         3.1x
    Ratio of EBITDA to cash interest
      expenses...................           8.9x      8.3x   11.6x      9.2x         6.3x
    Ratio of total net debt to EBITDA       0.9x      0.8x    1.7x      1.2x       --

CASH FLOW INFORMATION:
    Cash flow from operating
      activities.................          65.0            (1.3)            2.0            --            --
    Cash flow from investing activities  (955.6)         (898.8)          (36.5)           --            --
    Cash flow from financing activities   958.6           966.3            (4.1)           --            --
    Capital expenditures.........          28.8            21.7            39.7            --            --
    Cash interest expenses(4)....          28.8             2.6            43.7            --            --

BALANCE SHEET DATA:
FINNISH GAAP:
    Cash and cash equivalents....          68.0            --              29.3             --           --
    Intangible assets............         801.2            --             794.8             --           --
    Total assets.................       1,590.9            --           1,543.8             --           --
    Total indebtedness...........       1,356.2            --           1,369.2             --           --
    Total liabilities, excluding PIK
      and shareholder loans......         984.0            --           1,165.1             --           --
    Total net debt(5)............         696.8            --             738.7             --           --
    Total shareholders' equity...         131.9            --              73.0             --           --
    Total PIK and shareholder loans       372.2            --             378.7             --           --
US GAAP:
    Intangible assets............         828.0            --             830.9             --           --
    Total assets..................      1,736.3            --           1,714.4             --           --
    Total indebtedness............      1,508.9            --           1,517.6             --           --
    Shareholders' equity..........        112.0            --              75.8             --           --

OTHER INFORMATION:
    Operating profit.............          38.5             7.7            23.5            53.5          23.1

    Depreciation and amortization          51.0             5.5            50.1            92.1          46.2
                                           ----             ---            ----            ----          ----
    EBITDA(6)....................          89.5            13.2            73.6           145.6          69.3
    Ratio of earnings to fixed
      charges(7)                            1.0x            2.1x          (31.1)          (29.7)         --
    Ratio of EBITDA to cash interest
      expenses...................           3.1x            5.1x            1.7             2.6x         --
    Ratio of total net debt to EBITDA      --              --              --              --            --

----------
(1) Calculated on a pro forma basis to present financial information of Sanitec International on a consolidated basis, as set out in more detail under "Unaudited Pro Forma Combined Condensed Financial Information".

(2) We changed our reporting currency from Finnish Markka to Euro effective September 1, 1999. The consolidated financial statements for periods ended prior to September 1, 2001 have been restated from Finnish Markka into Euro at an exchange rate of FIM 5.94573 to (euro) 1, the conversion rate fixed by the European Union on January 1, 1999. The consolidated financial statements reported in Euro depict the same trends as would have been presented if we had continued to present financial statements in the currency that we previously used. The consolidated financial statements for periods prior to September 1, 1999 will not be comparable to the financial statements of other companies that report in Euro and that restated amounts from a currency other than the Finnish Markka.

(3) We have not provided this earning (loss) information for periods after June 7, 2001, since the Successor/Issuer ceased to be an exchange-listed company at that time. See "--The Transactions".

(4) We define cash interest expenses as interest expenses less accrued interest related to the PIK loan and the shareholder loan.

(5) We define total net debt as total long-term debts including current installments, short-term loans, notes payable, less cash and cash equivalents.

(6) We have presented EBITDA in order to allow for greater comparability between periods as well as an indication of our result on an on-going basis. Due to a considerable increase in the amortization of goodwill under Finnish GAAP starting as of June 8, 2001 and a substantial amount of non-cash depreciation and amortization, we believe EBITDA allows additional understanding of our operational performance.

         We define EBITDA as earnings before interest, taxes, depreciation and amortization. The reconciliation between EBITDA and operating profit is indicated in the table above.

         EBITDA as used here should not be considered as an alternative to net income (loss), as an indicator of operating performance, as an alternative to cash flow, or as a measure of liquidity or ability to service debt obligations. EBITDA is included to provide additional information for evaluating the ability of an entity to meet its obligations.

(7) Ratio of earnings to fixed charges is computed by dividing our income before income tax expenses, minority interests, equity method earnings (losses) and fixed charges by our fixed charges, all under Finnish GAAP. Our fixed charges consist of interest expensed and capitalized, amortization of capitalized interests and amortization of deferred financing costs plus one-third of rental expenses which we estimate to be the portion attributable to interest. For the year ended December 31, 2001, on a pro forma basis, the ratio of earnings to fixed charges was less than 1.0x. Sanitec International would have been required to generate additional earnings of (euro)29.7 million to be able to cover its fixed charges during the period. For the periods that the ratio of earnings to fixed charges was less than 1.0x, the difference between earnings and fixed charges is indicated.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE DISCUSSION AND ANALYSIS BELOW PROVIDES INFORMATION WHICH WE BELIEVE IS RELEVANT TO AN ASSESSMENT AND UNDERSTANDING OF OUR CONSOLIDATED FINANCIAL POSITION AND RESULTS OF OPERATIONS. YOU SHOULD READ THIS DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

         WE HAVE PRESENTED THE CONSOLIDATED FINANCIAL STATEMENTS OF SANITEC OYJ FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000 AND FOR THE PERIOD FROM JANUARY 1, 2001 TO JUNE 7, 2001. FOR THE PERIOD FROM JUNE 8, 2001 TO DECEMBER 31, 2001, WE HAVE USED THE CONSOLIDATED FINANCIAL STATEMENTS OF POOL ACQUISITION NETHERLANDS B.V. FOR THE PERIOD FROM JANUARY 1, 2002 TO JUNE 30, 2002 WE HAVE USED THE CONSOLIDATED FINANCIAL STATEMENTS OF SANITEC INTERNATIONAL S.A. IN ADDITION, FOR THE PERIOD FROM JANUARY 1, 2001 TO JUNE 30, 2001 AND FOR THE YEAR FROM JANUARY 1, 2001 TO DECEMBER 31, 2001, WE HAVE USED THE PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF POOL ACQUISITION NETHERLANDS B.V. TO ALLOW FOR PRESENTATION OF THE FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE SIX MONTHS ENDED JUNE 30, 2001.

         THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH FINNISH GAAP, WHICH DIFFERS IN CERTAIN SIGNIFICANT RESPECTS FROM US GAAP. FOR A DISCUSSION OF SIGNIFICANT DIFFERENCES BETWEEN FINNISH GAAP AND US GAAP AND A RECONCILIATION OF NET INCOME (LOSS) IN ACCORDANCE WITH FINNISH GAAP AND SHAREHOLDERS' EQUITY IN ACCORDANCE WITH FINNISH GAAP TO US GAAP, REFER TO NOTE 23 TO THE CONSOLIDATED FINANCIAL STATEMENTS.

OVERVIEW

         We generate our net sales from:

o        sales of bathroom ceramics;

o        sales of bath and shower products; and

o        sales of vacuum sewage systems.

         We believe that we operate the largest bathroom products production network in Europe which includes 20 bathroom ceramics production facilities and 13 bath and shower products production facilities. In 2001, our net sales were
(euro)994.5 million; our operating profit was (euro)53.5 million, and our EBITDA was (euro)145.6 million. In 2001, 61.4% of our net sales were attributable to bathroom ceramics, 29.7% to bath and shower products and 9% to vacuum sewage systems. In addition, in 2001, 52.1% of our operating profit was attributable to bathroom ceramics, 35.6% to bath and shower products and 12.3% to vacuum sewage systems. Our operating profit by segment for the periods ended June 30, 2001 and December 31, 2001 does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

         We mainly sell our bathroom products to wholesalers who sell them to plumbers, installers and retailers who, in turn, sell them to private residential and commercial end-users. Our top ten customers accounted for approximately 34% of our net sales in 2000, and no single customer accounted for more than approximately 6.3% in the same period. In our core European markets, Germany, France, Scandinavia, Finland, the Benelux countries, Poland, Italy and the United Kingdom, we generally sell our bathroom products through our local sales force. In 2001, no single country accounted for more than 17% of net sales.

         Our business strategy is to consolidate our position as the market leader in the European bathroom products industry by reducing our production costs, increasing our presence in Central and Eastern Europe, exploiting cross-selling opportunities in bath and shower products, integrating our purchasing functions, reducing the complexity of our product portfolio and exploiting other integration opportunities within the Sanitec group. See "Business--Business Strategy" for a more detailed discussion.

INDUSTRY TRENDS

         In our core European markets, bathroom ceramics is a mature and concentrated segment that we estimate has grown at an average rate of 3.7% per year, from 1995 to 2000, based on manufacturers' sales prices. In contrast, bath and shower products is a less developed and more fragmented segment that we estimate has grown at an average rate of 5.8% per year, from 1995 to 2000, based on manufacturers' sale prices. We believe that factors contributing to the growth in these segments include larger average bathroom sizes, greater number of bathrooms per household, increasing renovation activity and changing consumer preferences to favor more high-end products. We estimate that these growth rates and trends will continue over at least the short to medium term.

         The demand for our bathroom products is directly affected by general economic conditions in Europe, including fluctuations in gross domestic product growth, interest rates and labor costs. For these reasons, we are exposed to varying economic conditions in Europe. In particular, our business depends on construction activity in the markets in which we operate. We attribute approximately 34% of our bathroom ceramics and 20% of our bath and shower products annual net sales to the new construction segment of the bathroom products industry, while we attribute the remainder to the renovation, maintenance and improvement segment.

SALES AND OPERATING EXPENSES

         Net sales consist of gross sales revenues reduced by certain items including indirect sales taxes and sales discounts. We estimate and record provisions for cash discounts, quantity rebates, sales returns, allowances and original warranties in the period the sale is reported. Like most companies who prepare financial statements under Finnish GAAP, we use the total cost method of presentation for our financial statements. Therefore, we do not present total cost of sales and gross profit in our financial statements. This method of accounting does not affect our EBITDA or net income from operations. We categorize our operating expenses into cost of products sold -- materials and consumables, personnel, outside services, depreciation and amortization and other operating income and expenses, net, in accordance with Finnish GAAP. We have expressed all items in the results of operations table below as a percentage of net sales.

RESEARCH AND DEVELOPMENT

         We expense research and development costs as they are incurred. Our research and development costs amounted to (euro)11.3 million, (euro)16.6 million and (euro)20.3 million in 1999, 2000 and 2001, respectively, which represented 1.8%, 1.9% and 2% of net sales in 1999, 2000 and 2001, respectively. Under Finnish GAAP, we do not disclose research and development costs as a separate line item in our income statement. Rather, they are included under "other operating income and expenses, net".

EFFECTS OF CURRENCY FLUCTUATIONS

         During the year ended December 31, 2001, approximately 42% of our net sales were transacted in currencies other than Euro. Therefore, changes in foreign currency exchange rates can affect our ability to sell our products at satisfactory prices and can affect the value of our non-Euro denominated assets, net sales, liabilities and costs when reported in Euro, and, therefore, can affect our financial condition or results of operations.

COST SAVINGS

         An element of our strategy is to reduce our production costs through targeted investment, shifting production to low-cost countries and selective production facility closures. We intend to further reduce costs by integrating purchasing, product development, brand management and logistics throughout the Sanitec group. We expect that the cash costs associated with such measures and other restructuring of our business including the ongoing and planned initiatives for our bath and shower products business and the integration of Sphinx and Twyford, will be approximately (euro)40 million and will be incurred during 2002 through 2005.

EFFECT OF ACQUISITIONS ON RESULTS OF OPERATIONS

SPHINX

         We made a public offer for the shares of Sphinx in June 1999. Only after obtaining the approval of the European Commission were we able to complete the transaction in December 1999 for a total cash consideration of (euro)124.8 million. The European Commission approved the acquisition subject to the disposal of the operations of Sphinx's Gustavsberg AB subsidiary, which we sold in May 2000 for a total cash consideration of (euro)43.8 million. Until we obtained final approval from the European Commission, we were unable to alter the day-to-day operations of Sphinx, and, as a result, we were unable to implement improvements in Sphinx's operations and faced significant delays in our integration and restructuring plans.

         Upon receiving approval for the acquisition from the European Commission, we commenced a restructuring program. We closed the Sphinx headquarters, restructured production at the Warneton plant in Belgium and closed a production facility in Poland, reducing the total number of employees by 305. Sphinx was, and continues to be, a market leader in the Benelux countries for bathroom products. Sphinx also had a strong presence in Germany and France for bath and shower products which are marketed under the Koralle and Leda brands. Although Sphinx's bathroom ceramics business, which was loss making upon acquisition, is now profitable, it has not yet achieved the same level of operating profitability as our other bathroom ceramics businesses. We have integrated part of Sphinx's bathroom ceramics business and most of its bath and shower products business into our existing local business units in Germany, France and Poland. Sphinx's current operations are only in the Benelux countries, Slovakia and the United Kingdom. As a result of our restructuring program, we have increased the operating profit margin of Sphinx's current operations from 0.8% in 2000 to 4.9% in 2001. As Sphinx's current operations are now different from those we acquired, we are not able to provide comparable financial information for 2000 and 2001. However, we are able to provide a qualitative discussion of the main trends for that period.

TWYFORD

         We acquired Twyford in January 2001 for a total cash consideration of
(euro)136.7 million. This acquisition gave us access to the important bathroom products market in the United Kingdom. Twyford was, and continues to be, the second largest manufacturer of bathroom ceramics in the United Kingdom. Since the acquisition, we have announced consultations which may lead to the closure of two of Twyford's three production facilities. We have already taken additional steps to improve Twyford's profitability by discontinuing certain unprofitable sales. Our acquisition of Twyford will allow us to enter the high-end of the United Kingdom's bathroom ceramics segment by marketing high-end products under the Royal Doulton brand for bathroom ceramics. In addition, by marketing bath and shower products manufactured by our other local business units under the Twyford brands, we have the opportunity to improve Twyford's limited presence in the bath and shower products segment. Twyford currently sources bath and shower products from third parties which results in significantly lower operating profit margins compared to the rest of the Sanitec group.

SANITEC OYJ

         As at December 31, 2001, we completed, through Pool Acquisition, the acquisition of 100% of the shares of Sanitec Oyj. The total consideration was
(euro)930.0 million. See "The Transactions" and "Capitalization".

APPLICATION OF CRITICAL ACCOUNTING POLICIES

          The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, doubtful accounts, inventory valuation, impaired assets, restructuring of operations, investments, environmental costs, pensions and other post employment benefits, goodwill and intangible assets, and litigation and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies require management's more significant judgments and estimates in the preparation of our consolidated financial statements. The policies discussed below represent the accounting policy in accordance with Finnish GAAP unless otherwise noted.

ACCOUNTING FOR BUSINESS COMBINATIONS

          During the past three years, we have completed several significant business combination transactions. The accounting for business combinations is complicated and involves the use of significant judgment. In accordance with Finnish GAAP, under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether it is in the form of cash, assets, stock or the assumption of liabilities. The tangible assets acquired are measured at their fair values and the purchase price is allocated to the tangible assets based upon these fair values. All other assets and liabilities are recorded at book value.

          When reconciling our consolidated financial statements to US GAAP, we accounted for our past combinations using the purchase methods prior to the issuance of SFAS No. 141, which only allows the use of the purchase method. Prior to the issuance of SFAS No. 141, Business Combinations, in 2001, we applied the guidance provided by Accounting Principles Board Opinion (APB) No. 16, and its interpretations, as well as various other authoritative literature and interpretations that address issues encountered in accounting for business combinations. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether it is in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values, and the purchase price is allocated to the assets and liabilities based upon these fair values.

          In both Finnish and US GAAP, determining the fair values of the assets and liabilities acquired involves the use of judgment, since the majority of the assets and liabilities acquired do not have fair values that are readily determinable. Different techniques may be used to determine fair values, including market prices, where available, appraisals, comparisons to transactions for similar assets and liabilities and present value of estimated future cash flows, among others. Since these estimates involve the use of significant judgment, they can change as new information becomes available.

IMPAIRED ASSETS

          We have calculated depreciation and amortization of tangible assets on a straight-line basis, so as to write off the cost of the assets over their expected useful lives.

          We review the carrying values of non-current assets and amortizable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss for a non-current asset is recognized when the estimated future revenue generated is less than the carrying value of the asset. The estimates reflect our assumptions about selling prices, production and sales volume levels, costs, and market conditions over the estimated remaining operating period which can range from three months to over fifteen years. If our assumptions related to assets to be held and used are inaccurate, additional write-downs may be required in the future.

GOODWILL AND OTHER INTANGIBLES

          Under Finnish GAAP, we amortize purchased Goodwill and certain other intangible assets on a straight-line basis over the expected useful life of the underlying assets.

          On a US GAAP basis, through December 31, 2001, we amortized certain intangible assets on a straight-line basis over the expected useful lives of the underlying assets. Under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets", beginning January 1, 2002, we ceased amortization of purchased goodwill and indefinite-lived intangibles. Under US GAAP, in the future we will review the assets for impairment, and, when required, the assets will be written down and charged to results of operations in the periods in which the recorded value is more than the fair value. The useful life of an intangible asset is based on our assumption regarding expected use of the asset; the relationship of the intangible asset to another asset or group of assets; any legal, regulatory or contractual provisions that may limit the useful life of the asset or that enable renewal or extension of the asset's legal or contractual life without substantial cost; the effects of obsolescence, demand, competition and other economic factors; and the level of maintenance expenditures required to obtain the expected future cash flows from the asset and their related impact on the asset's useful life. If events or circumstances indicate that the life of an intangible asset has changed, it could result in higher future amortization charges or recognition of an impairment loss.

INVENTORIES

          We value our inventories at the lower of cost or market. We determine the cost of raw materials, work in progress, and finished goods inventories using the first-in, first-out or average cost method. We write down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those that we project, additional inventory write-downs may be required.

DERIVATIVES AND HEDGING ACTIVITIES

          For US GAAP purposes, we account for derivatives in accordance with Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings, as the derivatives in place, as of June 30, 2002, do not qualify for hedge accounting in accordance with US GAAP.

          Although the amounts that ultimately would be recognized in the income statement over the term of the derivatives are the same under any of the methods used, it is the timing of the recognition of these amounts that is the main difference in these methods. The determination of fair value is dependent upon certain assumptions and judgments.

          For Finnish GAAP, all derivatives qualify for hedge accounting and are recorded off-balance sheet.

VALUATION OF DEFERRED TAX ASSETS

          We are required to assess the ultimate realization of deferred tax assets. This assessment takes into consideration tax planning strategies, including assumptions regarding the availability and character of future taxable income. At December 31, 2001, we maintained (euro)33.6 million of valuation allowances for deferred tax assets for which the ultimate realization of the tax asset may be dependent on the availability of future income. The ultimate amount of deferred tax assets realized could be materially different from those recorded, as influenced by potential changes in applicable income laws and the circumstances upon the actual realization of related tax assets.

SALES RETURNS, DISCOUNTS AND WARRANTIES

          Sales rebate and discount accruals are established in the same period the related sales are recorded and are included in other current liabilities. The accruals are based on historical experience and estimates of the proportion of sales that will be subject to rebates and discounts.

          Warranty accruals are established in the same period the related sales are recorded and are included in other current liabilities. The accruals are based on historical experience and estimates of the proportion of sales that will be subject to warranty repair.

RESTRUCTURING OF OPERATIONS

          We record restructuring charges incurred in connection with planned consolidation, reorganization or relocation of operations, exited business lines, or shutdowns of specific sites. These restructuring charges, which reflect management's commitment to a termination or exit plan, are based on estimates of the expected costs associated with site closure, employment matters, contract terminations, or other costs directly related to the restructuring. If the actual cost incurred exceeds the estimated cost, an additional charge to earnings will result. If the actual cost is less than the estimated cost, a credit to earnings will be recognized.

EXTRAORDINARY ITEMS

          It is our policy to identify as an "extraordinary item" a material charge or gain that is not associated with on-going operations or that is caused by unique events not reflective of our normal business activities in the period if such items individually or in the aggregate have a material impact on results overall. We believe that separately reporting such charges or gains enhances transparency and comparability of results by eliminating distortion that otherwise would occur. Examples of items that we have separately identified in the past under this policy include discontinued businesses. We identify extraordinary items in the Consolidated Statements of Operations.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN FINNISH GAAP AND US GAAP

SIX-MONTH PERIOD ENDED JUNE 30, 2002 COMPARED TO PERIOD ENDED JUNE 30, 2001

         In accordance with US GAAP, net income for the financial period from January 1 to June 7, 2001, June 8 to June 30, 2001 and January 1 to June 30, 2002 would have been (euro)11.8 million, (euro)(10.3) million and (euro)(22.5) million, respectively. Total shareholders' equity as of December 31, 2001 and June 30, 2002 would have been (euro)112.0 million and (euro)75.8 million, respectively.

         The principal differences between Finnish and US GAAP applicable to our consolidated financial statements relate to accounting for business combinations, pensions, investments in marketable securities, revaluations to fixed assets, derivative and hedging activities, accounting for associates as well as deferred taxes including those arising from US GAAP adjustments. We have discussed the impact of these differences, as well as other items identified, in more detail in the notes to the consolidated financial statements as of December 31, 2001 along with reconciliations of net income and shareholders' equity under Finnish GAAP to similar measures under US GAAP.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

         In accordance with US GAAP, net income (loss) for the financial year ended December 31, 2000 and the period from January 1 to June 7, 2001 and from June 8 to December 31, 2001, would have been (euro)40.3 million, (euro)11.8 million and (euro)(36.7) million, respectively. Total shareholders' equity as of December 31, 2000, June 7, 2001 and December 31, 2001 would have been
(euro)361.6 million, (euro)369.2 million and (euro)112.0 million, respectively.

         The principal differences between Finnish and US GAAP applicable to our consolidated financial statements relate to accounting for business combinations, pensions, investments in marketable securities, revaluations to fixed assets, derivative and hedging activities, accounting for associates as well as deferred taxes including those arising from US GAAP adjustments. We have discussed the impact of these differences, as well as other items identified, in more detail in the notes to the consolidated financial statements along with reconciliations of net income and shareholders' equity under Finnish GAAP to similar measures under US GAAP.

RESULTS OF OPERATIONS

         The following table shows, for the periods indicated, financial information derived from our consolidated historical financial statements and pro forma combined statements of operations.

                                                              PREDECESSOR
                                                              -----------


                                          JANUARY 1 -          JANUARY 1 -         JANUARY 1 -
                                          DECEMBER 31,        DECEMBER 31,           JUNE 7,
                                          ------------        ------------           -------
                                              1999                2000                2001
                                              ----                ----                ----
                                                   % OF                 % OF                % OF
                                       (EURO) IN    NET    (EURO) IN     NET   (EURO) IN     NET
                                        MILLION    SALES    MILLION     SALES    MILLION    SALES
                                        -------    -----    -------     -----    -------    -----
Net sales:
   Bathroom ceramics.................     414.4     65.8       524.9     59.8      278.5     62.3
   Bath and shower products..........     145.1     23.0       264.3     30.1      132.0     29.5
   Vacuum sewage systems.............      70.5     11.2        88.1     10.0       36.4      8.1

   Total.............................     630.0    100.0       877.3    100.0      446.9    100.0

Operating expenses:
   Cost of products sold--
      materials and consumables...      (194.9)   (30.9)     (265.0)   (30.2)    (130.3)   (29.2)
   Personnel.........................   (167.5)   (26.6)     (268.6)   (30.6)    (137.8)   (30.8)
   Outside services..................    (63.7)   (10.1)      (80.6)    (9.2)     (42.0)    (9.4)
   Depreciation and amortization.....    (34.4)    (5.5)      (50.5)    (5.8)     (25.7)    (5.8)
   Other operating income and
      expenses, net..................    (88.1)   (14.0)     (133.1)   (15.2)     (80.7)   (18.1)

   Total.............................   (548.5)   (87.1)     (797.8)   (90.9)    (416.5)   (93.3)

Operating profit:
   Bathroom ceramics.................      62.7     15.1        50.6      9.6       18.5      6.6
   Bath and shower products..........      14.6     10.1        22.2      8.4        9.7      7.3
   Vacuum sewage systems.............       4.1      5.8         6.7      7.6        2.2      6.0

   Total.............................      81.4     12.9        79.5      9.1       30.4      6.8

Other income and expenses, net.......     (9.3)    (1.5)      (11.4)    (1.3)      (6.7)    (1.5)
Income taxes.........................    (26.6)    (4.2)      (24.9)    (2.8)      (8.5)    (1.9)
Income  (loss)  before  extraordinary
items................................      43.4      6.9        39.2      4.5       14.7      3.3
Extraordinary items..................        --       --          --       --      (1.4)    (0.3)

Net income (loss)....................      43.4      6.9        39.2      4.5       13.3      3.0

Other financial information:
   EBITDA(1).........................     115.8     18.4       130.0     14.8         --       --

                                                                         SUCCESSOR
                                                                         ---------
                                                              PROFORMA          PROFORMA
                                                              --------          --------
                                             JUNE 8 -         JANUARY 1 -       JANUARY 1 -          JANUARY 1 -
                                           DECEMBER 31,      DECEMBER 31,         JUNE 30,            JUNE 30,
                                           ------------      ------------         --------            --------
                                               2001               2001              2001               2002
                                               ----               ----              ----               ----
                                                    % OF               % OF              % OF                % OF
                                       (EURO) IN     NET   (EURO) IN   NET   (EURO) IN   NET    (EURO) IN    NET
                                        MILLION     SALES   MILLION   SALES   MILLION   SALES    MILLION    SALES
                                        -------     -----   -------   -----   -------   -----    -------    -----
Net sales:
   Bathroom ceramics.................      332.0     60.6     610.5    61.4     322.8    62.4      320.2      62.9
   Bath and shower products..........      162.9     29.7     294.9    29.7     152.8    29.5      153.0      30.1
   Vacuum sewage systems.............       52.7      9.7      89.1     9.0      42.1     8.1       35.4       7.0

   Total.............................      547.6    100.0     994.5   100.0     517.7   100.0      508.6     100.0

Operating expenses:
   Cost of products sold--
      materials and consumables...       (176.4)   (32.2)   (306.7)  (30.8)   (150.7)  (29.1)    (157.1)    (30.9)
   Personnel.........................    (166.4)   (30.4)   (304.2)  (30.6)   (158.0)  (30.5)    (157.8)    (31.0)
   Outside services..................     (52.3)    (9.6)    (94.3)   (9.5)    (48.7)   (9.4)     (49.1)     (9.7)
   Depreciation and amortization.....     (51.0)    (9.3)    (92.1)   (9.3)    (46.2)   (8.9)     (50.1)     (9.9)
   Other operating income and
      expenses, net..................     (63.0)   (11.5)   (143.7)  (14.4)    (91.0)  (17.6)     (71.0)    (14.0)

   Total.............................    (509.1)   (93.0)   (941.0)  (94.6)   (494.6)  (95.5)    (485.1)    (95.5)

Operating profit:
   Bathroom ceramics.................       17.4      5.2        --      --        --      --       15.4       3.0
   Bath and shower products..........       14.8      9.1        --      --        --      --        7.2       1.4
   Vacuum sewage systems.............        6.3     12.0        --      --        --      --        0.9       0.2

   Total.............................       38.5      7.0      53.5     5.4      23.1     4.5       23.5       4.6

Other income and expenses, net.......     (40.8)    (7.5)    (83.2)   (8.4)    (41.6)   (8.0)     (54.6)    (10.7)
Income taxes.........................     (13.2)    (2.4)    (21.5)   (2.2)    (12.2)   (2.4)     (13.6)     (2.7)
Income  (loss)  before  extraordinary
items................................     (14.9)    (2.7)    (51.1)   (5.1)    (31.2)   (6.0)     (44.8)     (8.8)
Extraordinary items..................      (2.3)    (0.4)        --      --        --      --         --        --

Net income (loss)....................     (17.2)    (3.1)        --      --        --      --     (44.8)     (8.8)

Other financial information:
   EBITDA(1).........................         --       --     145.6    14.6      69.3    13.4       73.6      14.5


----------
(1) See note (6) under "Selected Historical Financial Information" for the definition of EBITDA and method of calculating EBITDA.

PERIOD ENDED JUNE 30, 2002 COMPARED TO PERIOD ENDED JUNE 30, 2001

         The discussion below in this subsection includes a comparison of the consolidated historical financial statements of Sanitec International S.A. for the period from January 1, 2002 to June 30, 2002 and the pro forma combined condensed statements of operations of Pool Acquisition Netherlands B.V. for the period from January 1, 2001 to June 30, 2001. Our operating profit by segment for the period ended June 30, 2001 does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

NET SALES

         CONSOLIDATED. Net sales for the six months ended June 30, 2002 were
(euro)508.6 million compared to (euro)517.7 for the six months ended June 30, 2001, a decrease of 1.8% or (euro)9.1 million. Excluding Sanitec Johnson Suisse, which we deconsolidated as of July 1, 2001, our net sales decreased from
(euro)512.5 million to (euro)508.6 million, a decrease of 0.8% or (euro)3.9 million. While sales in the German market continued to be weak, other regions such as Eastern Europe and Scandinavia including Finland grew by (euro)2.8 million or 5.7%, and (euro)4.7 million or 5.0%, respectively. Although the markets remained stagnant in most Central European countries, we had some growth in net sales in these markets through increases in the average selling prices of our products. The average selling prices increased due to general price increases, a transition toward higher range products and other changes in our product mix in those markets. The increase in Eastern Europe and Scandinavia was influenced by general economic conditions that were more favorable than those in most Central European markets.

         BATHROOM CERAMICS. Bathroom ceramics net sales for the six months ended June 30, 2002 were (euro)320.2 million, compared to (euro)322.8 for the six months ended June 30, 2001, a decrease of (euro)2.6 million or 0.8%. This decrease was mainly due to weak market and economic conditions in the largest sanitary ceramic ware market, Germany. We managed to gain market share slightly, however, while increasing average selling price in this particular market.

         BATH AND SHOWER PRODUCTS. Bath and Shower Products net sales for the six months ended June 30, 2002 were (euro)153.0 million, compared to (euro)152.8 million for the six months ended June 30, 2001, an increase of (euro)0.2 million or 0.1%. The depressed German market mainly offset the effect of increased cross-selling activities. Excluding sales to the German market, net sales increased 3.5% over previous period. We attribute that increase mainly to increased sales to the Russian and Dutch markets.

         VACUUM SEWAGE SYSTEMS. Vacuum sewage systems net sales for the six months ended June 30, 2002 were (euro)35.4 million compared to (euro)42.1 for the six months ended June 30, 2001, a decrease of (euro)6.7 million or 15.9%. This decrease was primarily due to general weakness in the aviation and cruise line industries following the events of September 11, 2001. However, our order backlog remains almost at the same level as in the second quarter 2001.

COST OF PRODUCTS SOLD  - MATERIALS AND CONSUMABLES

         Cost of products sold - materials and consumables includes raw materials and components purchased from third parties.

         CONSOLIDATED. Cost of products sold - materials and consumables for the six months ended June 30, 2002 increased by 4.2% or (euro)6.4 million to
(euro)157.1 million, compared to (euro)150.7 for the six months ended June 30, 2001. We believe that approximately (euro)4.2 million of this increase was due to reclassification of other operating expenses as cost of products sold - materials and consumables. Excluding this amount, the comparable increase in cost of products sold - materials and consumables is (euro)2.2 million or 1.5%.

         BATHROOM CERAMICS. Cost of products sold -- materials and consumables increased by 6.7%, or (euro)5.8 million, from (euro)86.8 million for the six months ended June 30, 2001 to (euro)92.6 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 26.9% for the six months ended June 30, 2001 to 28.9% for the six months ended June 30, 2002. This increase arose mainly from the (euro)4.2 million reclassification of expenses referred to above. Excluding this effect, the actual cost increase was (euro)1.6 million or 1.8%, which primarily reflects decreased yield levels in our Belgian and Slovakian production units.

         BATH AND SHOWER PRODUCTS. Cost of products sold -- materials and consumables increased by 8.1%, or (euro)3.5 million, from (euro)43.3 million for the six months ended June 30, 2001 to (euro)46.8 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 28.3% for the six months ended June 30, 2001 to 30.6% for the six months ended June 30, 2002. This increase was mainly due to a product mix shift towards higher segment products with higher cost of purchased materials, parts and equipment. Due to the depressed market situation in Germany, this cost increase was not totally offset by higher sales revenue. To a smaller extent, higher prices of acrylics, aluminum and glass contributed to the increase.

         VACUUM SEWAGE SYSTEMS. Cost of products sold -- materials and consumables decreased by 14.1%, or (euro)2.9 million, from (euro)20.6 million for the six months ended June 30, 2001 to (euro)17.7 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 48.9% for the six months ended June 30, 2001 to 50.0% for the six months ended June 30, 2002. This decrease corresponded with the decrease in net sales, reflecting the assembly nature of the operations.

PERSONNEL

         Personnel costs include wages, salaries, pension costs and other compulsory employee related costs.

         CONSOLIDATED. Cost of personnel for the six months ended June 30, 2002 decreased slightly by 0.1% or (euro)0.2 million to (euro)157.8 million from
(euro)158.0 million for the six months ended June 30, 2001.

         BATHROOM CERAMICS. Cost of personnel decreased by 0.5%, or (euro)0.5 million, from (euro)101.4 million for the six months ended June 30, 2001 to
(euro)100.9 million for the six months ended June 30, 2002. This decrease corresponded with the similar decrease in net sales of bathroom ceramics. It was due to reduction of labor force in the first stage of the ongoing restructuring program.

         BATH AND SHOWER PRODUCTS. Cost of personnel increased by 1.1%, or
(euro)0.5 million, from (euro)47.2 million for the six months ended June 30, 2001 to (euro)47.7 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 30.9% for the six months ended June 30, 2001 to 31.2% for the six months ended June 30, 2002. This increase was primarily a result of salary increases which, due to the depressed German market, could not be offset by higher sales revenue.

         VACUUM SEWAGE SYSTEMS. Cost of personnel decreased by 2.1%, or
(euro)0.2 million, from (euro)9.4 million for the six months ended June 30, 2001 to (euro)9.2 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 22.3% for the six months ended June 30, 2001 to 26.0% for the six months ended June 30, 2002. The decrease in the cost amount resulted from redundancies initiated in the aviation sector due to weakened demand. The increase in the percentage relative to net sales was a result of a slower effect of the redundancy plan as compared to the decline in net sales.

OUTSIDE SERVICES

         Outside services include freight and transportation, temporary personnel, subcontracting services, maintenance and repairs.

         CONSOLIDATED. Cost of outside services for the six months ended June 30, 2002 increased by 0.8% or (euro)0.4 million to (euro)49.1 million from
(euro)48.7 million for the six months ended June 30, 2001. This change represents an increase as a percentage of net sales from 9.4% for the six months ended June 30, 2001 to 9.7% for the six months ended June 30, 2002. In other words, the level of the cost of outside services remained unchanged, reflecting a slightly increased cost of freight and transportation but a reduced cost of subcontracting services.

         BATHROOM CERAMICS. Cost of outside services increased by 0.3%, or
(euro)0.1 million, from (euro)32.0 million for the six months ended June 30, 2001 to (euro)32.1 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 9.9% for the six months ended June 30, 2001 to 10.0% for the six months ended June 30, 2002. This increase was primarily due to higher cost of freight and transportation.

         BATH AND SHOWER PRODUCTS. Cost of outside services increased by 2.6%, or (euro)0.4 million, from (euro)15.5 million for the six months ended June 30, 2001 to (euro)15.9 million for the six months ended June 30, 2002. This change represents an increase as a percentage of net sales from 10.1% for the six months ended June 30, 2001 to 10.4% for the six months ended June 30, 2002. The change in cost of outside services was the net effect of a higher cost of freight and transportation and a lower cost of subcontracting services.

         VACUUM SEWAGE SYSTEMS. Cost of outside services decreased by 8.3% or
(euro)0.1 million from (euro)1.2 million for the six months ended June 30, 2001 to (euro)1.1 million for the six months ended June 30, 2002. Despite the decrease in amount of absolute cost due to lower subcontracting service costs, this change represents an increase as a percentage of net sales from 2.9% for the six months ended June 30, 2001 to 3.1% for the six months ended June 30, 2002. This increase is a result of lower net sales.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization for the six months ended June 30, 2002 increased by 8.4% or (euro)3.9 million to (euro)50.1 million from (euro)46.2 million for the six months ended June 30, 2001. The increase in depreciation was due to one-off depreciation of acquisition related financing cost (debt issuance cost) of (euro)7.4 million resulting from the repayment of outstanding indebtedness under the junior credit facility with the proceeds of the original notes in May 2002. Excluding this amount, the depreciation and amortization decreased by 7.6% or (euro)3.5 million.

OTHER OPERATING INCOME AND EXPENSES, NET

         Other operating expenses, net, results from the addition of other operating income and other operating expenses. Other operating income and expenses, net, includes research and development costs, marketing, general and administration expenses and net gains or losses on fixed asset disposals. All other operating income and expenses, net, were net expenses for the relevant periods.

         CONSOLIDATED. Other operating expenses, net, results from the addition of other operating income and other operating expenses. Other operating expenses, net, for the six months ended June 30, 2002 decreased by 22.0% or
(euro)20.0 million to (euro)71.0 million from (euro)91.0 million for the six months ended June 30, 2001. In 2001, we incurred a one-off cost of (euro)6.5 million related to the acquisition of Sanitec Oyj by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. Excluding this expense, and the reclassification of
(euro)4.2 million as cost of products sold - materials and consumables, as discussed above, the decrease in other operating expenses, net, was 10.2% or
(euro)9.3 million. We have taken measures in all business units to cut sales, general and administrative costs. The largest savings to date include those resulting from the Koralle and Keramag integration in Germany as well as sales, general and administrative cost reduction initiatives implemented in Twyford and Evac.

         The strategic purchasing initiative, which we initiated in the beginning of 2002, is progressing, and we expect savings to start accruing by the end of 2002. We also expect savings from the restructuring of our production plant network and from outsourcing activities to increase in subsequent years. We have booked expenditures related to factory closures and subsequent production against appropriate reserves made in previous years.

         BATHROOM CERAMICS. Other operating income and expenses, net, decreased by 19.3%, or (euro)10.8 million, from (euro)56.1 million for the six months ended June 30, 2001 to (euro)45.3 million for the six months ended June 30, 2002. This change represents a decrease as a percentage of net sales from 17.4% for the six months ended June 30, 2001 to 14.1% for the six months ended June 30, 2002. Of the decrease, (euro)4.2 million was due to the reclassification of certain other operating expenses as cost of products sold as noted above. Similarly, we attribute approximately (euro)4.0 million of the one-off (euro)6.5 million acquisition cost noted above to bathroom ceramics. The actual cost decrease of (euro)2.6 million, or 4.6% after, taking these two adjustments into account, also included the gain from a sale of an asset of (euro)1.1 million. The remaining decrease arose primarily from reduced marketing, sales and general administration expenses.

         BATH AND SHOWER PRODUCTS. Other operating income and expenses, net, decreased by 25.2%, or (euro)7.0 million, from (euro)27.8 million for the six months ended June 30, 2001 to (euro)20.8 million for the six months ended June 30, 2002. This change represents a decrease as a percentage of net sales from 18.2% for the six months ended June 30, 2001 to 13.6% for the six months ended June 30, 2002. Excluding the (euro)1.9 million proportionate share of bath and showers products from the one-off cost of (euro)6.5 million, the actual cost decrease was (euro)5.1 million or 18.3%. This decrease was due to reductions in marketing, sales and general administration expenses, as well as research and development costs.

         VACUUM SEWAGE SYSTEMS. Other operating income and expenses, net, decreased by 31.0%, or (euro)2.2 million, from (euro)7.1 million for the six months ended June 30, 2001 to (euro)4.9 million for the six months ended June 30, 2002. This change represents a decrease as a percentage of net sales from 16.9% for the six months ended June 30, 2001 to 13.8% for the six months ended June 30, 2002. Excluding the (euro)0.6 million proportionate share of vacuum sewage systems from the one-off cost of (euro)6.5 million, the actual cost decrease was (euro)1.6 million or 22.5%. This decrease was primarily due to reduced general administration expenses and, to a smaller degree, research and development costs.

OPERATING PROFIT

         CONSOLIDATED. Our operating profit for the six months ended June 30, 2002 increased by 1.7% or (euro)0.4 million to (euro)23.5 million from
(euro)23.1 million for the six months ended June 30, 2001. Our operating profit margin increased from 4.5% for the six months ended June 30, 2001 to 4.6% for the six months ended June 30, 2002. Excluding the impact of the one-off depreciation of (euro)7.4 million during the six months ended June 30 2002, and the impact of one-off operating cost of (euro)6.5 million during the six months ended June 30, 2001, our operating profit was (euro)30.9 million for the six months ended June 30, 2002 and (euro)29.6 million for the six months ended June 30, 2001, and the operating profit margins were 6.1% and 5.7% respectively.

         BATHROOM CERAMICS. Bathroom ceramics operating profit for the period from January 1 to June 30, 2002 was (euro)15.4 million. During the period from January 1 to June 7, 2001 and from June 8 to June 30, 2001, the operating profit was (euro)18.5 million and 4.7 million respectively. Excluding the Sanitec Oy, formerly Pool Acquisition Helsinki Oy, goodwill amortization of (euro)8.9 million allocated to bathroom ceramics, the operating profit for the period from January 1 to June 30, 2002 was (euro)24.3 million. Our performance during the six months ended June 30, 2002 was affected positively by the result of Keramag's sales, general and administrative cost reductions and reductions in customer bonuses. Our operating profit for bathroom ceramics for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

         BATH AND SHOWER PRODUCTS. Bath and shower products operating profit for the period from January 1 to June 30, 2002 was (euro)7.2 million. During the period from January 1 to June 7, 2001 and from June 8 to June 30, 2001 the operating profit was (euro)9.7 million and (euro)2.5 million respectively. Excluding the Sanitec Oy, formerly Pool Acquisition Helsinki Oy, goodwill amortization of (euro)4.1 million allocated to bath and shower products, the operating profit for the period from January 1 to June 30, 2002 was (euro)11.3 million. The operating profit of bath and shower products during the six months ended June 30, 2002 was affected by poor market conditions in the German market, which hurt Koralle's sales in the last quarter. Our operating profit for bath and shower products for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

         VACUUM SEWAGE SYSTEMS. Vacuum sewage systems operating profit for the period from January 1 to June 30, 2002 was (euro)0.9 million. During the period from January 1 to June 7, 2001 and from June 8 to June 30, 2001 the operating profit was (euro)2.2 million and (euro)0.5 million respectively. Excluding the Sanitec Oy, formerly Pool Acquisition Helsinki Oy, goodwill amortization of
(euro)0.5 million allocated to vacuum sewage systems, operating profit for the period from January 1 to June 30, 2002 was (euro)1.4 million. Despite significant sales, general and administrative cost reductions, vacuum sewage systems was not able to fully offset the margin loss from lower sales resulting from the market downturn after September 11, 2001. Our operating profit for vacuum sewage systems for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

OTHER INCOME AND EXPENSES, NET

         Other income and expenses, net, expenses increased by (euro)13.0 million to (euro)54.6 million for the six months ended June 30, 2002, compared to (euro)41.6 million for the six months ended June 30, 2001. Expenses in connection with the replacement of the junior credit facility by the original notes in May 2002, as well as the increase in the loan capital of the PIK loan and shareholder loan and the net expenses resulting from interest rate swaps and the exchange gains and losses during 2002, contributed to this increase. We had no significant gain or loss from financial derivatives. Outstanding derivatives as of September 30, 2002 are described under "--Market Risk" below.

INCOME TAXES

         Income taxes during the six months ended June 30, 2002 were (euro)13.6 million, compared to (euro)12.2 million for the six months ended June 30, 2001.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

         The discussion below in this subsection includes a comparison of the pro forma combined condensed statements of operations of Pool Acquisition Netherlands B.V. for the period from January 1, 2001 to December 31, 2001 and the historical financial statements of Sanitec Oyj for the period from January 1, 2000 to December 31, 2000. Operating profit by segment for the period ended December 31, 2001 does not include proforma adjustments for the amortization of goodwill and other intangible assets in connection with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

NET SALES

         CONSOLIDATED. Our net sales increased by 13.4%, or (euro)117.2 million, from (euro)877.3 million in 2000 to (euro)994.5 million in 2001. This increase was due primarily to the acquisition of Twyford which has been consolidated in our financial results since the beginning of 2001. In addition, these net sales include Sanitec Johnson Suisse Sdn Bhd, or Sanitec Johnson Suisse, which we deconsolidated from July 2001. Sanitec Johnson Suisse had net sales of
(euro)10.3 million in 2000 compared to (euro)5.2 million in 2001. Excluding Twyford and Sanitec Johnson Suisse, our net sales in 2001 grew by 1.1%, or
(euro)9.7 million, from (euro)867 million in 2000 to (euro)876.7 million in 2001. Strong organic net sales growth in the Benelux countries, Denmark, Norway, Switzerland and Central and Eastern Europe was almost entirely offset by a decline in net sales in Germany due to continued challenging economic conditions. These net sales trends were the result of changes in sales volumes and product mix, with sales prices remaining flat in 2001 compared with 2000. Although, excluding Twyford and Sanitec Johnson Suisse, net sales in 2001 grew by 1.1%, the European bathroom products industry as a whole experienced a decline, primarily due to the depressed economic conditions in Germany and the United Kingdom. Consequently, we were able to gain market share in a difficult year.

         BATHROOM CERAMICS. Bathroom ceramics net sales increased by 16.3%, or
(euro)85.6 million, from (euro)524.9 million in 2000 to (euro)610.5 million in 2001. This increase was mainly due to the Twyford acquisition, offset by a marginal decline in bathroom ceramics net sales for the rest of the Sanitec group. Excluding Twyford and Sanitec Johnson Suisse, our bathroom ceramics net sales declined by 0.7%, or (euro)3.6 million, from (euro)514.8 million in 2000 to (euro)511.2 million in 2001. This decline was due to a decrease in bathroom ceramics net sales volumes in Germany, France and Italy and the impact of an 11% devaluation of the Swedish Krona against the Euro, partially offset by bathroom ceramics net sales growth in our other core European markets and Central and Eastern Europe. Excluding the effect of the devaluation of the Swedish Krona, the decrease in net sales in our core European markets was the result of lower sales volumes, with product prices remaining stable in 2001 compared with 2000.

         BATH AND SHOWER PRODUCTS. Bath and shower products net sales increased by 11.6%, or (euro)30.6 million, from (euro)264.3 million in 2000 to (euro)294.9 million in 2001. This increase was largely due to the acquisition of Twyford. Excluding Twyford, bath and shower products net sales grew by 4.6%, or
(euro)12.2 million, from (euro)264.3 million in 2000 to (euro)276.5 million in 2001. This growth was due to increased demand in our core European markets, a shift in our product mix to more high-end products, a realization of benefits from cross-selling initiatives, particularly in the Benelux countries, where we successfully sold Koralle products under the Sphinx brand, and strong demand from Central and Eastern Europe. Growth was partially offset by a loss of sales volumes in France as a result of the destruction by fire of one of our French production facilities by fire and the devaluation of the Swedish Krona.

         VACUUM SEWAGE SYSTEMS. Vacuum sewage systems net sales increased by 1.1%, or (euro)1 million, from (euro)88.1 million in 2000 to (euro)89.1 million in 2001. Our vacuum sewage systems net sales were negatively affected in the first three quarters of 2001 by the economic downturn, especially in the marine sector, and temporary delivery problems with a supplier. In addition, the events of September 11, 2001 had a negative impact on net sales and the level of new orders. Net sales in the train sector also declined during the course of the year, primarily as a result of the effects of our earlier decision to discontinue our unprofitable toilet cabin business. The outlook for the marine and aviation sectors remains weak in 2002.

COST OF PRODUCTS SOLD -- MATERIALS AND CONSUMABLES

         Cost of products sold -- materials and consumables includes raw materials and components purchased from third parties.

         CONSOLIDATED. Cost of products sold -- materials and consumables increased by 15.7%, or (euro)41.7 million, from (euro)265 million in 2000 to
(euro)306.7 million in 2001. This change represents an increase as a percentage of net sales from 30.2% in 2000 to 30.8% in 2001. This increase was almost entirely due to

Twyford. Twyford's cost of products sold -- materials and consumables as a percentage of net sales was 34.6% in 2001. Excluding Twyford, cost of products sold -- materials and consumables increased by 1%, or (euro)2.7 million, from
(euro)265 million in 2000 to (euro)267.7 million in 2001.

         BATHROOM CERAMICS. Cost of products sold -- materials and consumables increased by 23.4%, or (euro)33.4 million, from (euro)142.6 million in 2000 to
(euro)176 million in 2001. This change represents an increase as a percentage of net sales from 27.2% in 2000 to 28.8% in 2001. This increase was due to Twyford, where the production process was less efficient than in the rest of the Sanitec group.

         BATH AND SHOWER PRODUCTS. Cost of products sold -- materials and consumables increased by 16.8%, or (euro)12.9 million, from (euro)76.5 million in 2000 to (euro)89.4 million in 2001. This change represents an increase as a percentage of net sales from 29% in 2000 to 30.3% in 2001. This increase was mainly due to Twyford, as a result of sourcing all of its bath and shower products from third parties. Over time, we intend to source a major part of these products from within the Sanitec group, thereby reducing these costs. Excluding Twyford, cost of products sold -- materials and consumables as a percentage of net sales remained stable in 2001, compared with 2000, despite an increase in acrylic raw material prices.

         VACUUM SEWAGE SYSTEMS. Cost of products sold -- materials and consumables decreased by 10%, or (euro)4.6 million, from (euro)45.9 million in 2000 to (euro)41.3 million in 2001. This change represents a decrease as a percentage of net sales from 52.1% in 2000 to 46.4% in 2001. This decrease was primarily due to improved supply terms for the marine and aviation sectors due to lower-cost sourcing from Eastern European suppliers. Additionally, the train sector contributed to the overall decrease in cost of products sold -- materials and consumables due to our earlier decision to discontinue our unprofitable toilet cabin business.

PERSONNEL

         Personnel costs include wages, salaries, pension costs and other compulsory employee related costs.

         CONSOLIDATED. Cost of personnel increased by 13.3%, or (euro)35.6 million, from (euro)268.6 million in 2000 to (euro)304.2 million in 2001. Cost of personnel as a percentage of net sales remained constant at 30.6% in 2001. Twyford's cost of personnel as a percentage of net sales was 31.8% in 2001. Excluding Twyford, our cost of personnel decreased by (euro)0.2 million from
(euro)268.6 million in 2000 to (euro)268.4 million in 2001.

         BATHROOM CERAMICS. Cost of personnel increased by 16.7%, or (euro)27.7 million, from (euro)166.3 million in 2000 to (euro)194 million in 2001. This increase in cost of personnel is entirely related to the acquisition of Twyford. Twyford's cost of personnel as a percentage of net sales was higher than the rest of the Sanitec group due to higher levels of overtime payments and relatively lower productivity. This increase was offset by improvements resulting from both the full year effect of restructuring measures taken at Sphinx in 2000 and further measures taken during 2001.

         BATH AND SHOWER PRODUCTS. Cost of personnel increased by 8.6%, or
(euro)7.3 million, from (euro)84.2 million in 2000 to (euro)91.5 million in 2001. This change represents a decrease as a percentage of net sales from 31.9% in 2000 to 31% in 2001. This decrease was due to a combination of lower head count at Twyford as a result of its sourcing its bath and shower products from third parties and the reduction of the number of French employees due to the fire at one of our French production facilities.

         VACUUM SEWAGE SYSTEMS. Cost of personnel increased by 3.5%, or
(euro)0.6 million, from (euro)18.1 million in 2000 to (euro)18.7 million in 2001. This change represents an increase as a percentage of net sales from 20.5% in 2000 to 21% in 2001. This increase was due to a decrease in sales as a result of the economic downturn, especially in the marine sector, and the events of September 11, 2001.

OUTSIDE SERVICES

         Outside services include freight and transportation, temporary personnel, subcontracting services, maintenance and repairs.

         CONSOLIDATED. Cost of outside services increased by 17%, or (euro)13.7 million, from (euro)80.6 million in 2000 to (euro)94.3 million in 2001. This change represents an increase as a percentage of net sales from 9.2% in 2000 to 9.5% in 2001. Excluding Twyford, cost of outside services increased by 9.1%, or
(euro)7.3 million, from (euro)80.6 million in 2000 to (euro)87.9 million in 2001. Excluding Twyford, this change represents an increase as a percentage of net sales from 9.2% in 2000 to 10% in 2001. This increase was due to higher freight and transportation costs.

         BATHROOM CERAMICS. Cost of outside services increased by 20.6%, or
(euro)10.5 million, from (euro)51.1 million in 2000 to (euro)61.6 million in 2001. This change represents an increase as a percentage of net sales from 9.7% in 2000 to 10.1% in 2001. This increase was due to higher freight and transportation costs.

         BATH AND SHOWER PRODUCTS. Cost of outside services increased by 14.2%, or (euro)3.8 million, from (euro)26.7 million in 2000 to (euro)30.4 million in 2001. This change represents an increase as a percentage of net sales from 10.1% in 2000 to 10.3% in 2001. This increase was mainly due to extra temporary contracting and transport costs related to the emergency measures following the destruction by fire of one of our French production facilities. As an emergency measure, we sourced products from group companies in Italy and Poland and from our other French production facilities. We expect that our insurance will cover these and any other extra costs resulting from the fire. We expect to receive the insurance proceeds by the end of 2003.

         VACUUM SEWAGE SYSTEMS. Cost of outside services decreased by 20.3%, or
(euro)0.6 million, from (euro)2.9 million in 2000 to (euro)2.3 million in 2001. This change represents a decrease as a percentage of net sales from 3.3% in 2000 to 2.6% in 2001. Although our freight and transportation costs increased, this was offset by cost-saving measures.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization increased by 82.4%, or (euro)41.6 million, from (euro)50.5 million in 2000 to (euro)92.1 million in 2001. This change represents an increase as a percentage of net sales from 5.8% in 2000 to 9.3% in 2001. Excluding Twyford, depreciation and amortization increased by 64.2%, or (euro)32.4 million, from (euro)50.5 million in 2000 to (euro)82.9 million in 2001. This increase was almost exclusively due to an increase in goodwill amortization resulting from the acquisition of Sanitec Oyj, which impacted the period from January 1 to December 31, 2001.

OTHER OPERATING INCOME AND EXPENSES, NET

         Other operating expenses, net, results from the addition of other operating income and other operating expenses. Other operating income and expenses, net, includes research and development costs, marketing, general and administration expenses and net gains or losses on fixed asset disposals. All other operating income and expenses, net, were net expenses for the relevant periods.

         CONSOLIDATED. Other operating income and expenses, net, increased by 8%, or (euro)10.6 million, from (euro)133.1 million in 2000 to (euro)143.7 million in 2001. This change represents a decrease as a percentage of net sales from 15.2% in 2000 to 14.5% in 2001. In addition, Sanitec Oyj incurred (euro)6.5 million advisory and other related costs in connection with its acquisition by Pool Acquisition. For Twyford, other operating income and expenses, net, as a percentage of net sales was 18.1% in 2001. Excluding Twyford and this fee, other operating income and expenses, net, decreased by 12.1%, or (euro)16.1 million, from (euro)133.1 million in 2000 to (euro)117 million in 2001. This change represents a decrease as a percentage of net sales from 15.2% in 2000 to 13.3% in 2001. The effect of Twyford was therefore offset by a significant reduction in marketing, general and administration expenses.

         BATHROOM CERAMICS. Other operating income and expenses, net, increased by 16.6%, or (euro)12.3 million, from (euro)74.2 million in 2000 to (euro)86.5 million in 2001. This change represents an increase as a percentage of net sales from 14.1% in 2000 to 14.2% in 2001. This increase was due to the impact of Twyford, which was offset by significant reduction in marketing, general and administration expenses in the Sanitec group as a whole.

         BATH AND SHOWER PRODUCTS. Other operating income and expenses, net, decreased by 9.2%, or (euro)4.3 million, from (euro)46.5 million in 2000 to
(euro)42.3 million in 2001. This change represents a decrease as a percentage of net sales from 17.6% in 2000 to 14.3% in 2001. This decrease was mainly due to marketing, general and administration cost-savings resulting from integrating the administration functions of the German bathroom ceramics and bath and shower products businesses.

         VACUUM SEWAGE SYSTEMS. Other operating income and expenses, net, increased by 21.1%, or (euro)2.6 million, from (euro)12.3 million in 2000 to
(euro)14.9 million in 2001. This change represents an increase as a percentage of net sales from 14% in 2000 to 16.8% in 2001. This increase was due to the economic downturn, in particular in the marine sector, and the costs of new marketing efforts in China and Brazil, the benefits of which have yet to be realized.

OPERATING PROFIT

         CONSOLIDATED. Our operating profit decreased by 32.7%, or (euro)26.0 million, from (euro)79.5 million in 2000 to (euro)53.5 million in 2001. This change represents a decrease in operating profit margin from 9.1% in 2000 to 5.4% in 2001. Excluding Twyford, operating profit decreased by 35.2%, or
(euro)28.0 million from (euro)79.5 million in 2000 to (euro)51.5 million in 2001. This change represents a decrease in operating profit margin from 9.1% in 2000 to 5.2% in 2001. This decrease was mainly due to incremental depreciation, amortization and non-recurring costs incurred in connection with the acquisition of Sanitec Oyj, as well as the acquisition of Twyford. Excluding the effects of these acquisitions, operating profit increased by 16.2%, or (euro)12.9 million, from (euro)79.5 million in 2000 to (euro)92.4 million in 2001, which represents an increase in operating profit margin from 9.1% in 2000 to 9.5% in 2001. This increase was due to growth in high-end bath and shower products, significant marketing, general and administration cost-savings across the Sanitec group, positive integration effects from Sphinx, and restructuring within Evac and was partially offset by lower profit margins at Twyford and the effect of depressed economic conditions in Germany and France.

         BATHROOM CERAMICS. Operating profit of bathroom ceramics during the period from January 1 to June 7, 2001 and from June 8 to December 31, 2001 was
(euro)18.5 million and (euro)17.4 million respectively. The period from January 1 to June 7, 2001 was affected by (euro)5.1 million of costs related to the acquisition of Sanitec Oyj by the Successor, and the period from June 8 to December 31, 2001 was affected by (euro)13.3 million of goodwill amortization caused by the same acquisition. In 2000, the operating profit was (euro)50.6 million. The benefit of additional savings in 2001 resulting from our restructuring of Sphinx during 2000 was offset by the acquisition of Twyford in January 2001 and the effect of depressed economic conditions in Germany and France. Our operating profit for bathroom ceramics for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

         BATH AND SHOWER PRODUCTS. Operating profit of bath and shower products during the period from January 1 to June 7, 2001 and from June 8 to December 31, 2001 was (euro)9.7 million and (euro)14.8 million respectively. The period from January 1 to June 7, 2001 was affected by (euro)1.2 million of costs related to the acquisition of Sanitec Oyj by the Successor, and the period from June 8 to December 31, 2001 was affected by (euro)3.1 million of goodwill amortization caused by the same acquisition. In 2000, the operating profit was (euro)22.2 million. The positive performance in 2001 resulted from a shift in our product mix to more high end products in all of our markets and integrating the administration functions of our German bathroom ceramics and bath and shower products businesses. Our operating profit for bath and shower products for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

         VACUUM SEWAGE SYSTEMS. Operating profit of vacuum sewage systems during the period from January 1 to June 7, 2001 and from June 8 to December 31, 2001 was (euro)2.2 million and (euro)6.3 million respectively. The period from January 1 to June 7, 2001 was affected by (euro)0.3 million of costs related to the acquisition of Sanitec Oyj by the Successor, and the period from June 8 to December 31, 2001 was affected by (euro)0.7 million of goodwill amortization caused by the same acquisition. In 2000, the operating profit was (euro)6.7 million. The positive performance in 2001 was mainly due to sourcing components from lower cost Eastern European suppliers and increased sales of high-margin spare parts in the aviation and marine sectors, partially offset by the impact of our earlier decision to discontinue our unprofitable toilet cabin business. Our operating profit for vacuum sewage systems for this period does not include pro forma adjustments for the amortization of goodwill and other intangible assets in conjunction with the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. as of June 7, 2001 and thus may not be indicative of our results going forward.

OTHER INCOME AND EXPENSES, NET

         Other income and expenses, net, increased by 629.8%, or (euro)71.8 million, from (euro)11.4 million in 2000 to (euro)83.2 million in 2001. This increase was due to the debt financing incurred in connection with the acquisitions of Sanitec Oyj and Twyford for the period from January 1 to December 31, 2001.

INCOME TAXES

         Income taxes decreased by 13.7%, or (euro)3.4 million, from (euro)24.9 million in 2000 to (euro)21.5 million in 2001. This change represents a decrease as a percentage of net sales from 2.8% in 2000 to 2.2% in 2001. This decrease was due to comparatively lower profits earned in countries with higher income tax rates, such as Germany, the use of loss carry forwards at Sphinx, Koralle, Pozzi-Ginori and Evac and the losses that we incurred due to the sale of 80.1% of our shares in Sanitec Johnson Suisse concurrent with its de-consolidation as at July 1, 2001.

FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

NET SALES

         CONSOLIDATED. Net sales increased 39.2%, or (euro)247.3 million, from
(euro)630 million in 1999 to (euro)877.3 million in 2000. Growth in 2000 was due to increased net sales volume with prices remaining flat. The majority of this increase was due to the acquisition of Sphinx in December 1999, as well as a small acquisition in the vacuum sewage systems segment. Excluding these acquisitions, our net sales increased by 6.3%, or (euro)39.7 million, from
(euro)630 million in 1999 to (euro)669.7 million in 2000. This increase was due to strong market growth and market share gains in most of our core European markets and in Central and Eastern Europe. This increase was partially offset by depressed economic conditions in Germany and Poland in the second half of 2000.

         BATHROOM CERAMICS. Bathroom ceramics net sales increased 26.7%, or
(euro)110.5 million, from (euro)414.4 million in 1999 to (euro)524.9 million in 2000. This increase was mainly due to the acquisition of Sphinx. Additionally, we experienced net sales growth of approximately 30% in Scandinavia, which resulted from the first real increase in construction activity in Sweden in ten years. This increase was partially offset by depressed economic conditions in Germany and Poland where there was a notable decline in new residential construction, particularly in Eastern Germany. We also were able to gain additional market share in 2000 in our core European markets and Central and Eastern Europe.

         BATH AND SHOWER PRODUCTS. Bath and shower products net sales increased 82.1%, or (euro)119.2 million, from (euro)145.1 million in 1999 to (euro)264.3 million in 2000. This increase was mainly due to the acquisition of Sphinx. In addition, we experienced double-digit organic growth across the rest of the Sanitec group due to strong market growth in Scandinavia and Central and Eastern Europe in particular, and the introduction of new high-end products at Domino in Italy.

         VACUUM SEWAGE SYSTEMS. Vacuum sewage systems net sales increased 24.9%, or (euro)17.5 million, from (euro)70.5 million in 1999 to (euro)88.1 million in 2000. This growth was primarily attributable to small acquisitions in the marine and train sectors as well as a strong performance in the marine sector where we gained market share.

COST OF PRODUCTS SOLD -- MATERIALS AND CONSUMABLES

         Cost of products sold -- materials and consumables increased 36%, or
(euro)70.1 million, from (euro)194.9 million in 1999 to (euro)265 million in 2000. This change represents a decrease as a percentage of sales from 30.9% in 1999 to 30.2% in 2000. This decrease was due to increased efficiency in bathroom ceramics production and our ability to obtain lower cost components for our bath and shower products and was partially offset by Sphinx's less efficient bathroom ceramic production process.

PERSONNEL

         Cost of personnel increased 60.4%, or (euro)101.1 million, from
(euro)167.5 million in 1999 to (euro)268.6 million in 2000. This change represents an increase as a percentage of net sales from 26.6% in 1999 to 30.6% in 2000. This increase was mainly due to the acquisition of Sphinx. The Sphinx group had significantly lower productivity levels than the rest of the Sanitec group. Sphinx also allocated the cost of temporary personnel to cost of personnel rather than to outside services.

OUTSIDE SERVICES

         Costs of outside services increased 26.5%, or (euro)16.9 million, from
(euro)63.7 million in 1999 to (euro)80.6 million in 2000. This change represents a decrease as a percentage of net sales from 10.1% in 1999 to 9.2% in 2000. This decrease was mainly due to the fact that Sphinx allocated the cost of temporary personnel to cost of personnel rather than to outside services.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization increased 46.9%, or (euro)16.1 million, from (euro)34.4 million in 1999 to (euro)50.5 million in 2000. This change represents an increase as a percentage of net sales from 5.5% in 1999 to 5.8% in 2000. This increase was due to an increase in goodwill amortization and an increase in fixed asset depreciation resulting from the acquisition of Sphinx.

OTHER OPERATING INCOME AND EXPENSES, NET

         Other operating income and expenses, net, increased 51%, or (euro)45 million, from (euro)88.1 million in 1999 to (euro)133.1 million in 2000. This change represents an increase as a percentage of net sales from 14% in 1999 to 15.2% in 2000. This increase was due primarily to higher marketing, general and administration expenses at Sphinx.

OPERATING PROFIT

         CONSOLIDATED. Operating profit decreased 2.3%, or (euro)1.9 million, from (euro)81.4 million in 1999 to (euro)79.5 million in 2000. Our operating profit margin decreased from 12.9% in 1999 to 9.1% in 2000. This decrease was due to the Sphinx acquisition, depressed economic conditions in Germany and Poland and an increase in our energy costs due to a rise in oil and gas prices. This decrease was partially offset by the positive impact of strong organic growth of the bath and shower products and vacuum sewage system segments.

         BATHROOM CERAMICS. Operating profit in the bathroom ceramics segment decreased 19.2%, or (euro)12.1 million, from (euro)62.7 million in 1999 to
(euro)50.6 million in 2000. This change represents a decrease in our operating profit margin from 15.1% in 1999 to 9.6% in 2000. This decrease was due to the acquisition of Sphinx with its significantly higher cost of personnel, depressed economic conditions in Germany and Poland, an increase in our energy costs due to a rise in oil and gas prices, an increase in depreciation and amortization and higher marketing, general and administration expenses. In Sweden, our operating profit margins decreased due to lower than anticipated net sales as a result of temporary production delays during the summer months.

         BATH AND SHOWER PRODUCTS. Operating profit in the bath and shower products segment increased 51.8%, or (euro)7.6 million, from (euro)14.6 million in 1999 to (euro)22.2 million in 2000. This change represents a decrease in our operating profit margin from 10.1% in 1999 to 8.4% in 2000. This decrease was due to the acquisition of Koralle and Leda, Sphinx's German and French bath and shower products businesses. Although Koralle and Leda were profitable and increased our operating profit in absolute terms, their operating profit margin, especially Leda's, was significantly below the average for the rest of the Sanitec group. This diluted our overall operating profit margin. A shift in our product mix towards high-end products, particularly in Italy, partially offset the impact of these acquisitions.

         VACUUM SEWAGE SYSTEMS. Operating profit in the vacuum sewage systems segment increased 63.4%, or (euro)2.6 million, from (euro)4.1 million in 1999 to
(euro)6.7 million in 2000. This change represents an increase in our operating profit margin from 5.8% in 1999 to 7.6% in 2000. This increase was mainly due to strong growth in the marine sector which was partly offset by costs associated with our decision to discontinue our unprofitable toilet cabin business and increased costs associated with the acquisition of Aquamar in Germany.

OTHER INCOME AND EXPENSES, NET

         Other income and expenses, net, increased 22.1%, or (euro)2.1 million, from (euro)9.3 million in 1999 to (euro)11.4 million in 2000. This was due to an increase in interest expenses and other financial expenses incurred in connection with the acquisition of Sphinx.

INCOME TAXES

         Income taxes decreased 6.4%, or (euro)1.7 million, from (euro)26.6 million in 1999 to (euro)24.9 million in 2000. This decrease was primarily due to lower taxable income and was partly offset by an increase in deferred taxes from (euro)0.3 million in 1999 to (euro)3.7 million in 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

US GAAP

     SFAS NO. 144

         In August 2001, the FASB issued SFAS No. 144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS", which establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 supersedes SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF" and the accounting and reporting provisions of APB Opinion No. 30. SFAS 144 is effective for fiscal years beginning after December 15, 2001. We believe that the impact of SFAS No. 144 on the results of operations and financial position of the Group is immaterial.

     SFAS NO. 145

         In April 2002, the FASB issued SFAS No. 145 "RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS". SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which will be adopted for transactions occurring subsequent to May 15, 2002. The impact of adopting SFAS No. 145 on the results of operations and financial position of the Group is not yet certain.

     SFAS NO. 146

         In July 2002, the FASB issued SFAS No. 146 ("SFAS 146"), "ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES". SFAS No. 146 nullifies Emerging Issues Task Force No. 94-3 ("EITF" Issue No. 94-3), "LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING)". SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recorded when it is incurred, and initial measurement is at fair value. The statement is effective for exit or disposal activities that are initiated after December 31, 2002, although earlier adoption is encouraged. The impact of adopting SFAS No. 146 on the results of operations and financial position of the Group is not yet certain.

LIQUIDITY AND CAPITAL RESOURCES

         The following table summarizes our cash flow activity during the years December 31, 1999, 2000 and 2001 and the six month periods ended June 30, 2001 and 2002:

                                                  PREDECESSOR                                     SUCCESSOR
                                                  -----------                                     ---------
                                                                                  JUNE 8 -                       SIX MONTHS
                                             YEAR ENDED        JANUARY 1 -        DECEMBER       JUNE 8 -       ENDED JUNE
                                          DECEMBER 31,           JUNE 7,            31,          JUNE 30,          30,
                                          ------------           -------            ---          --------          ---
                                          1999      2000          2001             2001            2001            2002
                                          ----      ----          ----             ----            ----            ----
Cash flow from operating activities....  77.8       47.5          9.3              65.0           (1.3)             2.0
Cash flow from investing activities.... (151.2)    (12.0)       (159.0)          (955.6)         (898.8)           (36.5)
Cash flow from financing activities....  76.0      (48.6)        152.9            958.6           966.3            (4.1)
Cash and cash equivalents, end of                                                  68.0
    period.............................  30.8       17.7          21.1                             66.2             29.3

CASH FLOW FROM OPERATING ACTIVITIES

         Cash flow from operating activities was (euro)2.0 million during the six month period ended June 30, 2002. During the financial period from January 1, 2001 to June 7, 2001, cash flow from operating activities was (euro)9.3 million and during the financial period from June 8, 2001 to June 30, 2001 was
(euro)(1.3) million. During the financial period from June 8, 2001 to December 31, 2001, cash flow from operating activities was (euro)65.0 million, and during the financial years ended December 31, 2000 and December 31, 1999 was (euro)47.5 million and (euro)77.8 million, respectively. From June 8 onwards, our financial results were affected by the acquisition of Sanitec Oyj by Pool Acquisition Netherlands B.V. This impact was partially offset by tax savings due to higher interest expenses, and the disposal of Sanitec Johnson Suisse during the financial period ended December 31, 2001. Interest expenses paid during the period ended

June 30, 2002 include additionally a one-time redemption premium of (euro)10.2 million related to refinancing of the Junior Loan by the original notes.

         Cash flow from operating activities before financial items and taxes was (euro)32.8 million, (euro)19.4 million and (euro)4.9 million for the six months ended June 30, 2002, the financial period from January 1, 2001 to June 7, 2001 and the financial period from June 8, 2001 to June 30, 2001, respectively. During the financial period ended December 31, 2001 and financial years ended December 31, 2000 and December 31, 1999 the cash flow from operating activities before financial items and taxes was (euro)112.4 million, (euro)109.2 million and (euro)124.3 million respectively. The results during the period ended June 30, 2002 and throughout the fiscal year 2001 were due in part to improved working capital management as a result of implementing a more effective receivables collection program. Additionally, during the period ended June 30, 2002, profitability improved prior to depreciation and amortization. In 2000, working capital, including the net of inventories, non-interest-bearing receivables and payables, increased by (euro)20.2 million. This increase was mainly due to poor receivables collection and inventory management at Sphinx. In addition, cash interest expenses paid increased by (euro)6.9 million due to an increase in debt incurred in connection with the acquisition of Sphinx.

CASH FLOW FROM INVESTING ACTIVITIES

         Cash flow from investing activities was (euro)(36.5) million during the six month period ended June 30, 2002. During the financial period from January 1, 2001 to June 7, 2001, cash flow from investing activities was (euro)(159.0) million and during the financial period from June 8, 2001 to June 30, 2001 was
(euro)(898.8) million. During the financial period from June 8, 2001 to December 31, 2001, cash flow from investing activities was (euro)(955.6) million and during the financial years ended December 31, 2000 and December 31, 1999 was
(euro)(12.0) million and (euro)(151.2) million respectively.

         Total investments during the six month period ended June 30, 2002 included (euro)18.7 million in refinancing costs relating to replacing the Junior Loan with the original notes and (euro)1.1 million relating to the buy-out of Sanitec's minority shareholders. During the financial period from January 1, 2001 to June 7, 2001, total investments related to the acquisition of Twyford and during the financial periods from June 8, 2001 to June 30, 2001 and from June 8, 2001 to December 31, 2001 to the acquisition of Sanitec Oyj respectively. Excluding acquisitions, capital expenditure during the financial periods from January 1, 2001 to June 7, 2001, from June 8, 2001 to June 30, 2001 and from June 8, 2001 to December 31, 2001 were (euro)(22.0) million,
(euro)(1.6) million and (euro)(28.8) million, respectively.

         Total investments in 1999 were affected by the acquisition of Sphinx, and, following the approval of our acquisition of Sphinx by the European Commission, we sold Gustavsberg AB for a total cash consideration of (euro)43.8 in 2000. Excluding acquisitions, our capital expenditures in 2000 and 1999 were
(euro)(44.7) million and (euro)(26.3) million respectively. This increase was affected by our strategic initiative to decrease bathroom ceramics production costs in two major production facilities in Sweden and Finland by investing in automated high-pressure casting and glazing. Given the success of this initiative, we expect to use the same method in the future to improve production costs in selected additional production facilities.

CASH FLOW FROM FINANCING ACTIVITIES

         Cash flow from financing activities was (euro)(4.1) million during the six month period ended June 30, 2002. During the financial period from January 1, 2001 to June 7, 2001, cash flow from financing activities was (euro)152.9 million and during the financial period from June 8, 2001 to June 30, 2001 was
(euro)966.3 million. During the financial period from June 8, 2001 to December 31, 2001 the cash flow from financing activities was (euro)958.6 million and, during the financial years ended December 31, 2000 and December 31, 1999, was
(euro)(48.6) million and (euro)76.0 million respectively.

         During the period ended June 30, 2002, cash flow from financing activities was modest as no acquisitions took place. Movements within cash flow from financing activities reflect primarily the replacement of the (euro)245.0 million Junior Loan with the (euro)260.0 million Senior Notes.

         During the financial period from January 1, 2001 to June 7, 2001, cash flow from financing activities was impacted by the acquisition of Twyford and during the financial periods from June 8, 2001 to June 30, 2001 and from June 8, 2001 to December 31, 2001 by the acquisition of Sanitec Oyj respectively.

         In 2000, the acquisition of Sphinx resulted in a decrease in cash flow from financing activities of (euro)124.6 million compared to 1999.

ANTICIPATED EXPENDITURE AND SOURCES OF FUNDS

         During 1999, 2000 and the financial periods ended June 7, 2001 and December 31, 2001, our capital expenditure excluding acquisitions as a percentage of net sales was 4.2%, 5.1%, 4.9% and 5.3%, respectively. We expect that our ongoing capital expenditure will remain approximately at these levels. In addition, we estimate that our maintenance level of capital expenditure is approximately 2.5% of net sales. In connection with business restructuring, we will be required to finance approximately (euro)40 million in cash restructuring charges from 2002 through 2005. Under our senior credit facility, we are required to make the following repayments of principal through 2005:



    YEAR                                    (IN MILLIONS OF EURO)
    ----                                    ---------------------
2002.................................               18.1
2003.................................               27.2
2004.................................               39.2
2005.................................               48.2

         As of June 30, 2002, our total long-term debt including the PIK loan and the shareholder loan amounted to (euro)1,133.7 million, and our total short-term debt amounted to (euro)13.0 million.

                                                               DECEMBER 31, 2001                JUNE 30, 2002
                                                               -----------------                -------------
                                                                            (IN MILLIONS OF EURO)
Long term debt including current portion
     Senior A.......................................                    285.0                        276.0
     Senior B.......................................                    110.0                        109.5
     Senior C.......................................                    110.0                        109.5
     Junior.........................................                    245.0                        --
     High Yield Bond................................                     --                          260.0
                                                                      -------                      -------
                                                                        750.0                        755.0

Short-term and overdrafts...........................                      8.6                          6.0
Revolving Credit....................................                     --                            7.0
Liquidity...........................................                      6.2                        --
                                                                      -------                      -------
                                                                         14.8                         13.0

PIK loan............................................                     60.0                         66.7
Shareholder loan....................................                    312.2                        312.0
                                                                      -------                      -------
Total...............................................                  1,137.0                      1,146.7

Our long-term debt as of June 30, 2002 matures as follows :

    YEAR                                               (IN MILLIONS OF EURO)
    ----                                               ---------------------
2002.........................................                     9.1
2003.........................................                    27.2
2004.........................................                    39.1
2005.........................................                    48.0
2006.........................................                    58.0
thereafter...................................                   952.3
Total long-term debt.........................                 1,133.7


          In view of the current, uncertain economic environment, in July 2002, we renegotiated with the syndicate of banks and financial institutions that participate in our senior multi-currency term loan and revolving credit facility the "total net debt leverage ratio covenant" of that facility. The revised covenant levels, until June 30, 2004, are set forth in the following table.

                     PERIOD                             X EBITDA
                     ------                             --------
October 1, 2002-June 30, 2003...........................   5.15
July 1, 2003 - September 30, 2003.......................   4.90
October 1, 2003 - March 31, 2004........................   4.55
April 1, 2004 - June 30, 2004...........................   4.25

         We expect to be able to finance these obligations and our working capital requirements through a combination of operating cash flows and borrowing under our (euro)50 million revolving facility under the senior credit facility which is subject to restrictive covenants. In addition, as at December 31, 2001, certain of our operating subsidiaries had an aggregate of (euro)6.3 million of borrowing capacity under credit facilities of (euro)14.9 million.

         Sanitec International is in compliance with the covenants and provisions contained in the indenture.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to market risks, including adverse changes in interest rates, currency exchange rates and, to a lesser extent, commodity pricing.

INTEREST RATE RISK MANAGEMENT

         We are exposed to interest rate risk through our debt instruments. These instruments are currently comprised primarily of the senior credit facility and certain other operating credit facilities. See section "Description of Other Indebtedness and Certain Related Agreements". We manage interest rate risk on a group-wide basis with a combination of fixed and floating interest rate financial instruments designed to balance the fixed and floating interest rates. We have entered into interest rate swaps and options to adjust interest rate risk exposure when appropriate.

         The table below provides, as at September 30, 2002, information about our financial instruments that are sensitive to changes in interest rates, including debt obligations, interest rate swaps and interest rate options. For debt obligations, the table presents principal cash flows by expected maturity dates and related weighted average interest rates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. For interest rate options, the table shows contract amounts and respective average strike rates.

                                              2002      2003      2004      2005       2006    THEREAFTER     TOTAL
                                              ----      ----      ----      ----       ----    ----------     -----
                                                        (IN MILLIONS OF EURO, EXCEPT PERCENTAGE AMOUNTS)
LIABILITIES:
Long-term debt:
     Variable rate...............             10.2      27.2      39.2      48.2       58.2     314.0        497.0
     Weighted average interest
       rate......................              5.8%      5.8%      5.8%      5.7%       5.7%      6.1%         6.0%

INTEREST RATE SWAPS
  (CONTRACT AMOUNTS):
     Variable to fixed...........             --        --        50.0     111.8      200.0      --          361.8
     Average pay fixed rate(1)...             --        --         4.1%      4.4%       4.0%     --            4.1%

INTEREST RATE OPTIONS
  (CONTRACT AMOUNTS):
     Sold floors.................             --        --        50.0      --         --        --           50.0
     Weighted average strike.....             --        --         2.8%     --         --        --            2.8%
     Bought caps.................             --        --        50.0      --         --        --           50.0
     Weighted average strike.....             --        --         4.5%     --         --        --            4.5%

----------
(1) We receive variable six months Euribor on two (euro)25 million interest rate swaps maturing on years 2004 and 2006. For the purposes of this calculation, the effective six months Euribor is fixed at 4.16% per year as at December 31, 2001. We receive variable three months Euribor on the other interest rate swaps maturing in years 2004, 2005 and 2006. The effective three months Euribor is fixed at 3.35% per year as at December 31, 2001.

(2) The original notes, with a nominal amount of (euro)260 million, are not included in the calculations above but pay a yearly interest rate of 9%.

         This table presents the carrying amounts and estimated fair values of interest rate swaps and options. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                   POOL ACQUISITION NETHERLANDS B.V.                 SANITEC INTERNATIONAL S.A.
                                           DECEMBER 31, 2001                             SEPTEMBER 30, 2002
                                           -----------------                             ------------------
                                                                 AVG.                                          AVG.
                              CONTRACT    CARRYING               MATURITY   CONTRACT    CARRYING               MATURITY
                                AMOUNT      VALUE    FAIR VALUE  (MONTHS)     AMOUNT      VALUE    FAIR VALUE  (MONTHS)
                                ------      -----    ----------  --------     ------      -----    ----------  --------
                                                                (IN MILLIONS OF EURO)
IRS (Euribor).............      380.0        (1.2)       7.3        53.4       330.0        (9.6)      (4.7)       43.3
IRS (GBP-Libor)...........       --          --         --          --          31.8         0.0       (0.1)       39.2

Interest Rate Options.....      100.0         0.0        0.5        36.2       100.0         0.0       (0.1)       27.1

FWDs......................      246.3        (0.2)       1.2         3.2       147.2        (0.1)       0.7         3.8
FX Options................        0.0         0.0        0.0         0.0         4.2         0.0        0.0         0.7

EXCHANGE RATE RISK MANAGEMENT

         We conduct our business and sell our products in various markets throughout Europe and, as such, are exposed to foreign exchange risks related to foreign currency denominated assets and liabilities and debt service payments denominated in foreign currencies. Our policy is to hedge all significant foreign exchange risks. Our subsidiaries hedge their significant foreign exchange exposures first by natural hedges, inflows and outflows of foreign currencies, net of each other, and then by agreeing with the Sanitec group treasury on the requirement for foreign currency forward contracts necessary to hedge the remaining foreign exchange exposure. The Sanitec group treasury hedges the net total exposure externally by using foreign currency forward contracts. Estimated cash flows in foreign currencies are covered for periods varying from three to 12 months which allows us to adjust costs and prices to new exchange rates. The foreign exchange risk is measured by comparing the sum of the risk-weighted absolute value of each individual currency cash flow to total shareholders' equity, including the Sanitec group's share of untaxed reserves. The risk-weighted sum is calculated by multiplying the currency cash flows by 0.1, a 10% change in foreign exchange rates. The total absolute sum of these risk-weighted exposures is compared to shareholders' equity. This ratio is the foreign exchange risk-to-equity percentage, and the maximum allowed value on the Sanitec group level is 5%. The exposures are reported to our senior management.

                          CURRENCY DISTRIBUTION IN 2001

                                               INVOICED           OPERATING
                  CURRENCY                      SALES %            COSTS %
                  --------                 -----------------  -----------------
EUR.....................................           58.0              64.6
GBP.....................................           12.0              11.5
SEK.....................................            8.2              12.0
PLN.....................................            6.6               4.6
USD.....................................            4.4               3.7
Other...................................           10.8               3.6
                                                  -----             -----
Total...................................          100.0             100.0
                                                  =====             =====



         The table below provides information, as at September 30, 2002, about our significant derivative financial instruments that are sensitive to changes in foreign currency exchange rates and their respective fair values, including carrying amounts. In the table below, the pro forma information reflects the absolute change in the estimated fair value of our foreign exchange forwards assuming the foreign exchange rates change by 10%. Our foreign exchange forward contracts generally do not exceed one year.

                       FOREIGN CURRENCY FORWARD CONTRACTS

                                                                                       PRO FORMA CHANGE
                                                   NOTIONAL                              IN FAIR VALUE
                  CURRENCY                         AMOUNTS        FAIR VALUE AMOUNTS        AMOUNTS
                  --------                         -------        ------------------        -------
                                                                 (IN MILLIONS OF EURO)
DKK.....................................              31.0                31.0                 2.3
GBP.....................................               3.7                 3.7                 0.3
NOK.....................................              16.6                15.9                 1.5
SEK.....................................              57.4                57.3                 5.2
USD.....................................              14.4                14.5                 1.3
Other currencies........................              24.1                24.0                 2.2
                                                     -----               -----                ----
Total...................................             147.2               146.4                12.8
                                                     -----               -----                ----


COMMODITY RISK MANAGEMENT

         We currently do not engage in any hedging related to risks in commodity or raw material prices. In the future, we may hedge risks related to the price of energy.

                                INDUSTRY OVERVIEW

BATHROOM PRODUCTS INDUSTRY

INTRODUCTION

         We divide the bathroom products industry in Europe into two segments:

o bathroom ceramics, which consists primarily of toilets, wash basins, urinals, bidets, vanity tops, pedestals and ceramic shower trays and other ceramic bathroom accessories; and

o bath and shower products, which consists primarily of acrylic and steel bathtubs, shower enclosures, cubicles, trays and fully integrated shower systems, whirlpools and spas.

         On the basis of manufacturers' sale prices, we estimate that the value of the bathroom products industry in Europe was approximately (euro)5.9 billion in 2001 with bathroom ceramics accounting for approximately (euro)2.4 billion and bath and shower products accounting for approximately (euro)3.5 billion.

MARKET OVERVIEW

BATHROOM CERAMICS

         From 1996 to 2001, on the basis of manufacturers' sales prices, we estimate that the bathroom ceramics segment in Europe has grown by 3.8% per year on average. Each market in Europe has its own standards in design, plumbing and installation. This differentiation has contributed to the development of a limited number of local well-known brands in each of those national markets. Competition principally occurs on the national level.

         Over the past ten years, there has been significant consolidation in the bathroom ceramics segment in Europe. As a result, the bathroom ceramics segment in Europe is fairly concentrated with the top five manufacturers accounting for, according to our estimates, approximately 70% of sales, by value, in 2001. The top five manufacturers of bathroom ceramics are multinational, although in certain markets, some local and national manufacturers do exist. There are now significant barriers to entry as the top five manufacturers of bathroom ceramics typically own the leading national brands and have well-established production and distribution networks in each national market.

BATH AND SHOWER PRODUCTS

         From 1996 to 2001, on the basis of manufacturers' sales prices, we estimate that the bath and shower products segment in Europe has grown by 6.7% per year on average. The bath and shower products segment in Europe is less mature and more fragmented than the bathroom ceramics segment. The top five manufacturers account for, according to our estimates, only approximately 26% of sales, by value, in 2001, with the remainder produced by local and national manufacturers. Unlike the bathroom ceramics segment, bath and shower products brands do not have such a high market share because, until recently, there have been no manufacturers with a portfolio of leading well-known brands and a well-established distribution network.

FACTORS INFLUENCING DEMAND

         We believe that there are two main types of activity which generate demand for bathroom products in Europe: renovation, maintenance and improvement, or RMI, and new construction. We estimate that in 2000 the demand for bathroom products in Europe across these types of activity, by volume, was broken down as follows:

                               [GRAPHICS OMITTED]


         We do not believe that there have been any material changes in demand in 2001.

         Although periods vary among local and national markets across Europe, we estimate that residential bathrooms are renovated approximately every 10 to 15 years and commercial bathroom renovation occurs approximately every 15 to 30 years. RMI activity has traditionally been less cyclical, less price-sensitive and more stable than new residential and new commercial construction.

         Major factors which we believe have contributed to growth in the bathroom products industry in Europe include:

o the increasing importance of the bathroom as evidenced by the growing average size of bathrooms, the increasing number of bathrooms per household and higher expenditure on bathrooms;

o changing demographics, such as the increasing number of households due to the trend towards single person households and longer life expectancy;

o changing consumer preferences, with an increased emphasis on comfort, convenience and design;

o greater disposable income and a higher proportion of the population in the high-spending age group, which we consider to be individuals 55 years of age and older;

o        increasing renovation activity; and

o        increasing affluence and access to new products in Eastern Europe.

DISTRIBUTION AND MARKETING

         Distribution in the bathroom products industry is similar for both bathroom ceramics and bath and shower products. Typically, bathroom products are distributed by the manufacturer to the wholesaler, from the wholesaler to the installer, plumber and retailer, and from the installer, plumber and retailer to the private residential and commercial end-user.

         Generally, distribution for bathroom products in a local European market is as set out in the following diagram:

                               [GRAPHICS OMITTED]


         Distribution through the do-it-yourself, or DIY, market varies significantly among different markets. We estimate that the percentage of distribution through DIY can be as high as 30% in markets such as the United Kingdom, Germany and France and as low as 1% to 3% in markets such as Italy and Scandinavia. In some markets, distribution through DIY appears to be growing, but we believe that, in the largest markets, the United Kingdom, Germany and France, the rate of growth has stabilized.

         Generally, there are three different groups involved in the decision-making process with respect to the purchase of bathroom products. These include:

o        wholesalers;

o intermediaries, including retailers, plumbers, installers, architects and, to a lesser extent, DIY retailers; and

o        private residential and commercial end-users.

         Among these three groups, intermediaries have the greatest influence in the decision-making process. In most local markets in Europe, intermediaries provide advice to end-users on which brand to purchase. We attribute brand familiarity, ease of installation and high margins as the key determinants of which brand the intermediaries recommend. As a result, successful manufacturers of bathroom products target intermediaries in their marketing efforts and typically offer extensive training to familiarize intermediaries with their products and brands.

         Even though intermediaries have the greatest influence in the decision-making process, it is also important that wholesalers are given sufficient incentive to stock a manufacturer's brands. Relationships with wholesalers are often well-established and mainly operate at the national level, although there is a growing number of multinational wholesalers. Manufacturers provide wholesalers with in-store displays and offer product training to the wholesalers' personnel.

         Generally, private residential end-users take a less significant role in the decision-making process. However, with respect to certain types of high-end bath and shower products, such as shower systems, whirlpools and spas, private residential end-users take a more active role in the purchase decision. For these products, manufacturers invest more heavily in consumer marketing through advertising in specialist magazines and newspapers, on billboards and television, and at trade fairs and exhibitions.

         Commercial end-users play an even less significant role in the decision-making process. As commercial end-users are primarily interested in the project as a whole, purchase decisions are made by contractors and architects. The main purchase considerations are price, quality and the availability of a complete range of products best suited to the relevant project. These decisions are typically influenced by the joint efforts of manufacturers, wholesalers and installers who coordinate the planning and design of bathrooms for these projects.

VACUUM SEWAGE SYSTEMS INDUSTRY

INTRODUCTION

         Vacuum sewage systems incorporate toilets that use a vacuum instead of gravity to dispose of waste. They are generally used in places where, due to construction constraints, security, technological demands or water scarcity, gravity cannot be used. Waste is collected by the vacuum sewage system and is disposed of periodically. Water is only used for rinsing, substantially reducing the amount of waste water produced. As a result, vacuum sewage systems are more environmentally friendly than conventional gravity toilet systems and are a cost-effective solution in locations where water is scarce.

         Given the small size of the vacuum sewage systems market and the diverse nature of vacuum sewage applications, it is difficult to estimate the total size of the vacuum sewage systems industry. However, we estimate that the total vacuum sewage systems market could be worth up to approximately (euro)350 million per year.

MARKET OVERVIEW

         The market for vacuum sewage systems can be structured according to four business sectors: aviation, marine, train and buildings. We believe that there are three main global producers of vacuum sewage systems in the aviation sector, two main global producers in the marine sector and two main producers in the train sector. The building sector is a new market for vacuum sewage systems.

         The main customers for vacuum sewage systems are generally large global aircraft, marine vessel and train manufacturers and operators. Vacuum sewage systems are also sold to distributors for use in commercial premises such as factories and supermarkets in the building sector. The vacuum sewage system business is project based, and the customer base for vacuum sewage systems is fragmented geographically.

FACTORS INFLUENCING DEMAND

         We believe that demand for vacuum sewage systems primarily arises from new construction of aircraft, marine vessels and trains. Demand is also driven to a lesser extent by refurbishment and replacement. Rising water costs and the poor availability of clean water in an increasing number of countries also appears to lead to demand for vacuum sewage systems.

DISTRIBUTION

         As the vacuum sewage systems business is project based, producers typically distribute vacuum sewage systems directly to individual customers.

                                    BUSINESS

OVERVIEW

         We believe, based on market data collected from our business units and information obtained from Consult GB, that we are the European leader in the manufacture of both bathroom ceramics and bath and shower products. We manufacture and market an extensive range of branded bathroom products covering the low-, middle- and high-end price segments of the bathroom products industry. Our bathroom products consist of bathroom ceramics, such as toilets, wash basins and urinals, and bath and shower products, such as bathtubs, shower enclosures and trays, and whirlpools. We sell our bathroom products principally to wholesalers who sell them to installers, plumbers and retailers, who, in turn, sell them to private residential and commercial end-users.

         Our core European markets are Germany, France, Scandinavia, Finland, the Benelux countries, Poland, Italy and the United Kingdom where we estimate that we had the following market share, by value, in 2001:

                                             BATHROOM CERAMICS                         BATH AND SHOWER PRODUCTS
                                             -----------------                         ------------------------
                               SANITEC                    NEAREST COMPETITOR                   SANITEC
                               -------                    ------------------                   -------
                          MARKET     MARKET                                 MARKET        MARKET     MARKET
COUNTRY                 SHARE (%)     POSITION          COMPANY           SHARE (%)     SHARE (%)     POSITION
-------                 ---------     --------          -------           ---------     ---------     --------
Germany............        28             1         Villeroy & Boch           24            6            5
France.............        30             1        American Standard          17           15            1
Scandinavia........        65             1         Villeroy & Boch           24           37            1
Finland............        76             1         Villeroy & Boch           19           18            1
Benelux............        58             1         Villeroy & Boch           23            6            5
Poland.............        40             1             Cersanit              36           22            1
Italy..............         9             2        American Standard          54            7            5
United Kingdom.....        24             2        American Standard          35            2           15
EUROPE.............        22             1        AMERICAN STANDARD          19            8            1

         We operate through 11 local business units with approximately 8,500 employees. Our brand portfolio includes many of the oldest and most well-known European brands in the bathroom products industry. Our principal brands are Keramag and Koralle in Germany; Allia, Selles and Leda in France; Ifo, Ido and Porsgrund in Scandinavia; Ido in Finland; Sphinx in the Benelux countries; Kolo in Poland; Albatros, Revita and Pozzi-Ginori in Italy; and Twyford, Doulton and Royal Doulton in the United Kingdom.

         We have an extensive production network including 20 bathroom ceramics production facilities and 13 bath and shower products production facilities. In 2001, we manufactured approximately 13 million bathroom ceramics pieces.

         We believe that we are also the world's leading supplier of vacuum sewage systems. We design and assemble vacuum sewage systems at five production facilities. We mainly sell these vacuum sewage systems directly to aircraft, marine vessel and train manufacturers and operators through our Evac brand.

         In 2001, our sales amounted to (euro)994.5 million; our operating profit was (euro)53.5 million, and our EBITDA was (euro)145.6 million. A breakdown of our net sales for 2001, by region and product segment, is set out in the following charts:

                               [GRAPHICS OMITTED]


HISTORY

         Our development into Europe's leading manufacturer of bathroom products has been the combined result of organic growth and strategic acquisitions. Prior to 1991, we were mainly active in Finland, Sweden and Norway. We expanded our presence in bathroom ceramics in Europe through the acquisitions of leading manufacturers in France and Germany in 1991, Poland and Italy in 1993, the Benelux countries in 1999 and the United Kingdom in 2001. We strengthened our presence in bath and shower products in Europe through the acquisitions of leading manufacturers in France in 1993, Poland and Italy in 1995 and Germany in 1999. As a result, we have an extensive product range covering the low-, middle- and high-end price segments of the bathroom products industry.

         From fiscal years 1991 to 2001, sales of our bathroom products increased from approximately (euro)305 million to (euro)905 million. We estimate organic growth for the same period was approximately 5% per year on average.

COMPETITIVE STRENGTHS

         LEADING MARKET POSITIONS. We believe that we are the leading manufacturer of bathroom products in Europe as a whole and in most of our core European markets. In addition, we are the only company in Europe with leading positions in both bathroom ceramics and bath and shower products. In individual markets, this position ensures our bathroom products are given a high level of prominence by wholesalers and retailers, greater recognition from installers, plumbers and end-users and have cost advantages in marketing, sales and distribution. In addition, we believe that our overall size gives us an advantage relative to smaller competitors in terms of economies of scale in production, faster and more cost-effective product development and a greater ability to serve pan-European customers.

         STRONG LOCAL BRANDS AND CUSTOMER RELATIONSHIPS. We have a portfolio of some of the oldest and most well-known local brands in the bathroom products industry. In a recent survey of plumbers, installers and retailers in Europe, who strongly influence end-users' purchase decisions, our Keramag, Ido and Kolo brands achieved 100%, 83% and 78% unaided brand recall, respectively, in the main markets in which they are sold. Through the strength of our local brands, showroom support and product training, we have built strong, long-standing relationships with our customers.

         HIGH-QUALITY AND LOW-COST PRODUCTION NETWORK FOR BATHROOM CERAMICS. We believe that we operate the largest production network in Europe with the following advantages:

o WELL-INVESTED LARGE-SCALE PRODUCTION FACILITIES: Over the past five years, we estimate that we have consistently invested approximately 5% of bathroom ceramics net sales in our bathroom ceramics production network. Approximately half of this investment was used to maintain our production network and the remainder was used to increase the level of automation. Generally, production costs decrease with an increase in production facility size. For less complex, high-volume products, production costs are optimized in production facilities with capacity of around one million pieces per year. We operate nine such production facilities, which is more than any of our competitors in Europe. We are also able to transfer our diverse production know-how across our 20 production facilities which allows each production facility, and the Sanitec group as a whole, to benefit from operational improvements, resulting in lower costs.

o PRODUCTION FACILITY SPECIALIZATION: We can allocate production to the production facilities with the technology, production know-how and location best suited to the volume, design and local market requirements of each product. This flexibility results in reduced production facility complexity, longer production runs and reduced production costs. In addition, we believe that frequent and rapid shifts in production volumes significantly increase production costs. Our ability to manage our production on a pan-European basis allow us to achieve higher and more stable capacity utilization as a whole and for each individual production facility.

o PRODUCTION IN LOW-COST COUNTRIES: Over the past ten years, we have established three state-of-the-art production facilities for less complex, high-volume products in Poland and Portugal, countries with low labor costs. Through careful production facility design, transfer of production know-how and employee training, we have achieved operational performance in line with Sanitec group standards at significantly lower cost. All three of these production facilities have capacity in excess of one million pieces per year.

         CASH FLOW STABILITY. Our core European markets comprise 12 countries, with no single country accounting for more than 17% of our net sales in 2001. Similarly, our top ten customers accounted for approximately 34%, with no single customer accounting for more than approximately 6.3%, of our net sales in 2000. In addition, we also have a complete range of both bathroom ceramics and bath and shower products covering the low-, middle- and high-end price segments. We believe that this operating diversity enhances our cash flow stability by reducing our dependence on any particular geographic region, market, customer or product. In addition, we estimate that approximately 70% of our net sales in 2001 were to the more stable renovation, maintenance and improvement segment of the bathroom products industry.

         STRONG MANAGEMENT AND INVESTORS. Our management team is made up of central group management and the managing directors of our local business units. Our management team, with more than ten years of industry experience on average, has a proven ability to successfully manage growth and integrate businesses. Since 1991, we have grown from a local business operating predominantly in Finland, Sweden and Norway into the leading manufacturer of bathroom products in Europe.

         Funds advised by BC Partners, who collectively are the principal shareholders in Pool Acquisition S.A., the ultimate parent company of Sanitec International, are leaders in acquiring and developing European businesses in partnership with management and have invested in 49 acquisitions with a total value in excess of (euro)22 billion over the last 15 years. Funds advised by BC Partners are also the principal shareholders in Grohe Holding GmbH.

BUSINESS STRATEGY

         FURTHER REDUCE PRODUCTION COSTS FOR BATHROOM CERAMICS. We believe that there are significant opportunities to optimize production and further reduce costs for bathroom ceramics. In October 2001, we changed our organizational structure to manage bathroom ceramics production on a group-wide basis. We believe that this change will allow us to exploit economies of scale, achieve more stable capacity utilization across our production network and reduce costs. Following an extensive review of our production network, we are implementing the following specific initiatives:

o REALLOCATION OF PRODUCTION TO LOW-COST COUNTRIES: We intend to reallocate production of 1.6 million pieces to production facilities in Poland and Portugal, which are low-cost production countries. We have announced the closure of the Wallhausen production facility and consultations which may lead to the closure of the Queenborough and Stoke-on-Trent production facilities. These production facilities together produced approximately 1.2 million pieces in

         2001. We intend to reallocate 400,000 pieces to our existing low-cost production facilities and, over time, we plan to outsource 1.2 million pieces to our low-cost outsourcing partners in Egypt, Thailand, Turkey, India and China. As a result, we expect a reduction in costs.

o PRODUCTION FACILITY INVESTMENTS: We have identified five production facilities where we believe we can increase productivity and reduce costs by investing in automated high-pressure casting and glazing technology. Each of these five production facilities has an annual production capacity in excess of one million pieces.

         FURTHER EXPLOIT CROSS-SELLING OPPORTUNITIES IN BATH AND SHOWER PRODUCTS. Between 1995 and 2000, we estimate that the bath and shower products segment in Europe grew by 5.8% per year on average. We estimate that our net sales of bath and shower products over the same period have grown organically by approximately 20% per year on average. As the only manufacturer of bath and shower products with strong bathroom ceramics brands in all of our core European markets, we see the potential to continue to outgrow the bath and shower products segment by leveraging our brand portfolio, distribution network and sales force for bathroom ceramics. For example, in 2000, we started selling bath and shower products produced by Koralle under the Sphinx brand mainly in the Benelux countries. Net sales of bath and shower products in these countries increased by over 25% in 2001.

         INTEGRATE PURCHASING. We have identified eight purchasing categories, which together accounted for over (euro)150 million in raw material costs in 2001. For these categories, we plan to coordinate and aggregate purchases on a group-wide basis, reduce the number of our suppliers and engage in strategic partnerships with a select group of key suppliers to reduce costs. We have engaged external purchasing consultants to support this strategic purchasing initiative.

         CAPITALIZE ON GROWTH OPPORTUNITIES IN CENTRAL AND EASTERN EUROPE. We believe that significant growth opportunities exist in Central and Eastern Europe. We expect that growth rates for bathroom products through 2004 for Central and Eastern Europe will be higher than in our core European markets. We believe that we have the potential to significantly increase our market shares in Central and Eastern European countries given the current fragmented competitive environment and scarcity of strong, well-known brands in these markets. In most Central and Eastern European markets, we mainly invoice our sales in Euro or US Dollars.

         REDUCE COMPLEXITY OF PRODUCT PORTFOLIO. We currently produce over 2,500 different bathroom ceramics models. We believe that we can significantly reduce the number of models by eliminating less profitable, slow-selling models resulting in reduced costs and lower inventory levels. We plan to further reduce the number of models through standardization, where appropriate. Similarly, we intend to streamline our extensive range of bath and shower products. We intend to carry out the measures gradually in connection with our normal annual marketing and production planning processes. Therefore, we do not anticipate any major costs as a result of these actions.

         EXPLOIT ADDITIONAL INTEGRATION OPPORTUNITIES. We intend to exploit additional integration opportunities in logistics, product development and brand portfolio management, and to reduce marketing, general and administration expenses. We plan to reduce the number of providers of logistics services resulting in reduced logistics costs and fully utilize the product development know-how within each of our local business units through a more integrated approach to product development. We have also commenced a review of our brand positioning in each country to identify overlaps and other areas for improvement in our brand portfolio. We intend to continue to reduce marketing, general and administration expenses. In 2001, we significantly reduced these expenses due to, among other things, the integration of the German bathroom ceramics and bath and shower products administration functions. To encourage our local business units to maximize these additional integration opportunities, we have recently linked part of the compensation for the managing directors of each of our local business units to the Sanitec group's profitability.

PRODUCTS AND BRANDS

         Our net sales in 2001 are set out in the following table:

                                                            NET SALES                  PERCENTAGE OF
PRODUCT SEGMENT                                       (IN MILLIONS OF EURO)              NET SALES
---------------                                       ---------------------              ---------
Bathroom ceramics..............................                610.5                         61
Bath and shower products.......................                294.9                         30
Vacuum sewage systems..........................                 89.1                          9
                                                               -----                        ---
Total..........................................                994.5                        100
                                                               =====                        ===


BATHROOM CERAMICS

         Our bathroom ceramics product range includes toilets, wash basins, urinals, bidets, vanity tops, pedestals, ceramic shower trays and other ceramic bathroom accessories. The largest markets in which we operate, in terms of our net sales, are Germany, France, Scandinavia, the United Kingdom, the Benelux countries, Italy, Poland and Finland. We market our bathroom ceramics under the Keramag, Allia, Selles, Ifo, Porsgrund, Twyford, Doulton and Royal Doulton, Sphinx, Pozzi-Ginori, Kolo and Ido brands.

BATH AND SHOWER PRODUCTS

         Our bath and shower product range includes acrylic and steel bathtubs, showers, including shower enclosures, cubicles and trays and more sophisticated shower systems with features such as jets and steam, and whirlpools and spas. We sell our bath and shower products in the same geographic markets in which we sell our bathroom ceramics. Shower enclosures and shower trays accounted for approximately 54% of our bath and shower products net sales in 2001 and are sold as high-end products under the Koralle and Sphinx brands and as middle-end products under the Allia, Leda, Ido and Ifo brands. Bathtubs accounted for approximately 18% of our bath and shower products net sales in 2001. We sell bathtubs under the Keramag, Koralle, Allia, Sphinx, Kolo, Ifo, Albatros and Revita brands. Shower systems, whirlpools and spas accounted for approximately 22% of our bath and shower products net sales in 2001. We sell shower systems under the Keramag, Albatros, Revita and Scandispa brands.

VACUUM SEWAGE SYSTEMS

         We market and sell our vacuum sewage systems worldwide under the Evac brand.

DISTRIBUTION AND CUSTOMERS

         We generally distribute our bathroom products through the traditional channels in the bathroom products industry in most developed markets; principally from the manufacturer to the wholesaler, from the wholesaler to the installer, plumber and retailer, and from the installer, plumber and retailer to the commercial and private residential end-user. In 2000, more than 99% of our sales were through our wholesalers. Wholesalers sell about 12%, by volume, of our bathroom ceramics to DIY retailers, and the remaining 88% to installers, plumbers and retailers.

         Our wholesaler customer base for bathroom products is fairly fragmented. In 2000, our top ten customers, who are all wholesalers, accounted for approximately 34% of our net sales, and our largest customer accounted for approximately 6.3%. We believe there is a trend towards consolidation of our wholesaler customer base. This consolidation is subject to regional variations with some of our core European markets showing faster consolidation than others.

         We distribute our vacuum sewage systems primarily on a project by project basis to individual customers who are manufacturers and operators in the marine, aviation, train and building sectors and who we approach directly or through local agents or distributors.

MARKETING AND SALES

         Marketing of our bathroom products varies significantly depending on the characteristics of the local market. As a result, our local business units carry out the marketing of our bathroom products.

         We encourage wholesalers and retailers to stock and actively sell our range of bathroom products by offering showroom support in layout, planning and organizing, product presentations, seminars, catalogues, brochures and leaflets. We also share the costs of local advertising and provide technical, commercial and sales training as appropriate. We generate demand for our bathroom products among installers and plumbers by providing technical manuals, booklets and newsletters, discussion forums, factory tours, seminars and technical training, direct planning support and on-site installation support by our service teams. We market to end-users by advertising in specialist and trade magazines, on billboards, television, internet home pages, and distributing catalogues, brochures and leaflets and providing extensive after sales support.

         We sell our bathroom products under our strong local brands through our local sales forces, which number more than 450 employees. These local sales forces provide in-depth local market knowledge and management expertise. We recently merged our German bathroom ceramics and bath and shower products sales forces to support our strategy of exploiting cross-selling opportunities for bath and shower products through our bathroom ceramics brands.

         Our sales and marketing expenses for the years 1999, 2000 and 2001 were
(euro)87.1 million, (euro)139.2 million and (euro)135.8 million, respectively.

PRODUCTION

BATHROOM CERAMICS

         The production process for bathroom ceramics involves the three steps of casting, glazing and firing. Casting involves the injection of slip, the constituent material for the manufacture of bathroom ceramics, either manually into a gypsum mold, known as bench casting, or automatically at very high pressure into a plastic mold, known as high pressure casting, which shapes the slip into a ceramic piece. Slip is made up of ball clay, water, kaolin, quartz, feldspar, zircon and other inorganic ingredients. After drying, the ceramic piece is then glazed either by spraying or dipping, which can be done both manually and automatically. Firing is the final step and involves passing the ceramic piece through a tunnel kiln for approximately 14 to 22 hours up to temperatures of approximately 1,250(degree)C.

SHOWER PRODUCTS

         Our production process for acrylic shower products involves creating the basic acrylic shape, reinforcing the shape with fiberglass and then assembling the finished product. Acrylic sheets are heated and molded on Sanitec-designed aluminum molds for whirlpools, shower enclosures or shower trays. These basic shapes are then prepared for final assembly. In the final assembly stage, we add pipes, valves, pumps, electronic control systems and glass or acrylic enclosures and metallic finishes. We outsource the production of all molds, pipes, valves, pumps, electronic control systems and glass surfaces to third parties.

VACUUM SEWAGE

         Our production process for our vacuum sewage process involves design and assembly, and we outsource the production of the necessary component parts.

RAW MATERIALS

         The primary raw material that we use in the production of our bathroom ceramics is slip, although this represents a relatively small percentage of our production costs. The primary raw materials that we use in the production of our bath and shower products are acrylic, glass and aluminum. Unlike the bathroom ceramics segment, these raw materials constitute a relatively high proportion of costs in the bath and shower products segment. While the prices of glass and aluminum generally are not volatile, the prices of acrylic generally fluctuate in line with prices in the petroleum markets and the capacity utilization of manufacturers of acrylic sheets. We have a sufficient number of suppliers worldwide for our raw materials so that we are not dependent on any one supplier. We also have a large number of suppliers of packaging.

RESEARCH AND DEVELOPMENT

         Our research and development activities focus on new product development. We carry out these activities at the local business unit level. There are design centers for bathroom ceramics at Keramag in Germany, at Sphinx in the Netherlands, and at Twyford in the United Kingdom, which work together closely and assist other local business units in their product development. As of December 31, 2001, approximately 120 employees were directly involved in research and development in bathroom ceramics and bath and shower products. In 2001, we spent (euro)20.3 million on product development, representing 2% of our net sales for that period.

         Our product development efforts concentrate on:

o        improving or expanding existing product lines;

o        creating new and innovative products;

o        developing new product features; and

o        using innovative materials and processes.

         Product development for bathroom ceramics focuses on design, aesthetics and innovations such as KeraClean and KeraTect, which are special coatings on ceramic products that are more hygienic and easier to clean. Product development for bath and shower products focuses on design and functionality by developing an optimal combination of materials, components and special features into innovative products. For vacuum sewage systems, we focus on technical improvement and the development of waste management solutions.

COMPETITION

         Our main competitors in the bathroom ceramics and bath and shower products segments in 2000 are set out, together with our estimate of their respective market shares, in the following table:

                                BATHROOM CERAMICS
                                -----------------
                                                                                              MARKET SHARE
COMPANY                                                                                        (BY VALUE)
-------                                                                                        ----------
Sanitec..................................................................                         24%
American Standard........................................................                         18%
Roca Laufen..............................................................                         17%
Villeroy & Boch..........................................................                          9%
Eczacibasi...............................................................                          3%




                            BATH AND SHOWER PRODUCTS
                            ------------------------

                                                                                             MARKET SHARE
COMPANY                                                                                       (BY VALUE)
-------                                                                                       ----------
Sanitec..................................................................                         8%
Masco....................................................................                         6%
Duscholux................................................................                         6%
U.S. Industries..........................................................                         5%
Kaldewei.................................................................                         4%

         In the vacuum sewage systems segment, we compete on a global basis with a limited number of competitors. We operate in all four sectors of the vacuum sewage systems market while each of competitors operate in only one or two of the four sectors. Our main competitors include Jets Vacuum A.S. in Norway in the marine sector, Monogram Systems in the United States and AOA Apparatebau Gauting GmbH in Germany in the aviation sector and Semco A/S in Denmark in the train sector.

INTELLECTUAL PROPERTY RIGHTS

         Our brands are important to our business and maintaining our competitive position. Trademarks are important to protect our bathroom products business and patents are important to protect our vacuum sewage systems business. We have a policy of protecting our brands by registering trademarks and making patent applications, where appropriate, in the relevant markets in which we operate and taking steps to protect against infringements of these trademarks and patents. We are not aware of any legal proceedings that have been brought against us for infringement of a patent or trademark that would have a material effect on our business, financial condition or results of operations.

EMPLOYEES

         As of December 31, 2001, we had 8,536 employees, 8,233 of whom we employed in our bathroom products business or at our headquarters in Finland, and 303 of whom we employed in our vacuum sewage systems business. As of December 31, 2000, we had 8,111 employees, 7,790 of whom we employed in our bathroom products business or at our headquarters in Finland, and 321 of whom we employed in our vacuum sewage systems business. As of December 31, 1999, we had 8,399 employees, 8,070 of whom we employed in our bathroom products business or at our headquarters in Finland, and 329 of whom we employed in our vacuum sewage systems business.

         Our industrial relations are generally decentralized both on a subsidiary and on a jurisdictional basis. In Germany, France and the Netherlands, we are prohibited by law from inquiring of our employees if they are members of a trade and labor union. However, we believe that a minority of our work force in these jurisdictions is represented by trade and labor unions. In Finland and Sweden, 100% our factory workers, and, in Sweden, 85% of our non-factory workers, are members of trade and labor unions. In the United Kingdom, 18% of our work force are members of trade and labor unions. In Italy, 17% of Domino's workforce and 42% of Pozzi-Ginori's workforce are members of trade and labor unions. In Poland, 16% of the work force is unionized. In general, membership of all of these trade and labor unions is voluntary. We have local collective bargaining agreements in place in Germany, the Netherlands, the United Kingdom, Italy, France, Finland and Sweden.

         We consider our relationships with our employees and their unions to be satisfactory, and over the past ten years we have not experienced a material work stoppage, slowdown or other collective employee action.

PROPERTIES

         We currently operate 39 production facilities worldwide, of which 20 manufacture bathroom ceramics, 13 manufacture bath and shower products, one manufactures other bathroom products and five design and assemble vacuum sewage systems. Many of the companies that operate our production facilities have received ISO 9001 certification, and several have also received ISO 14001 certification, the internationally acknowledged standards for quality and environmental management systems, respectively.

         In addition, we lease administrative, technical and sales office space in various locations in the countries in which we operate.

         We set out our production facilities in the following table:

                                                                                                        APPROXIMATE
                                                                                                            SIZE
              LOCATION                         PRODUCTS              PRIMARY BRANDS     OWNED/LEASED    (SQ. METERS)
              --------                         --------              --------------     ------------    ------------
Wesel, Germany                             Bathroom ceramics            Keramag                Owned          30,000
Haldensleben, Germany                      Bathroom ceramics            Keramag                Owned          40,000
Digoin, France                             Bathroom ceramics             Allia                 Owned          70,000
                                         Fireclay and bathroom
Limoges, France                                furniture                 Allia                 Owned          20,000
                                         Bathroom ceramics and
La Villeneuve au Chene, France               shower trays                Allia                 Owned          16,000
                                      Bathroom ceramics, fireclay
Selles sur Cher, France                    and shower trays              Selles                Owned         100,000
                                         Solid surface mineral
Schirmeck, France                              products                 Varicor                Owned           8,000
Bromolla, Sweden                           Bathroom ceramics              Ifo                  Owned          65,000
Porsgrunn, Norway                          Bathroom ceramics           Porsgrund              Leased          10,800
Ekenas, Finland                            Bathroom ceramics              Ido                  Owned          50,000
Warneton, Belgium                          Bathroom ceramics             Sphinx                Owned          44,000
Maastricht, Netherlands                    Bathroom ceramics             Sphinx                Owned          54,000
Maastricht, Netherlands                   Technical ceramics             Sphinx                Owned          15,000
Kolo, Poland                               Bathroom ceramics              Kolo                 Owned          80,000
Wloclawek, Poland                          Bathroom ceramics              Kolo                 Owned          67,000
                                         Bathroom ceramics and
Gaeta, Italy                                 shower trays             Pozzi-Ginori             Owned          42,000
                                                                    Twyford, Doulton
                                                                          and
Stoke-on-Trent, United Kingdom                 Fireclay              Royal Doulton             Owned          13,000
                                                                    Twyford, Doulton
                                                                          and
Queenborough, United Kingdom               Bathroom ceramics         Royal Doulton             Owned          19,000
                                                                    Twyford, Doulton
                                                                          and
Alsager, United Kingdom                    Bathroom ceramics         Royal Doulton             Owned          62,000
                                                                     Allia, Pozzi,
                                                                        Ceravid
Carregado, Portugal                        Bathroom ceramics          and Twyford              Owned          31,500
Luzianky, Slovak Republic                  Bathroom ceramics             Sphinx                Owned           9,000
                                      Shower enclosures, cabinets
Vlotho, Germany                               and panels                Koralle                Owned          11,000
                                       Bathtubs, acrylic shower
                                                 trays
Hirzenhain, Germany                         and whirlpools              Koralle               Leased           3,000
Tosse, France                              Shower enclosures              Leda                Leased           3,000
Bayonne, France                                 Showers                   Leda                Leased           4,000
                                         Bathtubs, showers and
Vendome, France                               whirlpools               Allia, FAS              Owned           5,300
                                       Showers, trays and steel
Morrum, Sweden                                 bathtubs                   Ifo                  Owned          10,200
                                         Shower enclosures and
Norrtalje, Sweden                              cubicles                   Ido                  Owned             700
Varde, Denmark                            Whirlpools and spas             Ifo                  Owned           2,400
Minsk Mazowiecki, Poland                Bathtubs and whirlpools           Kolo                 Owned           1,800
                                                                                                         Approximate
                                                                                                                Size
Location                                       Products              Primary Brands     Owned/Leased    (sq. meters)
                                        Shower trays and shower
Ozorkow, Poland                               enclosures                  Kolo                 Owned           5,200

                                       Bathtubs, whirlpools and       Albatros and
Spilimbergo, Italy                           shower boxes                Revita                Owned          11,450
Margarethen am Moos, Austria               Shower enclosures            Baduscho               Owned           1,800
Dagmerstellen, Switzerland                 Shower enclosures            Koralle                Owned           1,150
Overath, Germany                         Marine toilet systems            Evac                Leased             700
Wedel, Germany                           Train toilet systems             Evac                Leased             500
Bromolla, Sweden                         Train toilet systems             Evac                Leased           3,700
                                      Marine, aviation and train
                                      toilet systems and systems
                                                  for
Rockford, USA                                  buildings                  Evac                 Owned           3,300
Shanghai, China                          Marine toilet systems            Evac                Leased             400

         We believe that our production network as a whole is adequate for our present and anticipated future needs and levels of operation.

LEGAL PROCEEDINGS

         We are currently involved in certain legal proceedings arising in the normal course of our business. We believe that none of these proceedings, either individually or in aggregate, are likely to have a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

         We operate production facilities in 17 countries with varying environmental regulations. Our policy is not only to comply with the environmental regulations in force in those countries but also to bring the operations of all our local business units in line with international environmental and quality standards to the extent that such standards exceed local regulations. The aggregate cost of these measures is generally between
(euro)2.0 million and (euro)3.0 million per year. We are currently not subject to any legal or other proceedings in relation to any of our production facilities.

INSURANCE

         We insure all of our properties such as our production facilities in a manner which we believe is in accordance with customary industry practices. We also carry policies for loss of profit as a consequence of fire or machinery breakdown for specified periods. In addition, we carry third party and product liability insurance and directors and officers' liability insurance.

                                   MANAGEMENT

GENERAL

         Our board of directors conducts our general affairs and business. The power of our board of directors to make decisions concerning its business is limited only by our articles of incorporation, which require shareholder consent for certain material decisions.

         Our board of directors currently consists of five members, and our articles of incorporation and Luxembourg law require that it consist of at least three members. The general meeting of shareholders appoints members of the board of directors for a period not exceeding six years.

BOARD OF DIRECTORS

         The current members of our board of directors are as follows:

NAME                                             AGE       POSITION
----                                             ---       --------
Dr. Rainer S. Simon....................          52        Chairman of the board of directors
Timo Lehto.............................          50        Member of the board of directors
Pertti Lehti...........................          43        Member of the board of directors
Manuel Frias...........................          60        Member of the board of directors
Lino Berti.............................          60        Member of the board of directors

         DR. RAINER S. SIMON was appointed as a member of our board of directors in April 2002. Since 1995, Dr. Simon has been the general manager of DAL and, following the acquisition of DAL by Friedrich Grohe AG, he has been a member of the board of management of Friedrich Grohe AG & Co. KG and its successors where he was responsible for the Grohe DAL group and Grohe's overseas business. As of April, 2002, he was appointed to the supervisory board of Friedrich Grohe Geschaftsfuhrungs AG at which time he resigned from the management board. Previously, Dr. Simon held senior management positions at Continental AG and Keiper-Recaro GmbH. He also serves as the chairman of the board of directors of Sanitec and chairman of the board of directors of Sanitec International AG.

         TIMO LEHTO was appointed as a member of our board of directors in April 2002. Mr. Lehto has been senior vice president and chief financial officer of Sanitec since May 2000 and a member of the board of directors of Sanitec since January 2003. He also serves as a member of the board of directors of Sanitec International AG. From 1982 through 2000, he worked at Wartsila Corporation first as legal counsel and later as chief financial officer. Prior to joining Wartsila Corporation, Mr. Lehto worked as a lawyer and as a lecturer at the University of Helsinki. Mr. Lehto is also a deputy director of HEX Oyj, the parent entity of the Helsinki Exchanges and the chairman of the board of directors of Abloy Oy.

         PERTTI LEHTI was appointed as a member of our board of directors in April 2002. Mr. Lehti has been senior vice president of bathroom ceramics production at Sanitec since October 2001 and a member of the board of directors of Sanitec since January 2003. He also serves as a member of the board of directors of Sanitec International AG. Mr. Lehti joined Sanitec in 1988 as business controller of Porsgrund, a Norwegian subsidiary of Sanitec and then held this same position for Sanitec Limited in the United Kingdom and Ido in Sweden. Mr. Lehti became managing director of Porsgrund in 1993 and managing director of Ido, Finland in 1995.

         MANUEL FRIAS was appointed as a member of our board of directors in May 2001. Mr. Frias also serves as Managing Director in charge of Luxembourg operations of BC Partners and is chairman of the board of directors of Pool Acquisition S.A. Mr. Frias joined BC Partners in 2000 from the private equity firm Clayton, Dubilier & Rice where he served as adviser in connection with various acquisition transactions, including the acquisition of the European and Asia Pacific businesses of Allied Pickfords by North America Van Lines. Prior to joining Clayton, Dubilier & Rice, Mr. Frias spent five years as chief financial officer with Kontron Instruments Holding N.V., the London based UK investment fund advised by BC Partners. Before joining Kontron Instruments, Mr. Frias spent 32 years with General Electric Company, most recently serving as vice president of General Electric Medical Systems Europe.

         LINO BERTI was appointed as a member of the board of directors of Sanitec International in March 2002. He also is a member of the board of directors of Pool Acquisition S.A. He has been at Societe Europeenne de Banque for 17 years and is currently the manager of the account relations and acquisition department.

         The address of each of the members of Sanitec International's board of directors is 19-21 boulevard Prince Henri, L-1724 Luxembourg.

SANITEC OY

         The current members of the supervisory board of Sanitec are as follows:

NAME                                                AGE        POSITION
----                                                ---        --------
Berndt Brunow.............................           52        Chairman of the supervisory board of Sanitec
Peter Korfer-Schun........................           55        Member of the supervisory board of Sanitec
Jens Reidel...............................           50        Member of the supervisory board of Sanitec
Dr. Hanns Ostmeier........................           41        Member of the supervisory board of Sanitec
Stefano Mazzotti..........................           38        Member of the supervisory board of Sanitec

         BERNDT BRUNOW was appointed as chairman of the board of directors of Sanitec in March 2002. He joined Sanitec after it became a public company in 1999 and took over as chief executive officer in early 2000. He joined Sanitec after a career in the Finnish paper industry, where he had responsibilities as managing director and chief executive officer since 1986. He was transferred from the board of directors of Sanitec to the newly-formed supervisory board of Sanitec effective as of January 2003. He also is chairman of the supervisory board of Sanitec International AG.

         PETER KORFER-SCHUN was appointed as a member of the board of directors of Sanitec in March 2002. He has been managing director of Friedrich Grohe AG & Co. KG since 1991. He was transferred from the board of directors of Sanitec to the newly-formed supervisory board of Sanitec effective as of January 2003.

         JENS REIDEL was appointed as a member of the board of directors of Sanitec in March 2002. He joined BC Partners, Germany, in 1992 from Munich Trust Holdings, a company he co-founded to undertake buy-outs in Germany. He previously worked for 13 years with Beiersdorf AG, a cosmetics and medical products company where he held positions as head of group control and treasury functions, manager of the Canadian subsidiary and head of materials management. He was transferred from the board of directors of Sanitec to the newly-formed supervisory board of Sanitec effective as of January 2003. He also is a member of the board of directors of Pool Acquisition S.A. and of the supervisory board of Sanitec International AG.

         DR. HANNS OSTMEIER was appointed as a member of the board of directors of Sanitec in March 2002. He joined BC Partners, Germany, in 1996 from the Boston Consulting Group, or BCG, in Dusseldorf. During his five years as manager with BCG, he advised on the strategic reorientation and corporate development of numerous European conglomerates in the services, telecommunications and industrial goods sectors. Prior to this, he held brand management positions in the consumer goods industry and was department head of the Institute of Marketing in Munster, managing consulting and research projects in the United States and Germany for four years. He was transferred from the board of directors of Sanitec to the newly-formed supervisory board of Sanitec effective as of January 2003. He also is a member of the board of directors of Pool Acquisition S.A. and of the supervisory board of Sanitec International AG.

         STEFANO MAZZOTTI was appointed as a member of the board of directors of Sanitec in March 2002. He joined BC Partners, Italy, in 1996 from Bain & Co, where he worked for seven years in London, Milan and Munich. At Bain & Co, he led business re-engineering and restructuring projects in a variety of industries. He was also involved in team and project management and new acquisitions. He was transferred from the board of directors of Sanitec to the newly-formed supervisory board of Sanitec effective as of January 2003. He also is a member of the supervisory board of Sanitec International AG.

         The current members of the board of directors of Sanitec are as follows:

NAME                                                AGE        POSITION
----                                                ---        --------
Dr. Rainer S. Simon.......................           52        Chairman of the board of directors of Sanitec
Timo Lehto................................           50        Member of the board of directors of Sanitec
Pertti Lehti..............................           43        Member of the board of directors of Sanitec


EXECUTIVE OFFICERS

         The executive officers of Sanitec are as follows:

  NAME                                           AGE           POSITION
  ----                                           ---           --------
Dr. Rainer S. Simon.................              52           Chief Executive Officer of Sanitec
Timo Lehto..........................              50           Chief Financial Officer of Sanitec
                                                               Senior Vice President, Bathroom Ceramics
Pertti Lehti........................              43           Production of Sanitec
                                                               Senior Vice President, operations controlling,
Rainer Bauer........................              44           strategy and IT of Sanitec
Dr. Georg Wagner....................              49           Managing Director, German operations
Johan Nilsson.......................              41           Managing Director, Ifo
Rob van Brug........................              40           Managing Director, Sphinx
Marek Kukuryka......................              48           Managing Director, Kolo
Corrado Giovannetti.................              48           Managing Director, Italian operations
Alan Brown..........................              46           Managing Director, Twyford
Robert Schafer......................              58           Managing Director, Evac

         MR. RAINER BAUER was appointed senior vice president in charge of operations controlling, strategy and IT at Sanitec in 2002. Previously, he held various positions in the LSG Lufthansa Service Group, including, since 1993, as Senior Vice President for corporate controlling. He also is a member of the board of directors of Sanitec International AG.

         DR. GEORG WAGNER was appointed managing director of Keramag in 1998 and serves as chairman of our German operations. He is also responsible for the strategic marketing coordination of the Sanitec group. Dr. Wagner joined Sanitec in early 1997, prior to which he spent 11 years with Black & Decker GmbH where he held several marketing and sales positions.

         JOHAN NILSSON was appointed as managing director of Ifo, Sweden in 2000. Mr. Nilsson first joined Sanitec as the marketing director of Ifo in 1993 and then spent three years with Sanitec Johnson Suisse in Malaysia. Before joining Sanitec, Mr. Nilsson spent two years with Mactec Control AB and five years with Trelleborg Industri AB.

         ROB VAN BRUG was appointed as managing director of Sphinx, the Netherlands in 2001. Mr. van Brug joined Koninklijke Sphinx Gustavsberg N.V as marketing director in 1998. Prior to joining Sphinx, Mr. van Brug spent three years as a product manager at Black & Decker N.V., one year as a sales manager at Vrieland United Factories B.V. and 12 years in different positions at Duracell Benelux B.V. where his last position was Country Director, Benelux.

         MAREK KUKURYKA is managing director of Kolo, Poland. He joined Sanitec in 1993 as the sales and marketing director of ZWS Kolo. Previously he was the managing director of Hansa Industries, a Polish/Luxembourg joint-venture specializing in civil engineering.

         CORRADO GIOVANNETTI is the managing director of Domino and Pozzi-Ginori, Italy, and joined Sanitec in 2000 and is chairman of our Italian operations. He is also responsible for bath and shower products coordination in the Sanitec group. Before joining Sanitec, Mr. Giovannetti was vice-president of marketing and sales for Jacuzzi Europe.

         ALAN BROWN is managing director of Twyford. Mr. Brown joined Twyford, UK, the former Caradon Bathrooms, in 1978. His responsibilities at Twyford over the years have included serving as international business support director, head of commercial services, financial accounting manager and operations accounting manager.

         ROBERT SCHAFER has been the managing director of Evac since March 2002. Prior to joining Evac in 1999, Mr. Schafer worked for Sundstrand Aerospace where he held various positions including director of procurement, general manager of international aircraft programs and vice president and general manager of Sundstrand Transcom.

EXECUTIVE COMPENSATION

         The members of our board of directors do not receive any compensation or pension benefits. Timo Lehto and Pertti Lehti receive compensation and pensions as members of the board of management of Sanitec. Dr. Rainer S. Simon receives compensation and a pension as chairman of the board of management of Sanitec International AG.

         The aggregate amount of compensation, including bonuses, paid in 2001 to the executive officers and management of Sanitec, Berndt Brunow, Timo Lehto, Pertti Lehti, Pertti Nupponen, Corrado Giovannetti, Massimo Bonotti, Roger Haker, Marek Kukuryka, Mark Pickering, Johan Nilsson, Yvon Riou, Matti Tanska, Rob van Brug, Benny Persson and Dr. Georg Wagner, was (euro)6.5 million. As at December 31, 2001, their total accrued pension contributions amounted to
(euro)365,400. We no longer
employ Mark Pickering who was the managing director of Twyford, Matti Tanska who was the managing director of EVAC, Massimo Bonotti who was the managing director of Pozzi-Ginori, Benny Persson who was managing director of Sphinx, Pertti Nupponen who was senior vice president, corporate development, of Sanitec and Roger Haker, who was the managing director of Ido.

         To encourage our local business units to maximize integration opportunities, in December 2001, we introduced a new incentive scheme for the executive officers of Sanitec linking part of their compensation to the Sanitec group's profitability. This incentive scheme is based on the Sanitec group's earnings before interest, tax and amortization, and the achievement of strategic targets and other financial performance measures.

MANAGEMENT INTERESTS

         At the date of this prospectus, members of the board of management of Sanitec do not have any interest in Pool Acquisition S.A., any of its subsidiaries or any of its shareholders. However, it is intended that certain members of our board of directors and of management in the Sanitec Group together will acquire up to approximately 6.7% of the shares in Sanitec International AG in the near future.

                             PRINCIPAL SHAREHOLDERS

         At the date of this prospectus, we are a wholly-owned subsidiary of Sanitec International AG. After the issue of the original notes, as part of our corporate reorganization, Pool Acquisition S.A. and the holders of the other 6.7% of our shares contributed their shares in us to Sanitec International AG, at that time a wholly-owned subsidiary of Pool Acquisition S.A., in exchange for newly issued shares in Sanitec International AG, resulting in our becoming a wholly-owned subsidiary of Sanitec International AG. See "Corporate Structure".

         Funds advised by BC Partners collectively are the principal shareholders in Pool Acquisition S.A., our ultimate parent company, with an ownership interest of approximately 77.4%. Since it was founded in 1986, BC Partners has advised seven private equity funds totaling approximately (euro)5.8 billion. During this time, BC Partners has completed 49 European transactions with a total transaction value in excess of (euro)22 billion.

         The second largest shareholder in Pool Acquisition S.A. is Teabar Capital Corporation, with an interest of approximately 7.8%. Teabar Capital Corporation is wholly-owned by the Ontario Teachers' Pension Plan Board, which additionally has an approximate 7% interest in the funds advised by BC Partners which invested in Sanitec. South Light Investment Pte Limited is the third largest shareholder in Pool Acquisition S.A., with an interest of approximately 6.8%. South Light Investment Pte Limited is a subsidiary of the Government of Singapore Investment Corporation (Ventures) Pte Limited, which additionally has an approximate 7% interest in the funds advised by BC Partners which invested in Sanitec through another subsidiary, Euro Ventures Pte Limited. The fourth largest shareholder in Pool Acquisition S.A. is CDPQ Europe Inc., with an ownership interest of approximate 4.6%. CDPQ Europe Inc. additionally has an approximate 2.3% interest in the funds advised by BC Partners which invested in Sanitec.

         Neither Teabar Capital Corporation, Ontario Teachers' Pension Plan Board, South Light Investment Pte Limited, Euro Ventures Pte Limited nor CDPQ Europe Inc. is affiliated with the funds advised by BC Partners or their advisers, other than as investors in those funds.

         We were established on May 8, 2001, and BC European Capital VII 1 to VII 12 and VII 14 to VII 16 held our shares until March 19, 2002, when they transferred them to Pool Acquisition S.A. in anticipation of the issue of the original notes.

         As of the date of this prospectus, we have one shareholder of record, Sanitec International AG, which owns 100% of our outstanding shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH SHAREHOLDERS

         CIE Management II Limited, or CIE, is the general partner of the funds advised by BC Partners which collectively are the largest shareholders in Pool Acquisition S.A., our indirect parent company. Pursuant to a shareholders' agreement, the shareholders of Pool Acquisition S.A. have agreed to support commercially reasonable proposals made by CIE. In addition, on June 8, 2001, we paid CIE fees of (euro)7.5 million for arranging the financing of Pool Acquisition's acquisition of Sanitec Oyj, and on May 7, 2002 we paid CIE fees of
(euro)5.5 million in connection with the issue of the original notes.

         On April 26, 2001, BC European Capital VII 1 to VII 12 and VII 14 to VII 16, acting through their general partner CIE, made a loan of approximately
(euro)450 million available to Pool Acquisition S.A. On June 6, 2001, the amount of this loan was reduced to approximately (euro)300 million, and then increased by a nominal amount on October 11, 2001. On October 12, 2001, the funds advised by BC Partners syndicated part of this loan in the following amounts:

o        approximately(euro)23.3 million to Teabar Capital Corporation;

o        approximately(euro)20.5 million to Southlight Investment Pte Limited;
         and

o approximately (euro)20 million to other shareholders, including BC European Capital VII 17 and BC European Capital VII Top-up 1 to Top-up 6.

In connection with the issue of the original notes, Pool Acquisition S.A. assumed these loans as borrower so that they are effectively subordinated to the original notes.

         Sanitec has entered into a service agreement with Sanitec International AG, our parent company, pursuant to which Sanitec International AG has agreed to provide management and consulting services in strategy, improvement of business processes, distribution channels and purchasing policy, and product and business development. For these services, Sanitec has agreed to make prepayments to Sanitec International AG based on the annual cost budget of Sanitec International AG. The actual fees charged at the end of each year will be based on the specific services provided in that year, including all expenses of Sanitec International AG. The final annual fee, depending on the services provided, may be greater or less than the total prepaid amount.

         Sanitec has agreed to lend up to (euro)1 million to Sanitec International AG at an annual rate of interest of Euribor plus margin. The purpose of this loan facility is to cover the ongoing expenses of Sanitec International AG. As of the date of this prospectus, there are no amounts outstanding under this facility.

TRANSACTIONS WITH ASSOCIATES

         Prior to the completion of the sale of our 80% interest in Sanitec Johnson Suisse in March 2002, we had recurring six-month loan agreements in place with Sanitec Johnson Suisse's subsidiaries in Malaysia and Singapore which carry interest of six months' Euribor, PLUS 4.2%. The two currently outstanding loan agreements are for a total principal amount of approximately SGD8.7 million and a total interest due upon repayment of approximately SGD184,359.

         In 1999 and 2000, we purchased approximately 50,000 to 60,000 ceramic bathroom pieces per year from Lecico Egypt S.A.E., an associate of ours in which we hold a 38% indirect interest, for approximately US$500,000 to US$600,000 a year. We are currently finalizing negotiations on an open ended purchase contract with Lecico that will increase these annual purchases to approximately 200,000 ceramic pieces for approximately US$2 million in the first year. We intend to increase further purchases of bathroom ceramics in future years.

OTHER RELATED PARTY TRANSACTIONS

         Funds advised by BC Partners collectively are also the largest principal shareholders of Grohe Holding GmbH, owning over a 38% interest in Grohe Holding GmbH. In addition, Dr. Rainer S. Simon, our director, was a managing director of Grohe Holding GmbH until March 2002 and currently is a member of the managing board of a subsidiary of Grohe Holding GmbH, and Peter Korfer-Schun, a director of Sanitec, is a managing director of Grohe Holding GmbH. During 1999, 2000 and 2001, we purchased from Grohe Holding GmbH various bathroom products for the aggregate total amount of approximately (euro)587,000,
(euro)601,000 and (euro)814,000, respectively. We believe that the price which we paid for these products was no less favorable than we would have obtained from an unrelated third party.

         DP Deutsche Pool Beteiligungs GmbH is a subsidiary of BC European Capital VII-1, a shareholder of our ultimate parent, Pool Acquisition S.A. and a 5.2% shareholder in Koralle International GmbH, one of our subsidiaries. Deutsche Sphinx Beteiligungen GmbH, also one of our subsidiaries, holds the remaining 94.8% of the shares in Koralle International GmbH. A Profit and Loss Transfer Agreement from March 30, 1998 requires that all the profit and loss created by Koralle International GmbH to be transferred to Deutsche Sphinx Beteiligungen GmbH. As of December 21, 2001, DP Deutsche Pool Beteiligungs GmbH has agreed to be bound by the Profit and Loss Transfer Agreement in exchange for Deutsche Sphinx Beteiligungen GmbH making it an annual compensation payment slightly over (euro)60,000.

        DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN RELATED AGREEMENTS

SENIOR CREDIT FACILITY

GENERAL

         Sanitec and certain of its subsidiaries are currently borrowers under a senior multi-currency term loan and revolving credit facilities agreement, or the senior credit facility, provided by a syndicate of banks for which Bayerische Hypo- und Vereinsbank AG is the arranger.

         As of June 30, 2002, the total amount outstanding under the senior credit facility was (euro)502.7 million. As of December 6, 2002, there were no outstanding draws on the revolving facility .

          A summary of the terms of the senior credit facility are set out below:


                                         AMOUNT
FACILITY                                 DRAWN               MARGIN(1)                MATURITY
--------                                 -----               ---------                --------
Term A facility................       (euro)276.7             2.25%(2)             April 26, 2008
Term B facility................       (euro)109.5             2.75%                April 26, 2009
Term C facility................       (euro)109.5             3.25%                April 26, 2010
Revolving facility.............         (euro)7.0             2.25%(2)             April 26, 2008

(1) The base rate for all the senior facilities is Euribor, if the amount owing is in Euro, otherwise Libor. In addition, the borrower must pay compensation to the lenders for compliance with requirements to maintain adequate reserves, where applicable.

(2) Subject to a margin ratchet varying between 1.5% and 2.25% per year depending on the Total Debt Leverage Ratio, as defined in the senior credit facility.

         The notes are effectively subordinated to any indebtedness incurred under the senior credit facility. In addition, we lent the proceeds of the original notes to Sanitec pursuant to the notes on-loan which is contractually subordinated to the senior credit facility.

SECURITY

         The indebtedness under the senior credit facility is secured by the following:

o a pledge of the shares in all of the material Sanitec group entities where permitted by law;

o a pledge of the material assets of all of the material Sanitec group entities where permitted by law;

o a pledge of real property of some of the material Sanitec group entities;

o        a first priority pledge over the shares in Sanitec; and

o guarantees made by material Sanitec group entities where permitted by law.

COVENANTS

       The senior credit facility contains customary operating and financial covenants, including:

o the requirement that the ratios of Total Net Debt to Consolidated Adjusted EBITDA, as of the end of each financial quarter during the following periods, calculated on a Rolling Basis, be no more than the following:

                        Period                                           Ratio
                        ------                                           -----
                        October 1, 2002 - June 30, 2003                  5.15
                        July 1, 2003 - September 30, 2003                4.90
                        October 1, 2003 - March 31, 2004                 4.55
                        April 1, 2004 - June 30, 2004                    4.25
                        July 1, 2004 - September 30, 2004                4.00
                        October 1, 2004 - September 30, 2005             3.50

                        October 1, 2005 - September 30, 2006             3.00
                        October 1, 2006 - September 30, 2007             2.75
                        October 1, 2007 - September 30, 2008             2.50
                        October 1, 2008 - September 30, 2009             2.00
                        October 1, 2009 - September 30, 2010             2.00

o the requirement that the ratios of Total Net Senior Debt to Consolidated Adjusted EBITDA, as of the end of each financial quarter during the following periods, calculated on a Rolling Basis, be no more than the following:

                        Period                                           Ratio
                        ------                                           -----
                        October 1, 2002 - September 30, 2003             3.25
                        October 1, 2003 - September 30, 2004             2.75
                        October 1, 2004 - September 30, 2005             2.25
                        October 1, 2005 - September 30, 2006             2.00
                        October 1, 2006 - September 30, 2007             1.50
                        October 1, 2007 - September 30, 2008             1.00
                        October 1, 2008 - September 30, 2009             1.00
                        October 1, 2009 - September 30, 2010             1.00

o the requirement that the ratios of Consolidated Adjusted EBITDA to Consolidated Cash Net Finance Charges, as of the end of each financial quarter during the following periods, calculated on a Rolling Basis, be no less than the following:

                        Period                                          Ratio
                        ------                                          -----
                        October 1, 2001 - September 30, 2003            2.20
                        October 1, 2003 - September 30, 2005            2.50
                        October 1, 2005 - September 30, 2006            3.00
                        October 1, 2006 - September 30, 2010            3.50

o the requirement that the ratios of Consolidated Operational Cash Flow and cash and cash equivalents to Net Debt Service, as of the end of each financial quarter during the following periods, calculated on a Rolling Basis, be no less than 1.0 while the senior credit facility is outstanding.

o the requirement that the Sanitec group shall not in any financial year incur Capital Expenditures in excess of the following amounts:

                                     Period                      Amount
                                     ------                      ------
                                                          (In millions of Euro)
                           December 31, 2002                        50
                           December 31, 2003                        50
                           December 31, 2004                        60
                           December 31, 2005                        60
                           December 31, 2006                        60
                           December 31, 2007                        65
                           December 31, 2008                        70
                           December 31, 2009                        70
                           December 31, 2010                        70


         The senior credit facility defines "Capital Expenditure " as any expenditure other than the following:

o any reinvestment of net disposal proceeds where such proceeds are reinvested in assets of the same class;

o        any replacement of assets out of insurance proceeds;

o without double counting, any subsidies received from third parties outside the Sanitec group;

o minor individual investments which according to the Sanitec group's fixed asset valuation principles are to be expensed following the materiality principle of accounting;

o any one-off effects from the acquisition and first time consolidation of the Caradon/Twyford Bathrooms business;

o        any acquisition of shares and/or business operations; and

o revaluations of any existing assets and equity increases in existing subsidiaries of the Sanitec group,

but including any reinvestment of disposal proceeds other than such referred to under the first bullet above or obligations in respect of expenditure (including any obligation in respect of the capital element of any finance lease, operating lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefore or additions or improvements thereto in each case which would be treated as a capital asset in accordance with the accounting terms and principles set out in this prospectus, together with costs incurred in connection therewith.

         The senior credit facility defines "Consolidated Adjusted EBITDA" as the consolidated net profit (or loss) of the Sanitec group before:

o        minority interests;

o taxes for the relevant period, including any provision made on account of taxation;

o        change in deferred taxes;

o net interest, commissions, discounts and other finance payments for such period;

o        share of profits or losses in associated companies;

o the aggregate net amount of any realized and unrealized exchange gains and losses related to financial transactions and balances including, without limit, those arising on translation of currency borrowings and a mark-to-market valuation of currency hedging arrangements;

o        any items treated as exceptional or extraordinary items;

o any operational expenses directly related to an acquisition, for example restructuring costs and provisions, consultancy and advisory fees, for which the accounting terms and principles agreed in the senior facility offer the option to either capitalize the respective amounts as part of consolidation goodwill or directly expense them in the year they have been incurred;

o any amount attributable to amortization of intangible assets (including the amortization of goodwill) and depreciation of tangible assets and amortization,

o any amount not to exceed(euro)1.0 million attributable to Sanitec's e-commerce business project in 2001.

         The senior credit facility defines "Consolidated Cash Net Finance Charges" as Consolidated Net Finance Charges deducting all interest payments which have to be capitalized.

         The senior credit facility defines "Consolidated Net Finance Charges" as the aggregate consolidated amount of the interest, commission, discounts and other finance payments payable (in cash or in non-cash accrued form) by the Sanitec group:

o INCLUDING any commission, fees, discounts and other finance payments payable under any interest rate or currency hedging arrangement;

o BUT DEDUCTING (i) any commission, fees, discounts and other finance payments receivable under any interest rate or currency hedging instrument permitted by this Agreement and (ii) any interest receivable on any deposit, bank account or financial asset and (iii) any dividend income received;

o BUT EXCLUDING (i) any acquisition costs and (ii) any and all fees, out-of-pocket costs and expenses, stamp, registration and other taxes incurred in connection with the issue and exchange of the Notes.

         The senior credit facility defines "Consolidated Operational Cash Flow" as the consolidated net profit (or loss) of the Sanitec group after adding:

o any amount attributable to amortization of intangible assets (including the amortization of goodwill) and depreciation of tangible assets and amortization.

o        any decrease in the amount of working capital;

o        any increase in long term provisions,

o any provision or accrual made for taxes, including any increase in deferred taxes;

o        Consolidated Cash Net Finance Charges;

o any cash and cash equivalents paid in respect of any exceptional or extraordinary item;

and deducting:

o any amount of Capital Expenditure actually made by any member of the Sanitec group;

o        any increase in the amount of working capital;

o any cash and cash equivalents received in respect of any exceptional or extraordinary item;

o        any decrease in long term provisions,

and so that no amount shall be included or excluded more than once and PROVIDED THAT any decreases or increases resulting from the costs related to the acquisition of Sanitec Oy and the financing thereof shall be deducted or added back as the case may be.

         The senior credit facility defines "Net Debt Service" as the aggregate of:

o        Consolidated Cash Net Finance Charges; and

o the aggregate of scheduled and mandatory payments (excluding those mandatory payments as a result of excess cash flow) of any indebtedness.

         The senior credit facility defines "Rolling Basis" as the calculation of a ratio or an amount made at the end of a financial quarter in respect of that financial quarter and each of the preceding three financial quarters.

         The senior credit facility defines "Total Net Debt" as, at any time (without double counting), the aggregate consolidated indebtedness of the Sanitec group constituting indebtedness:

o        excluding any debt to the Issuer or any shareholders of the Issuer; and

o        also excluding indebtedness arising under the PIK On-Loan 2; and

o deducting cash and cash equivalents and without double counting all interest bearing receivables

         The senior credit facility defines "Total Net Senior Debt" as, at any time (without double counting), the consolidated indebtedness constituting such part of the Total Net Debt as is outstanding under the senior multi-currency term loan and revolving credit facilities agreement or ranking equally with such indebtedness but deducting the cash and cash equivalents held at such time.

         In addition, the senior credit facility includes covenants relating to limitations on:

o        sales and other disposals of assets;

o        indebtedness;

o        dividends;

o        granting of security;

o        acquisitions;

o        other investments; and

o        hedging.

MANDATORY PREPAYMENT

         Mandatory prepayment of all amounts outstanding under the senior credit facility including interest is required if there is a change of control, including:

o a public offering or sale of Sanitec, which results in the funds advised by BC Partners and co-investors ceasing to control in aggregate directly or indirectly at least 51% of the voting rights in Sanitec; and

o the sale of the whole or substantially the whole of the Sanitec group's business or assets.

         Certain proceeds are required to be used to make mandatory partial prepayments, including:

o net disposal proceeds over (euro)5 million in respect of certain disposals of assets of the Sanitec group other than agreed permitted disposals;

o any amount raised by any flotation of any member of the Sanitec group or upon any disposal of all or part of the shares or interest in Sanitec;

o 75% of Excess Cash Flow, as defined in the senior credit facility, exceeding (euro)2 million, PROVIDED that following any such payment,
         (euro)20 million in cash and cash equivalents shall remain in THE Sanitec group;

o proceeds of insurance claims received by any member of the Sanitec group, which exceeds (euro)2 milLIOn in any financial year, subject to certain exceptions; and

o proceeds of any claim against the Vendors in relation to the Acquisition Agreement, each as defined in the senior credit facility, and any other extraordinary receipts, subject to certain exceptions.

EVENTS OF DEFAULT

         The senior credit facility contains customary events of default, including:

o        failure to make payments as required under the senior credit facility;

o        breach of covenants, including financial covenants;

o        breach of representations;

o        cross-default in respect of indebtedness in excess of(euro)2 million;

o        insolvency, bankruptcy, winding-up or similar events; and

o        a material adverse change in the condition of the Sanitec group.

NOTES ON-LOAN

         We lent the proceeds from the offering of the original notes to Sanitec pursuant to the notes on-loan. The amount on-lent pursuant to the notes on-loan was equal to the principal amount of the notes and will mature on the same day as the notes. Interest on the loan will be due two days before interest on the notes is due. The interest rate will be equal to or greater than the interest rate on the notes. Sanitec has also agreed to pay us any amounts, which are not interest or principal, due under the notes. An event of default under the indenture governing the notes will constitute an event of default under the notes on-loan.

         The notes on-loan is contractually subordinated to the senior credit facility as described in "Subordination" below.

PIK LOAN

         Pool Acquisition S.A. is the borrower under a PIK loan. Pursuant to PIK on-loan 1, Pool Acquisition S.A. lent the proceeds of the PIK loan to Sanitec International which on-lent the proceeds to Sanitec, pursuant to PIK on-loan 2. As at June 30, 2002 on a pro forma basis after giving effect to the Transactions and the Corporate Reorganization, the total amount outstanding under the PIK loan was (euro)66.7 million. The PIK loan bears interest on a daily basis at a rate compounded semi-annually and will mature after the date of the notes. The interest rate for each semi-annual interest period is the sum of (a) the yield to closest future optional redemption date, call-date or maturity date under the notes on the first business day of such interest period plus (b) 3%, provided, however, that at no time shall the aggregate of (a) and (b) above be below 12% or above 16%. The yield referred to in the preceding sentence under (a) shall be calculated (1) on the basis of a non-call five year structure and (2) the mid-price of the notes quoted by the lender under the PIK Loan on the first day of each interest period. The interest rate on PIK on-loan 1 is equal to or greater than the interest rate on the PIK loan, and the interest rate on PIK on-loan 2 is equal to or greater than the interest rate on PIK on-loan 1. Principal and interest payments under the PIK loan are not due prior to the repayment of all amounts outstanding under the senior credit facility and, subject to the restrictions relating to Restricted Payments described in this prospectus, the notes. See "Description of Notes-Certain Covenants-Restricted Payments". No cash interest is payable under the PIK loan.

         The PIK loan is effectively subordinated to the senior credit facility and the notes. PIK on-loan 1 is subordinated to the notes and PIK on-loan 1 and PIK on-loan 2 are subordinated to the senior credit facility as described in "Subordination" below.

SHAREHOLDER LOAN

         Pool Acquisition S.A. is the borrower under a shareholder loan. Pursuant to shareholder on-loan 1, Pool Acquisition S.A. lent the proceeds of the shareholder loan to us, and we on-lent the proceeds to Sanitec, pursuant to shareholder on-loan 2. As at June 30, 2002, on a pro forma basis after giving effect to the Transactions and the Corporate Reorganization, the total amount outstanding under the shareholder loan was (euro)312.0 million. The shareholder loan bears interest at a rate of 7.125% per year and matures on April 25, 2016. The interest rate on shareholder on-loan 1 is equal to or greater than the interest rate on the shareholder loan, and the interest rate on shareholder on-loan 2 is equal to or greater than the interest rate on shareholder on-loan
1. The principal and interest payments under the shareholder loan are not due prior to the repayment of all amounts outstanding under the senior credit facility and, subject to the restrictions relating to Restricted Payments described in this prospectus, the notes. See "Description of Notes-Certain Covenants-Restricted Payments".

         The shareholder loan is effectively subordinated to the senior credit facility and the notes. Shareholder on-loan 1 is subordinated to the notes and shareholder on-loan 1 and shareholder on-loan 2 are subordinated to the senior credit facility as described in "Subordination" below.

SUBORDINATION

SUBORDINATION OF THE NOTES ON-LOAN TO THE SENIOR CREDIT FACILITY

         We have agreed to subordinate our rights under the notes on-loan to Sanitec to the rights of the lenders under the senior credit facility pursuant to a notes on-loan subordination agreement.

         Pursuant to the notes on-loan subordination agreement, Sanitec is permitted to make interest payments to us corresponding to our obligations to make interest payments on the notes. Payment of the principal amount of the notes on-loan on the maturity date of the notes is also permitted. However, if Sanitec is in default with respect to any payments of principal or interest under the senior credit facility or with respect to any other payments in excess of (euro)1 million under the senior credit facility, then SaniTec will not be permitted to make payments under the notes on-loan to us for as long as such payment default under the senior credit facility continues.

         For any other type of default under the senior credit facility, the agent for the lenders under the senior credit facility may impose a payment blockage period which will prohibit Sanitec from making payments under the notes on-loan for the duration of this blockage period. This blockage period begins when a notice from the agent for the lenders under the senior credit facility is given to Sanitec specifying that no payments may be made under the notes on-loan as a result of such default under the senior credit facility. This blockage period only will last while such default is continuing and will last for no longer than 179 days from the date such notice is served. No more than one blockage notice can be given in any period of 365 days, and no default that existed when a blockage notice was given can be the basis of a subsequent blockage notice unless such default has been cured for at least 180 days in between.

         Unless there is a payment default under the notes and for so long as any amounts remain outstanding under the senior credit facility, we have agreed, among other things, not to:

o        terminate or accelerate the notes on-loan;

o enforce the notes on-loan by way of attachment, execution or insolvency;

o        demand or receive any security in respect of the notes on-loan;

o commence any proceedings against Sanitec in respect of the notes on-loan; or

o        take any other enforcement action in respect of the notes on-loan,

without the prior written consent of the agent for the lenders under the senior credit facility.

         However, the above restrictions do not apply where there is a payment default under the notes which is continuing and the standstill period relating to such payment default has expired. A standstill period in respect of a payment default under the notes begins on the date of such payment default and ends on the earlier of 120 days from the date the agent for the lenders under the senior credit facility has been notified of such payment default and the date on which an insolvency event occurs. An insolvency event means:

o the appointment of an insolvency administrator in respect of Sanitec or any of its assets;

o the shareholders of Sanitec pass a resolution for its dissolution, liquidation or winding up; or

o Sanitec commences negotiations with its third-party creditors with a view to rescheduling or restructuring its indebtedness vis-a-vis such third-party creditor, in whole or in part, by reason of its inability to meet payments of all such indebtedness on its due date for payment.

         Notwithstanding our rights to enforce payments under the notes on-loan after the standstill period, if an event of default under the senior credit facility or a blockage period, as described above, is continuing, the prohibition on payments to us under the notes on-loan will continue to apply.

         Finally, we have irrevocably agreed to waive all of our rights and claims against Sanitec, including its rights to payment of principal and interest, under the notes on-loan with respect to the enforcement of the first priority share pledge over the Sanitec shares by the agent for the senior lenders under the senior credit facility on the following conditions:

o we receive notice from the agent for the lenders under the senior credit facility confirming that the shares that we own in Sanitec which are subject to such pledge have been sold pursuant to an enforcement of such pledge:

o        by way of a public auction; or

o in a way that the highest price for such a sale reasonably achievable in the circumstances as certified by an independent investment bank has been achieved; or

o        by any other way if the trustee consents in writing; and

o the agent for the lenders under the senior credit facility receives payment for the purchase price from the purchaser of such shares in Sanitec and, to the extent the purchase price exceeds amounts owed under the senior credit facility, such excess amounts are received by the trustee for the noteholders.

         Except under the notes security pledge described below, we have agreed not to assign, pledge or otherwise transfer our rights under the notes on-loan. We have also agreed not to set off any amounts that we may owe to Sanitec against amounts Sanitec fails to pay us under the notes on-loan.

SUBORDINATION OF SHAREHOLDER ON-LOAN 2 AND PIK ON-LOAN 2 TO THE SENIOR CREDIT FACILITY

         We have agreed to subordinate our rights under shareholder on-loan 2 and PIK on-loan 2 to Sanitec to the rights of the lenders under the senior credit facility pursuant to a subordination agreement dated April 26, 2001, as amended.

         Except as permitted by the indenture, for so long as any amounts are outstanding under the senior credit facility, we have agreed, among other things, not to:

o demand or receive any payment or prepayment under either the shareholder on-loan 2 or the PIK on-loan 2 (subject to certain exceptions); or

o take any action to obtain payment with respect to shareholder on-loan 2 or PIK on-loan 2, except with the consent of the lenders under the senior credit facility.

         We have irrevocably waived all of our rights and claims against Sanitec, including its rights to payment of principal and interest, under the PIK on-loan 2 and the shareholder on-loan 2 in a similar manner as described above under the notes on-loan.

         Except under the notes security pledge described below, we have agreed that we will not assign, pledge or otherwise transfer our rights under the shareholder on-loan 2 and PIK on-loan 2. Except as permitted by the indenture, we have also agreed that we will not set off any amounts that we may owe to Sanitec against amounts Sanitec fails to pay us under the shareholder on-loan 2 and PIK on-loan 2.

SUBORDINATION OF SHAREHOLDER ON-LOAN 1 AND PIK ON-LOAN 1 TO THE NOTES

         Pool Acquisition S.A. has agreed to subordinate its rights under shareholder on-loan 1 and PIK on-loan 1 to us to the rights of the trustee on behalf of the noteholders.

         Except as permitted by the making of Restricted Payments (See "Description of Notes-Certain Covenants-Restricted Payments"), for so long as any amounts remain unpaid or undischarged under any note issued under the indenture, Pool Acquisition S.A. has agreed, among other things, not to:

o demand or receive any payment or prepayment under either the shareholder on-loan 1 or PIK on-loan 1;

o commence any proceeding against us or take any action in respect of shareholder on-loan 1 and PIK on-loan 1, including acceleration, termination or cancellation; or

o assign, pledge or otherwise transfer its rights under the shareholder on-loan 1 and the PIK on-loan 1.

NOTES SECURITY PLEDGE

         Pursuant to the notes security pledge dated as of the date of the indenture, as security for the notes and any additional notes issued under the indenture, we will pledge to the trustee for the benefit of the noteholders each of the following:

o upon completion of the distribution of the share capital of Sanitec to us, a second priority pledge of the share capital of Sanitec;

o a first priority pledge of all of our rights and claims pursuant to the notes on-loan;

o a first priority pledge of all of our rights and claims pursuant to the shareholder on-loan 2; and

o a first priority pledge of all or our rights and claims pursuant to the PIK on-loan 2.

         We have agreed to perfect the second priority pledge of the Sanitec shares upon the transfer of the share capital of Sanitec to us. The second priority pledge, as well as the first priority pledge in favor of the senior lenders, is governed by Finnish law. Pursuant to Finnish law, upon perfection of the second priority pledge, the agent for the senior lenders, as first priority pledgee, will owe a duty of care to the trustee, as second priority pledgee. This duty requires the agent to hold the pledged assets for, and on behalf of, itself and the trustee and to notify the trustee in advance of any disposition of the Sanitec shares and, upon such disposition, to remit any proceeds in excess of the amounts due under the senior credit facility to the trustee.

                               THE EXCHANGE OFFER

                    PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         We issued the original notes on May 7, 2002, to Goldman Sachs International, Merrill Lynch International and Hypo Vereinsbank, which we refer to collectively in this prospectus as the initial purchasers. The initial purchasers subsequently placed the original notes with (1) persons whom they reasonably believe to be QIBs (as defined in Rule 144A) in reliance on Rule 144A under the Securities Act and (2) directly, or through their international affiliates, in offshore transactions complying with the requirements of Regulation S under the Securities Act. As a condition to the purchase of the original notes by the initial purchasers, we entered into the registration rights agreement with the initial purchasers, which requires, among other things, that, under certain circumstances, promptly following the sale of the original notes to the initial purchasers, we would (1) file with the SEC a registration statement under the Securities Act with respect to a registered offer to exchange the original notes for our exchange notes which are identical in all material respects to the original notes, (2) use our best efforts to cause such registration statement to become effective under the Securities Act within 270 days after the issue date of the original notes and (3) use our best efforts to keep the registration statement effective for not less than 20 business days after the date notice of the exchange offer is mailed to the holders. If we commence the exchange offer, we (1) will be entitled to consummate it 30 days after such commencement (PROVIDED that it has accepted all the original notes validly tendered in accordance with the terms of the exchange offer) and (2) will be required to consummate the exchange offer no later than 30 days after the date on which the registration statement is declared effective.

         The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions under US laws, registration rights and liquidated damages for failure to observe certain obligations in the exchange offer and the registration rights agreement.

         Following the consummation of the exchange offer, holders of the original notes who did not tender their original notes generally will not have any further registration rights under the registration rights agreement, and such original notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such original notes could be adversely affected.

         Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

o any exchange notes will be acquired in the ordinary course of its business;

o the holder has no arrangement with any person to participate in the distribution of the exchange notes;

o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act;

o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

o if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

                           TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue (euro)1,000 principal amount of exchange notes in exchange for each (euro)1,000 principal amount of original notes surrendered under the exchange offer. You may tender original notes only in integral multiples of (euro)1,000.

         The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

         The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

         As of the date of this prospectus, (euro)260 million aggregate principal amount of the original notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer. We have fixed the close of business on February 5, 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be sent initially.

         Holders of original notes do not have appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the US Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the original notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

         We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the section "-Certain Conditions to the Exchange Offer".

         Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section "-Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

                             ACCEPTANCE AND EXCHANGE

         We will accept any validly tendered original notes which are not withdrawn before midnight, London time, on the expiration date. We will issue
(euro)1,000 principal amount of exchange notes in exchange for each (euro)1,000 principal amount of your original notes tendered. You may tender some or all of your original notes in the exchange offer.

         This prospectus and the letter of transmittal you received with this prospectus, is being sent to you and to others who have beneficial interests in the original notes. There is no fixed record date for determining the registered holders of original notes entitled to participate in the exchange offer. We intend to conduct the exchange offer according to the applicable requirements of the Exchange Act and the rules and regulations of the SEC. The exchange offer is not conditioned upon any minimum amount of original notes.

         We will accept for exchange properly tendered original notes when we give oral or written notice of acceptance to the exchange agent and comply with the applicable provisions of the registration rights agreement. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes upon the occurrence of any of the conditions specified below under the section "Conditions to the Exchange Offer".

                     EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The exchange offer will expire at midnight, London time, on March 7, 2003 unless we extend the exchange offer. If we extend the offer the exchange offer shall terminate at midnight, London time, on the last day of the extension. In either situation, the exchange offer will be held open for at least 30 days. To extend the exchange offer, we will inform the exchange agent by oral or written notice and will mail to the registered holders of the original notes an announcement of the exchange offer, before 9:00 a.m. London time on the next business day after the previously scheduled expiration date.

         We reserve the right, in our sole discretion:

o        to delay accepting your original notes;

o        to extend the exchange offer;

o to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

o        to amend the terms of the exchange offer in any manner.

         If we delay, extend, terminate or amend the exchange offer, we will give an oral or written notice to the exchange agent. We will also promptly notify the registered holders of the original notes. If we determine changes to the exchange offer to be material, then we will promptly disclose these changes by means of a prospectus supplement to be distributed to registered holders of the original notes. If this situation should occur, we would also extend the exchange offer.

                         INTEREST ON THE EXCHANGE NOTES

         The exchange notes will be deemed to accrue interest from May 7, 2002 (the date of issuance of the original notes) or from the date of the last periodic payment of interest on the original notes, whichever is later. Interest on the exchange notes will be payable semi-annually on May 15th and November 15th of each year, beginning on November 15, 2002.

                  PROCEDURES FOR TENDERING YOUR ORIGINAL NOTES

         You may tender the original notes only in book-entry form. Before tendering your original notes in the exchange offer, you should read this prospectus and the relevant accompanying letter of transmittal and you must comply with the relevant procedures established by Euroclear or Clearstream, as applicable, before midnight, London time, on the expiration date. The exchange agent also must receive a timely confirmation of any book-entry transfer of original notes into the exchange agent's account at Euroclear or Clearstream, as applicable, before midnight, London time, on the expiration date.

         Any tender that you do not withdraw before midnight, London time, on the expiration date will constitute an agreement between you and us governed by the terms and conditions described in this prospectus and in the letter of transmittal.

         If you are a beneficial owner whose original notes are held on your behalf in the name of a broker, dealer, commercial bank, trust company, or other nominee, and you wish to tender, you should contact that holder promptly, instructing it to tender on your behalf.

                     CONFIRMATION OF ORIGINAL NOTES TENDERED

         We will issue exchange notes only after the exchange agent receives, before midnight, London time, on the expiration date, confirmation from Euroclear or, as applicable, Clearstream that original notes have been tendered according to the procedures established by Euroclear or Clearstream, as applicable. To make this book-entry confirmation, you must acknowledge your receipt of the letter of transmittal and agree to be bound by its terms. If we do not accept any tendered original notes for any reason or if you submit original notes for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes will be returned without expense to you, according to the book-entry transfer procedures, and will be credited to the appropriate account with Euroclear or Clearstream, as applicable, promptly.

         Participants in Euroclear or Clearstream, as applicable, must send an electronic instruction to Euroclear or Clearstream, as applicable, in compliance with their procedures established to tender original notes, in place of sending a signed, hard copy of the letter of transmittal. The electronic instruction transmitted by Euroclear or Clearstream, as applicable, to the exchange agent must contain a computer generated message, by which you acknowledge your receipt of the letter of transmittal and agree to be bound by it.

                        CONDITIONS TO THE EXCHANGE OFFER

         We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

                              WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to midnight, London time, on the expiration date.

         For a withdrawal to be effective the exchange agent must receive an electronic transmission containing the notice of withdrawal prior to midnight, London time, on the expiration date.

         Any notice of withdrawal must:

o specify the name of the person who tendered the original notes to be withdrawn;

o identify the original notes to be withdrawn (including the principal amount of the original notes).

         We will determine all questions as to the validity, form and eligibility (including time of receipt) of the notices, and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are validly retendered. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under the section "-Procedures for Tendering" above at any time on or prior to the expiration date.

                    CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Despite any other term of the exchange offer, we will not be required to accept for exchange or exchange any exchange notes for any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

o the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

o the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

         In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

o the representations described under the section "-Purpose and Effect of the Exchange Offer", "-Procedures for Tendering" and "Plan of Distribution"; and

o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

         We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

         We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above during the period of time during which the exchange offer is open.

         These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times during the period of time during which the exchange offer is open in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times during the period of time during which the exchange offer is open.

         In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any original notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

                                 EXCHANGE AGENT

         We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

                  The Bank of New York
                  30 Cannon Street
                  London EC4M 6XH
                  England
                  Attention: Corporate Trust Operations
                  Telephone: +44-(0)20-7964-6513
                  Fax: +44-(0)20-7964-7294

                  The Bank of New York (Luxembourg) S.A.
                  Aerogolf Centre
                  1A, Hoehenhof
                  L-1736 Senningerberg
                  Luxembourg
                  Attention: Corporate Trust Operations

                                FEES AND EXPENSES

         We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

         We will pay estimated cash expenses in the aggregate of (euro)3.1 million incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

                                 TRANSFER TAXES

         We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

o certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

o tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

o a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

         If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

                              ACCOUNTING TREATMENT

         We will record the exchange notes in our accounting records at the same carrying value as the original notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer except for the expenses of the exchange offer which will be recorded as incurred.

                            RESALE OF EXCHANGE NOTES

         Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Note without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

o such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

o such exchange notes are acquired in the ordinary course of the holder's business; and

o the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

         Any holder who is our affiliate, who acquires the exchange notes outside the ordinary course of its business or who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13,
1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by the applicable provisions of Item 507 or 508, as appropriate, of Regulation S-K under the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution".

         By tendering in the exchange offer, each holder will represent to us that, among other things:

o the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes;

o the holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes; and

o the holder acknowledges that if it participates in the exchange offer for the purpose of distributing the exchange notes (1) it must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on the no-action letters referenced above and (2) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by us. Further, by tendering in the exchange offer, each holder represents to us either that it is not our "affiliate" (as defined under Rule 405 of the Securities Act) or, if it may be deemed our "affiliate" that such holder understands and acknowledges that the exchange notes may not be offered for resale, resold or otherwise transferred by that holder without complying with the applicable registration and prospectus delivery requirements of the Securities Act. A holder who is a broker-dealer must also acknowledge to us that it acquired the original notes as a result of market-making activities or other trading activities.

                       CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the original notes:

o as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes under the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the original notes.

         In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

o        cannot rely on the applicable interpretations of the SEC; and

o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                                      OTHER

         Participation in the exchange offer is voluntary, and you should consider carefully whether to do so. CMS Cameron McKenna, London, England, has passed upon the legality of the exchange notes. None of us or any of our respective representatives is making any representation to any offeree of the exchange notes offered hereby regarding the legality of an investment by such offeree or purchaser under appropriate legal investment or similar laws (which regulate the nature and extent of permitted investments in certain securities for certain institutional investors). Each holder of the original notes should consult with its own advisors as to legal, tax, business, financial and related aspects of participation in the exchange offer.

         In the future, we may seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

  LUXEMBOURG PAYING AGENT AND NOTICES REQUIRED BY THE LUXEMBOURG STOCK EXCHANGE

         The exchange of original notes for exchange notes under the exchange offer, and any related transactions, may be accomplished through the paying agent in Luxembourg. All documentation for the exchange offer will be available at the office of the paying agent in Luxembourg.

         So long as the original notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, before the start of the exchange offer, notice of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which we expect to be the Luxemburger Wort. This notice will provide details of the conditions to, and the starting date and expected completion date of, the exchange offer.

         So long as the original notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which we expect to be the Luxemburger Wort.

                              DESCRIPTION OF NOTES

         Sanitec International (the "Issuer") issued the original notes and will issue the exchange notes under an indenture, dated as of May 7, 2002, between itself and The Bank of New York, as trustee (the "Trustee"). The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the US Trust Indenture Act of 1939, as amended. The pledge agreements referred to below under the caption "--Security" define the terms of the pledges that will secure the notes.

         The following description is a summary of the material provisions of the indenture and the pledge agreements. It does not restate those agreements in their entirety. We urge you to read the indenture (including the form of note) and the pledge agreements because they, and not this description, define your rights as holders of the exchange notes. Copies of the indenture and the pledge agreements are available as set forth below under "--Additional Information". You can find the definitions of certain terms used in this description under the subheading "Certain Definitions".

         The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders of an exchange note will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

         The original notes are and the exchange notes will be:

o        senior obligations of the Issuer;

o secured by a second priority pledge of the Share Capital of Sanitec Oy ("Sanitec") and by a first priority pledge of the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2;

o equal in right of payment with all future unsubordinated Indebtedness of the Issuer;

o senior in right of payment to all existing and future Indebtedness of the Issuer that is subordinated to the notes; and

o senior in right of payment to the PIK On-Loan 1 and the Shareholder On-Loan 1, which are subordinated to the notes pursuant to the PIK On-Loan 1 and Shareholder On-Loan 1 Subordination Agreement.

         The Issuer is a holding company. All of its operations are conducted through its Subsidiaries, and, therefore, the Issuer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The original notes are, and the exchange notes will be, effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Issuer's Subsidiaries. Any right of the Issuer to receive assets of any of its Subsidiaries upon the Subsidiary's liquidation or reorganization (and the consequent right of the Holders to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of the Subsidiary, in which case the claims of the Issuer would still be subordinate in right of payment to any indebtedness of the Subsidiary senior to that held by the Issuer and would be effectively subordinate to any indebtedness secured by any assets of the Subsidiary. As of June 30, 2002, the Issuer's Subsidiaries had approximately (euro)990.5 million of indebtedness, trade payables and other liabilities outstanding and had approximately (euro)49.0 million of additional borrowings available under the Credit Agreement and other credit facilities, after giving effect to the Transactions, the Corporate Reorganization, the repayment and cancellation of the liquidity facility, and after completion of the offering of the original notes and application of the net proceeds as described under the caption "Use of Proceeds". See "Risk Factors--Risks relating to the notes and our structure--we are a holding company with no revenue-generating operations of its own. You will not have any claim against any of our operating subsidiaries."

         Although the indenture limits the incurrence of Indebtedness and Disqualified Shares by us and by our Subsidiaries and limits the issuance of Preferred Shares by our Subsidiaries, such limitations are subject to a number of significant carveouts and qualifications. Under certain circumstances, the Indebtedness that could be incurred and the Disqualified Shares and Preferred Shares that could be issued under these carveouts and qualifications could be substantial. Moreover, the indenture does not impose any limitation on the incurrence by of liabilities that are not considered Indebtedness. We or our Subsidiaries may have significant liabilities that are not considered Indebtedness, including liabilities under operating leases and contingent liabilities. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares."

         Our ability to service our debt, including the notes, is dependent upon revenues generated by our Restricted Subsidiaries and their ability to distribute those revenues to us by way of dividends, distributions, interest, return on investments (including repayment of loans) or other payments to us (including loans to us). However, all such payments to us are subject to various restrictions, including restrictions imposed by the Credit Agreement, and future debt may also limit or prohibit such payments. In addition, the ability of our Restricted Subsidiaries to make such payments to us may be limited by the laws of the jurisdictions in which these entities are organized or located.

         The Credit Agreement permits Sanitec to make distributions and payments to us under the Notes On-Loan to allow us to make interest payments on the notes, but only if there is no default under the Credit Agreement. The Credit Agreement also restricts other distributions to us by Sanitec. As a result, the Credit Agreement will restrict our ability to pay amounts owing on the notes in the event that there is a default under the Credit Agreement or if the notes are accelerated upon a default under the indenture or if we are required to make a Change of Control Offer. Any such failure to make payments on the notes would result in default under the indenture, which in turn is likely to be a default under the Credit Agreement and other future indebtedness. See "Risk Factors--Risks relating to the notes and our structure--We are subject to restrictive debt covenants" and "--We may not be able to finance a change of control offer required by the indenture."

         Except as set forth in the definition of "Unrestricted Subsidiaries," as of the date of this prospectus, all of the Issuer's Subsidiaries are "Restricted Subsidiaries". However, under the circumstances described below under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," the Issuer will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries". These Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

         The Issuer will issue the exchange notes with a maximum aggregate principal amount of (euro)260 million. The Issuer may issue additional notes ("Additional Notes") from time to time subject to the covenant described below under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares". The original notes, the exchange notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, voting, waivers, amendments, redemptions and offers to purchase. The Issuer will issue exchange notes in denominations of (euro)1,000 and integral multiples of
(euro)1,000. The exchange notes will mature at par on May 15, 2012.

         Interest on the exchange notes will accrue at the rate of 9% per year and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2002. The Issuer will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1, respectively.

         Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a

360-day year comprised of twelve 30-day months. In certain circumstances, the Issuer may be required to pay Additional Amounts in cash on the exchange notes as described below under the caption entitled "--Additional Amounts".

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

         Principal of, premium, interest and Special Interest, if any, on notes held in global form will be payable at the corporate trust office or agency of the Principal Paying Agent (as defined below). All payments on the Global Notes (as defined below) will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by the Holder.

         Principal of, or premium, interest and Special Interest, if any, on, Definitive Registered Notes (as defined below) will be payable at the corporate trust office or agency of the Principal Paying Agent in London or New York or the paying agent in Luxembourg, in each case, as maintained for such purposes. In addition, interest on the Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the Definitive Registered Notes.

PRESCRIPTION

         Claims against the Issuer for the payment of principal of, premium, if any, accrued interest or Special Interest or Additional Amounts, if any, on, the notes will become void unless presentation for payment is made (where required by the provisions of the indenture) within a period of ten years, in the case of principal, or premium or Additional Amounts, if any, or five years, in the case of interest or Special Interest, from the applicable original payment date therefor.

PAYING AGENT FOR THE EXCHANGE NOTES

         Pursuant to the paying agency agreement, the Issuer has appointed The Bank of New York as the principal paying agent for the notes in London (the "Principal Paying Agent") and in the Borough of Manhattan, City of New York, and The Bank of New York (Luxembourg) S.A. as paying agent in Luxembourg, for so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require. If the conclusions of the ECOFIN Council meeting of 26-27 November 2000, are implemented, the Issuer will use its best endeavors to maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing such conclusions or any law implementing or complying with, or introduced to confirm to, such Directive.

         The Issuer also will maintain one or more registrars (each, a "Registrar") with offices in London and in the Borough of Manhattan, City of New York and a transfer agent in London, New York and Luxembourg. The initial Registrar will be The Bank of New York in London and New York and The Bank of New York (Luxembourg) S.A. in Luxembourg. The Registrar and the transfer agent in New York and the transfer agent in Luxembourg will maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Registered Notes on the behalf of the Issuer. The transfer agent shall perform the functions of a transfer agent.

         The Issuer may change the paying agents without prior notice to the Holders. For so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer will publish a notice of any change of paying agent, Registrar or transfer agent in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

ADDITIONAL AMOUNTS

         All payments made under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within Luxembourg or within any other jurisdiction in which the Issuer or any Surviving Entity is organized or resident for tax purposes or any political subdivision thereof or any Taxing Authority (as defined below) therein (each, a "Relevant Taxing Jurisdiction"), unless the Issuer or any Surviving Entity is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Issuer or any Surviving Entity is required to withhold or deduct any amount for, or on account of, Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes, the Issuer or the Surviving Entity will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; PROVIDED, HOWEVER, that no Additional Amounts will be payable with respect to:

         (1) any Tax that would not have been imposed, payable or due but for the existence of any connection between the Holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

         (2) any Tax that would not have been imposed, payable or due but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice; PROVIDED, HOWEVER, that the Issuer or any Surviving Entity has delivered a request to the Holder to comply with such requirements reasonably prior to the date by which such compliance is required giving each Holder reasonably sufficient time to satisfy those requirements;

         (3) any Tax that would not have been imposed, payable or due if the presentation of notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later; PROVIDED, however, that the Issuer or the Surviving Entity has delivered to each Holder a notice to present notes for payment within such 30-day period;

         (4) a withholding or deduction imposed on a payment to an individual that is required to be made pursuant to any European Union Directive on the taxation of savings implementing the proposal for such a directive presented by the European Commission on July 18, 2001, or any law implementing or complying with, or introduced in order to conform to, such directive;

         (5) any Tax presented for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union;

         (6) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or governmental charge; or

         (7)      any combination of items (1) through (6) (each, an "Excluded
                  Tax").

         If the Issuer or any Surviving Entity will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, the Issuer or the Surviving Entity will deliver to the

Trustee as least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Surviving Entity shall notify the Trustee promptly thereafter) an officers' certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers' certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders on the relevant payment date. Upon request, the Issuer or the Surviving Entity will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

         The Issuer or any Surviving Entity will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or the Surviving Entity will use their reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority. The Issuer or the Surviving Entity will furnish to the Holders, within 30 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment by the Issuer or the Surviving Entity, or if, notwithstanding the Issuer's or the Surviving Entity's efforts to obtain receipts, receipts are not obtained, other evidence of payments by the Issuer or the Surviving Entity.

         The Issuer or any Surviving Entity will pay any stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which arise from the initial execution, delivery or registration of the notes, the initial resale thereof by the initial purchasers on the closing date and the enforcement of the notes following the occurrence of any Event of Default with respect to the notes.

         The Issuer or any Surviving Entity will indemnify and hold harmless each Holder of notes and upon written request reimburse each such Holder for the amount, other than any Excluded Tax and excluding any payment of additional amounts by the Issuer or the Surviving Entity, of:

         (1) any Taxes imposed by a Relevant Taxing Jurisdiction and paid by such Holder as a result of payments made under or with respect to the notes;

         (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

         (3) any Taxes imposed by a Relevant Taxing Jurisdiction with respect to any reimbursement under clause (1) or (2) of this paragraph, but excluding any Taxes imposed by the Relevant Taxing Jurisdiction on such Holder's net income.

         Whenever in the indenture or in this "Description of Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

SECURITY

         The original notes are, and the exchange notes will be, secured by:

         (1)      a second priority pledge of the Share Capital of Sanitec; and

         (2) a first priority pledge of the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2.

         The Issuer and the agent for the lenders under the Credit Agreement, who is the collateral agent for the lenders, have entered into a first priority share pledge agreement pursuant to which the Share Capital of Sanitec was pledged to secure the payment and performance when due of the Obligations of Sanitec and certain of its subsidiaries under the Credit Agreement. The Issuer and the Trustee, who is the collateral agent for the holders of the notes, have entered into the Notes Security Pledge Agreement pursuant to which (i) the Share Capital of Sanitec was pledged on a second priority basis and (ii) the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2 was pledged on a first priority basis to secure the payment and performance when due of the Issuer's obligations under the indenture and the notes.

         The security interest in the Share Capital of Sanitec created by the second priority share pledge in favor of the Trustee and the holders of the notes is junior to the first priority security interest in the Share Capital of Sanitec in favor of the lenders under the Credit Agreement. The relationship between the agent for the lenders under the Credit Agreement, as first priority pledgee, is governed by Finnish law. Pursuant to Finnish law, the agent for the lenders under the Credit Agreement, as the first priority share pledgee, has a duty of care towards the Trustee, as the second priority pledgee, and must hold the pledged assets for the account of both itself and the Trustee. In addition, the agent for the lenders under the Credit Agreement must notify the Trustee in advance of any liquidation of the Share Capital of Sanitec and must transfer any excess proceeds resulting from the liquidation of the Share Capital of Sanitec to the Trustee for the benefit of the holders of notes. See "Risk Factors--Risks relating to the notes and our structure--Your right to remedies under the pledge of the shares of Sanitec are limited". For a more detailed description of the second priority share pledge, see "Description of Other Indebtedness and Certain Related Agreements--Subordination--Notes Security Pledge".

         If following a default under the Credit Agreement the agent thereunder seeks to sell the Share Capital of Sanitec pursuant to the first priority share pledge, the Issuer has irrevocably agreed to waive its rights and claims against Sanitec under the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2 on the condition that the Share Capital of Sanitec has been sold either:

         (1)      by way of a public auction; or

         (2) in a way that the highest price for such a sale reasonably achievable in the circumstances as certified by an independent investment bank has been achieved; or

         (3)      by any other way if consented to by the Trustee in writing.

         Because of its duties to the Holders, the Trustee will only give the consent set forth in clause (3) of the previous sentence if it is satisfied that such method of sale will not be materially prejudicial to the interests of the Holders. If the price received from such sale exceeds the amount owed under the Credit Agreement, any excess amount shall be paid to the Trustee on behalf of the Holders.

PIK ON-LOAN 1 AND SHAREHOLDER ON-LOAN 1

         The Issuer is a party to (i) the PIK On-Loan 1, pursuant to which the Parent has lent to the Issuer the proceeds from the PIK Loan; and (ii) the Shareholder On-Loan 1, pursuant to which the Parent has lent to the Issuer the proceeds of the Shareholder Loan made to the Parent by its shareholders. The PIK On-Loan 1 and the Shareholder On-Loan 1 will mature no earlier than the maturity date of the PIK Loan. Interest on the PIK On-Loan 1 and Shareholder On-Loan 1 will accrue in the form of accretion of additional principal amount and no cash interest will be payable until maturity.

         Although under certain circumstances set forth in the covenant entitled "Certain Covenants--Restricted Payments" the Issuer may repay all or part of the PIK On-Loan 1 and the Shareholder On-Loan 1, the Issuer's obligations to pay principal, interest and premium, if any, on the PIK On-Loan 1 and the Shareholder On-Loan 1 are subordinated under the PIK On-Loan 1 and Shareholder On-Loan 1

Subordination Agreement to the prior payment in full of all Obligations of the Issuer under the notes and the indenture, including under any Additional Notes.

         Except as permitted by the indenture, under the PIK On-Loan 1 and Shareholder On-Loan 1 Subordination Agreement, so long as any part of the notes or Additional Notes remains unpaid or undischarged, the Issuer may not make any payment or prepayment of interest or principal (whether in cash, by way of transfer of assets or otherwise) on account of or grant any security in respect of the PIK On-Loan 1 and Shareholder On-Loan 1 (whether by way of cash, loan or otherwise) nor shall the Parent be entitled to demand or receive any such payment or security or commence any proceedings against the Issuer or take any action in respect of the PIK On-Loan 1 or the Shareholder On-Loan 1, including acceleration, termination or cancellation.

         For a detailed description of the PIK On-Loan 1 and Shareholder On-Loan 1, see "Description of Other Indebtedness and Certain Related Agreements".

THE NOTES ON-LOAN, THE PIK ON-LOAN 2 AND THE SHAREHOLDER ON-LOAN 2

         The Issuer and Sanitec are parties to: (i) the Notes On-Loan, pursuant to which the Issuer lent the proceeds from the offering of original notes to Sanitec; (ii) the PIK On-Loan 2, pursuant to which the Issuer lent the proceeds of the PIK On-Loan 1 to Sanitec; and (iii) the Shareholder On-Loan 2, pursuant to which the Issuer lent the proceeds from the Shareholder On-Loan 1 to Sanitec. For a more detailed description of the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2, see "Description of Other Indebtedness and Certain Related Agreements".

SUBORDINATION OF THE NOTES ON-LOAN, THE PIK ON-LOAN 2 AND THE SHAREHOLDER ON-LOAN 2

         Pursuant to the Notes On-Loan Subordination Agreement, all obligations payable or owing under the Notes On-Loan by Sanitec, and all other rights of the Issuer thereunder, are subordinated to all Obligations under the Credit Agreement, including Indebtedness thereunder incurred after the date of the indenture.

         Pursuant to a subordination agreement, all obligations payable or owing under the PIK On-Loan 2 and the Shareholder On-Loan 2 by Sanitec, and all other rights of the Issuer thereunder, are subordinated to the prior payment in full of all Obligations under the Credit Agreement, including Indebtedness thereunder incurred after the date of the indenture.

         Except as permitted by the indenture, so long as any part of the Indebtedness under the Credit Agreement remains unpaid or undischarged, Sanitec will not make any prepayment or payment of principal (whether in cash, by way of transfer of assets or otherwise) on account of, or grant any security in respect of, the PIK On-Loan 2 and the Shareholder On-Loan 2 or the loans under the Notes On-Loan (whether by way of cash, loan or otherwise), nor shall the Issuer be entitled to demand or receive any such payment or security or to commence any proceedings against the Issuer or take any action in respect of the PIK On-Loan 2 and the Shareholder On-Loan 2 or the loans under the Notes On-Loan other than certain exceptions set forth under "Description of Other Indebtedness and Certain Related Agreements".

REDEMPTION

OPTIONAL REDEMPTION

         At any time prior to May 15, 2005, the Issuer may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109% of the principal amount, PLUS accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; PROVIDED that:

         (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuer and its Subsidiaries); and

         (2) the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

         Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuer's option prior to May 15, 2005.

         On or after May 15, 2005, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below PLUS accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR                                                   PERCENTAGE
----                                                   ----------
2005.........................................            109.00%
2006.........................................            106.75%
2007.........................................            104.50%
2008.........................................            103.00%
2009.........................................            101.50%
2010 and thereafter..........................            100.00%

         There are no specific objective criteria which we expect to use to determine whether to redeem the notes. We expect to base our decision on market conditions, general economic and business principles and other subjective factors. For example, if the interest rates available to us after May 15, 2005 are significantly lower than the interest rate of the notes due to general economic and market conditions and/or due to the strength of our financial condition at that time, we may decide to redeem the notes at the applicable redemption price.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

         The Issuer, at its option, may redeem all (but not less than all) of the notes then outstanding, in each case at 100% of the principal amount thereof, PLUS accrued and unpaid interest and Special Interest to or any interest payment date the date of redemption, if the Issuer has become, or would become, obligated to pay, on the next date on which any amount would be payable with respect to such notes, any Additional Amounts as a result of change in law, including any regulations promulgated thereunder, or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the issue date of the original notes. Notice of any such redemption must be given within 60 days of the earlier of the announcement and the effectiveness of any such change.

         Although the proposed EU Withholding Directive, if adopted in its current form, would permit us to redeem the notes, we believe that it is highly unlikely that the EU Withholding Directive would be enacted, and, if it were enacted, that it would be enacted in its current form. We are not aware of any pending legislation that would, if implemented, permit us to redeem the notes in this manner.

NO MANDATORY REDEMPTION

         The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

         (1) if the notes to be redeemed are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed; or

         (2) if the notes to be redeemed are not listed on any securities exchange or are listed on a securities exchange which does not require or specify the manner in which the notes to be redeemed are to be selected, on a pro rata basis or by such method as the Trustee deems fair and appropriate.

         No notes of (euro)1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of such note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

         For notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid publication. So long as any notes are listed on the Luxembourg Stock Exchange and its rules so require, any such notice to the Holders of the relevant notes shall also be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and, in connection with any redemption, the Issuer will notify the Luxembourg Stock Exchange of any change in the principal amount of notes outstanding.

PURCHASE OF NOTES BY THE ISSUER

         The indenture does not restrict the Issuer from purchasing notes from time to time in the open market or otherwise.

CERTAIN COVENANTS

CHANGE OF CONTROL

         If a Change of Control occurs, the Issuer must offer (a "Change of Control Offer") to repurchase all of the notes for cash equal to 101% of the aggregate principal amount of notes repurchased PLUS accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes pursuant to the procedures required by the indenture and described in such notice. The notice will describe the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control). If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Issuer will publish notices relating to the Change of Control

Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

         The Issuer will comply with any applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

         On the payment date, the Issuer will, to the extent lawful:

         (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the Principal Paying Agent an amount equal to the purchase price for the Change of Control payment in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the Principal Paying Agent the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

         The Principal Paying Agent will promptly mail to each Holder of notes properly tendered the purchase price for such notes, and the Principal Paying Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of (euro)1,000 or an integral multiple of (euro)1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

ASSET SALES

         The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) the Issuer or the Restricted Subsidiary, as the case may be, receives consideration (including non-cash consideration) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) the fair market value is determined in good faith by the Issuer's Board of Directors and evidenced by a resolution of the Issuer's Board of Directors set forth in an officers' certificate delivered to the Trustee; and

         (3) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of Cash Equivalents. For purposes of this provision, each of the following will be deemed to be Cash Equivalents:

                  (a) any liabilities, as shown on the Issuer or such Restricted Subsidiary's most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability; and

                  (b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or the Restricted Subsidiary, as the case may be, may apply those Net Proceeds:

         (1) to repay Indebtedness under the Credit Agreement; PROVIDED that if such Indebtedness repaid is revolving credit Indebtedness, the commitment with respect thereto is correspondingly reduced;

         (2) to acquire all or substantially all of the assets of, or the Voting Stock of, another Permitted Business that, upon consummation of such acquisitions, becomes a Restricted Subsidiary;

         (3)      to make a capital expenditure;

         (4) to acquire property, plant or equipment that are used in a Permitted Business; or

         (5) to acquire shares in Keramag Keramische Werke AG, Sanitec Kolo Sp. z o.o., Sanitec International S.A., Polyroc S.A., Koralle International GmbH, Allia S.A., Omnium de Distribution Sanitaires Sp. z o.o., Murena S.A. or Sphinx Gustavsberg Wroclaw Sp. z o.o. not owned by the Issuer or any Restricted Subsidiary for a price that does not exceed the fair market value of such shares, as determined in good faith by the Issuer's Board of Directors and set forth in an officers' certificate delivered to the Trustee.

         Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds (euro)15 million, the Issuer will make an offer (an "Asset Sale Offer") to all Holders and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount PLUS accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will allocate the Excess Proceeds between the notes and such other Indebtedness on a pro rata basis and the Trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         The Issuer will comply with any applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

         Certain agreements governing the Indebtedness of the Issuer's Subsidiaries contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of their right to require the Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In addition, the Issuer's ability to pay cash to the Holders upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors--Risks relating to the notes and our structure--We may not be able to finance the change of control offer required by the indenture."

RESTRICTED PAYMENTS

         The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (all such payments and other actions set forth in the immediately following clauses (1) through (4) being collectively referred to as "Restricted Payments"):

         (1) declare or pay any dividend or make any other payment or distribution on account of the Issuer or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Shares) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes; or

         (4)      make any Restricted Investment;

unless, at the time of, and after giving effect to, such Restricted Payment:

         (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

         (2)      the Issuer would have been permitted to incur at least
                  (euro)1.00 of additional Indebtedness (other than Permitted
                  Debt) pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Shares"; and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3),
                  (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of:

                  (a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, LESS 100% of such deficit), PLUS

                  (b) 100% of the aggregate net cash proceeds received by the Issuer since the date of the indenture as a contribution to its Share Capital (other than Disqualified Shares) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Shares) or from the issue or sale of Subordinated Shareholder Indebtedness of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Shares or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Shares or debt securities) sold to a Subsidiary of the Issuer), PLUS

                  (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (LESS the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, PLUS

                  (d) 50% of any cash dividends received after the date of the indenture from an Unrestricted Subsidiary by the Issuer or a Wholly-Owned Restricted Subsidiary, or with respect to such dividends received by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, a percentage of such dividends equal the percentage of the Share Capital of such Restricted Subsidiary Beneficially Owned by the Issuer divided by two, in each case to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period, PLUS

                  (e) to the extent that any Unrestricted Subsidiary of the Issuer is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of the Issuer's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary PLUS the amount of any subsequent Investments of the Issuer in such Subsidiary prior to such redesignation.

         So long as no Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

         (2) the purchase, redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Issuer or of any Subordinated Shareholder Indebtedness of the Issuer or of any Equity Interests of the Issuer in exchange for Equity Interests (other than Disqualified Shares) of the Issuer, or out of the net cash proceeds of (a) the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Shares) of the Issuer, (b) the substantially current cash contribution to its Share Capital (other than Disqualified Shares), or (c) the issue or sale of Subordinated Shareholder Indebtedness;

         (3) the purchase, redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of the Issuer with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis or on another basis if so required by applicable law;

         (5) the payment or loan to the Parent or GermanCo, if at the time of such payment the Parent or GermanCo, as the case may be, is the parent corporation of the Issuer, of amounts required to
                  (i) pay audit fees and expenses incurred by Parent or GermanCo attributable to the business of the Issuer and its Restricted Subsidiaries; (ii) make payments with respect to customary salary, bonus and other benefits payable to directors, officers and employees of the Parent or GermanCo, to the extent that such salaries, bonuses and other payments are actually paid and are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; (iii) pay other expenses incurred to maintain the corporate existence of the Parent and GermanCo to the extent that such corporate existence is necessary for the continued operation of the Issuer and its Restricted Subsidiaries; PROVIDED that the aggregate amount paid under subclauses (i), (ii) and (iii) of this clause (5) will not exceed(euro)3.5 million in any fiscal year except to the extent that the Issuer's Board of Directors, pursuant to a resolution set forth in an officers' certificate delivered to the Trustee, determines and certifies to the Trustee that additional amounts are necessary to be paid under subclauses (i), (ii) and (iii) of this clause (5); and (iv) pay any federal, state or local Taxes to the extent that such Taxes are directly attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

         (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Subsidiary of the Issuer held by any member of the Issuer's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (euro)5 million in any fiscal year period;

         (7) the repayment of all or, from time to time, any part of the PIK On-Loan 1 if the proceeds of such repayment are used to repay or redeem the PIK Loan and if, after repayment of the PIK On-Loan 1 and after giving effect thereto, the Issuer's Leverage Ratio is less than 4.0 to 1; and

         (8) following a Public Equity Offering, any dividend on the ordinary shares of the Issuer, GermanCo or the Parent, as the case may be, that were issued in the Public Equity Offering; PROVIDED, that (i) at the time of the declaration of the payment of any such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom) and (ii) the aggregate amounts of all such dividends under this clause shall not exceed in any fiscal year 6% of the aggregate Net Proceeds received by the Issuer from all of its Public Equity Offerings (or contributed to the Issuer as Share Capital (other than as Disqualified Shares) or loaned to the Issuer as Subordinated Shareholder Indebtedness if the Public Equity Offering was made by the Parent or by GermanCo).

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Issuer's Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The determination of the Issuer's Board of Directors must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds (euro)5 million. Not later than the date of making any Restricted Payment, the Issuer will deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED SHARES

         The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Shares and will not permit any of its Subsidiaries to issue any Preferred Shares; PROVIDED, HOWEVER, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Shares and the Issuer's Restricted Subsidiaries may incur Indebtedness or issue Preferred Shares, if the Consolidated Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Shares is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Shares had been issued, as the case may be, at the beginning of such four-quarter period.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by the Issuer and any of its Restricted Subsidiaries of term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed (euro)505 million LESS the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by the Issuer or any of its Restricted Subsidiaries since the date of the indenture;

         (2) the incurrence by the Issuer and any of its Restricted Subsidiaries of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (w)(euro)50 million or (x) the amount of the Borrowing Base as of the date of such incurrence; PROVIDED, that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (2) shall be reduced by the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by the Issuer or any of its Restricted Subsidiaries since the date of the indenture;

         (3) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

         (4) the incurrence by the Issuer of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement;

         (5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount not to exceed
                  (euro)25 million at any time outstanding;

         (6) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under clauses (3), (4), (6) or (15) of this paragraph;

         (7) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

                  (a) if the Issuer is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

                  (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Wholly-Owned Restricted Subsidiary of the Issuer; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

         (8) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

         (9) the incurrence by Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness not permitted by this covenant;

         (10) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer or to any other Restricted Subsidiary of the Issuer or their assets (other than such Receivables Subsidiary and its assets and, as to the Issuer or any Restricted Subsidiary of the Issuer, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

         (11) Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds or insufficient credit lines or facilities in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five Business Days of its incurrence;

         (12) obligations in respect of performance, bid and surety bonds and completion guarantees provided by or on behalf of the Issuer or any Restricted Subsidiary in the ordinary course of business;

         (13) any Hedging Obligations of the Issuer or any of its Restricted Subsidiaries entered into in the ordinary course of business to hedge or mitigate risks to which the Issuer or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

         (14) the incurrence by the Issuer of Subordinated Shareholder Indebtedness; and

         (15) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed
                  (euro)50 million.

         The Issuer will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Issuer will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the issue date of the original notes will be deemed to have been incurred on such date in reliance on clauses (1) and (2) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares".

LIENS

         The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien in respect of the incurrence of Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Share Capital to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

         (2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

         (2)      the indenture and the notes;

         (3)      applicable law;

         (4) any instrument governing Indebtedness or Share Capital of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Share Capital was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary or any assets of the Issuer or Restricted Subsidiary that restricts distributions by that Restricted Subsidiary or such assets pending sale or other disposition;

         (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (12) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, PROVIDED that such restrictions apply only to such Receivables Subsidiary; and

         (13) encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses in connection with any development made or other assistance provided to the Issuer or any Restricted Subsidiary by such governmental authority.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Issuer may not, directly or indirectly:

         (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or

         (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

                  (a)      either:

                           (i)      the Issuer is the surviving corporation; or

                           (ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of any member state of the European Union, the United States, any state of the United States or the District of Columbia (the "Surviving Entity");

                  (b) immediately following such transaction, the Surviving Entity (if other than the Issuer) assumes all the obligations of the Issuer under the notes, the indenture, the registration rights agreement and the pledge agreement pursuant to agreements reasonably satisfactory to the Trustee;

                  (c) if the Surviving Entity is the Issuer, the Issuer shall have delivered a written instrument in form satisfactory to the Trustee confirming its obligations under the notes and the indenture;

                  (d) immediately following such transaction, the Issuer or the Surviving Entity should have delivered to the
                           Trustee:

                           (i) an opinion of US counsel to the effect that the Holders will not recognize income, gain or loss for US federal income tax purposes as a result of such transaction and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred; and

                           (ii) an opinion of counsel admitted to practice in the jurisdiction of organization of the Surviving Entity to the effect that the Holders will not recognize income, gain or loss for income tax purposes in the jurisdiction of organization as a result of such transaction and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

                  (e) immediately following such transaction, no Default or Event of Default exists; and

                  (f) immediately following such transaction, the Issuer or the Surviving Entity, as the case may be, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least(euro)1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Shares"; PROVIDED, HOWEVER, that clause (f) will not be applicable to (A) the merger of a Restricted Subsidiary with or into the Issuer, where the Issuer is the surviving corporation, or to the transfer of all or substantially all of the assets of a Restricted Subsidiary to the Issuer or (B) the merger of the Issuer with or into an Affiliate of the Issuer for the sole purpose of reincorporating the Issuer in another jurisdiction if, as a result of and giving effect to such reincorporation merger, the consolidated net worth of the surviving corporation is no less than the consolidated net worth of the Issuer immediately prior to the merger.

         In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

TRANSACTIONS WITH AFFILIATES

         The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

         (2)      the Issuer delivers to the Trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of (euro)5 million, a resolution of the Issuer's Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Issuer's Board of Directors; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of (euro)15 million, an opinion as to the fairness to the Issuer of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international prominence.

         The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any employment agreements entered into, or any stock options, loans or advances made to employees, by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Issuer or such Restricted Subsidiary;

         (2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

         (3) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

         (4) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns an Equity Interest in, or controls, such Person;

         (5) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Issuer;

         (6) sales of Equity Interests (other than Disqualified Shares) to Affiliates of the Issuer; and

         (7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments".

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default, PROVIDED that in no event will the business currently operated by Sanitec be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer's Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or an Event of Default.

SALE AND LEASEBACK TRANSACTIONS

         The Issuer will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

         (1) the Issuer or that Restricted Subsidiary, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the caption "--Incurrence of Indebtedness and Issuance of Preferred Shares," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

         (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Issuer's Board of Directors and set forth in an officers' certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

         (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales".

LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED SUBSIDIARIES

         The Issuer will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Issuer to any Person (other than the Issuer or a Restricted Subsidiary of the Issuer), unless:

         (1) immediately after giving effect to such transfer, conveyance, sale, lease or other disposition, (a) neither the Issuer nor any of its Restricted Subsidiaries owns any Equity Interests of such Restricted Subsidiary; or (b) such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such Person remaining after giving effect thereto will be deemed to be an Investment, and such Investment must be able to be made, and must in fact be made, under the covenant entitled "--Restricted Payments" and such Investment will reduce the amount available for Restricted Payments under the first paragraph of such covenant; and

         (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales".

         Notwithstanding the foregoing, Koralle International GmbH and holders of its share capital may in one or a series of transactions issue or transfer its Share Capital to Persons other than to the Issuer or its Restricted Subsidiaries; PROVIDED that at all times during such series of transactions it remains a Restricted Subsidiary of the Issuer; and PROVIDED FURTHER that at the conclusion of such series of transactions the percentage of its outstanding Share Capital not owned by the Issuer or its Restricted Subsidiaries does not exceed 6%.

         In addition, the Issuer will not permit any Restricted Subsidiary of the Issuer to issue any of its Equity Interests (other than, if necessary, Share Capital constituting directors' qualifying shares) to any Person other than to the Issuer or a Restricted Subsidiary of the Issuer.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

         The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee will be senior to or PARI PASSU with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

AMENDMENTS TO CERTAIN LOANS

         Without the consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding, the Issuer will not, and will not permit any Affiliate to, amend, modify, supplement, waive or alter the PIK On-Loan 1, the Shareholder On-Loan 1, any Subordinated Shareholder Indebtedness or the PIK On-Loan 1 and Shareholder On-Loan 1 Subordination Agreement in any way to:

         (1) increase the rate of or change the time for payment of cash interest on the PIK On-Loan 1, the Shareholder On-Loan 1 or any Subordinated Shareholder Indebtedness;

         (2) increase the principal of, advance the final maturity date of, or shorten the Weighted Average Life to Maturity of, amounts outstanding under the PIK On-Loan 1, the Shareholder On-Loan 1 or any Subordinated Shareholder Indebtedness; or

         (3) amend any provisions of the PIK On-Loan 1, the Shareholder On-Loan 1, any Subordinated Shareholder Indebtedness or the PIK On-Loan 1 and Shareholder On-Loan 1 Subordination Agreement in any manner adverse to the interests of the Holders.

         Without the consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding, the Issuer will not, and will not permit a Restricted Subsidiary to, amend, modify, supplement, waive or alter any PIK On-Loan 2 and the Shareholder On-Loan 2 or the Notes On-Loan in any way to:

         (1) decrease the rate of or change the time for payment of interest on the PIK On-Loan 2 and the Shareholder On-Loan 2 or the Notes On-Loan;

         (2) decrease the principal of, delay the final maturity date of, or lengthen the Weighed Average Life to Maturity of, the PIK On-Loan 2 and the Shareholder On-Loan 2 or the Notes On-Loan; or

         (3) amend any provisions of the PIK On-Loan 2 and the Shareholder On-Loan 2 or the Notes On-Loan in any manner adverse to the interests of the Holders.

REPAYMENT OF CERTAIN LOANS

         Except as may be permitted by the covenant "--Certain
Covenants--Restricted Payments," neither the Issuer nor any Restricted Subsidiary will at any time make any payments with respect to the PIK On-Loan 1 or the Shareholder On-Loan 1 or any Subordinated Shareholder Indebtedness.

BUSINESS ACTIVITIES

         The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

ADVANCES TO RESTRICTED SUBSIDIARIES

         All advances to Restricted Subsidiaries (other than the Notes On-Loan) made by the Issuer after the date of the indenture will be made under the PIK On-Loan 2 and the Shareholder On-Loan 2. The PIK On-Loan 2 and the Shareholder On-Loan 2 will be pledged to secure the notes. See "--Security".

PAYMENTS FOR CONSENT

         The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

         The Issuer shall furnish to the Holders and the Trustee and make available to potential investors:

         (1) with respect to the fiscal year ending December 31, 2002, (A) within 120 days after the end of such fiscal year, financial statements substantially identical to that which would be required to be included in the Annual Report on Form 20-F by a foreign private issuer subject to the US Exchange Act except that the Issuer will not be required to include any reconciliation of line items to US generally accepted accounting principles; and (B) within 180 days after the end of the Issuer's fiscal year, information substantially identical to that which would be required to be included in such Annual Report on Form 20-F by such a foreign private issuer;

         (2) with respect to the fiscal year ending December 31, 2003 and each fiscal year thereafter, within 120 days after the end of the Issuer's fiscal year, information substantially identical to that which would be required to be included in such Annual Report on Form 20-F by such a foreign private issuer;

         (3) within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Issuer, all quarterly financial statements that would be required by Form 10-Q (in Finnish GAAP) if the Issuer were required to prepare and file such form; and

         (4) within the time periods applicable to each item set forth in Form 8-K and in accordance with the general instructions thereto, all information that would be required by Form 8-K if the Issuer were required to prepare and file such form.

         If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any Unrestricted Subsidiary is a Significant Subsidiary or all of the Unrestricted Subsidiaries, taken together, would constitute a Significant Subsidiary (and if such Unrestricted Subsidiary or Subsidiaries are not accounted for as discontinued operations), then the annual and quarterly information required by the first two paragraphs of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate and apart from the financial condition and results of operations of such Unrestricted Subsidiary or group of Unrestricted Subsidiaries.

         The Trustee is provided with the information described above and the other officers' certificates, fairness opinions and resolutions of the Board of Directors described under "--Certain Covenants" for reference purposes only and is under no duty to examine such information to ensure compliance with the provisions of the indenture or to ascertain the correctness or otherwise of the information or the statements contained therein or in such certificates, opinions or resolutions. The Trustee is entitled to assume such compliance and correctness unless it is informed otherwise.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, or Additional Amounts or Special Interest with respect to, the notes;

         (2) default in payment when due of the principal of, or premium, if any, on the notes;

         (3) failure by the Issuer or any of its Subsidiaries to comply with the provisions described under the captions "--Certain Covenants--Change of Control," "--Certain Covenants--Asset Sales," "--Certain Covenants--Amendments to Certain

                  Loans," "--Certain Covenants--Repayment of Certain Loans" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

         (4) failure by the Issuer or any of its Subsidiaries for 30 days after notice to comply with any of the other agreements in the indenture or the pledge agreements;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its Stated Maturity;

                           and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates (euro)15 million or more;

         (6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of (euro)15 million, which judgments are not paid, discharged or stayed for a period of 60 days;

         (7) the repudiation by the Issuer of any of its obligations under any pledge agreement or the unenforceability of any pledge agreement against the Issuer for any reason; and

         (8) certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Restricted Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of then outstanding notes may declare all the notes to be due and payable immediately.

         Holders of the notes may not enforce the indenture or the notes or exercise any remedy (including remedies involving foreclosure against the collateral securing the notes) except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

         The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

         The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

         The Trustee may, at any time at its discretion and without further notice, take such proceedings against the Issuer as it may think fit to enforce the payment of principal of, or premium, if any, or accrued interest, Special Interest and Additional Amounts, if any, on, the notes, but it shall not be found to take any such proceedings or other action under or pursuant to the indenture (including declaring the notes to be immediately due and payable following an Event of Default or exercising any remedy with respect to the collateral securing the notes), unless (i) it shall have been so directed by the Holders of at least a majority of the principal amount of the notes then outstanding and (ii) it shall have been indemnified and/or secured to its satisfaction.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes, the indenture, the pledge agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the US federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest, premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

         (2) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the Trustee and the Issuer's obligations in connection therewith; and

         (4)      the Legal Defeasance provisions of the indenture.

         In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) the Issuer must irrevocably deposit, or cause to be irrevocably deposited, with the Trustee, in trust, for the benefit of the Holders of the notes, cash in Euros, non-callable Government Securities, or a combination of cash in Euros and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest, premium and

                  Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, the Issuer will have delivered to the Trustee:

                  (a) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the US Internal Revenue Service a ruling, or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law of the United States, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Legal Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, and

                  (b) an opinion of counsel in Luxembourg reasonably acceptable to the Trustee to the effect that (i) Holders of the outstanding notes will not recognize income, gain or loss for income tax purposes in Luxembourg as a result of the Legal Defeasance and will be subject to income tax in Luxembourg on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other Taxes of whatever nature imposed or levied by or on behalf of Luxembourg or any Taxing Authority thereof;

         (3) in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee:

                  (a) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Covenant Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, and

                  (b) an opinion of counsel in Luxembourg reasonably acceptable to the Trustee to the effect that (i) Holders of the outstanding notes will not recognize income, gain or loss for income tax purposes in Luxembourg as a result of such Covenant Defeasance and will be subject to income tax in Luxembourg on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Luxembourg or any Taxing Authority thereof;

         (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

         (6) the Issuer must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

         (7) the Issuer must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Notes Security Pledge Agreement may be amended or supplemented by the Issuer with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or past or future compliance with any provision of the indenture or the notes or the Notes Security Pledge Agreement may be waived with the consent by the Holders of a majority in principal amount of then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         With the consent of the Holders of at least 75% in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), the Issuer may amend the indenture to modify the covenant entitled "--Certain Covenants--Amendments to Certain Loans".

         In the event of any such consent by the Holders to any such amendment, supplement or waiver, the Trustee shall (subject to certain limited exceptions) execute any such documents necessary to give effect thereto.

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

         (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the captions "--Certain Covenants--Change of Control" and "--Certain Covenants--Asset Sales");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the captions "--Certain Covenants--Change of Control" and "--Certain Covenants--Asset Sales");

         (8) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of notes, the Issuer and the Trustee may amend or supplement the indenture or the notes or the Notes Security Pledge Agreement to:

         (1)      to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to, or in place of, certificated notes;

         (3) to provide for the assumption of the Issuer's obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets in compliance with the covenant entitled "--Certain Covenants--Merger, Consolidation or Sale of Assets";

         (4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder; or

         (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1)      either:

                  (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Principal Paying Agent for cancellation; or

                  (b) all notes that have not been delivered to the Principal Paying Agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash denominated in Euros, non-callable Government Securities, or a combination of cash denominated in Euros and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Principal Paying Agent for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

                  (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

                  (3) the Issuer has paid or caused to be paid all sums payable by it under the indenture; and

                  (4) the Issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

JUDGMENT CURRENCY

         Any payment on account of an amount that is payable in Euro (the "Required Currency") which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the "Judgment Currency"), whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Issuer, shall constitute a discharge of the Issuer's obligation under the indenture, the notes, the pledge agreement or the registration rights agreement, as the case may be, only to the extent of the amount of the Required Currency with such Holder or the Trustee, as the case maybe, could purchase with the amount of the Judgment Currency on the first business day (other than a Saturday or Sunday) following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Issuer shall indemnify and save harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the indenture, the notes, the pledge agreement or the registration rights agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

CONCERNING THE TRUSTEE

         If the Trustee becomes a creditor of the Issuer, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The Holders of a majority in principal amount of then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs (subject always to the overriding provisions of English law requiring the Trustee to use a higher degree of care and skill). However, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of Holders of notes, unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification), the Trustee shall have regard to the general interests of the Holders as a class (but shall not have regard to any interest arising from circumstances particular to individual Holders whatever their number) and, in particular but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities and discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political subdivision thereof and the Trustee shall not be entitled to require, nor shall any Holders be entitled to claim, from the Issuer, the Trustee or any other person any indemnification or payment in respect of any tax consequences of such exercise upon individual Holders except to the extent already provided for in "--Additional Amounts" and/or any undertaking given in addition thereto, or in substitution therefor, pursuant to the indenture.

         The indenture provides that the Trustee may rely upon a report by the auditors of the Issuer whether or not such report is addressed to the Trustee as to the amount of any element or thing or defined term required to be calculated in connection with the covenants described in "--Certain Covenants" above, as at any given time or for any specified period, as applicable, or as to compliance by the Issuer with any such covenants, in which events such report shall, in the absence of manifest error, be conclusive and binding on all parties.

         The Trustee shall be at liberty to accept any certificate, report or confirmation by such auditors or any other expert notwithstanding that it, or the terms on which it was provided, may contain a limitation on the liability of the auditors or such other expert (whether in time, quantum or otherwise) and the Trustee shall not incur any liability to any Holders or any other person in connection with the acceptance by it of any such certificate, report or confirmation.

LISTING

         Application has been made to list the exchange notes on the Luxembourg Stock Exchange.

NOTICES

         All notices to the Holders will be valid if published in a leading English language daily newspaper published in London and a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve and, so long as the notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg approved by the Trustee. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the FINANCIAL TIMES, the WALL STREET JOURNAL and, so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, the LUXEMBURGER WORT. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

         If some or all of the notes are represented by Global Notes and the Global Notes are deposited with a common depositary for Euroclear and Clearstream, notices to Holders shall, in addition to publication as set forth above, be given by delivery of the relevant notice to Euroclear and Clearstream and such notices will be deemed to be made on the date of delivery of such notice to Euroclear and Clearstream.

GOVERNING LAW

         The indenture and the original notes are, and the exchange notes will be, governed by, and construed in accordance with, English law.

BOOK-ENTRY, DELIVERY AND FORM

GENERAL

         The notes will be issued in the form of global notes in fully registered form without interest coupons and the global notes in aggregate will represent the aggregate principal amount of the outstanding notes. Each global note will be deposited with, or on behalf of, a common depositary for the Euroclear System, which we refer to in this prospectus as Euroclear, and for Clearstream Banking, societe anonyme, which we refer to in this prospectus as Clearstream.

         The Issuer will issue notes in denominations of (euro)1,000 and integral multiples of (euro)1,000.

         The original notes have been, and the exchange notes will be, deposited with, and registered in the name of, a depositary common to Euroclear and Clearstream, or its nominee. The notes will not be eligible for clearance with The Depository Trust Company.

         Book-Entry Interests will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream and their participants.

         The Book-Entry Interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, "holders" of Book-Entry Interest will not be considered the owners or "holders" of notes for any purpose.

DEFINITIVE REGISTERED NOTES

         Under the terms of the indenture, owners of Book-Entry Interests will receive definitive notes in registered form ("Definitive Registered Notes") only in the following circumstances:

         (1) if either Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days;

         (2) if Euroclear or Clearstream so request following an Event of Default under the indenture;

         (3) in whole, but not in part, at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Registered Notes; or

         (4) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream following an Event of Default.

         Euroclear has advised the Issuer that upon request by an owner of a Book-Entry Interest described in the immediately preceding clause (4), its current procedure is to request that the Issuer issue or cause to be issued notes in definitive registered form to all owners of Book-Entry Interests.

         In such an event, the Registrar will issue Definitive Registered Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream, as applicable (in accordance with their respectively customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests), and such Definitive Registered Notes will bear a restrictive legend with respect to certain transfer restrictions, unless that legend is not required by the indenture or applicable law.

         To the extent permitted by law, the Issuer, the Trustee, the paying agents and the Registrars shall be entitled to treat the registered holder of any Global Note as the absolute owner thereof.

         The Issuer will not impose any fees or other charges in respect of the notes; however, holders of the Book-Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear and/or Clearstream.

         So long as the notes are held in global form, the common depositary for Euroclear and/or Clearstream (or its nominee) will be considered the sole holder of Global Notes for all purposes under the indenture. As such, participants must rely on the procedures of Euroclear and Clearstream and indirect participants must rely on the procedures of the participants through which they own Book-Entry Interests in order to exercise any rights of Holders under the indenture.

         Neither the Issuer, the Trustee nor any of their respective agents will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

REDEMPTION OF GLOBAL NOTES

         In the event either Global Note, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Global Note so redeemed to the holders of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by Euroclear or Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). The Issuer understands that under existing practices of Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or on such other basis as they deem fair and appropriate; PROVIDED, HOWEVER, that no book-entry interest of less than
(euro)1,000 principal amount may be redeemed in part.

PAYMENTS ON GLOBAL NOTES

         Payments of any amounts owing in respect of the Global Notes (including principal, premium interest, Additional Amounts and Special Interest) will be made by the Issuer in Euros to the Principal Paying Agent. The Principal Paying Agent will, in turn, make such payments to the common depositary for Euroclear and Clearstream, which will distribute such payments to participants in accordance with its procedures.

         Under the terms of the indenture, the Issuer and the Trustee will treat the registered holder of the Global Notes (E.G., the common depositary or its nominee) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer or the Trustee or any of their respective agents has or will have any responsibility or liability for:

         (1) any aspect of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by Euroclear, Clearstream or any participant or indirect participants, or for maintaining, supervising or reviewing any of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

         (2) Euroclear, Clearstream or any participant or indirect participant.

         Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name".

         In order to tender Book-Entry Interests in the Change of Control Offer or Asset Sale Offer, the Holder of the applicable Global Note must, within the time period specified in such offer, give notice of such tender to the Principal Paying Agent and specify the principal amount of Book-Entry Interests being tendered.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

         Euroclear and Clearstream have advised the Issuer that they will take any action permitted to be taken by a Holder (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion to the aggregate principal amount of notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the notes, each of Euroclear and Clearstream reserve the right to exchange the Global Notes for Definitive Registered Notes in certificated form, and to distribute such Definitive Registered Notes to its participants.

GLOBAL CLEARANCE AND SETTLEMENT UNDER THE BOOK-ENTRY SYSTEM

         The Book-Entry Interests will trade through participants of Euroclear or Clearstream and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

INFORMATION CONCERNING EUROCLEAR AND CLEARSTREAM

         Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

         "ASSET SALE" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Certain Covenants--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests by any of the Issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, each of the following will not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets having a fair market value of less than
                  (euro)2 million;

         (2) the transfer of assets in the ordinary course of business between or among the Issuer and its Restricted Subsidiaries;

         (3) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;

         (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business or the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

         (5)      the sale or other disposition of Cash Equivalents;

         (6) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with Finnish GAAP, it being understood that, for the purposes of this clause (6), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay such notes as soon as practicable from available cash collections LESS amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;

         (7) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

         (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

         (9) the licensing of intellectual property in the ordinary course of business;

         (10)     a Permitted Governmental Asset Swap; and

         (11) sales or other dispositions of obsolete, worn out or otherwise unsuitable assets or excess equipment in the ordinary course of business.

         "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Finnish GAAP.

         "BC FUNDS" means BC European Capital VI-1, BC European Capital VI-2, BC European Capital VI-3, BC European Capital VI-4, BC European Capital VI-5, BC European Capital VI-6, BC European Capital VI-7, BC European Capital VI-8, BC European Capital VI-9, BC European Capital VI-10, BC European Capital VI-11, BC European Capital VI-12, BC European Capital VI-14, BC European Capital V-1, BC European Capital V-2, BC European Capital V-3, BC European Capital V-4, BC European Capital V-5, BC European Capital V-6, and any BC European Capital VII fund, in each case, organized under the laws of Guernsey, Channel Islands and legally represented by CIE Management II Ltd.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the board of directors (generally elected by shareholders to supervise the affairs of the corporation);

         (2) with respect to a partnership, the general partner of the partnership, or, as the case may be, the Board of Directors of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "BORROWING BASE" means, as of any date, an amount equal to:

         (1) 80% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries (other than accounts receivable owned by a Receivables Subsidiary) as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; PLUS

         (2) 60% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; MINUS

         (3) the aggregate amount of trade payables of the Issuer and its Restricted Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date,

all calculated on a consolidated basis and in accordance with Finnish GAAP.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with Finnish GAAP.

         "CASH EQUIVALENTS means:

         (1)      cash issued by a country of Western Europe or by the United
                  States;

         (2) direct obligations (or certificates representing an interest in such obligations) of a country of Western Europe or of the United States of America (including any agency or instrumentality thereof), as the case may be, for the payment of which the full faith and credit of the applicable Western European country or the United States of America, as the case may be, is pledged and which are not callable or redeemable at the issuer's option;

         (3) time deposit accounts, certificates of deposit and money market deposits with maturities of six months or less from the date of acquisition issued by a bank or trust company which is organized under the laws of a Western European state or of the United States of America or any state thereof; PROVIDED that such bank or trust company has capital, surplus and undivided profits aggregating in excess of(euro)500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated "A-" or higher by Moody's Investors Service, Inc. or "A-1" (or higher) by Standard and Poor's Ratings Group or the equivalent rating category or another internationally recognized rating agency;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of any Western European state or of the United States of America with a rating as of the time the investment is made of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group;

         (6) securities with maturities of less than six months from the date of acquisition issued or guaranteed issuer or fully guaranteed by any Western European country, or by any political subdivision or taxing authority thereof, or by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" or the equivalent thereof by both Moody's Investors Service, Inc. and Standard & Poor's Rating Services; and

         (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
                  (1) through (6) of this definition.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) prior to the first Public Equity Offering, the Principals cease to be the Beneficial Owner, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of any of the Parent, GermanCo or the Issuer, whether as a result of issuance of securities of the Parent, GermanCo or the Issuer, any merger, amalgamation, consolidation, liquidation or dissolution of the Parent, GermanCo or the Issuer, or any direct or indirect transfer of securities by a Principal or otherwise;

         (2) on and at any time after the first Public Equity Offering (a) any Person, other than one or more Principals, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such of the Parent, GermanCo or the Issuer whose Share Capital was issued in the Public Equity Offering and (b) that the Principals Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such company;

         (3) after the first Public Equity Offering, individuals who on the issue date of the original notes constituted the Board of Directors of such of the Parent, GermanCo or Issuer whose Share Capital was issued in the Public Equity Offering elected by the holders of the Voting Stock (together with any new members whose election or nomination by the such Board of Directors was approved by a vote of 662/3% of the members of the such Board of Directors then still in office who were either members of the such Board of Directors on the issue date of the original notes or whose election or nomination for election was either previously so approved) cease for any reason to constitute a majority of such company's Board of Directors then in office;

         (4) the merger, amalgamation or consolidation of the Issuer with or into another Person or the merger or amalgamation of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person (other than, in all such cases, a Person that is controlled by the Principals), other than a transaction following which (a) in the case of a merger, amalgamation or consolidation transaction, securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger, amalgamation or consolidation transaction) constitute directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger, amalgamation or consolidation transaction, and (b) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Restricted Subsidiary of the transferor of such assets; or

         (5) (a) except following a Public Equity Offering in which the Share Capital of either GermanCo or the Issuer is issued in the Public Equity Offering, the failure at any time of the Parent to directly own 100% of the Voting Stock of GermanCo (other than 6.7% of the Voting Stock of GermanCo issued after the date of the indenture to certain employees); (b) except following a Public Equity Offering in which the Share Capital of the Issuer is issued in the Public Equity Offering, the failure at any time of GermanCo to directly own 100% of the Voting Stock of the Issuer; and (c) except until the liquidation and dissolution of Pool Acquisition Netherlands B.V., the failure at any time of the Issuer to directly own 100% of the Voting Stock of Sanitec.

         "CONSOLIDATED COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of (1) the aggregate amount of EBITDA of such Person for such period to (2) the Consolidated Interest Expense of such Person for such period; PROVIDED, HOWEVER, that:

         (A) if the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Shares subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date of determination for which the calculation of the Consolidated Coverage Ratio is made, then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Shares, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period;

         (B) if since the beginning of such period the specified Person or any Restricted Subsidiary has made any Asset Sale, the EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the specified Person or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the specified Person and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Share Capital of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), in either case as if such Asset Sale had occurred on the first day of such period;

         (C) if since the beginning of such period the specified Person or any Restricted Subsidiary (by merger, amalgamation or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness); and

         (D) if since the beginning of such period any other Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) has made any Asset Sale or any Investment or acquisition of assets requiring an adjustment pursuant to clauses (B) or (C) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on the first day of such period.

         For purposes of this definition, whenever pro forma effect is to be given to an Investment or an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by the chief financial officer, or, in the absence of such an officer, by an officer of the Issuer with senior responsibility for financial or accounting matters. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness incurred pursuant to a revolving credit facility, the amount outstanding on the date of such calculation will be computed based on (1) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

         "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, PLUS (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by such Person or one or more of its Restricted Subsidiaries, PLUS (iii) the aggregate liquidation value of all Disqualified Shares of such Person and all Preferred Shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with Finnish GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of:

         (1) the total interest expense of the Issuer and its consolidated Restricted Subsidiaries PLUS, to the extent not otherwise included in such interest expense (without duplication), and to the extent incurred by the Issuer or its consolidated Restricted Subsidiaries:

                  (A) interest expense attributable to Capital Lease Obligations, the interest expense attributable to leases constituting part of a sale and leaseback transaction and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with Finnish GAAP and the interest component of any deferred payment obligations;

                  (B) amortization of debt discount but not debt issuance costs;

                  (C) non-cash interest expense (other than in respect of Subordinated Shareholder Indebtedness);

                  (D) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

                  (E) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Issuer or any such Restricted Subsidiary;

                  (F) net costs associated with Hedging Obligations (excluding amortization of fees paid at the time or entering into such Hedging Obligations); PLUS

         (2) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Shares of a Person or any of its Restricted Subsidiaries payable to a Person other than the Issuer or a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Shares) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one MINUS then current combined national, regional and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with Finnish GAAP; PLUS

         (3) cash contributions to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust to purchase Share Capital of the Issuer.

         "CONSOLIDATED NET INCOME" means, for any period for any Person, the net income (loss) of such Person and its consolidated Subsidiaries determined in accordance with Finnish GAAP; PROVIDED, HOWEVER, that there will not be included in determining such Consolidated Net Income:

         (1) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary or if such Person is accounted for by the equity method of accounting, except that subject to the limitations contained in Clause (3), (4) and (5) below, the Issuer's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below);

         (2) any net income (or loss) of any Restricted Subsidiary if at the date of determination the making of distributions or the payment of dividends by such Restricted Subsidiary are not permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or other organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than pursuant to the Credit Agreement or any Credit Facility permitted by subsections (1) or (2) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares") except:

                  (A)      subject to the limitations contained in Clause (3),
                           (4) and (5) below, the Issuer's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to a Restricted Subsidiary, to the limitation contained in this clause); and

                  (B) the Issuer's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

         (3) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized upon (i) an Asset Sale or other sale or other disposition of any assets of the Issuer, its consolidated Restricted Subsidiaries or any other Person (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business, (ii) the sale of other disposition of any securities of any Person not sold or otherwise disposed of in the ordinary course of business or
                  (iii) the extinguishment of any Indebtedness of any Person;

         (4) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss);

         (5)      the cumulative effect of a change in accounting principles;

         (6) to the extent reflected in net income, the fees, expenses and other costs incurred in the Transactions;

         (7) to the extent reflected in net income, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets of the Issuer or any Restricted Subsidiary in connection with the Transactions or any future acquisition; and

         (8) to the extent deducted in determining net income (loss) of the Issuer and its consolidated Subsidiaries in accordance with Finnish GAAP, amounts representing accruals of interest on the Subordinated Shareholder Indebtedness shall be added back.

         "CREDIT AGREEMENT" means that certain Senior Multicurrency Term Loan and Revolving Credit Facilities Agreement, dated as of April 26, 2001, by and among Pool Acquisition Helsinki Oy, Pool Financing Helsinki Oy, Bayerische Hypo-und Vereinsbank AG, as arranger and underwriter, Bayerische Hypo- und Vereinsbank AG, London Branch, as fronting bank, and Bayerische Hypo- und Vereinsbank AG, London Branch, as facility agent and security agent, among others, providing for term loan and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents related thereto granted by any relevant Person), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

         "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures or trust deeds or note purchase agreements, providing for revolving credit loans, term loans, receivables financing (other than Qualified Receivables Transactions), letters of credit, bonds, notes, debentures or other corporate debt instruments, in each case, as such facilities, indentures, deeds, agreements or instruments are amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DISQUALIFIED SHARES" means any Share Capital that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Share Capital), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Share Capital, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Share Capital that would constitute Disqualified Shares solely because the holders of the Share Capital have the right to require the Issuer to repurchase such Share Capital upon the occurrence of a change of control or an asset sale will not constitute Disqualified Shares if the terms of such Share Capital provide that the Issuer may not repurchase or redeem any such Share Capital pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments".

         "EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

         (1) the following to the extent deducted in calculating such Consolidated Net Income:

                  (A) all income tax expense, and, in Germany, municipal trade tax, solidarity surcharge tax and corporation tax, and, in the United Kingdom, corporation tax (including unrelieved surplus advance corporation tax) and, in each case, their equivalents in any relevant jurisdiction or any other tax on income of the Issuer and its consolidated Restricted Subsidiaries;

                  (B)      Consolidated Interest Expense;

                  (C) depreciation expense and amortization expense of the Issuer and its Restricted Subsidiaries;

                  (D) all other non-cash charges or costs of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) LESS all non-cash items increasing Consolidated Net Income (excluding the reversal of any accrual or reserve referred to in the preceding parenthetical);

                  (E) the sum of (i) any non-cash losses, costs, charges or expenses attributable to the translation to Euro of non-Euro amounts in preparing the financial statements of the Issuer LESS (ii) any non-cash gains or income attributable to the translation to Euro of non-Euro amounts in preparing the financial statements of the Issuer (and if such sum is a negative number, it shall be subtracted from Consolidated Net Income in order to determine EBITDA);

                  (F) an amount equal to any extraordinary loss PLUS any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale or other sale or disposition, the sale or other disposition of securities not sold in the ordinary course of business or the extinguishment of any Indebtedness of any Person;

                  (G) without duplication of any amount included elsewhere in this definition of "EBITDA", the amount of any deduction from profit (to the extent actually deducted) for such period attributable to non-cash pension costs recorded as interest under Finnish GAAP; and

         (2) to the extent not included in Consolidated Net Income for the period or any prior period, and without duplication of any amount included elsewhere in this definition of "EBITDA" the proceeds of any claim under any insurance policy to the extent this relates solely to compensation for loss of profits and/or business interruption, in each case for such period.

         Notwithstanding the foregoing, paragraphs (B) through (F) of clause (1) and clause (2) relating to amounts of a Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income.

         "EQUITY INTERESTS" means Share Capital and all warrants, options or other rights to acquire Share Capital (but excluding any debt security that is convertible into, or exchangeable for, Share Capital).

         "EURO" or "(EURO)" means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

         "EUROPEAN UNION" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the date of the indenture.

         "EXCHANGE NOTES" means the notes registered under the US Securities Act in exchange for the original notes.

         "EXISTING INDEBTEDNESS" means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the notes) in existence on the date of the indenture, until such amounts are repaid.

         "FINNISH GAAP" means generally accepted accounting principles applicable in Republic of Finland, as such principles are amended and modified from time to time. All ratios and computations contained in the indenture will be calculated in conformity with Finnish GAAP.

         "GERMANCO" means Sanitec International AG, the direct parent corporation of the Issuer after giving effect to the Transactions and the Corporate Reorganization.

         "GOVERNMENT SECURITIES" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, any country of the European Union that uses the Euro as its currency and participated in the third stage of the European economic and monetary union for the payment of which guarantee of obligations the full faith and credit of any country of the European Union that uses the Euro as its currency and participated in the third stage of the European economic and monetary union is pledged and which are not callable or redeemable at the option of the issuer thereof.

         "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign currency exchange agreements, commodity price protection agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency exchange rates and commodity prices.

         "HOLDER" means a Person in whose name a note is registered.

         "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

         (1)      in respect of borrowed money;

         (2) evidenced by bonds, notes, debentures, promissory notes, loan agreements or similar instruments or letters of credit (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit) (or reimbursement agreements in respect thereof);

         (3)      in respect of bankers' acceptances;

         (4)      representing Capital Lease Obligations;

         (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

         (6)      representing any Hedging Obligations; or

         (7) representing the maximum fixed repurchase price of Disqualified Shares;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with Finnish GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; PROVIDED, HOWEVER, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

         The amount of any Indebtedness outstanding as of any date will be:

         (1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; and

         (2) in the case of any other Indebtedness, the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Finnish GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments". The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments".

         "ISSUE DATE" means the date on which the original notes were originally issued.

         "LEVERAGE RATIO" means, as of any date of determination, the ratio of
(a) the Consolidated Indebtedness of the Issuer as of such date to (b) the EBITDA of the Issuer for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

         In addition, for purposes of calculating the Leverage Ratio:

         (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and EBITDA for such reference period will be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

         (2) the EBITDA attributable to discontinued operations, as determined in accordance with Finnish GAAP, and operations or businesses disposed of prior to the date of determination, will be excluded; and

         (3) In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Shares subsequent to the commencement of four-quarter reference period and on or prior to the determination date, then the Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Shares, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in (except in connection with any Qualified Receivables Transaction) and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "NET PROCEEDS" means (a) with respect to any Asset Sale, the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of such Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, title and recording expenses, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Finnish GAAP, or (b) with respect to any issuance or sale of Share Capital, the proceeds of such issuance or sale in the form of Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of attorney's fees, accountants' fees, underwriters or placements agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

         "NON-RECOURSE DEBT" means Indebtedness:

         (1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity (except for any such right that would arise pursuant to Existing Indebtedness or Credit Facilities including any refinancing in respect thereof permitted by the indenture); and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

         "NOTES ON-LOAN" means that certain loan agreement, dated as of the Issue Date, by and between the Issuer and Sanitec, pursuant to which the proceeds of the notes are on-lent by the Issuer to Sanitec, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "NOTES ON-LOAN SUBORDINATION AGREEMENT" means that certain subordination agreement, dated as of the Issue Date, pursuant to which all obligations payable or owing under the Notes On-Loan, and all other rights of the Issuer thereunder, will be subordinated to all Obligations under the Credit Agreement, including Indebtedness thereunder incurred after the indenture.

         "NOTES SECURITY PLEDGE AGREEMENT" means that certain deed of pledge, dated as of the Issue Date, by and between the Issuer and the Trustee, who will act as collateral agent for the holders of the notes, pursuant to which, among other things, (1) the Share Capital of Sanitec will be pledged on a second priority basis; and (2) the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2 will be pledged on a first priority basis, to secure the payment and performance when due of the Obligations under the indenture and the notes.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "PARENT" means Pool Acquisition S.A., a company organized under the laws of Luxembourg and the direct parent corporation of GermanCo, which in turn is the direct parent of the Issuer.

         "PERMITTED BUSINESS" means any business in which the Issuer or any of its Restricted Subsidiaries were engaged in as of the Issue Date and any business related, ancillary or complimentary to any such business in which the Issuer or any of its Restricted Subsidiaries was engaged in as of the Issue Date.

         "PERMITTED GOVERNMENTAL ASSET SWAP" means the concurrent exchange of assets between any of the Issuer's Restricted Subsidiaries and a municipality or other local or national government or a Person wholly-owned by a municipality or other local or national government if: (1) the assets acquired in the exchange constitute, or may be used in, a Permitted Business; (2) the Issuer or the Restricted Subsidiary, as the case may be, receives assets at the time of the exchange at least equal to the fair market value of the assets transferred in the exchange; (3) the fair market value of the assets received in the exchange and transferred in the exchange is determined in good faith by the Issuer's Board of Directors and evidenced by a resolution of the Issuer's Board of Directors set forth in an officers' certificate delivered to the Trustee; and
(4) if the assets received in the exchange consist of securities of a Person, such Person would as a result of the exchange become a Wholly-Owned Restricted Subsidiary of the Issuer.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment in the Issuer or in any Restricted Subsidiary of the Issuer;

         (2)      any Investment in Cash Equivalents;

         (3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

                  (a) such Person becomes a Restricted Subsidiary of the Issuer; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Asset Sales";

         (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Shares) of the Issuer;

         (6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

         (7) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

         (8) Hedging Obligations otherwise permitted to be incurred pursuant to the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares";

         (9) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Restricted Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, PROVIDED that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections LESS amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;

         (10) the acquisition of shares in Keramag Keramische Werke AG, Sanitec Kolo Sp. z o.o., Sanitec International S.A., Polyroc S.A., Koralle International GmbH, Allia S.A., Omnium de Distribution Sanitaires Sp. z o.o., Murena S.A. or Sphinx Gustavsberg Wroclaw Sp. z o.o. not owned by the Issuer or any Restricted Subsidiary for a price that does not exceed the fair market value of such shares, as determined in good faith by the Issuer's Board of Directors and set forth in an officers' certificate delivered to the Trustee; and

         (11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made), when taken together with all other Investments made pursuant to this clause (in each case measured on the date each such Investment was made and without giving effect to subsequent changes in value), not to exceed (euro)25 million.

         "PERMITTED LIENS" means:

         (1) Liens securing Indebtedness under the Credit Agreement and Indebtedness under any Credit Facility incurred pursuant to clauses (1) or (2) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares";

         (2)      Liens in favor of the Issuer;

         (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

         (4) Liens on property existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

         (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares" covering only the assets acquired with such Indebtedness;

         (6) Liens existing on the date of the indenture (including the extension, re-issuance or renewal of such Liens in connection with Permitted Refinancing Indebtedness);

         (7) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

         (8) Liens on assets of the Issuer or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction.

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (PLUS all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith;

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or to any of the PIK On-Loan 2 and the Shareholder On-Loan 2, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the PIK On-Loan 2 and the Shareholder On-Loan 2, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or governmental or other entity.

         "PIK LOAN" means that certain (euro)60 million PIK Loan Agreement, dated December 20, 2001, by and between Pool Sub-Financing Helsinki Oy and Bayerische Hypo- und Vereinsbank AG, the obligations of which will be assumed by the parent as of the Issue Date, as such loan is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "PIK ON-LOAN 1" means that certain loan agreement, by and between the Parent and the Issuer, pursuant to which the proceeds of the PIK Loan are on-lent from the Parent to the Issuer, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "PIK ON-LOAN 2" means that certain loan agreement, by and between the Issuer and Sanitec, pursuant to which the proceeds of the PIK On-Loan 1 are on-lent from the Issuer to Sanitec, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "PIK ON-LOAN 1 AND SHAREHOLDER ON-LOAN 1 SUBORDINATION AGREEMENT" means that certain Subordination Agreement, to be dated as of the date of the indenture, by and between the Issuer, the Parent and the Trustee.

         "POOL ACQUISITION PLEDGE AGREEMENT" means that certain Deed of Pledge of Registered Shares in a Private Limited Liability Company, dated as of the Issue Date, by and among the Issuer, Pool Acquisition Netherlands B.V. and the Trustee, who will act as collateral agent for the holders of the notes, pursuant to which, among other things, the Share Capital of Pool Acquisition Netherlands B.V. will be pledged on a first priority basis to secure the payment and performance when due of the Obligations under the indenture and the notes. The pledge under this agreement will be released when the Share Capital of Sanitec is pledged under the Notes Security Pledge Agreement.

         "PREFERRED SHARES" of any Person means any Equity Interests of such Person that have any rights which are preferential to the rights of any other Equity Interests of such Person with respect to dividends or redemptions or upon liquidation.

         "PRINCIPALS" means the BC Funds, Teabar Capital Corporation, South Light Investment Pte Limited and Capital d'Amerique CDPQ.

         "PUBLIC EQUITY OFFERING" means a bona fide underwritten primary public offering of the Share Capital of the Parent, GermanCo or the Issuer, as the case may be, from which the Issuer receives at least (euro)100 million in Net Proceeds, and following which the issued and outstanding Share Capital of the Parent, GermanCo or the Issuer, as the case may be, either:

         (1) is listed on a nationally recognized stock exchange or automated quotation system in the United States or in a member state of the European Union; or

         (2) has been distributed by means of an effective registration under the US Securities Act;

AND PROVIDED FURTHER, that in the case of a public offering by the Parent or GermanCo, the Net Proceeds of such offering shall have been loaned to the Issuer as Subordinated Shareholder Indebtedness or contributed to the Issuer as an equity contribution in exchange solely for Share Capital (other than Disqualified Shares) of the Issuer.

         "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries), and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and related assets.

         "RECEIVABLES SUBSIDIARY" means a Restricted Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary (other than such Receivables Subsidiary) of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, or (iii) subjects any property or asset of the Issuer or any Restricted Subsidiary of the Issuer (other than such Receivables Subsidiary and other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Issuer nor any Restricted Subsidiary (other than such Receivables Subsidiary) of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) with which neither the Issuer nor any Restricted Subsidiary (other than such Receivables Subsidiary) of the Issuer has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

         "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

         "SEC" means the US Securities and Exchange Commission.

         "SHARE CAPITAL" means:

         (1) in the case of a corporation, any and all shares, interest, participations, or other equivalent (however designated and whether or not voting) of share capital or corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital or corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "SHAREHOLDER LOAN" means that certain loan agreement, by and between certain shareholders and the Parent, pursuant to which certain amounts are lent from such shareholders to the Parent, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "SHAREHOLDER ON-LOAN 1" means that certain loan agreement, by and between the Parent and the Issuer, pursuant to which the proceeds of the Shareholder Loan are on-lent from the Parent to the Issuer, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "SHAREHOLDER ON-LOAN 2" means that certain loan agreement, by and between the Issuer and Sanitec, pursuant to which the proceeds of the Shareholder On-Loan 1 are on-lent from the Issuer to Sanitec, as such loan agreement is amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "SUBORDINATED SHAREHOLDER INDEBTEDNESS" means subordinated Indebtedness of the Issuer issued to the Parent, GermanCo or to any Principal that:

         (1) by its terms or pursuant to the terms of any subordination agreement to which it is subject:

                  (A) does not (including upon the happening of any event) mature and is not (including upon the happening of any event) mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, and does not include any provision requiring repurchase by the Issuer or any Restricted Subsidiary (including upon the happening of any event) prior to the date on which the notes mature;

                  (B) does not (including upon the happening of any event) require or provide for the payment, in cash or otherwise, of interest or any other amounts prior to its final Stated Maturity (PROVIDED that interest may accrete while such subordinated Indebtedness is outstanding and accreted interest may become due upon acceleration of maturity as permitted by clause (C) below and any interest may be satisfied at any time by the issue to the holders thereof of additional Subordinated Shareholder Indebtedness);

                  (C) does not provide (including upon the happening of any event) for the acceleration of its maturity (other than following the winding up or bankruptcy of the Issuer, but only if the maturity of the Notes has been accelerated) or the exercise of remedies prior to the date on which the Notes mature and are repaid;

                  (D) is not secured by a Lien on any assets of the Issuer or any Restricted Subsidiary and is not Guaranteed by any Subsidiary;

                  (E) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the notes or compliance by the Issuer with its Obligations under the notes and the indenture;

                  (F) does not (including upon the happening of an event) constitute Voting Stock; and

                  (G) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the notes mature other than into or for Share Capital (other than Disqualified Shares); and

         (2) is contractually subordinated (pursuant to an agreement with the Trustee) and junior in right of payment to the prior payment in full in cash of all Obligations (including principal, interest, premium (if any) and Additional Amounts (if any)) of the Issuer under the notes and the indenture pursuant to the PIK On-Loan 1 and Shareholder On-Loan 1 Subordination Agreement or an agreement which is substantially identical thereto or more favorable to the holders of notes, and, in any event, such that:

                  (A) the Issuer shall make no payment in respect of such subordinated Indebtedness (whether in cash, securities or otherwise, except as permitted by clause (1)(B) above) and may not acquire such subordinated Indebtedness except as permitted by the indenture until the prior payment in full in cash of all obligations in respect of the notes and the indenture;

                  (B) upon any total or partial liquidation, dissolution or winding up of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, the holders of the notes will be entitled to receive payment in full in cash of the Obligations under the notes and the indenture, including Additional Amounts, if any, before the holders of such subordinated Indebtedness will be entitled to receive any payment in respect of such subordinated Indebtedness;

                  (C) such subordinated Indebtedness may not be amended such that it would cease to qualify as Subordinated Shareholder Indebtedness until a date that is after the prior payment in full in cash of all Obligations in respect of the notes and the indenture;

                  (D) the holders of such subordinated Indebtedness shall assign any rights to vote, including by way of proxy, in a bankruptcy, insolvency or similar proceeding to the Trustee to the extent necessary to give effect to the priority and subordination provisions described in this definition; and

                  (E) the holders of such subordinated Indebtedness shall agree that, in the event any payment on such subordinated Indebtedness is received by such holder in contravention of the terms of the indenture and any applicable subordination agreement, then such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the Trustee, on behalf of the holders of the notes;

PROVIDED, HOWEVER, that any event or circumstance that results in such subordinated Indebtedness ceasing to qualify as Subordinated Shareholder Indebtedness shall (i) constitute an incurrence of such Indebtedness by the Issuer and (ii) reduce the sum described in the second clause (3) of "--Certain

Covenants--Restricted Payments," by an amount equal to the principal amount of such Indebtedness, and any and all Restricted Payments made since the date of the original issuance of such Subordinated Shareholder Indebtedness shall constitute new Restricted Payments that must satisfy the covenant described under "--Certain Covenants--Restricted Payments" at a time on or after the date of the original issuance of such Subordinated Shareholder Indebtedness after giving effect to the reduction referred to above in clause (ii) of this sentence.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the US Securities Act, as such regulation is in effect on the date hereof.

         "SPECIAL INTEREST" means additional interest on the original notes payable under and described in the registration rights agreement.

         "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Share Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         "TAX" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

         "TAXING AUTHORITY" means any government or political sub-division or territory or possession of any government or any authority or agency therein or thereof having to power Tax.

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Issuer (other than Sanitec) that is designated by the Issuer's Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

         (1)      has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

         (3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests, or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries; and

         (5) has at least one director on its Board of Directors that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares," the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Shares," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         As of the date of the indenture, the following companies are designated as Unrestricted Subsidiaries: Sphinx Technical Ceramics B.V., Pool Financing Helsinki Oy and Pool Sub-Financing Helsinki Oy.

         "US EXCHANGE ACT" means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "VOTING STOCK" of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by
                  (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      then outstanding principal amount of such Indebtedness.

         "WESTERN EUROPE" means Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

         "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Share Capital or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

         The following discussion is the opinion of Thacher Proffitt & Wood, our US counsel. This discussion summarizes the material US federal income tax considerations, which may be relevant to (1) the exchange of the original notes for the exchange notes under the exchange offer and (2) the ownership and disposition of the notes if you are a US holder (or, to the extent described below, a non-US holder), and is based upon the provisions of the US Internal Revenue Code of 1986, as amended, or, the Code, the applicable US Treasury regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that may be retroactive and that could alter or modify the continued validity of the following statements and conclusions. You are a US holder if you are:

         o        a citizen or resident of the United States;

         o a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

         o an estate the income of which is subject to US federal income taxation regardless of its source; or

         o a trust, if a US court can exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust.

         This summary deals only with US holders who will hold the exchange notes as capital assets. This summary does not address considerations which may be relevant to you if you are an investor who is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities who elects mark-to-market treatment, person who will hold the exchange notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the US Dollar.

         This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

         You should consult your tax adviser about the tax consequences of holding the exchange notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

EXCHANGE OFFER

         The exchange of original notes for exchange notes under the exchange offer will not constitute a sale or an exchange for US federal income tax purposes. You will have a basis for the exchange notes equal to the basis for your original notes and your holding period for the exchange notes will include the period during which your original notes were held. Accordingly, the exchange will have no US federal income tax consequences to you.

INTEREST ON THE NOTES

         Payments or accruals of interest on the exchange notes will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting.

         If you use the cash method of tax accounting, the amount of interest income you will realize will be the US Dollar value of the interest payment in Euro based on the spot rate of exchange in effect on the date you receive the payment, regardless of whether you convert the payment into US Dollars. You generally will not have an exchange gain or loss on the interest payment, but you may have an exchange gain or loss when you dispose of any Euro you receive.

         If you use the accrual method of tax accounting, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period which spans more than one taxable year, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual method US holder, you may elect to translate all interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period which spans more than one taxable year) or on the date on which you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of an interest payment in Euros if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the exchange notes.

         Interest income on a note generally will constitute foreign source income and generally will be considered "passive" income or "financial services" income, which are treated separately from other types of income in computing the foreign tax credit allowable to US holders under US federal income tax laws.

         Should any foreign tax be withheld, the amount withheld and any Additional Amounts, as defined under "Description of Notes--Additional Amounts", paid to you will be included in your gross income. Foreign withholding tax paid at the rate applicable to a US holder would be treated as foreign income tax eligible for credit against your US federal income tax liability, subject to limitations and conditions, or at your election, eligible for deductions in computing your taxable income. You should consult your tax advisers regarding the creditability or deductibility of any withholding taxes. You should treat the gross amount of Additional Amounts as ordinary income at the time such amount is received or accrued in accordance with your method of tax accounting. Any such Additional Amounts generally would constitute foreign source income and should be translated into the US dollar value in accordance with the rules governing interest as described above.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

         Initially, your tax basis in a note will generally equal the cost of the note to you. The cost to you (and therefore generally your initial tax basis) will be the US Dollar value of the purchase price in Euro on the date of purchase, calculated at the exchange rate in effect on that date. If the exchange note is traded on an established securities market and you are a cash method taxpayer (or if you are an accrual method taxpayer that makes a special election), you will determine the US Dollar value of the cost of the exchange note by translating the amount of Euro that you paid for the note at the spot rate of exchange on the settlement date of your purchase. If you convert US Dollars into Euro and then immediately use those Euro to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

         When you sell or exchange an exchange note, or if an exchange note that you hold is retired, you will generally recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued interest, which will be subject to tax in the manner described above under "Interest on the Notes" and your tax basis in the exchange note. If you sell or exchange a note for Euro, or receive Euro on the retirement of an exchange note, the amount you will realize for US tax purposes generally will be the dollar value of the Euro which you receive calculated at the exchange rate in effect on the date the exchange note is disposed of or retired. If you dispose of an exchange note that is traded on an established securities market and you are a cash method US holder (or if you are an accrual method holder that makes a special election), you will determine the US Dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

         The special election available to you if you are an accrual method taxpayer in respect of the purchase and sale of exchange notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the US Internal Revenue Service.

         Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of an exchange note will generally be a capital gain or loss. The gain or loss on the sale, exchange or retirement of an exchange note will be a long-term capital gain or loss if you have held the exchange note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual US holder generally will be subject to a maximum tax rate of 20%. The ability of a US holder to offset capital losses against ordinary income is limited.

         Despite the foregoing, the gain or loss which you recognize on the sale, exchange or retirement of an exchange note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the exchange note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the exchange note.

NON-US HOLDERS

         Subject to the discussion of "backup withholding" below, a non-US holder is currently exempt from US federal income tax relating to interest on the notes unless the non-US holder is

         o an insurance company carrying on a US insurance business to which the interest is attributable within the meaning of the Code; or

         o an individual or corporation that has an office or other fixed place of business in the United States, to which the interest is attributable, and the interest is derived in the active conduct of a banking, financing or similar business within the United States, or is received by a corporation the principal business of which is trading in stock or securities for its own account.

         Subject to the discussion of backup withholding below, a non-US holder will not be subject to federal income tax on any gain or sale or other disposition of a note unless

         o the holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions exist or

         o the gain is effectively connected with the conduct of a trade or business within the United States.

         The notes will not be deemed to be situated outside the United States for purposes of the US federal estate tax and may not be included in the gross estate for purposes of such tax in the case of a non-resident of the United States who is not a citizen of the United States at the time of death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The paying agent must file information returns with the US Internal Revenue Service in connection with note payments made to certain US persons. If you are a US person, you generally will not be subject to a US backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a US person, you may have to comply with certification procedures to establish that you are not a US person in order to avoid information reporting and backup withholding tax requirements.

                       CERTAIN FOREIGN TAX CONSIDERATIONS

LUXEMBOURG TAX CONSIDERATIONS

         The following discussion is the opinion of Elvinger, Hoss & Prussen, our Luxembourg counsel. This discussion summarizes the material Luxembourg income tax considerations and is based on the laws in force in Luxembourg as of the date of this prospectus and is subject to any changes in law occurring after such date. Prospective purchasers of the exchange notes are advised to consult their own tax advisers concerning the overall tax consequences of the purchase, ownership and disposition of notes.

THE EXCHANGE OFFER

         There is no Luxembourg income tax due upon the exchange of the original notes into the exchange notes by holders who are not resident in Luxembourg, as long as the notes are not held through a permanent establishment in Luxembourg.

WITHHOLDING TAX

         Under Luxembourg tax laws currently in effect, there is no withholding tax on payments of principal, interest, accrued but unpaid interest or accretions of yield to maturity in respect of the exchange notes, nor is any Luxembourg withholding tax payable by such holders on redemption or repurchase of the exchange notes.

INCOME TAX

         There is no income tax due upon redemption or repurchase of, or on capital gains on the sale of, any exchange notes held by a non-resident, as long as the exchange notes are not held through a permanent establishment in Luxembourg.

NET WEALTH TAX

         Luxembourg net wealth tax will not be levied on a holder of an exchange note unless:

o the holder is resident in Luxembourg for the purpose of the relevant provisions; or

o such exchange note is attributable to a permanent establishment in Luxembourg.

ESTATE DUTIES

         Luxembourg estate duties will not be levied on the transfer of an exchange note on the death of a holder unless the holder is resident in Luxembourg for the purpose of the relevant provisions.

OTHER TAXES

         There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable on the issue or transfer of the exchange notes.

         There is no Luxembourg value added tax payable in respect of payments in consideration for the issue of the exchange notes or in respect of the payment of interest or principal under the exchange notes or the transfer of the exchange notes, provided that Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Luxembourg value added tax purposes such services are rendered, or are deemed to be rendered, in Luxembourg and an exemption from value added tax does not apply with respect to such services.

         A holder of an exchange note will not become resident, or deemed to be resident, in Luxembourg by reason only of the holding of an exchange note or the execution, performance, delivery and/or enforcement of the exchange note.

UNITED KINGDOM TAX CONSIDERATIONS

         The following is a discussion of United Kingdom income tax considerations relating to the exchange notes. It relates to the position of noteholders who are the absolute beneficial owners of exchange notes and coupons and may not apply to certain classes of noteholders such as dealers in securities. Prospective noteholders should consult their own tax advisers as to the consequences, both under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom, of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the exchange notes.

         This discussion is based upon the law and practice in the United Kingdom, including of the United Kingdom Inland Revenue, in effect on the date of this prospectus and is, therefore, subject to any subsequent change in law or practice.

THE EXCHANGE OFFER

         The exchange of the original notes for the exchange notes will be a disposal for United Kingdom tax purposes. For holders of original notes within the charge to United Kingdom corporation tax the original notes will constitute loan relationships, any profit or loss on which will be calculated, broadly, in accordance with the applicable accounting treatment and taxed or allowed under the loan relationship rules. The applicable accounting treatment will be either an authorized accruals or an authorized mark to market basis of accounting. To the extent that fluctuations in interest rates, between the date of issue of the original notes and the date of exchange for the exchange notes, increase (or decrease) the market value of the original notes no profit or loss should arise under the loan relationship rules. Noteholders who account for the original notes in accordance with an authorized mark to market basis of accounting would normally be expected to bring into account fluctuations in the value of the original notes at the end of each relevant accounting period and should not be required to bring into account any changes in value as a result of such fluctuations at the date of exchange of the original notes for the exchange notes. Noteholders who account for the original notes in accordance with an authorized accruals basis of accounting should not be required to bring into account any increase (or decrease) in the market value of the original notes caused by fluctuations in interest rates on exchange of the original notes for the exchange notes.

         Noteholders who are within the charge to United Kingdom capital gains tax may realize a capital gain (or allowable loss) on exchange of the original notes for the exchange notes as a result of an increase (or decrease) in the market value of the original notes at the date of exchange caused by fluctuations in interest rates. Such a gain may be set against a noteholder's annual exempt amount (currently (pound)7,700 for 2002 - 2003).

WITHHOLDING TAX

         No United Kingdom withholding tax will apply in relation to payments of principal on, and/or interest under, the exchange notes.

STAMP DUTY AND STAMP DUTY RESERVE TAX

         No United Kingdom stamp duty or stamp duty reserve tax is payable on the issue of the exchange notes in global form or on the issue of an exchange note in definitive form.

PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

         On December 13, 2001, the Council of the European Union published a revised draft directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of other Member States details of payments of interest, or other similar income, paid by a person within its jurisdiction to an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final and may be subject to further amendment.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. Sanitec International has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 8, 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         Sanitec International will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the expiration date, Sanitec International will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Sanitec International has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we filed with the SEC on Form F-4, Registration No. 333-102846, under the Securities Act for the exchange notes. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings contained in the registration statement. For further information about us and the exchange notes, see the registration statement, including its exhibits.

         You may read and copy any document we file at the following SEC public reference rooms:

         Judiciary Plaza                  500 West Madison Street
         450 Fifth Street, N.W.           14th Floor
         Room 1024                        Chicago, IL 60661
         Washington, DC 20549

         233 Broadway
         New York, NY 10279

         Statements contained in this prospectus relating to the contents of any contract or other document should not substitute for your review of the copy of the contract or document filed as an exhibit to the registration statement.

         We are not currently required to satisfy the information requirements of the Exchange Act. Upon the effectiveness of the registration statement, we will have to satisfy these requirements as they apply to foreign private issuers. To meet these requirements, we will file all reports and other information that the SEC requires. We also have agreed to file with the SEC and to provide to the indenture trustee and the holders of the notes quarterly and annual financial information and related disclosure for as long as the notes are outstanding.

                                ADDITIONAL COPIES

         For a period of 180 days after the expiration date, we promptly will send additional copies of this prospectus and any amendment or supplement to it to any broker-dealer that requests these documents. You may request these documents by contacting:

                           Sanitec International S.A.
                           19-21 boulevard Prince Henri
                           L-1724 Luxembourg
                           RC Luxembourg B 82 055
                           Tel:  + 352 (0) 26 26 89 834

         You can obtain, free of charge, copies of this prospectus and copies of the documents referred to in this prospectus, from us and, as long as the notes are listed on the Luxembourg Stock Exchange, from The Bank of New York (Luxembourg) S.A., our listing, paying and transfer agent in Luxembourg at Aerogolf Centre 1A, Hoehenhof, L-1736 Senningerberg Luxembourg.

                                  LEGAL MATTERS

         The validity of the exchange notes will be passed upon for us by CMS Cameron McKenna, our English counsel. Material US federal income tax consequences of the exchange notes will be passed upon for us by Thacher Proffitt & Wood, our US counsel. Material English and Luxembourg income tax consequences of the exchange notes will be passed upon for us by CMS Cameron McKenna and Elvinger, Hoss & Prussen, our English and Luxembourg counsel, respectively.

                                     EXPERTS

         The consolidated financial statements of:

o Sanitec Oyj for the years ended December 31, 1999, 2000 and for the period from January 1, 2001 to June 7, 2001;

o Pool Acquisition Netherlands B.V. for the period from June 8, 2001 to December 31, 2001;

o Sanitec Oy, formerly Pool Acquisition Helsinki Oy, for the period from June 8, 2001 to December 31, 2001; and

o Sanitec International S.A. for the period from May 8, 2001 to December 31, 2001 and for the period from January 1, 2002 to June 30, 2002;

have been included herein in reliance upon the reports of KPMG Wideri Oy Ab, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         LISTING AND GENERAL INFORMATION

                                     LISTING

         We have applied to list the exchange notes on, the Luxembourg Stock Exchange. In connection with the listing of the exchange notes on the Luxembourg Stock Exchange, the constitutional documents of Sanitec International and a legal notice (NOTICE LEGALE) relating to the issue of the exchange notes will be lodged prior to listing with the Chief Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where such documents will be available for inspection and copies may be obtained free of charge.

         So long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, copies, current and future, of all our annual audited consolidated financial statements, our unaudited consolidated interim quarterly financial statements, our annual and quarterly reports and the prospectus may be obtained, free of charge, during normal business hours on any business day at the offices of such paying agent in Luxembourg. We do not publish unconsolidated interim quarterly financial statements.

         In addition, so long as the exchange notes are listed on the Luxembourg Stock Exchange, copies of the following documents will be available, free of charge, during usual business hours at the specified office of the paying agent in Luxembourg:

o        the Indenture, incorporating the forms of the exchange notes;

o        this prospectus and the registration statement;

o        a supplemental Luxembourg prospectus;

o our articles of association as well as any subsequent amendments to thereto;

o        the Paying Agency Agreement;

o the second priority pledge of the share capital of Sanitec Oy and the first priority pledge of the Notes On-Loan, the PIK On-Loan 2 and the Shareholder On-Loan 2;

o our audited consolidated and unconsolidated financial statements for the years ended December 31, 1999, 2000 and 2001;

o our unaudited interim consolidated and unconsolidated financial statements as at June 30 2002;

o        all our future audited and unaudited financial statements; and

o        any future filings that we make with the SEC.

         Notice of any optional redemption, change of control or any change in the rate of interest payable on the exchange notes will be published in a leading daily newspaper with a general circulation in Luxembourg, which we expect to be the Luxemburger Wort. Application will be made to list the exchange notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange will be informed and a notice will be published in a leading daily newspaper with a general circulation in Luxembourg, which we expect to be the Luxemburger Wort, in the event of any accrual of additional interest, no later than the commencement of such accrual. In connection with the exchange offer:

o we are giving notice to the Luxembourg Stock Exchange and publishing in a leading daily newspaper with a general circulation in Luxembourg, which we expect to be the Luxemburger

         Wort, an announcement of the beginning of the exchange offer and, following the completion of such offer, the results of such offer;

o we are appointing an exchange agent in Luxembourg, through which all relevant documents with respect to the exchange offer will be made available;

o the exchange agent in Luxembourg will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to holders, and accepting such documents on behalf of us; and

o the exchange notes will be accepted for clearance through Euroclear and Clearstream and a notice will be published in a leading daily newspaper with a general circulation in Luxembourg, which we expect to be the Luxemburger Wort, announcing the relevant Common Codes and International Securities Identification Numbers. In addition, copies of this prospectus, as well as the registration statement, will be made available at the Luxembourg Stock Exchange where copies may be obtained on request.

         So long as the exchange notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange shall so require, an agent appointed to make payments on, and transfers of, the exchange notes will be maintained in Luxembourg. We have appointed The Bank of New York (Luxembourg) S.A. as our listing agent, transfer agent and paying agent in Luxembourg and The Bank of New York as our transfer agent in London. We reserve the right to vary such appointments. The paying agent in Luxembourg will act as intermediary between the holders of the exchange notes and us.

         We may remove the exchange notes from listing on the Luxembourg Stock Exchange, particularly if necessary, to avoid any new withholding tax.

         According to Chapter VI, Article 3, point AII2 of the Rules and Regulations of the Luxembourg Stock Exchange, which only apply to transactions made on the Luxembourg Stock Exchange, the exchange notes shall be freely transferable. In addition, no transaction made on the Luxembourg Stock Exchange shall be canceled. However, holders of the exchange notes must also comply with other applicable securities laws.

                                CLEARING SYSTEMS

         The exchange notes have been accepted for clearance through Euroclear and Clearstream. The global notes for the exchange notes have an International Securities Identification Number of XS0160440326, and the Common Code is 16044032.

                           CONSENTS AND AUTHORIZATIONS

         We have obtained all necessary consents, approvals and authorizations in the jurisdiction of our incorporation in connection with the issue and performance of the exchange notes. Our board of directors authorized the issue of the exchange notes by resolution on December 16, 2002.

                        NO SIGNIFICANT OR MATERIAL CHANGE

         Except as disclosed or described in this prospectus, there has been no significant change in our financial position and no material adverse change in our financial position or prospects since June 30, 2002.

         We are not involved in, and have no knowledge of a threat of, any litigation, administrative proceedings or arbitration which, in our judgment, is or may be material in the context of the issue of the notes, except as disclosed in this prospectus.

                                          SANITEC INTERNATIONAL S.A.


                                         INDEX TO FINANCIAL STATEMENTS


                                                                                                           PAGE
                                                                                                           ----
SANITEC INTERNATIONAL S.A.*
   Independent Auditors' Report..................................................................           F-3
   Statement of Operations for the period from the inception date of May 8, 2001
     to December 31, 2001........................................................................           F-4
   Balance Sheet at December 31, 2001............................................................           F-5
   Statement of Cash Flows for the period from the inception date of May 8, 2001
     to December 31, 2001........................................................................           F-6
   Notes to the Financial Statements.............................................................           F-7

POOL ACQUISITION NETHERLANDS B.V. *
   Independent Auditors' Report..................................................................           F-9
   Consolidated Statements of Operations of  Sanitec Oyj for the years ended December 31,
     1999, 2000 and the period from January 1, 2001 to June 7, 2001 and Consolidated
     Statement of Operations of Pool Acquisition Netherlands, B.V. for the period from June 8,
     2001 to December 31, 2001...................................................................          F-10
   Consolidated Balance Sheets of Sanitec Oyj as of December 31, 2000 and June 7, 2001
     and Consolidated Balance Sheet of Pool Acquisition Netherlands, B.V. as of December
     31, 2001....................................................................................          F-11
   Consolidated Statements of Cash Flows of Sanitec Oyj for the years ended December 31,
     1999 and 2000, and the period from January 1, 2000 to June 7, 2001 and Consolidated
     Statements of Cash Flows of Pool Acquisition Netherlands, B.V. for the period from June 8,
     2001 to December 31, 2001...................................................................          F-13
   Notes to the Consolidated Financial Statements................................................          F-14

SANITEC INTERNATIONAL S.A. *
   Consolidated Interim Statements of Operations of Sanitec Oyj for the period from January 1, 2001 to June 7, 2001, Consolidated Interim Statement of Operations of Pool Acquisition Netherlands
     B.V. for the period from June 8, 2001 to June 30, 2001 and Consolidated Interim Statement of
     Operations of Sanitec International S.A. for the period from January 1, 2002 to
     June 30, 2002...............................................................................          F-66
   Consolidated Interim Balance Sheet of Pool Acquisition Netherlands, B.V. as of December 31, 2001
     and Consolidated Interim Balance Sheet of Sanitec International S.A. as of June 30, 2002....          F-67
   Consolidated Interim Statements of Cash Flows of Sanitec Oyj for the period from January 1, 2001 to June 7, 2001, Consolidated Interim Statements of Cash Flows of Pool Acquisition
     Netherlands B.V. for the period from June 8, 2001 to June 30, 2001 and Consolidated Interim
     Statements of Cash Flows of Sanitec International S.A. for the period from January 1, 2002 to
     June 30, 2002...............................................................................          F-69
   Notes to the Consolidated Interim Financial Statements........................................          F-71

SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY*
   Independent Auditors' Report..................................................................          F-79
   Consolidated Statements of Operations of  Sanitec Oyj for the years ended December 31,
     1999, 2000 and the period from January 1, 2001 to June 7, 2001 and
   Consolidated Statement of Operations of Sanitec Oy, formerly Pool
   Acquisition Helsinki Oy, for the period from
   June 8, 2001 to December 31, 2001.............................................................          F-80
   Consolidated Balance Sheets of Sanitec Oyj as of December 31, 2000 and June 7, 2001
   and Consolidated Balance Sheet of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, as of .
   December 31, 2001.............................................................................          F-81
   Consolidated Statements of Cash Flows of Sanitec Oyj for the years ended
     December 31, 1999 and 2000, and the period from January 1, 2000 to June 7,
     2001 and Consolidated Statements of Cash Flows of Sanitec Oy, formerly Pool
     Acquisition Helsinki Oy, for the period from June 8, 2001 to December 31, 2001..............          F-83
   Notes to the Consolidated Financial Statements................................................          F-84



                                                      F-1

                                          SANITEC INTERNATIONAL S.A.


SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY*
   Consolidated Interim Statements of Operations of Sanitec Oyj for the period from January 1, 2001 to June 7, 2001, Consolidated Interim Statement of Operations of Sanitec Oy, formerly Pool
     Acquisition Helsinki Oy for the period from June 8, 2001 to June 30, 2001 and Consolidated
     Interim Statement of Operations of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, for the
     period from January 1, 2002 to June 30, 2002..................................................        F-139
   Consolidated Interim Balance Sheet of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, as of
     December 31, 2001 and Consolidated Interim Balance Sheet of Sanitec Oy, formerly Pool Acquisition
     Helsinki Oy, as of June 30, 2002..............................................................        F-146
   Consolidated Interim Statements of Cash Flows of Sanitec Oyj for the period from January 1, 2001 to June 7, 2001, Consolidated Interim Statements of Cash Flows of Sanitec Oy, formerly Pool
     Acquisition Helsinki Oy, for the period from June 8, 2001 to June 30, 2001 and Consolidated
     Interim Statements of Cash Flows of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, for the
     period from January 1, 2002 to June 30, 2002..................................................        F-140
   Notes to the Consolidated Interim Financial Statements..........................................        F-141


















----------
* Sanitec International S.A., the issuer of the notes, was a dormant company, incorporated on May 8, 2001, and was activated to issue the original notes. Pool Acquisition Netherlands B.V. was a wholly-owned subsidiary of Sanitec International S.A. until it was liquidated on November 28, 2002. Sanitec Oy was a wholly-owned subsidiary of Pool Acquisition Netherlands B.V. until November 28, 2002 and now is a wholly-owned subsidiary of Sanitec International S.A. Sanitec Oy was formerly known as Pool Acquisition Helsinki Oy. Pool Acquisition Helsinki Oy merged with Sanitec Oyj and changed its name to Sanitec Oy on March 31, 2002.

                           SANITEC INTERNATIONAL S.A.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Sanitec International S.A.

We have audited the accompanying balance sheet of Sanitec International S.A., formerly Pool Acquisition Luxembourg II S.A., as of December 31, 2001 and the related profit and loss accounts and statement of cash flows for the period from the inception date of May 8, 2001 to December 31, 2001. These financial statements are the responsibility of the management of Sanitec International S.A. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Finland and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sanitec International S.A. as of December 31, 2001 and the results of its operations and its cash flows for the period from the inception date of May 8, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in Finland.

Accounting principles generally accepted in Finland vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations of Sanitec International S.A. for the period from the inception date of May 8, 2001 to December 31, 2001 and shareholders' equity of Sanitec International S.A. as of December 31, 2001 to the extent summarized in Note 5 to the consolidated financial statements.

April 12, 2002 except for Note 5 which is as of September 21, 2002 and for Note 4 which is as of November 28, 2002.

KPMG WIDERI OY AB
Helsinki, Finland



Sixten Nyman
AUTHORIZED PUBLIC ACCOUNTANT

                           SANITEC INTERNATIONAL S.A.

                             STATEMENT OF OPERATIONS

                                (AMOUNTS IN EURO)

                                                                                                     PERIOD FROM
                                                                                                   MAY 8, 2001 TO
                                                                                     NOTES        DECEMBER 31, 2001
                                                                                     -----        -----------------
Operating Expenses:
     Amortization............................................................                              (1,655)
     Other operating expenses, net...........................................                             (25,392)
                                                                                                  ---------------------------
Operating loss...............................................................                             (27,047)
Other income (expenses)
     Interest income.........................................................                                  63
     Other financial expenses................................................                                (131)

Other income and expenses, net...............................................                                 (68)
                                                                                                  ---------------------------
Net loss.....................................................................                             (27,115)
                                                                                                  ===========================









               See accompanying notes to the financial statements.

                           SANITEC INTERNATIONAL S.A.

                                  BALANCE SHEET
                                (AMOUNTS IN EURO)

                                                                                     NOTES       AT DECEMBER 31, 2001
                                                                                     -----       --------------------
ASSETS
Intangible assets, net:
     Formation expenses......................................................          2                    6,809
Current assets:
     Cash....................................................................                               1,741
                                                                                                 ---------------------------
Total assets.................................................................                               8,550
                                                                                                 ===========================



SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
Shareholders' equity:
     Share capital...........................................................                              31,500
     Net loss for the period.................................................                             (27,115)
                                                                                                 ---------------------------
Total shareholders' equity...................................................          3                    4,385

Current liabilities:
     Accrued expenses and deferred income....................................                               4,165
                                                                                                 ---------------------------
Total shareholders' equity and total liabilities.............................                               8,550
                                                                                                 ===========================






               See accompanying notes to the financial statements.

                           SANITEC INTERNATIONAL S.A.

                             STATEMENT OF CASH FLOWS

                                (AMOUNTS IN EURO)

                                                                                                PERIOD FROM MAY 8 -
                                                                                                 DECEMBER 31, 2001
                                                                                                 -----------------
CASH FLOW FROM OPERATING ACTIVITIES:
Operating loss........................................................................                    (27,047)
     Depreciation and writedown.......................................................                      1,655
                                                                                                 ---------------------------
Cash flow before working capital changes..............................................                    (25,392)
Changes in working capital
     Current liabilities, non-interest bearing, increase..............................                      4,165
                                                                                                 ---------------------------
Cash flow from operating activities before financial items and taxes..................                    (21,227)
     Interest income received.........................................................                         63
     Other financial items received and paid..........................................                       (131)
                                                                                                 ---------------------------
         CASH FLOW FROM OPERATING ACTIVITIES (A)......................................                    (21,295)
                                                                                                 ===========================
CASH FLOW FROM INVESTING ACTIVITIES
     Investments in intangible assets.................................................                     (8,464)
                                                                                                 ---------------------------
         CASH FLOW FROM INVESTING ACTIVITIES (B)......................................                     (8,464)
                                                                                                 ===========================
CASH FLOW FROM FINANCING ACTIVITIES
     Issuance of share capital........................................................                     31,500
                                                                                                 ---------------------------
         CASH FLOW FROM FINANCING ACTIVITIES (C)......................................                     31,500
                                                                                                 ===========================
         CHANGE IN CASH (A+B+C), INCREASE.............................................                      1,741
                                                                                                 ===========================
Cash at beginning of period...........................................................                          0
Cash at end of period.................................................................                      1,741
                                                                                                 ===========================






               See accompanying notes to the financial statements.

                           SANITEC INTERNATIONAL S.A.

                        NOTES TO THE FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A)   DESCRIPTION OF THE BUSINESS

     Sanitec International S.A., formerly Pool Acquisition Luxembourg II S.A., was incorporated on May 8, 2001. As Sanitec International S.A. was a dormant company during the financial period from May 8, 2001 to December 31, 2001, it did not have any activity other than general and administrative expenses.

B)   BASIS OF PREPARATION

     The financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"). The financial statements and accompanying notes are prepared in Euro.

     The preparation of financial statements in conformity with Finnish GAAP requires the management of Sanitec International S.A. to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

2.   INTANGIBLE ASSETS

     Formation expenses are stated at cost less amortization. Amortization on formation expenses have been calculated using the straight-line method over the estimated useful life of 5 years.

3.   SHAREHOLDERS' EQUITY

                                                              SHARE CAPITAL   RETAINED EARNINGS         TOTAL
                                                              -------------   -----------------         -----
     Balance at May 8, 2001....................................          --               --                 --
     Share issue...............................................    31,500.00              --           31,500.00
     Net loss for the period from May 8, 2001 through                    --
          December 31, 2001....................................                    (27,114.66)        (27,114.66)
                                                                   ---------        ---------          ---------
     BALANCE AT DECEMBER 31, 2001..............................    31,500.00       (27,114.66)          4,385.34
                                                                   =========        =========          =========

4.   SUBSEQUENT EVENTS

     Subsequent to the balance sheet date, Pool Acquisition S.A. bought a 100% interest in Sanitec International S.A. on March 19, 2002.

     On March 19, 2002 the contribution in kind of the shares of Pool Acquisition Netherlands B.V. (the "Successor") was completed. The shares in the Successor were transferred to Sanitec International S.A. on March 19, 2002 by way of notarial deed which was executed in the Netherlands. The Issuer has issued new shares to the shareholders of record on that date. The contribution-in-kind increased the share capital of Sanitec International S.A. to(euro)10.0 million and the share premium to(euro)121.9 million. Pool Acquisition Netherlands B.V. was liquidated on November 28, 2002.

     Pool Acquisition Luxembourg II S.A. changed its name to Sanitec International S.A. on April 3, 2002.

     On May 7, 2002, Sanitec International S.A. issued (euro)260 million aggregate principal amount of 9% notes due May 15, 2012. Interest is paid on May 15 and November 15, beginning on November 15, 2002. The proceeds were lent to Sanitec Oy (formerly Pool Acquisition Helsinki Oy, which was contributed to Pool Acquisition Netherlands B.V.) in the form of a notes on loan.

                           SANITEC INTERNATIONAL S.A.

5. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FINLAND AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). The effects of the application of US GAAP to net income and shareholder' equity are set out in the tables below:


                                                                                               PERIOD FROM MAY 8 -
                                                                                                DECEMBER 31, 2001
                                                                                                -----------------

     Net loss in accordance with Finnish GAAP..........................................                  (27,115)
     US GAAP adjustments:
          Intangible assets, net.......................................................  (a)              (6,809)
                                                                                                --------------------------
     Net loss in accordance with US GAAP...............................................                  (33,924)
                                                                                                ==========================

                                                                                                        AT
                                                                                                DECEMBER 31, 2001
                                                                                                -----------------

     Shareholders' equity in accordance with Finnish GAAP..............................                    4,385
     US GAAP adjustments:
          Intangible assets............................................................  (a)              (6,809)
                                                                                                --------------------------
     Shareholders' equity in accordance with US GAAP...................................                   (2,424)
                                                                                                ==========================

A)   INTANGIBLE ASSETS

     Under Finnish GAAP start up and organizational costs are capitalized and amortized over five years. Under US GAAP, these costs cannot be capitalized and are expensed as incurred.

                        POOL ACQUISITION NETHERLANDS B.V.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Sanitec Oyj and Pool Acquisition Netherlands B.V.

We have audited the accompanying consolidated balance sheets of Sanitec Oyj and subsidiaries ("Sanitec") as of December 31, 2000 and June 7, 2001 and the consolidated balance sheet of Pool Acquisition Netherlands B.V. and subsidiaries (the "Group") as of December 31, 2001 and the related consolidated profit and loss accounts and consolidated cash flow statements of Sanitec for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001. These consolidated financial statements are the responsibility of Sanitec and the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Finland and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanitec as of December 31, 2000 and June 7, 2001 and of the Group as of December 31, 2001 and the results of operations and cash flows of Sanitec for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in Finland.

Accounting principles generally accepted in Finland vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations of Sanitec for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001 and shareholders' equity of Sanitec as of December 31, 2000 and June 7, 2001 and of the Group as of December 31, 2001 to the extent summarized in Note 23 to the consolidated financial statements.

April 12, 2002 except for Notes 3, 9, 19, 23 and 24 which are as of September 21, 2002 and for Note 21 which is as of November 28, 2002.

KPMG WIDERI OY AB
Helsinki, Finland



Sixten Nyman
AUTHORIZED PUBLIC ACCOUNTANT

                        POOL ACQUISITION NETHERLANDS B.V.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

          (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                              YEAR ENDED
                                                              DECEMBER 31
                                                              -----------
                                                                                  PERIOD FROM
                                                                                  JANUARY 1 -      PERIOD FROM JUNE 8
                                                 NOTES      1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                 -----      ----       ----       ------------     -----------------
Net sales ...................................      2         630.0        877.3          446.9                 547.6
Other operating income.......................      4           4.7          6.6            3.1                   8.6
Operating Expenses:
    Cost of products sold-materials and
       consumables...........................               (194.9)      (265.0)        (130.3)               (176.4)
    Personnel................................      5        (167.5)      (268.6)        (137.8)               (166.4)
    Outside services.........................                (63.7)       (80.6)         (42.0)                (52.3)
    Depreciation and amortization............     2, 6       (34.4)       (50.5)         (25.7)                (51.0)
    Other operating expenses.................                (92.8)      (139.7)         (83.8)                (71.6)
                                                            ------      -------         ------                 -----
Operating profit.............................                 81.4         79.5           30.4                  38.5
Other income (expenses):
Equity in income (loss) of associated                                          )
    companies................................                 (0.8)        (3.8           (0.5)                  0.8
Other income and expenses, net...............      7          (9.3)       (11.4)          (6.7)                (40.8)
                                                            ------      -------         ------                 -----
Income (loss) before income taxes, minority
    interests, and extraordinary terms ......                 71.3         64.3           23.2                  (1.5)
Income taxes.................................      9         (26.6)       (24.9)          (8.5)                (13.2)
Minority interests...........................                 (1.3)        (0.2)             -                  (0.2)
                                                            ------      -------         ------                 -----
Income (loss) before extraordinary items.....                 43.4         39.2           14.7                 (14.9)
Extraordinary items..........................      8            -            -            (1.4)                 (2.3)
                                                            ------      -------         ------                 -----
Net income (loss)............................                 43.4         39.2           13.3                 (17.2)
                                                            ======      =======         ======                 =====
Basic and diluted earnings per share
    from continuing operations before
    extraordinary items......................                  0.8          0.6            0.2                  n/a
                                                            ======      =======         ======                 =====
Effect of extraordinary items................                   -            -              -                   n/a
                                                            ------      -------         ------                 -----
Basic and diluted earnings per share.........                  0.8          0.6            0.2                  n/a
                                                            ======      =======         ======                 =====
Weighted average number of shares (1,000)....               58,204      62,209          62,209                  n/a
                                                            ======      =======         ======                 =====











        See accompanying notes to the consolidated Financial statements.

                        POOL ACQUISITION NETHERLANDS B.V.

                           CONSOLIDATED BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                   AT                  AT                  AT
                                                  NOTES    DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                  -----    -----------------      ------------     -----------------
ASSETS
Fixed assets and other long-term investments.      10
Intangible assets, net:
    Goodwill.................................                        133.5               186.3             769.6
    Other intangible assets..................                          7.2                 9.7              31.6
                                                                     -----               -----           -------
                                                                     140.7               196.0             801.2
                                                                     -----               -----           -------

Property, plant and equipment, net                2, 10
    Land.....................................                         37.2                54.0              52.5
    Buildings................................                         82.6                99.5              97.1
    Machinery and equipment..................                        100.8               121.1             104.7
    Other tangible assets....................                          6.4                 6.1               6.7
    Advances paid and construction in progress                        10.8                17.7              15.8
                                                                     -----               -----           -------
                                                                     237.8               298.4             276.8
                                                                     -----               -----           -------

Long-term investments and receivables            10, 19
    Investment securities....................                          1.0                 1.3               1.0
    Other receivables........................                          6.4                 8.1               9.6
                                                                     -----               -----           -------
                                                                       7.4                 9.4              10.6
                                                                     -----               -----           -------

Investments in associated companies..........      10                 39.3                42.5              41.7
                                                                     -----               -----           -------
Total fixed assets and other long-term
    investments..............................                        425.2               546.3           1,130.3
                                                                     -----               -----           -------

Current assets:
Inventories:
    Finished goods...........................                         69.4                91.9              85.8
    Work in progress.........................                         15.5                20.6              17.3
    Raw material.............................                         50.3                61.9              58.9
                                                                     -----               -----           -------
                                                                     135.2               174.4             162.0
                                                                     -----               -----           -------

Trade accounts receivable....................                        148.8               201.1             161.1
Loans receivable.............................      19                  3.9                 1.5               6.4
Prepaid expenses and accrued income..........      11                 29.7                36.2              41.4
Deferred tax assets..........................       9                  4.7                 5.3               5.5
Other current assets.........................                         15.4                 9.1              16.2
Cash and cash equivalents                          19                 17.7                21.1              68.0
                                                                     -----               -----           -------
                                                                     220.2               274.3             298.6
                                                                     -----               -----           -------
Total current assets.........................                        355.4               448.7             460.6
                                                                     -----               -----           -------

TOTAL ASSETS.................................                        780.6               995.0           1,590.9
                                                                     =====               =====           =======







        See accompanying notes to the consolidated financial statements.

                        POOL ACQUISITION NETHERLANDS B.V.

                           CONSOLIDATED BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                        PREDECESSOR                      SUCCESSOR
                                                                        -----------                      ---------
                                                                                                      POOL ACQUISITION
                                                                        SANITEC OYJ                   NETHERLANDS B.V.
                                                                        -----------                   ----------------
                                                                   AT                   AT                   AT
                                                  NOTES    DECEMBER 31, 2000       JUNE 7, 2001      DECEMBER 31, 2001
                                                  -----    -----------------       ------------      -----------------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
    Shareholders' equity:....................      12
    Share capital............................                           64.9              64.9                    30.0
    Share premium funds......................                           90.5              90.5                   120.0
    Other reserves...........................                           19.7              25.3                     0.2
    Retained earnings (deficit)..............                          152.6             181.4                    (1.1)
    Net income (loss) for the period.........                           39.2              13.3                   (17.2)
                                                                       -----             -----                 -------
Total shareholders' equity...................                          366.9             375.4                   131.9
                                                                       -----             -----                 -------

Minority interests...........................                            3.9               3.5                     3.8
                                                                       -----             -----                 -------

Provisions...................................                           66.4              66.0                    99.0
                                                                       -----             -----                 -------

Non-current liabilities:
Long-term debt, excluding current installments     14                   70.2               149.5                 731.9
                                                                       -----             -----                 -------
Shareholder loans and subordinated loans.....      14                   --                --                     372.2
                                                                       -----             -----                 -------
                                                                        70.2             149.5                 1,104.1
                                                                       -----             -----                 -------

Current liabilities:
    Current debt.............................    14, 19                 95.8             154.9                    14.8
    Current installments of long-term debt...    14, 19                  5.0              25.6                    18.1
    Trade accounts payable...................                           72.5              96.7                    91.1
    Accrued expenses and deferred income.....      15                   86.6              91.7                   108.4
    Other current liabilities................                           13.3              31.7                    19.7
                                                                       -----             -----                 -------
                                                                       273.2             400.6                   252.1
                                                                       -----             -----                 -------
Total liabilities............................                          343.4             550.1                 1,356.2
                                                                       -----             -----                 -------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES...                          780.6             995.0                 1,590.9
                                                                       =====             =====                 =======


















        See accompanying notes to the consolidated financial statements.

                        POOL ACQUISITION NETHERLANDS B.V.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (AMOUNTS IN MILLIONS OF EURO)

                                                                            PREDECESSOR                      SUCCESSOR
                                                                            -----------                      ---------
                                                                                                         POOL ACQUISITION
                                                                            SANITEC OYJ                  NETHERLANDS B.V.
                                                                            -----------                  ----------------
                                                                    YEAR ENDED          PERIOD FROM         PERIOD FROM
                                                                   DECEMBER 31,         JANUARY 1 -          JUNE 8 -
                                                                   ------------         -----------          --------
                                                                 1999        2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                                 ----        ----      ------------      -----------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Operating profit........................................         81.4       79.5             30.4                 38.5
   Property, plant and equipment, net
     Depreciation and writedown............................         34.4       50.5             25.7                 51.0
     Selling profit/(loss) of fixed assets.................         (0.5)      (0.6)            (0.2)                (1.8)
                                                                   -----      -----            -----                -----
   Cash flow before working capital changes................        115.3      129.4             55.9                 87.7
                                                                   -----      -----            -----                -----
   Changes in working capital
     Current assets, non-interest bearing,
(increase)/decrease........................................          2.4      (25.1)           (20.6)                33.6
     Inventories, (increase)/decrease......................         (0.6)      (4.9)           (19.0)                 6.7
     Current liabilities, non-interest bearing,
increase/(decrease)........................................          7.2        9.8              3.1                (15.6)
                                                                   -----      -----            -----                -----
                                                                     9.0      (20.2)           (36.5)                24.7
                                                                   -----      -----            -----                -----
Cash flow from operating activities before financial items
and taxes..................................................        124.3      109.2             19.4                112.4
   Interest expenses paid..................................         (8.3)     (15.2)            (8.5)               (40.0)
   Interest income received................................          3.0        4.6              1.8                  3.7
   Other financial items received and paid.................          0.1      (12.5)             2.4                 (6.8)
   Income taxes paid.......................................        (41.3)     (38.6)            (5.8)                (4.3)
                                                                   -----      -----            -----                -----
     CASH FLOW FROM OPERATING ACTIVITIES (A)...............         77.8      (47.5)             9.3                 65.0
                                                                   =====      =====            =====                =====

CASH FLOW FROM INVESTING ACTIVITIES
   Acquisitions............................................        (126.8)      (4.4)         (137.4)              (904.8)
   Investments in shares...................................         (0.7)       (8.5)           --                   --
   Investments in other tangible and intangible assets.....        (26.3)      (44.7)          (22.0)               (52.4)
   Proceeds from sale of tangible and intangible assets....           1.7       45.6             0.4                  1.6
   Loan receivables, (increase)/decrease...................          0.9        --              --                   --
                                                                   -----      -----            -----                -----
     CASH FLOW FROM INVESTING ACTIVITIES (B)...............       (151.2)      (12.0)         (159.0)              (955.6)
                                                                   =====      =====            =====                =====
CASH FLOW FROM FINANCING ACTIVITIES:
   Issuance of share capital...............................          8.4      --                --                   30.0
   Issue premium...........................................         76.4      --                --                  120.0
   Loan receivables, (increase)/decrease...................         (3.3)     18.4               1.4                 (1.7)
   Current loans, increase/(decrease)......................        (21.3)     (6.3)             46.1               (123.4)
   New long term loans.....................................         61.5      --               125.4                994.1
   Amortization of long term loans.........................        (36.1)    (48.6)             (2.6)               (66.0)
   Dividends paid..........................................         (8.8)    (14.3)            (13.6)                --
   Other changes, including exchange rates changes.........         (0.8)      2.2              (3.8)                 5.6
                                                                   -----      -----            -----                -----
     CASH FLOW FROM FINANCING ACTIVITIES (C)...............         76.0     (48.6)            152.9                958.6
                                                                   =====      =====            =====                =====

CHANGE IN CASH AND CASH EQUIVALENTS (A+B+C),
   INCREASE/(DECREASE).....................................          2.6     (13.1)              3.2                 68.0
                                                                   -----      -----            -----                -----
Cash and cash equivalents at the beginning of a period.....         28.2      30.8              17.9                 --
                                                                   -----      -----            -----                -----
Cash and cash equivalents at the end of period.............         30.8      17.7              21.1                 68.0
                                                                   =====      =====            =====                =====

RECONCILIATION OF CASH AND CASH EQUIVALENTS:
As previously reported for 1998, 1999 and 2000.............         27.8      30.8              17.7                 --
Foreign exchange adjustment................................          0.4      --                 0.2                 --
                                                                   -----      -----            -----                -----
Cash and cash equivalents at beginning of period...........         28.2      30.8              17.9                 --
                                                                   -----      -----            -----                -----
Change in cash and cash equivalents........................          2.6     (13.1)              3.2                 68.0
                                                                   -----      -----            -----                -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................         30.8      17.7              21.1                 68.0
                                                                   =====      =====            =====                =====

________________________
The impact of changes in exchange rates on consolidation has been eliminated.

        See accompanying notes to the consolidated financial statements.

                        POOL ACQUISITION NETHERLANDS B.V.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A)   DESCRIPTION OF BUSINESS

     Pool Acquisition Netherlands B.V. (the "Group" and "Successor") is a multinational group headquartered in Helsinki, Finland engaged in the production of bathroom ceramics, bath and shower products and vacuum sewage systems. The Group's sales and production network operates throughout Europe, and its vacuum sewage systems business is global. Net sales of 92% of the Group were generated in Europe and 8% throughout the rest of the world. In 2001, net sales were distributed as follows: bathroom ceramics--61%, bath and shower products--30%, and vacuum sewage systems ("EVAC")--9.0%. The Group's raw materials are readily available and the Group is not dependent on any single supplier.

B)   BASIS OF PREPARATION

     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"). Significant estimates and assumptions include sales returns and allowances, warranties and deferred tax valuation allowances. The consolidated financial statements and accompanying notes are prepared in millions of Euro except for share and per share amounts.

     The preparation of financial statements in conformity with Finnish GAAP requires the Group's management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

C)   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Pool Acquisition Netherlands B.V. and its wholly and over 50%, owned subsidiaries, collectively the Group. Pool Acquisition Netherlands B.V. is a 93.33% owned subsidiary of Pool Acquisition S.A. Pool Acquisition S.A. has no operating assets or income.

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was formed by funds advised by BC Partners in order to acquire Sanitec Oyj. On June 7, 2001, Sanitec Oyj (the "Predecessor") was acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was transferred as contribution in kind to the Successor. The Successor and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are members of the group under common control of Pool Acquisition S.A., the parent company. The results of operations and cash flows attributable to Sanitec Oyj have been included in the consolidated financial statements of the Group from June 8, 2001.

     Sanitec Oyj's multinational operations are headquartered in Helsinki, Finland. The acquisition of Sanitec Oyj was accounted for as a purchase business combination. Restructuring provisions related to the Group management's plans for the Sanitec acquisition are included as a component of goodwill.

     The consolidated financial statements for the years ended December 31, 1999 and 2000 and the period ended June 7, 2001 present on a historical cost basis the assets, liabilities, revenues and expenses of the Predecessor prior to the completion of the acquisition. Accordingly, the accompanying financial statements of the Predecessor and the Group are not comparable in all material respects, since the Group's financial position, results of operations and cash flows use a new accounting basis.

                        POOL ACQUISITION NETHERLANDS B.V.

     All significant intercompany balances and transactions have been eliminated in consolidation. Sphinx Technical Ceramics B.V., a wholly-owned subsidiary of the Group, whose ownership was intended to be temporary is excluded from consolidation because it was acquired to be disposed of subsequent to its acquisition.

     Investments in the common stock of associated companies in which the Group owns between a 20% and 50% interest, including 50% owned joint ventures, are accounted for by the equity method.

     Minority interests are presented separately on the balance sheet. Results related to minority interests are presented on the income statement as a separate item, net of tax.

D)   TRANSACTIONS DENOMINATED IN FOREIGN CURRENCIES

     The financial statements of the Group's subsidiaries are measured using the Euro as the functional currency. The assets and liabilities of the Group's operations are translated into Euro at the current exchange rate prevailing at the balance sheet date and revenues and expenses are translated at the average exchange rate for the financial period. Gains and losses from exchange rate differences arising from translations are recorded directly to retained earnings and other equity, net of exchange rate differences arising on equity hedges of currency borrowings and forward contracts.

     Transactions denominated in non-Euro currencies are recorded at the exchange rate prevailing at the date of the transaction. At the end of the accounting period assets and liabilities denominated in non-Euro currencies are translated at the exchange rate prevailing at the balance sheet date. Gains and losses that arise from exchange rate fluctuations on transactions and assets and liabilities denominated in non-Euro currencies are included in the results of operations.

E)   DERIVATIVE FINANCIAL INSTRUMENTS

     The business operations of the Group give rise to certain exposure to risks related to interest rates and non-Euro currency. These risks are managed to minimize their impact on the Group's profitability and financial position.

     The Group considers its derivative financial instruments to be a hedge when certain criteria are met.

     For a non-Euro currency derivative instrument to qualify as a hedge, the instrument must be related to a non-Euro currency asset, liability, or commitment, or a portfolio of assets, liabilities and commitments, the characteristics of which have been identified; involve the same currency as the hedged item; and reduce the exposure to the risk of non-Euro currency exchange movements on the Group's operations.

     For an interest rate derivative instrument to qualify as a hedge, the instrument must be related to an asset or a liability, or to a portfolio of assets and liabilities; and must change the character of the interest rate by converting a variable rate to a fixed rate or by converting a fixed rate to a variable rate.

     The Group does not use derivative financial instruments for speculative purposes.

     FORWARD EXCHANGE CONTRACTS AND CURRENCY SWAPS

     Gains and losses on forward exchange contracts and currency swaps that are designated and effective as hedges are deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. The interest component determined at the inception of the contract is accrued as interest income and expense over the contract term.

                        POOL ACQUISITION NETHERLANDS B.V.

INTEREST RATE SWAPS

     Interest rate swaps that are designated as cash flow hedges of debt obligations are accounted for on an accrual basis. That is, the interest payable and interest receivable under the swap terms are accrued and recorded as an adjustment to the interest expense of the designated liability.

     Amounts due from and payable to the counterparties of interest rate swaps are recorded on an accrual basis at each reporting date based on amounts calculated by reference to the respective interest rate swap contracts. Realized gains and losses that occur from the early termination or expiration of contracts are recorded in income over the remaining period of the original swap agreement.

INTEREST RATE AND FOREIGN CURRENCY OPTIONS

     Gains and losses on interest rate and foreign currency options that are designated and effective as hedges are deferred and recognized in income or as adjustments of carrying amounts when the hedged transactions occur. Option premiums are recorded as either an asset or a liability and amortized over the life of the option.

F)   REVENUE RECOGNITION

     The Group recognizes revenue from product sales upon shipment, when the customer takes ownership and when the customer assumes the risk of loss. Generally, revenue is recognized based on the shipping terms at either the shipping point, if the terms are free on board (F.O.B.) shipping point, or upon delivery, if the terms are F.O.B. destination point. The majority of the Group's sales are F.O.B. shipping point. There is no deferred income recorded for the Predecessor as of December 31, 2000 or June 7, 2001 or the Group as of December 31, 2001.

     Net sales consist of gross sales revenues reduced by certain items including indirect sales taxes and sales discounts. The Group estimates and records provisions for cash discounts, quantity rebates, sales returns and allowances and original warranties in the period the sale is reported based on its experience.

G)   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents. As of December 31, 2000, cash equivalents held by the Predecessor, amounting to (euro)1.3, were restricted for use by the Group due to the liquidation of a subsidiary. As of December 31, 2001, the Group held cash equivalents of (euro)22.9 which are restricted to acquisition related payments.

H)   ACCOUNTS RECEIVABLE

     Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors' ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected. Changes in the level of provision are recorded as bad debt expense.

I)   IMPAIRMENT OF NON-CURRENT ASSETS

     Impairment of goodwill, property, plant and equipment and other non-current assets is recognized if the estimated future revenue generated by the non-current asset is expected to be permanently lower than the historical cost, net of depreciation. The amount of impairment is calculated as the difference between the estimated future revenue generated and the historical cost, net of depreciation and recorded as an expense. Non-current assets may be revalued upwards to recover amounts previously recorded as impairment.

                        POOL ACQUISITION NETHERLANDS B.V.

J)   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for finished goods and the average cost method for raw materials. Cost includes direct manufacturing, labor and materials, variable overhead and full absorption of manufacturing overhead. Costs associated with assets produced for internal use are capitalized and depreciated over their estimated useful lives.

K)   GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which represents the excess of purchase price over the fair value of certain net assets acquired, is amortized on a straight-line basis over the periods expected to benefit, generally 20 years. Other intangible assets include patents and license rights, computer software, leasehold improvements and are amortized over 3 to 10 years.

     Internally developed intangible assets are generally expensed when incurred, while intangible assets acquired from others are capitalized. For non-material intangible assets acquired from others it is allowed to expense the costs when incurred.

     Costs attributable to development of computer software are either capitalized or expensed when incurred using the following principles:

o Costs incurred during the preliminary planning and evaluation phase are expensed when incurred

o Costs incurred during the application development stage are capitalized and amortized over the useful economic life of the asset

o Costs incurred after the completion of the application development stage and those incurred during the operation stage are expensed when incurred

     For non-material software development costs incurred during the application development stage are allowed to be expensed when incurred.

L)   DEBT ISSUANCE COSTS

     Costs related to the issuance of debt are capitalized under other intangible assets and amortized generally on a straight-line basis over the lives of the related debt.

M)   FIXED ASSETS AND DEPRECIATION

     Property, plant and equipment is stated at cost less accumulated depreciation. Interest expense related to major investment projects in Poland has been capitalized.

     Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets according to plan as follows:

     Buildings.............................         20-30 years
     Machinery and equipment...............          3-15 years

N)   INVESTMENTS IN MARKETABLE SECURITIES

     Investment securities held as short-term investments are recorded at the lower of cost or market value. Investments which are considered long-term are recorded at the lower of cost or market value, if the value adjustment is considered permanent.

                        POOL ACQUISITION NETHERLANDS B.V.

O)   OTHER CURRENT ASSETS

     Other current assets consist of prepayments of insurance premiums, income and other taxes, rental payments and other financial items such as interest income receivable.

P)   RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Research and development costs amounted to (euro)11.3 and (euro)16.6 for the years ending December 31, 1999 and 2000, respectively and (euro)9.3 and (euro)11.0 for the periods from January 1, 2001 through June 7, 2001 and June 8, 2001 through December 31, 2001, respectively.

Q)   WARRANTY COSTS

     The Group's warranty policy provides for coverage of certain products. The Group's policy is to accrue the estimated cost of warranty coverage at the date the sale is recorded. The estimated liability is included as a current liability. Changes in the warranty liability, are charged against earnings for the period.

R)   LEASING

     The Group leases certain property and equipment under various operating and capital lease arrangements. Leases are classified and accounted for as capital leases if substantially all the benefits of ownership have been transferred to the lessee. Significant financial leasing items are capitalized as fixed assets.

S)   INCOME TAXES

     Income taxes consist of current and deferred taxes. Current taxes include taxes of consolidated subsidiaries for the year calculated in accordance with local regulations, as well as adjustments to prior year tax accruals and deferred taxes.

     Deferred tax liabilities or assets are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is probable to be realized.

T)   STOCK-BASED COMPENSATION

     The Group does not account for stock-based compensation as it is not required under Finnish GAAP.

U)   PENSION ARRANGEMENTS

     Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees' Act. Group companies outside of Finland have pension obligations arranged and pension liabilities recorded in accordance with the local regulations and practice. Changes in uncovered pension obligations are recorded as an expense in the income statement and the related pension liability is included as a provision in the balance sheet.

                        POOL ACQUISITION NETHERLANDS B.V.

V)   OTHER OPERATING INCOME AND EXPENSES

     Other operating income includes income from outside ordinary business activities, such as rental income and gains from the sale of fixed assets and other long-term investments.

     Other operating expenses include expenses not directly related to production, such as expenses for marketing efforts, research and development, and other expenses related to general administration. Additionally, losses from the disposition of fixed assets and other long-term investments are included within other operating expenses.

W)   PROVISIONS

     Provisions in the balance sheet include those items which the Group is obliged to pay and future realization is probable and the amount can reasonably be estimated. Provisions include uncovered pension liabilities and restructuring expenses. Changes to provisions, excluding restructuring provisions that are a component of goodwill, are included in the income statement.

X)   EXTRAORDINARY INCOME AND EXPENSES

     Extraordinary income and expenses are presented on a gross basis and include items, which are outside of the ordinary activities of the Group, such as items arising from divestments of operations.

Y)   APPROPRIATIONS

     Appropriations comprise voluntary provisions and the temporary differences related to the depreciation of the tax basis as compared to the book basis of fixed assets. Accumulated appropriations are divided into tax liability and shareholders' equity. The change in appropriations, net of the tax liability, is included in the earnings for the year. The amount of appropriations recorded in shareholders' equity is not distributable in the Predecessor according to the Finnish Companies Act.

Z)   DIVIDENDS

     Dividends proposed by the Board of Directors are not recorded in the consolidated financial statements until they have been approved by the Annual General Meeting. The Group did not declare dividends for the year 2001 and does not anticipate doing so in the near future.

AA)  CONSOLIDATED STATEMENT OF CASH FLOWS

     The consolidated statement of cash flows is prepared in accordance with Finnish GAAP using International Accounting Standards (IAS) No. 7, "Cash Flow Statements", as amended.

2.   BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

     BUSINESS SEGMENT

     The Group and its predecessors have three business segments: bathroom ceramics, bath and shower products and vacuum sewage systems ("EVAC").

     The bathroom ceramics business segment produces washbasins, pedestals, vanity tops, toilets, urinals, bidets and bathroom accessories made of ceramics. The business segment is comprised of nine business units, all based in Europe, that produce bathroom ceramics.

                        POOL ACQUISITION NETHERLANDS B.V.

     The bath and shower products business segment produces whirlpools, spas, bathtubs, shower enclosures, shower systems and shower trays. The business segment is comprised of six business units, all based in Europe, that produce bath and shower products.

     The vacuum sewage systems business segment markets, through one business unit, vacuum sewage systems for aircraft, marine vessels, trains and buildings that are tailored to the needs of its customers. As the only producer of vacuum systems in these four sectors, EVAC has little competition. EVAC operates in Europe, North and South America and Asia.

     Each of the business segments sells products to other business segments of the Group and its Predecessor on an arms-length basis.

     The presentation of the Group and its Predecessor's business segments is based on business area reporting. Business area reporting is carried out quarterly and used by the Chief Operating Decision Maker of the Group and its Predecessor, to evaluate the business segment performance and decide how to allocate resources to the business segments.

     A business unit is comprised of legal entities of the Group and its Predecessor. A business unit may belong to either one business segment or to both the bathroom ceramics and bath and shower products business segments. If a business unit belongs to more than one business segment and the information systems of the business unit do not fully support the business segment allocation, a rational and consistent allocation method is used to calculate the allocation of the costs or operating capital employed based on a ratio percentage of the proportion of business segment sales to the total net sales of the Group and its Predecessor. If a legal entity does not belong to a specific business unit a corresponding rational and consistent method, calculated on consolidated group level, is used to allocate net sales, costs or operating capital employed of the legal entity to business segments.

The inter-segment revenue calculation is based on the following assumptions:

o Inter-segment sales are recorded as such only when both the business unit seller and business unit buyer belong to one business segment that is different between the business unit seller and the business unit buyer.

o If either the business unit seller or the business unit buyer operates in more than one business segment and a portion of the business segment is the same between the business unit seller and the business unit buyer, then the sale is not recorded as inter-segment.

     The accounting policies underlying the business segment data are the same as described in footnote 1 to the consolidated financial statements. Segment results for the Group and its Predecessor were as follows:

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
DECEMBER 31, 1999                          CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
-----------------                          --------        --------        -------       ------------       -----
Total net sales.....................          415.9          145.3            70.5            (1.7)          630.0
Inter-segment net sales.............           (1.5)          (0.2)             --             1.7             --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          414.4          145.1            70.5              --           630.0
Depreciation and amortization.......          (24.2)          (8.5)           (1.7)             --           (34.4)
Operating profit....................           62.7           14.6             4.1              --            81.4
Gross capital expenditure...........         (125.1)         (22.0)           (6.7)             --          (153.8)

                        POOL ACQUISITION NETHERLANDS B.V.

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
DECEMBER 31, 2000                          CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
-----------------                          --------        --------        -------       ------------       -----
Total net sales.....................          526.8          264.8            88.1            (2.4)          877.3
Intersegment net sales..............           (1.9)          (0.5)            --              2.4             --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          524.9          264.3            88.1              --           877.3
Depreciation and amortization.......          (40.1)          (8.2)           (2.2)             --           (50.5)
Operating profit....................           50.6           22.2             6.7              --            79.5
Gross capital expenditure...........          (19.0)         (36.7)           (1.9)             --           (57.6)
Operating capital employed..........          384.8          129.3            38.9              --           553.0
Liabilities within operating capital
     employed.......................             --            --               --              --           206.5
Interest bearing receivables........             --            --               --              --             3.4
Cash and bank balances..............             --            --               --              --            17.7
                                                                                                             -----
     Total assets...................                                                                         780.6
                                                                                                             =====

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
JANUARY 1 - JUNE 7, 2001                   CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
------------------------                   --------        --------        -------       ------------       -----
Total net sales.....................          279.5          132.3            36.4            (1.3)          446.9
Intersegment net sales..............           (1.0)          (0.3)             --             1.3              --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          278.5          132.0            36.4              --           446.9
Depreciation and amortization.......          (19.1)          (5.6)           (1.0)             --           (25.7)
Operating profit....................           18.5            9.7             2.2              --            30.4
Gross capital expenditure...........         (131.7)         (26.2)           (1.5)             --          (159.4)
Operating capital employed..........          520.3          170.2            40.5              --           731.0
Liabilities within operating capital
     employed.......................             --             --              --              --           241.9
Interest bearing receivables........             --             --              --              --            21.1
                                                                                                             -----
     Total assets...................                                                                         995.0
                                                                                                             =====

SUCCESSOR
---------

                                                           BATH AND
POOL ACQUISITION NETHERLANDS B.V.          BATHROOM         SHOWER      VACUUM SEWAGE
JUNE 8 - DECEMBER 31, 2001                 CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
--------------------------                 --------        --------        -------       ------------       -----
Total net sales.....................          333.1          163.3            52.7            (1.5)          547.6
Intersegment net sales..............           (1.1)          (0.4)            --              1.5            --
                                                                                                           -------
Net sales to external customers.....          332.0          162.9            52.7             --            547.6
Depreciation and amortization.......          (37.4)         (11.3)           (2.3)            --            (51.0)
Operating profit....................           17.4           14.8             6.3             --             38.5
Gross capital expenditure...........         (678.5)        (232.2)          (46.5)            --           (957.2)
Operating capital employed..........          849.4          307.8            66.7             --          1,223.9
Liabilities within operating capital
     employed.......................            --             --              --              --            293.0
Interest bearing receivables........            --             --              --              --              6.0
Cash and bank balances..............            --             --              --              --             68.0
                                                                                                           -------
     Total assets...................                                                                       1,590.9
                                                                                                           =======

                        POOL ACQUISITION NETHERLANDS B.V.

     GEOGRAPHIC AREA DATA

                                                             PREDECESSOR                              SUCCESSOR
                                                             -----------                              ---------
                                                                                                         POOL
                                                                                                     ACQUISITION
                                                             SANITEC OYJ                           NETHERLANDS B.V.
                                                             -----------                           ----------------
                                                     YEAR ENDED
                                                                                    PERIOD FROM       PERIOD FROM
                                             DECEMBER 31,       DECEMBER 31,        JANUARY 1 -         JUNE 8 -
NET SALES BY GEOGRAPHICAL AREA                  1999                2000            JUNE 7, 2001    DECEMBER 31, 2001
------------------------------                  ----                ----            ------------    -----------------
Germany........................................150.4               183.5                77.2              91.0
France..........................................80.5               143.3                69.4              74.6
United Kingdom..................................10.5                16.5                47.5              66.1
Benelux.........................................16.0                80.7                39.3              46.1
Sweden..........................................57.1                74.0                31.7              36.0
Italy...........................................76.0                80.9                37.5              43.0
Norway..........................................36.5                42.0                19.2              24.3
Denmark.........................................32.1                30.5                15.2              16.8
Finland.........................................32.7                36.6                16.1              21.2
Poland..........................................47.4                57.0                25.0              36.3
The Americas....................................25.8                34.1                14.0              21.9
Other countries.................................65.0                98.2                54.8              70.3
                                               -----               -----               -----             -----
Total..........................................630.0               877.3               446.9             547.6
                                               =====               =====               =====             =====


                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                  AT                   AT                  AT
LONG LIVED ASSETS BY GEOGRAPHICAL AREA(1)                  DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
-----------------------------------------                  -----------------      ------------     -----------------
United Kingdom......................................              0.1                 56.4                  49.0
Sweden..............................................             18.1                 16.9                  18.2
Slovakia............................................              7.1                  7.4                   7.1
Portugal............................................              8.5                  9.0                   9.8
Poland..............................................             40.3                 43.7                  41.3
The Netherlands.....................................             30.8                 30.0                  30.1
Malaysia............................................             12.8                 13.9                   --
Italy...............................................             31.0                 30.7                  30.5
Germany.............................................             37.1                 36.9                  33.8
France..............................................             18.3                 20.0                  28.3
Finland.............................................             23.7                 23.2                  18.3
Belgium.............................................              3.0                  3.5                   3.8
The Americas........................................              3.3                  3.5                   3.3
Other countries.....................................              3.7                  3.3                   3.3
                                                                -----                -----                 -----
Total...............................................            237.8                298.4                 276.8
                                                                =====                =====                 =====

___________________
(1)  Long lived assets consist of tangible assets



3.   ACQUISITIONS AND DISPOSITIONS OF BUSINESSES

ACQUISITIONS BY THE PREDECESSOR AND SUCCESSOR

     The following acquisitions were accounted for by the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated income statements since the acquisition dates. All of the transactions were cash transactions.

                        POOL ACQUISITION NETHERLANDS B.V.

1999

     In December 1999, the Predecessor acquired a 97.8% interest in a Dutch Group N.V. Koninklijke Sphinx Gustavsberg ("Sphinx") for a cash consideration of
(euro)124.8 including acquisition related costs.

     In connection with receiving approval for the acquisition of Sphinx by the European Commission, the Predecessor agreed to divest Gustavsberg AB and its subsidiaries owned by Sphinx. These operations have been excluded from the Predecessor's consolidated results as control was temporary. The shares held in Gustavsberg AB by Sphinx were revalued in the consolidation to reflect the estimated divestment value of Gustavsberg and its subsidiaries and included in the fixed assets.

     The cost was allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2000.

     The acquisition had the following effect on the Predecessor's assets and liabilities:

                                                                                                           FINAL
                                                                 PRELIMINARY                              PURCHASE
                                                               PURCHASE PRICE     NET ADJUSTMENTS TO       PRICE
                                                                 ALLOCATION           FAIR VALUE         ALLOCATION
                                                                 ----------           ----------         ----------
Fixed assets............................................            114.2                (6.7)              107.5
Inventories.............................................             39.4                (2.8)               36.6
Other current assets....................................             77.8               (46.5)               31.3
Cash and cash equivalent................................              8.7                  --                 8.7
Liabilities ............................................           (152.3)               53.4               (98.9)
Restructuring provisions................................           (13.5)                (6.9)             (20.4)
Other provisions........................................           (10.8)                (4.4)             (15.2)
Goodwill................................................             61.3                16.7                78.0
                                                                    -----                ----               -----
Gross acquisition cost of Sphinx........................            124.8                 2.8               127.6
Less: cash and cash equivalents acquired................             (8.7)
                                                                    -----
Cash flow on acquisition net of cash acquired...........            116.1
Cash flow on acquisitions in other subsidiaries.........             10.7
                                                                    -----
Total cash flow on acquisitions net of cash acquired....            126.8
                                                                    =====

2000

     During 2000, the Predecessor acquired shares in subsidiaries as follows:

Minority interest in N.V. Koninklijke Sphinx
     Gustavsberg................................................         2.6
Other subsidiaries..............................................         1.8
                                                                         ---
Total cash flow on acquisition net of cash acquired.............         4.4
                                                                         ===

PERIOD FROM JANUARY 1, 2001 TO JUNE 7, 2001

     In January 2001, the Predecessor acquired a 100% interest in Twyford Bathrooms. The acquisition cost of GBP 84.7 million (or approximately
(euro)136.7) including acquisition related costs was paid in cash. The preliminary cost has been allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2001.

                        POOL ACQUISITION NETHERLANDS B.V.

                                                            PRELIMINARY
                                                           PURCHASE PRICE     NET ADJUSTMENTS TO     FINAL PURCHASE
                                                             ALLOCATION           FAIR VALUE        PRICE ALLOCATION
                                                             ----------           ----------        ----------------
Fixed Assets.........................................            58.0                (1.0)                 57.0
Inventories..........................................            18.0                (1.4)                 16.6
Other current assets.................................            67.2                (0.6)                 66.6
Cash and cash equivalents............................              --                  --                    --
Liabilities..........................................           (63.6)               (5.2)                (68.8)
Restructuring provisions.............................            (9.4)                7.3                  (2.1)
Goodwill.............................................            66.5                (1.9)                 64.6
                                                                -----                 ---                 -----
Gross acquisition cost of Twyford Bathrooms..........           136.7                (2.8)                133.9
Less: cash and cash equivalents acquired.............              --
Cash flow on acquisition net of cash acquired........           136.7
Cash flow on acquisitions in other subsidiaries                   0.7
                                                                -----
Total cash flow on acquisition net of cash
     acquired........................................           137.4
                                                                =====

PERIOD FROM JUNE 8, 2001 TO DECEMBER 31, 2001

     On June 7, 2001, the Successor acquired an interest of 60.8% in Sanitec Oyj from Wartsila Oyj Abp and a group of investors. Also the Successor made a public offer to acquire the entire share capital of Sanitec Oyj. At December 31, 2001, the Successor held 100% of Sanitec Oyj. The total amount paid in cash as of December 31, 2001 was (euro)925.9 which consisted of (euro)904.4 for the purchase of shares and (euro)21.5 for other acquisition related costs. A
(euro)3.8 provision has been made for the remaining shares of the Predecessor that were acquired but remained unpaid at the balance sheet date. The preliminary cost has been allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2001.

     The acquisition had the following effect on the Successor's assets and liabilities:

                                                            PRELIMINARY
                                                           PURCHASE PRICE     NET ADJUSTMENTS TO     FINAL PURCHASE
                                                             ALLOCATION           FAIR VALUE        PRICE ALLOCATION
                                                             ----------           ----------        ----------------
Fixed Assets.........................................           546.3               (12.4)                533.9
Inventories..........................................           174.4                (1.8)                172.6
Other current assets.................................           253.2                (0.9)                252.3
Cash and cash equivalents............................            21.1                  --                  21.1
Liabilities..........................................          (619.6)               76.2                (543.4)
Restructuring provisions.............................           --                      (60.0)                (60.0)
Other provisions.....................................          (53.4)                 3.0                  (50.4)
Goodwill.............................................           603.9                  --                 603.9
                                                                -----                ----                 -----
Gross acquisition cost of the Predecessor............           925.9                 4.1                 930.0
Less: cash and cash equivalents acquired.............           (21.1)
                                                                -----
Cash flow on acquisition net of cash acquired........           904.8
                                                                -----
Total cash flow on acquisition net of cash
     acquired........................................           904.8
                                                                =====

                        POOL ACQUISITION NETHERLANDS B.V.

DIVESTITURES BY THE SUCCESSOR

PERIOD FROM JUNE 8, 2001 TO DECEMBER 31, 2001

     On July 1, 2001, the Successor sold an 80.1% interest in Johnson Suisse SDN BHD ("Sanitec Johnson Suisse") in Malaysia. The transaction resulted in a loss of (euro)2.7. The disposal had the following effect on the Successor's assets and liabilities:

Fixed assets...............................................             14.1
Inventories................................................              4.7
Other current assets.......................................              3.7
Cash and cash equivalents..................................               --
Liabilities................................................            (22.7)
Deferred tax assets........................................             (0.8)
Goodwill...................................................              3.7
                                                                        ----
Net assets sold............................................              2.7
Sales loss accounted for as extraordinary cost.............             (2.7)
                                                                        ----
Cash flow on sale of subsidiary shares.....................              0.0
                                                                        ====

4.   OTHER OPERATING INCOME

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Other operating income consists of:
     Rental income..................................         0.2         0.5           0.2                 0.3
     Profit on sales of fixed assets................         0.6         0.9           0.2                 1.8
     Other..........................................         3.9         5.2           2.7                 6.5
                                                             ---         ---           ---                 ---
Total...............................................         4.7         6.6           3.1                 8.6
                                                             ===         ===           ===                 ===

5.   PERSONNEL EXPENSES AND NUMBER OF PERSONNEL

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                  NETHERLANDS B.V.
                                                                      -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM
                                                              DECEMBER 31         JANUARY 1 -    PERIOD FROM JUNE 8 -
                                                            1999       2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                            ----       ----      ------------      -----------------
Personnel expenses consist of:
Wages and salaries..................................        125.1        212.3       111.6               131.2
Pension costs (1)...................................          1.9          2.4         1.1                 1.6
Other compulsory personnel costs (2)................         40.5         53.9        25.1                33.6
                                                            -----        -----       -----               -----
Total...............................................        167.5        268.6       137.8               166.4
                                                            =====        =====       =====               =====
Number of personnel on average......................        5,796        8,302       9,103               8,861

_______________

(1) Pension costs contain only pension costs for Finnish companies.
(2) Pension costs for non-Finnish companies are included in other compulsory personnel costs.

                        POOL ACQUISITION NETHERLANDS B.V.

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                  NETHERLANDS B.V.
                                                                      -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM
                                                             DECEMBER 31          JANUARY 1 -    PERIOD FROM JUNE 8 -
SALARIES AND EMOLUMENTS TO SENIOR MANAGEMENT               1999        2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           ----        ----      ------------      -----------------
Presidents and members of the Boards of
Directors (1)........................................       3.5         5.0            2.8               3.7

_______________
(1) The group CEO and the presidents of some Group companies have the right to retire at the age of 60 years. The Group's Board of Directors decides the remunerations of the President and his immediate subordinates.

6.   DEPRECIATION AND AMORTIZATION

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------

                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Depreciation and amortization consists of:
     Intangible assets...............................        0.6          2.2          1.0                 1.9
     Goodwill on consolidation.......................        6.9         11.6          6.3                25.2
     Other long-term expenditure.....................        0.8          1.1          0.5                 2.2
     Land............................................        0.1          0.1          0.0                 0.0
     Buildings and structures........................        3.9          5.1          2.6                 3.0
     Machinery and equipment.........................       21.1         27.5         14.3                17.1
     Other tangible assets...........................        1.0          2.9          1.0                 1.6
Total depreciation and amortization..................       34.4         50.5         25.7                51.0

     There were no material write downs in the consolidated statement of accounts in 1999, 2000, the period from January 1, 2001 to June 7, 2001 and the period from June 8, 2001 to December 31, 2001.

7.   OTHER INCOME AND EXPENSES, NET

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                  NETHERLANDS B.V.
                                                                      -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM
                                                             DECEMBER 31          JANUARY 1 -    PERIOD FROM JUNE 8 -
                                                           1999        2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           ----        ----      ------------      -----------------
Other income and expenses, net consists of:
     Interest income and other financial income......       3.6          5.9          2.6                  3.5
     Exchange gains and losses, net..................      (0.8)         0.8          0.2                 (0.2)
     Write downs of financial assets.................      (0.5)        (0.1)          --                  --
     Interest expenses and other financial expenses..     (11.6)       (18.0)        (9.5)               (44.1)
                                                           ----         ----          ---                 ----
     Other income and expenses, net, total...........      (9.3)       (11.4)        (6.7)               (40.8)
                                                           ====         ====          ===                 ====

                        POOL ACQUISITION NETHERLANDS B.V.

8.   EXTRAORDINARY ITEMS

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Extraordinary items consist of:
     Extraordinary expenses..........................         --           --             (1.4)                 (2.3)
                                                              --           --              ---                   ---
Total................................................         --           --             (1.4)                 (2.3)
                                                              ==           ==              ===                   ===

     Extraordinary expenses in December 2001 include estimated costs for the accidental destruction by fire of the bath and shower production facility in Avranches, France, and a loss from the sale of 80.1% of the shares of Sanitec Johnson Suisse.

     The tax effect of extraordinary expenses for the period from January 1, 2001 to June 7, 2001 for the Predecessor was (euro)0.4 and for the period June 8, 2001 to December 31, 2001 for the Successor was (euro)0.7.

9.   INCOME TAXES

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Income taxes consist of:
     Current taxes
         for the financial year.....................        (28.0)      (29.1)        (8.9)                 (8.7)
         for prior years............................          1.1         0.5          0.6                   0.4
     Deferred.......................................          0.3         3.7         (0.2)                 (4.9)
                                                             ----        ----          ---                  ----
Total...............................................        (26.6)      (24.9)        (8.5)                (13.2)
                                                             ====        ====          ===                  ====

The Finnish and non-Finnish components of income (loss) before income taxes, minority interest and after extraordinary items are as follows:
         Finland....................................         44.0        52.0          4.3                 (15.8)
         Other jurisdictions........................         27.3        12.3         17.5                  12.0
                                                             ----        ----         ----                  ----
Total...............................................         71.3        64.3         21.8                  (3.8)
                                                             ====        ====         ====                  ====

                        POOL ACQUISITION NETHERLANDS B.V.

     The difference between income tax expense calculated using the Finnish statutory tax rate (28% in 1999 and 29% in 2000 and 2001) and income tax expense recorded in the income statement is as follows:

                                                                          PREDECESSOR                     SUCCESSOR
                                                                          -----------                     ---------
                                                                                                       POOL ACQUISITION
                                                                          SANITEC OYJ                  NETHERLANDS B.V.
                                                                          -----------                  ----------------
                                                                 YEAR ENDED          PERIOD FROM         PERIOD FROM
                                                                 DECEMBER 31         JANUARY 1 -           JUNE 8 -
                                                              1999        2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                              ----        ----       ------------     -----------------
Hypothetical income tax expense at Finnish tax rate...        (20.0)      (18.6)         (6.3)                 1.1
Non-deductible expenses and tax exempt income.........          1.0        (0.9)          0.2                  0.7
Effect of associated companies........................         (0.3)       (1.1)         (0.2)                 0.2
Effect of goodwill amortization.......................         (1.7)       (3.1)         (1.4)                (6.4)
Difference between Finnish tax rate and non-Finnish
tax rate..............................................         (5.0)       (5.0)         (1.7)                (0.2)
Operating losses with no deferred tax benefit
recognized............................................         (1.7)       (8.7)         (2.8)               (12.0)
Write-downs of shares and use of tax loss carry
forwards..............................................           --         8.8           1.1                  3.8
Effect of equity hedging and other financial items....          0.4         0.6           0.5                 (0.5)
Changes in valuation allowances.......................          1.7         6.1           1.4                 (1.6)
Other items...........................................         (1.0)       (3.0)          0.7                  1.7
                                                               ----        ----           ---                 ----
Total.................................................        (26.6)      (24.9)         (8.5)               (13.2)
                                                              =====       =====          ====                =====

     The components of net deferred tax asset (liability) in the balance sheet consist of the following tax consequences from temporary differences:

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                 AT                   AT                   AT
                                                            DECEMBER 31,           JUNE 7,            DECEMBER 31,
                                                                2000                 2001                 2001
                                                                ----                 ----                 ----
Deferred tax assets consist of:
     Tax loss carry forwards........................            30.9                28.7                  35.2
     Less valuation allowance.......................           (28.4)              (25.1)                (33.6)
                                                                ----                ----                  ----
     Tax loss carry forwards, net...................             2.5                 3.6                   1.6
     Provisions and writedowns related to
         restructuring..............................            13.4                13.2                  17.9
     Other provisions and liabilities...............             2.4                 2.5                   1.9
     Others.........................................             0.8                 0.8                   0.7
                                                                ----                ----                  ----
                                                                19.1                20.1                  22.1

     Deferred tax liabilities consist of:
     Property, plant and equipment..................            10.2                10.5                  12.6
     Voluntary provisions...........................             3.5                 3.3                   4.0
     Others.........................................             0.7                 1.0                    --
                                                                ----                ----                  ----
                                                                14.4                14.8                  16.6
                                                                ----                ----                  ----
Net deferred tax assets.............................             4.7                 5.3                   5.5
                                                                ====                ====                  ====

                        POOL ACQUISITION NETHERLANDS B.V.

     The Group had tax loss carry forwards, mainly attributable to foreign subsidiaries, of (euro)103.7, (euro)105.4 and (euro)115.7 as of December 31, 2000, June 7, 2001 and December 31, 2001, respectively. Substantially, all of the tax loss carry forwards attributable to foreign subsidiaries, (euro)82.3, have no expiration. Tax loss carry forwards of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, (euro)33.4, expire in 10 years.

     The Group has recognized deferred tax assets for its tax loss carry forwards and has established a valuation allowance against these deferred tax assets. The determination was based upon what is probable in each tax jurisdiction.

     A deferred tax liability has not been provided for undistributed earnings of non-Finnish subsidiaries because the Group is able to repatriate those retained earnings mainly tax free. A deferred tax liability has not been provided for undistributed earnings of Finnish subsidiaries since the Group is able to repatriate those retained earnings effectively tax free.

10.  FIXED ASSETS AND OTHER LONG TERM INVESTMENTS

     Other intangible assets

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Intangible assets consist of:
Intangible rights....................................                4.9                6.5                  6.0
Other long term expenditures.........................                2.3                3.2                 25.6
                                                                     ---                ---                 ----
Total................................................                7.2                9.7                 31.6
                                                                     ===                ===                 ====


     Intangible rights primarily consist of license rights, patents, and computer software. Other long term expenditures primarily consist of the cost of leasehold improvements on rental premises and capitalized costs related to the issuance of debt.

     Changes in fixed assets and other long term investments include the following (capital expenditure and other additions of the Successor including the acquired assets of the Predecessor):

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Intangible assets:
Goodwill:
     Historical cost at the beginning of the period..             182.1               200.6                  --
     Capital expenditures and other additions........              18.5                59.1                798.6
     Disposals and other decreases...................               --                   --                 (3.7)
     Accumulated amortization at the end of period...             (67.1)              (73.4)               (25.3)
                                                                  -----               -----                -----
     Carrying value at the end of period.............             133.5               186.3                769.6
                                                                  =====               =====                =====
Other intangible assets:
     Historical cost at the beginning of the period..              15.3                19.9                  --
     Capital expenditures and other additions........               4.6                 4.1                 35.8
     Disposals and other decreases...................               --                   --                 --


                                      F-29

                        POOL ACQUISITION NETHERLANDS B.V.

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     Accumulated amortization at the end of period...             (12.7)              (14.3)                (4.2)
                                                                  -----               -----                -----
     Carrying value at the end of period.............               7.2                 9.7                 31.6
                                                                  =====               =====                =====
     Property, plant and equipment:
Land:
     Historical cost at the beginning of the period..              40.0                37.2                  --
     Capital expenditures and other additions........               0.8                16.8                 56.4
     Disposals and other decreases...................              (3.6)                 --                 (3.9)
     Accumulated depreciation at the end of period...               --                   --                  --
                                                                  -----               -----                -----
     Carrying value at the end of period.............              37.2                54.0                 52.5
                                                                  =====               =====                =====
Buildings:
     Historical cost at the beginning of the period.              119.9               129.2                 --
     Capital expenditures and other additions.......               11.3                19.6               103.6
     Disposals and other decreases..................               (2.0)               (0.1)               (5.1)
     Accumulated depreciation at the end of period..              (46.6)              (49.2)               (1.4)
                                                                  -----               -----                -----
     Carrying value at the end of period............               82.6                99.5                97.1
                                                                  =====               =====                =====
Machinery and equipment:
     Historical cost at the beginning of the period.              282.7               298.0                 --
     Capital expenditures and other additions.......               27.9                35.7               138.7
     Disposals and other decreases..................              (12.6)               (3.7)              (28.5)
     Accumulated depreciation at the end of period..             (197.2)             (208.9)               (5.5)
                                                                  -----               -----                -----
     Carrying value at the end of period............              100.8               121.1               104.7
                                                                  =====               =====                =====
Other tangible assets:
     Historical cost at the beginning of the period.               15.1                20.0                 --
     Capital expenditures and other additions.......                6.8                 1.3                 8.0
     Disposals and other decreases..................               (1.9)               (1.5)               (0.2)
     Accumulated depreciation at the end of period..              (13.6)              (13.7)               (1.1)
                                                                  -----               -----                -----
     Carrying value at the end of period............                6.4                 6.1                 6.7
                                                                  =====               =====                =====
Advances paid and construction in progress:
     Historical cost at the beginning of the period.                8.2                10.8                 --
     Capital expenditures and other additions.......                7.2                 7.2                26.7
     Disposals and other decreases..................               (4.6)               (0.3)              (10.9)
     Accumulated depreciation at the end of period..                --                   --                 --
                                                                  -----               -----                -----
     Carrying value at the end of period............               10.8                17.7                15.8
                                                                  =====               =====                =====
Long-term investments and receivables:
Investment securities:
     Historical cost at the beginning of the period.               42.7                 3.4                 --
     Capital expenditures and other additions.......                --                  0.3                 1.0
     Disposals and other decreases..................              (39.3)                 --                 --
     Accumulated depreciation at the end of period..               (2.4)               (2.4)                --
                                                                  -----               -----                -----
     Carrying value at the end of period............                1.0                 1.3                 1.0
                                                                  =====               =====                =====
Other receivables:
     Historical cost at the beginning of the period.                1.6                 6.4                 --
     Capital expenditures and other additions.......                4.8                 1.7                 9.6
     Disposals and other decreases..................                --                   --                 --
     Accumulated depreciation at the end of period..                --                   --                 --
     Carrying value at the end of period............                6.4                 8.1                 9.6




                                      F-30

                        POOL ACQUISITION NETHERLANDS B.V.

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Investments in associated companies:
     Historical cost at the beginning of the period.              36.9                42.2                  --
     Capital expenditures and other additions.......               9.0                 3.1                 41.7
     Disposals and other decreases..................              (6.6)               (2.8)                 --
     Accumulated depreciation at the end of period..               --                   --                  --
                                                                  ----                ----                 ----
     Carrying value at the end of period............              39.3                42.5                 41.7
                                                                  ====                ====                 ====

     Interest expense related to major investment projects in Poland has been capitalized under fixed assets and will be depreciated with the related fixed assets.

     The Predecessor's carrying value of buildings included capitalized interest expenses as of December 31, 2000 and June 7, 2001 of (euro)0.5 and (euro)0.6, respectively and the carrying value of machinery and equipment included capitalized interest expense as of December 31, 2000 and June 7, 2001 of
(euro)1.3 and (euro)1.2, respectively.

     The Successor's carrying value of buildings includes capitalized interest expenses as of December 31, 2001 of (euro)0.5 and the carrying value of machinery and equipment included capitalized interest expense as of December 31, 2001 of (euro)1.4.

11.  PREPAID EXPENSES AND ACCRUED INCOME

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Prepaid expenses and accrued income consists of:
     Interest.......................................                 0.4               0.3                  0.5
     Other financial items..........................                 2.9               2.6                  9.9
     Income and other taxes.........................                16.7              17.1                 15.3
     Other..........................................                 9.7              16.2                 15.7
                                                                    ----              ----                 ----
Total...............................................                29.7              36.2                 41.4
                                                                    ====              ====                 ====

                        POOL ACQUISITION NETHERLANDS B.V.

12.  SHAREHOLDERS' EQUITY

     The following table shows changes in shareholders' equity for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 for the Predecessor and for the period from June 8, 2001 to December 31, 2001 for the Successor.

                                                 NUMBER OF                  SHARE
                                                  SHARES       SHARE       PREMIUM      OTHER      RETAINED
PREDECESSOR                                   (IN THOUSANDS)   CAPITAL      FUNDS      RESERVES    EARNINGS     TOTAL
                                              --------------   -------      -----      --------    --------     -----
BALANCE AT JANUARY 1, 1999................       54,199           56.5        14.1         17.2       122.3     210.1
Share issue and premium...................        8,010            8.4        76.4          --          --       84.8
Dividends paid............................           --             --         --           --         (8.8)     (8.8)
Currency translation adjustment...........           --             --         --           2.6         7.4      10.0
Transfers from retained earnings to
     other reserves.......................           --             --         --          (1.8)        1.8        --
Net income for the year...................           --             --         --           --         43.4      43.4
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT DECEMBER 31, 1999..............       62,209           64.9        90.5         18.0       166.1     339.5
Dividends paid............................           --            --          --           --        (13.1)    (13.1)
Currency translation adjustment...........           --            --          --           1.2         0.1       1.3
Transfers from retained earnings to
     other reserves.......................           --            --          --           0.5        (0.5)       --
Net income for the year...................            --           --          --           --         39.2      39.2
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT DECEMBER 31, 2000..............       62,209           64.9      90.5           19.7       191.8     366.9
Dividends paid............................           --            --          --           --        (13.1)    (13.1)
Currency translation adjustment...........           --            --          --           5.6         2.7       8.3
Net income for the period from January
     1, 2001 through June 7, 2001.........           --            --          --           --         13.3      13.3
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT JUNE 7, 2001...................       62,209           64.9        90.5         25.3       194.7     375.4
                                                 ======           ====        ====         ====       =====     =====


                                                                            SHARE
                                           NUMBER OF SHARES    SHARE       PREMIUM      OTHER      RETAINED
SUCCESSOR                                   (IN THOUSANDS)     CAPITAL      FUNDS      RESERVES    EARNINGS     TOTAL
                                            --------------     -------      -----      --------    --------     -----
BALANCE AT JUNE 8, 2001..............               18            --         --           --          --        --
Share issue and premium..............           29,982            30.0      120.0         --          --       150.0
Currency translation adjustment......               --            --         --            0.2        (1.1)     (0.9)
Net loss for the period from June 8,
     2001 through December 31,
     2001                                           --            --         --           --         (17.2)    (17.2)
                                                ------            ----      -----          ---        ----     -----
BALANCE AT DECEMBER 31, 2001.........           30,000            30.0      120.0          0.2       (18.3)    131.9
                                                ======            ====      =====          ===        ====     =====

     The shares of the Predecessor have no nominal value. However, the Share Capital divided by the number of Shares is approximately (euro)1.04 per share. The par value of the shares of the Successor is (euro)1.00 per share.

     The payments received in excess of par value of the Shares are included in the share premium funds. Share premium funds are not distributable funds according to the Finnish Companies Act.

     Other reserves consist of currency translation adjustments related to undistributable equity and other legally undistributable reserves mainly in non-Finnish subsidiaries.

     Dividend payments for the Predecessor were (euro)0.21 per share in 2000 and in 2001. The number of shares entitled to a dividend was 62,209,014 in 2000 and in 2001. No dividends were paid in the period from January 1, 2001 through June 7, 2001 and from June 8, 2001 through December 31, 2001.

                        POOL ACQUISITION NETHERLANDS B.V.

     On a consolidated basis, retained earnings of the Predecessor include appropriations (voluntary provisions and depreciation difference) which the Finnish Companies Act classifies as undistributable earnings. On a consolidated basis, the shareholders' equity available for distribution on December 31, 2000 and June 7, 2001 for the Predecessor was as follows:

                                                                                      PREDECESSOR
                                                                                      -----------

                                                                                      SANITEC OYJ
                                                                                      -----------
                                                                             AT                        AT
                                                                        DECEMBER 31,                 JUNE 7,
                                                                            2000                      2001
                                                                            ----                      ----
Distributable funds consist of:
     Retained earnings closing balance......................                191.8                    194.7
     Less appropriations....................................                (34.1)                   (34.6)
     Deferred tax liability on appropriations...............                 12.5                     12.3
                                                                            -----                    -----
Total distributable funds...................................                170.2                    172.4
                                                                            =====                    =====


     The Finnish Companies Act restricts dividend distribution to the lower of distributable funds of the parent of the Predecessor or distributable funds of the Predecessor's consolidated balance sheet. The distributable funds of the parent of the Predecessor were (euro)126.7 as of December 31, 2000 and
(euro)109.0 as of June 7, 2001.

13.  PROVISIONS

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Provisions consist of:
Non-current provisions:
     Provisions for pensions........................             32.6                 32.3                 33.1
     Provisions for restructuring ..................             12.2                  6.0                 21.5
     Other provisions ..............................              6.9                  3.8                  5.7
                                                                 51.7                 42.1                 60.3

Current provisions:
     Provisions for taxation........................               --                   --                  0.1
     Provisions for restructuring...................              2.4                  9.2                 28.2
     Other provisions...............................             12.3                 14.7                 10.4
                                                                 14.7                 23.9                 38.7

Non-current and current provisions:
     Provisions for pensions........................             32.6                 32.3                 33.1
     Provisions for taxation........................               --                   --                  0.1
     Provisions for restructuring...................             14.6                 15.2                 49.7
     Other provisions...............................             19.2                 18.5                 16.1
                                                                 ----                 ----                 ----
Total provisions....................................             66.4                 66.0                 99.0
                                                                 ====                 ====                 ====

                        POOL ACQUISITION NETHERLANDS B.V.

PREDECESSOR                                      PENSIONS        TAXATION      RESTRUCTURING     OTHERS      TOTAL
-----------                                      --------        --------      -------------     ------      -----
Balance at January 1, 2000................           32.7              1.7           13.5           11.0       58.9
     Additional provisions................            --               --             6.9            9.9       16.8
     Payments.............................           (0.1)            (1.7)          (5.8)          (1.7)      (9.3)
                                                     ----              ---           ----           ----       ----
Balance at December 31, 2000..............           32.6              --            14.6           19.2       66.4
     Additional provisions................            --               --             2.1            2.4        4.5
     Payments.............................           (0.3)             --            (1.5)          (3.1)      (4.9)
                                                     ----              ---           ----           ----       ----
Balance at June 7, 2001...................           32.3              --            15.2           18.5       66.0
                                                     ====              ===           ====           ====       ====


SUCCESSOR                                        PENSIONS        TAXATION      RESTRUCTURING     OTHERS      TOTAL
---------                                        --------        --------      -------------     ------      -----
Balance at June 8, 2001...................           32.3              --            15.2           18.5       66.0
     Additional provisions................            0.8              0.1           44.8            3.1       48.8
     Payments.............................            --               --           (10.3)          (5.5)     (15.8)
                                                     ----              ---           ----           ----       ----
Balance at December 31, 2001..............           33.1              0.1           49.7           16.1       99.0
                    === =====                        ====              ===           ====           ====       ====

                        POOL ACQUISITION NETHERLANDS B.V.

14.  NON-CURRENT AND CURRENT DEBT

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                                       AT
                                                                  AT                JUNE 7,                AT
                                                           DECEMBER 31, 2000          2001         DECEMBER 31, 2001
                                                           -----------------          ----         -----------------
Long term liabilities
Non-interest bearing................................                     0.6               0.6                  --
Interest bearing....................................                    69.6             148.9               1,104.1
                                                                       -----             -----               -------
Total long-term liabilities.........................                    70.2             149.5               1,104.1
                                                                       =====             =====               =======

Current liabilities
Non-interest bearing................................                   168.7             203.9                 219.2
Interest bearing....................................                   104.5             196.7                  32.9
                                                                       -----             -----               -------
Total current liabilities...........................                   273.2             400.6                 252.1
                                                                       =====             =====               =======

LONG-TERM DEBTS INCLUDING CURRENT INSTALLMENTS
Shareholder loans
     Shareholder loans due 2015 with a 7.125% p.a.
        fixed interest rate.........................                                                           312.2
Subordinated loan
     PIK loan due 2010 with a 22% semi-annually
        fixed interest rate.........................                                                            60.0
From financial institutions:
     Senior term loans due in semi-annual installments in 2002-2010 with a variable interest rate based on Euribor (3.35% on
        December 31, 2001)..........................                                                           505.0
     Junior credit facility due in 2011 with a
        variable interest rate based on Euribor
        (3.35% on December 31, 2001)................                                                           245.0
     (euro)150 million syndicated revolving credit
        facility due in 2003; variable interest rate
        based on Libor..............................                                      91.8
     (euro)10 million revolving credit facility due in
        2003; variable interest rate based on
        Libor.......................................                                      10.0
     SEK 100 million bank loan due in 2003;
        variable interest rate based on Stibor......                    11.5              10.7
     (euro)21 million bank loan due in 2002;
        variable interest rate based on Euribor.....                    21.5              21.5
     (euro)20 million bank loan due in 2009; fixed
        interest rate at 5.47% p.a..................                    20.0              20.0
     Operating subsidiaries(euro)20 million loan
        due in semi-annual installments in 2001-
        2008; fixed interest rate...................                    16.4              15.3
Other long-term loans drawn down by
     subsidiaries...................................                     5.8               5.8
                                                                       -----             -----               -------
Total...............................................                    75.2             175.1               1,122.2
                                                                       =====             =====               =======

                        POOL ACQUISITION NETHERLANDS B.V.

     Subordinated loans and the shareholder loans, constitute subordinated indebtedness and were used to partially finance the acquisition by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, of all the outstanding shares of the Predecessor and to refinance its existing indebtedness.

     Interest rates presented in the above table do not include any effects from hedging measures. The senior multi-currency term loan and the junior multi-currency term loan carry a commitment fee of 0.75% and 2.25% of any undrawn amounts. Commitment fees for the revolving credit facilities were between 0.08% and 0.1875% of any undrawn amounts.

     Maturities of long-term debt on December 31, 2001 of the Successor are as follows:

                                                                                   LOANS FROM
                                           SHAREHOLDER        SUBORDINATED         FINANCIAL
                                              LOANS               LOANS           INSTITUTIONS           TOTAL
                                              -----               -----           ------------           -----
Due in 2002.......................                   --                 --                  18.1               18.1
Due in 2003.......................                   --                 --                  27.2               27.2
Due in 2004.......................                   --                 --                  39.2               39.2
Due in 2005.......................                   --                 --                  48.2               48.2
Due in 2006.......................                   --                 --                  58.2               58.2
Due thereafter....................                312.2               60.0                 559.1              931.3
                                                  -----               ----                 -----            -------
                                                  312.2               60.0                 750.0            1,122.2
                                                  =====               ====                 =====            =======


     Long-term borrowing is primarily arranged by the Group, although there are a limited number of subsidiaries that have their own arrangements.

CURRENT DEBT

PREDECESSOR AT DECEMBER 31, 2000

     The (euro)95.8 of current debt primarily relates to short-term borrowings under (euro)69.7 Finnish commercial paper programs and (euro)2.5 Polish commercial paper programs. The average interest rate of the Predecessor's short-term borrowings was 5.9% at December 31, 2000 and 5.0% after giving effect to hedging activities.

PREDECESSOR AT JUNE 7, 2001

     The (euro)154.9 of current debt primarily relates to short-term borrowings under (euro)132.4 Finnish commercial paper programs. The average interest rate of the Predecessor's short-term borrowings was 5.1% on June 7, 2001 and 5.2% after giving effect to hedging activities.

SUCCESSOR AT DECEMBER 31, 2001

     The (euro)14.8 of current debt primarily relates to the short-term borrowings under the (euro)3.9 Finnish commercial paper programs, with the remaining (euro)6.2 borrowed under liquidity facility and (euro)4.7 of overdrafts of subsidiaries. The average interest rate of the Successor's short-term borrowings was 8.7% on December 31, 2001. There were no interest rate hedging instruments related to current debt as of December 31, 2001.

     On December 31, 2001 the Successor had a (euro)50 undrawn under a revolving credit facility and a (euro)34 undrawn under a (euro)40 liquidity facility.

                        POOL ACQUISITION NETHERLANDS B.V.

COVENANTS

     The Senior term loans, junior credit facility and liquidity facility contain customary operating and financial covenants including maximum debt leverage and senior debt leverage ratios, minimum interest and fixed charge coverage ratios and restrictions on capital expenditure.

15.  ACCRUED EXPENSES AND DEFERRED INCOME

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                      SANITEC OYJ                   NETHERLANDS B.V.
                                                                      -----------                   ----------------
                                                                 AT                   AT                   AT
                                                          DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                          -----------------      ------------      -----------------
Accrued expenses and deferred income consist of:
Warranty costs......................................                   7.9                 7.7                   6.9
Income tax payable..................................                   8.4                13.2                  13.4
Personnel expenses..................................                  35.9                42.1                  39.2
Financial items.....................................                   1.8                 3.5                  10.7
Customer bonuses....................................                  20.3                10.4                  18.8
Others..............................................                  12.3                14.8                  19.4
                                                                      ----                ----                 -----
Total...............................................                  86.6                91.7                 108.4
                                                                      ====                ====                 =====


16.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Predecessor and the Group had the following commitments and contingent liabilities:

     Certain of the Group subsidiaries have jointly and severally granted guarantees, taken out mortgages on business assets and mortgages on their real property, and pledged shares they share as collateral for loans from banking institutions to the Group totaling (euro)756.2.

     The nominal value of all collateral granted by these Group subsidiaries exceeds the combined book value of the loans for which they have been given.

     Additionally, the Group had the following commitments and contingent liabilities:

                                                                     PREDECESSOR                      SUCCESSOR
                                                                     -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                     SANITEC OYJ                   NETHERLANDS B.V.
                                                                     -----------                   ----------------
                                                                 AT                  AT                   AT
                                                         DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                         -----------------      ------------      -----------------
Mortgages to secure own borrowings...................               0.5                0.1               0.1
Mortgages to secure other commitments................               1.8                0.8                --
Assets pledged to secure own commitments.............               1.0                1.7               2.3
Guarantees for other commitments.....................               0.2                0.2                --
Other commitments....................................               3.0                2.6              15.9

LEASING COMMITMENTS

     The Group has several non-cancelable leases, primarily for machinery and equipment that mainly expire over the next three years.

                        POOL ACQUISITION NETHERLANDS B.V.

     Rental expenses for operating leases for the periods ending December 31, 1999 and 2000 and for the period from January 1, 2001 through June 7, 2001 and from June 8, 2001 through December 31, 2001, were of (euro)7.3, (euro)9.1,
(euro)4.7 and (euro)5.3, respectively.

     Future minimum lease payments under noncancelable operating leases are(1):

                                                                     PREDECESSOR                      SUCCESSOR
                                                                     -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                     SANITEC OYJ                   NETHERLANDS B.V.
                                                                 AT                  AT                   AT
                                                         DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                         -----------------      ------------      -----------------
Within one year.....................................               9.3                  9.4              9.1
Between one and two years...........................               6.9                  6.7              6.6
Between two and three years.........................               5.4                  4.2              4.8
Between three and four years........................               3.3                  3.1              1.6
Between four and five years.........................               2.7                  1.5              1.3
Thereafter..........................................               3.0                  3.0              2.5
                                                                  ----                 ----             ----
                                                                  30.6                 27.9             25.9
                                                                  ====                 ====             ====

_______________
(1) The amounts represent the nominal amounts of rents according to operating leasing contracts.

     The Group has no material obligations under capital leases.

17.  RELATED PARTY TRANSACTIONS

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was formed by the funds advised by BC Partners in order to acquire the Predecessor. On June 7, 2001, the Predecessor was acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was transferred as contribution in kind to the Successor. The Successor and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are members of the group under common control of Pool Acquisition S.A., the parent company.

     CIE Management II Limited is the general partner of the funds advised by BC partners which are the largest shareholders in Pool Acquisition S.A., parent company of the Group. On June 8, 2001, Sanitec Oy, formerly Pool Acquisition Helsinki Oy, paid CIE Management II Limited fees of (euro)7.5 for arranging the financing of Pool Acquisition's acquisition of the Predecessor.

     The (euro)312.2 shareholder loan constitute the subordinated indebtedness provided by the funds advised by BC Partners and other co-investors and includes accrued interest that is not payable until maturity.

ASSOCIATED COMPANIES

     The Group's transactions with associated companies include services provided to, and purchased from, associated companies in the ordinary course of business. The Group's policy is to use commercial terms similar to those used with its suppliers or customers of similar size and location for these transactions.

                        POOL ACQUISITION NETHERLANDS B.V.

     The information for transactions between the Group and its associated companies is summarized as follows:

                                                                     PREDECESSOR                      SUCCESSOR
                                                                     -----------                      ---------
                                                                                                   POOL ACQUISITION
                                                                     SANITEC OYJ                   NETHERLANDS B.V.
                                                                     -----------                   ----------------
                                                                 AT                  AT                   AT
                                                          DECEMBER 31, 2000     JUNE 7, 2001      DECEMBER 31, 2001
                                                          -----------------     ------------      -----------------
Receivables from associated companies:
     Trade receivables...............................                 0.1                 --                  --
     Prepaid expenses and accrued income.............                  --                 --                  --
                                                                      ---                ---                 ---
Total                                                                 0.1                 --                  --
                                                                      ===                ===                 ===
Liabilities to associated companies:
     Trade payables..................................                 0.2                 --                 0.1
     Other current liabilities.......................                 0.1                0.1                  --
                                                                      ---                ---                 ---
Total................................................                 0.3                0.1                 0.1
                                                                      ===                ===                 ===


BOARD OF DIRECTORS AND MANAGEMENT

     There are no loans from the board of directors or management to the Predecessor or the Successor during the periods presented.

     No pledges or other commitments were given on behalf of the board of directors or management during the periods presented.

18.  LEGAL AND REGULATORY PROCEEDINGS

     The Group is a defendant in numerous lawsuits that arise out of, or are incidental to, the ordinary course of its business. In these legal proceedings, no specifically identified director, or associated company, is a party or named defendant. These lawsuits concern issues such as product liability, labor related matters, property damage and personal injury matters. It is the Group's policy to provide for amounts related to these legal matters if liability is ascertainable with reasonable certainty.

     The Group is not involved in any legal, arbitration or regulatory proceedings the outcome of which could be expected to have a material effect on the Group's financial position or results of operations.

19.  FINANCIAL INSTRUMENTS

     The following tables present the carrying amounts and estimated fair values of the Predecessor and the Group's financial instruments for the periods ending December 31, 2000, June 7, 2001 and December 31, 2001. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. While the contract amounts presented for derivative instruments illustrates the scope of the Group's hedging activities, they do not necessarily represent amounts exchanged by the parties and, when considered separately, are not a measure of the Group's risk exposure. See note 1(e) to the consolidated financial statements for accounting policies relating to financial instruments.

                        POOL ACQUISITION NETHERLANDS B.V.

                                                               PREDECESSOR                            SUCCESSOR
                                                               -----------                            ---------
                                                                                                  POOL ACQUISITION
                                                               SANITEC OYJ                        NETHERLANDS B.V.
                                                               -----------                        ----------------
                                                DECEMBER 31, 2000           JUNE 7, 2001          DECEMBER 31, 2001
                                              CARRYING                   CARRYING    FAIR        CARRYING    FAIR
                                               AMOUNT     FAIR VALUE      AMOUNT       VALUE      AMOUNT      VALUE
                                               ------     ----------      ------       -----      ------      -----
Financial assets and liabilities consist of:
Long term investments and receivables.            7.4          7.4          9.4          9.4        10.6        10.6
Shares and holdings...................           39.3         39.3         42.5         42.5        41.7        41.7
Loans receivable......................            3.9          3.9          1.5          1.5         6.4         6.4
Cash and cash equivalents.............           17.7         17.7         21.1         21.1        68.0        68.0
Long-term debt and current installments
     of long-term debt including PIK loan
and shareholder loans.................           75.2         75.7        175.1        176.2     1,122.2     1,122.2
Current debt..........................           95.8         95.8        154.9        154.9        14.8        14.8



                                       PREDECESSOR                        PREDECESSOR                         SUCCESSOR
                                       -----------                        -----------                         ---------
                                                                                                          POOL ACQUISITION
                                       SANITEC OYJ                        SANITEC OYJ                     NETHERLANDS B.V.
                                       -----------                        -----------                     ----------------
                                    DECEMBER 31, 2000                    JUNE 7, 2001                     DECEMBER 31, 2001
                                    -----------------                    ------------                     -----------------
                                                      AVERAGE                           AVERAGE                             AVERAGE
                            CONTRACT CARRYING  FAIR   MATURITY CONTRACT CARRYING FAIR   MATURITY  CONTRACT  CARRYING FAIR   MATURITY
                            AMOUNT    VALUE    VALUE  (MONTHS) AMOUNT    VALUE   VALUE  (MONTHS)   AMOUNT    VALUE   VALUE  (MONTHS)
                            ------    -----    -----  -------- ------    -----   -----  --------   ------    -----   -----  --------
Derivative financial
instruments
   consist of:
Interest rate swaps
   (1) (Euribor)............   50.0    (0.4)     0.8    50.7     50.0      0.0    0.4     45.4     380.0     (1.2)     7.3    53.4
Interest futures and
forward rate agreements
(Euribor and STIBOR)........   22.3     0.0     (0.1)    4.5     10.0      0.0    0.0      3.2      --        --      --      --
Interest rate options.......  --       --       --      --       --       --      --      --       100.0      0.0      0.5    36.2
Forward foreign exchange
contracts (Selling and
buying).....................  188.8    (0.1)     0.6     1.4    218.6     (0.2)  (3.0)     2.1     246.3     (0.2)     1.2     3.2

________________
(1) Fair values of interest rate swap agreements and interest rate options do not include the accrued interest.

     The shares and holdings are recorded at carrying value which approximates fair value.

     The fair value of loans receivable, debt, and derivative instruments are estimated using the expected future cash payments, discounted at market interest rates as of the balance sheet date.

     The carrying value of cash and cash equivalents approximates fair value.

     Forward foreign exchange contracts relates to the hedging of commercial (export and import) flows and loans. The maturities of these derivative instruments are from 1 day to 12 months. At the time that the forward contracts were entered into there were no cash requirements. Cash settlement of the forward contracts occur at maturity.

     Interest rate swaps and option contracts relate to the hedging of interest rate risk in respect of long-term borrowings. The share of the Group's floating rate loans as a proportion of total interest-bearing debt was 67.9% at December 31, 2001. After adjustment for interest rate swaps and option contracts, the proportion declines to 29.7%. At the time that the interest rate swap or option contracts were entered into, there were no cash requirements.

20.  OPTION PLAN

     At the Predecessor's annual general meeting on March 21, 2000, it was decided to issue in aggregate 3,300,000 warrants to the Group's key personnel, corresponding to 5% of the total share capital. In 2000, the board of directors allotted 1,700,000 warrants. The subscription period for the allotted warrants was March 1, 2002 through March 31,

                        POOL ACQUISITION NETHERLANDS B.V.

2006 and an additional 1,600,000 warrants were retained for subsequent allotment. Of the warrants, 1,700,000 were marked with the letter A, 800,000 with the letter B and 800,000 with the letter C. The exercise price was based on the trade volume weighted average price of the share at the Helsinki Exchanges as follows:

     Warrant A: during the period February 21, 2000 to March 17, 2000 with an addition of 20%

     Warrant B: during March 2001 with an addition of 15%

     Warrant C: during March 2002 with an addition of 15%

     On the dividend record date, the amount of the dividend distributed after March 17, 2000, but before the exercise date, would have been deducted from the exercise price.

     The option plan was terminated when Sanitec Oy, formerly Pool Acquisition Helsinki Oy, acquired the Predecessor in 2001 and was concurrently delisted from the Helsinki Exchanges.

21.  SUBSEQUENT EVENTS

     Subsequent to the balance sheet date, the total share capital of Pool Acquisition Netherlands B.V. was contributed to Sanitec International S.A. on March 19, 2002 by Pool Acquisition S.A., the parent company. Pool Acquisition Netherlands B.V. was liquidated on November 28, 2002.

     On May 7, 2002, Sanitec International S.A. issued (euro)260 million aggregate principal amount of 9% notes due May 15, 2012. Interest is paid on May 15 and November 15, beginning on November 15, 2002. The proceeds were lent to Sanitec Oy (formerly Pool Acquisition Helsinki Oy, which was contributed to Pool Acquisition Netherlands B.V.) in the form of a notes on loan. Sanitec Oy, formerly Pool Acquisition Helsinki Oy, used the proceeds of the loan, together with available cash to repay all outstanding indebtedness under a junior credit facility, including a redemption premium and accrued interest. Additionally financing and transaction fees were paid using the proceeds.

                        POOL ACQUISITION NETHERLANDS B.V.

22. SHARES AND SECURITIES IN SUBSIDIARIES, ASSOCIATED COMPANIES AND OTHER SHAREHOLDINGS

POOL ACQUISITION NETHERLANDS B.V. DECEMBER 31, 2001

                                                                                                      % OF SHARES
SUBSIDIARIES(1)                                                                                          AND VOTES
---------------                                                                                          ---------
Pool Sub-Financing Helsinki Oy................................................  Finland                      100.0
Pool Financing Helsinki Oy....................................................  Finland                      100.0
Pool Acquisition Helsinki Oy..................................................  Finland                      100.0
Sanitec Oyj...................................................................  Finland                      100.0
Ido Bathroom Ltd..............................................................  Finland                      100.0
Ido Baderom A/S...............................................................  Norway                       100.0
Porsgrund Oy..................................................................  Finland                      100.0
Ido Badrum AB.................................................................  Sweden                       100.0
Porsgrund Bad A/S.............................................................  Norway                       100.0
Ifo Sanitar AB................................................................  Sweden                       100.0
Fastighets AB Pressarna.......................................................  Sweden                       100.0
Ifo Sanitar A/S...............................................................  Norway                       100.0
Scandi-aqualine A/S...........................................................  Denmark                      100.0
Ifo Sanitar Eesti AS..........................................................  Estonia                      100.0
Scandiaqua Sp. z o.o..........................................................  Poland                       100.0
Sanitec International S.A.....................................................  France                       100.0
Allia S.A.....................................................................  France                       100.0
Polyroc S.A...................................................................  France                        99.9
Omnium de Distribution Sanitaires S.A.S.......................................  France                        99.9
Omnium de Distribution Sanitaires Sp. z o.o...................................  Poland                        99.9
Murena S.A....................................................................  France                        99.9
Leda S.A......................................................................  France                       100.0
Leda Production S.A...........................................................  France                       100.0
Koralle S.a.r.l...............................................................  France                       100.0
Produits Ceramiques de Touraine S.A...........................................  France                       100.0
S.N.B. Manufacture S.A.R.L....................................................  France                       100.0
Ceravid S.A...................................................................  France                       100.0
Koninklijke Sphinx B.V........................................................  The Netherlands              100.0
Sphinx Services B.V...........................................................  The Netherlands              100.0
Sphinx Sanitair B.V...........................................................  The Netherlands              100.0
Sanitair Techniek Rosmalen B.V................................................  The Netherlands              100.0
Aardewerkfabrik de Toekomst B.V...............................................  The Netherlands              100.0
Warneton Industrie S.A........................................................  Belgium                      100.0
Sanker Spol. S.r.o............................................................  Slovakia                     100.0
ODS Panda Sp. z o.o...........................................................  Poland                       100.0
Sphinx Gustavsberg Wroclaw Sp. z o.o..........................................  Poland                        80.4
Deutsche Sphinx Beteiligungen GmbH............................................  Germany                      100.0
Sphinx International B.V......................................................  The Netherlands              100.0
Baduscho Vertriebs GesmbH.....................................................  Austria                      100.0
Richard Heinze GesmbH.........................................................  Austria                      100.0
Richard Heinze GesmbH & Co. KG................................................  Austria                      100.0
Bekon Koralle AG..............................................................  Switzerland                  100.0
Koralle Sp. z o.o.............................................................  Poland                       100.0
Sphinx Bathrooms Belgium N.V..................................................  Belgium                      100.0
Sphinx Bathrooms Ltd..........................................................  Great Britain                100.0
Koralle International GmbH....................................................  Germany                       94.8
Deutsche Sphinx Sanitar GmbH..................................................  Germany                       96.8
Koralle Sanitarprodukte GmbH..................................................  Germany                       96.8
Servico Gesellschaft fur Sanitartechnik GmbH..................................  Germany                       96.8
Ceravid GmbH.................................................................   Germany                      100.0
Keramag Keramische Werke AG...................................................  Germany                       95.0
Keramag Kermische Werke Haldensleben GmbH.....................................  Germany                       95.0
Varicor S.A...................................................................  France                        95.0
Keramag Vertriebs Holding GmbH................................................  Germany                       95.0

                        POOL ACQUISITION NETHERLANDS B.V.

22. SHARES AND SECURITIES IN SUBSIDIARIES, ASSOCIATED COMPANIES AND OTHER SHAREHOLDINGS (CONTINUED)

POOL ACQUISITION NETHERLANDS B.V. DECEMBER 31, 2001 (TABLE CONTINUED)

                                                                                                      % OF SHARES
SUBSIDIARIES(1)                                                                                          AND VOTES
---------------                                                                                          ---------
Deutsche Sphinx Vertriebs GmbH................................................  Germany                       95.0
Eurocer Industria de Sanitarios S.A...........................................  Portugal                     100.0
Kerallia Productos Sanitarios Lda.............................................  Portugal                     100.0
Laminex Sp. z o.o.............................................................  Poland                       100.0
Evac International Ltd........................................................  Finland                      100.0
Evac AB.......................................................................  Sweden                       100.0
Evac Vacuum Systems (Shanghai) Co Ltd.........................................  China                        100.0
Evac GmbH.....................................................................  Germany                      100.0
AquaMar GmbH..................................................................  Germany                      100.0
Evac Oy.......................................................................  Finland                      100.0
Evac S.A.R.L..................................................................  France                       100.0
Evac S.r.l....................................................................  Italy                        100.0
Envirovac Inc.................................................................  USA                          100.0
Sphinx Bathrooms Ltd..........................................................  USA                          100.0
Evac Ltda.....................................................................  Brazil                       100.0
Sanitec Kolo Sp. z o.o........................................................  Poland                        99.5
Scan Aqua Sp. z o.o...........................................................  Poland                       100.0
Sugarlop B.V..................................................................  The Netherlands              100.0
Sanitec Leasing AB............................................................  Sweden                       100.0
Domino Italia S.p.A...........................................................  Italy                        100.0
Sanitec Italia S.p.A..........................................................  Italy                        100.0
Pozzi Ginori S.p.A............................................................  Italy                        100.0
Sanitec Servizi Logistici S.r.L...............................................  Italy                        100.0
Domino S.p.A..................................................................  Italy                        100.0
Royal Sanitec AB..............................................................  Sweden                       100.0
Sanitec UK....................................................................  Great Britain                100.0
Twyford Bathrooms.............................................................  Great Britain                100.0
Twyford Holdings Ltd..........................................................  Great Britain                100.0
Twyford Ltd...................................................................  Great Britain                100.0
Twyford Plumbing Solutions Ltd................................................  Great Britain                100.0
Curran Ltd....................................................................  Great Britain                100.0
Sanitec Service GmbH..........................................................  Germany                      100.0
Scandi-Aqualine Finans Aps....................................................  Denmark                      100.0
ASSOCIATED COMPANIES
Hutschenreuther-Keramag GmbH..................................................  Germany                       47.5
Ina/Ifo Co Ltd................................................................  Japan                         50.0
Ceramics Holdings Middle East B.V.............................................  The Netherlands               50.0
Ceramic Holdings Middle East C.V..............................................  The Netherlands               50.0
AWEK Industrial Patents Ltd. Oy...............................................  Finland                       25.0
OTHER SHAREHOLDINGS
Sanitec Holding AG............................................................  Switzerland                   19.9
Sanitec Holdings Pte Ltd......................................................  Singapore                     19.9
Sphinx Technical Ceramics B.V.(2).............................................  The Netherlands              100.0

_______________
(1)      Includes its major subsidiaries.
(2) Loss for the financial period 2001 of Sphinx Technical Ceramics B.V. was(euro)(0.9) and the Shareholders' equity as of December 31, 2001 was(euro)(3.4).

                        POOL ACQUISITION NETHERLANDS B.V.

23. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FINLAND AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). The effects of the application of US GAAP to the net income and shareholders' equity are set out in the tables below:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                 NOTES     DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                 -----     -----------------      ------------      -----------------
                                                         (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)
Net income (loss) in accordance with
Finnish GAAP .............................                         39.2               13.3                 (17.2)
US GAAP adjustments:
     Business combinations, net of tax....        (a)              (3.4)              (1.0)                (24.1)
     Derivatives and hedging activities...        (b)               --                (0.8)                  8.6
     Revaluation of property..............        (c)               0.1                --                   --
     Pensions.............................        (d)               4.2                0.8                   1.3
     Software development costs...........        (f)              --                 (0.1)                  0.4
     Capitalization of interest...........        (g)              (0.2)              (0.1)                 --
     Debt issuance costs..................        (h)               --                --                    (1.3)
     Associated companies.................        (i)               0.4                0.1                  (0.2)
     Deferred taxes.......................        (k)               1.4               --                    (1.2)
     Acquired operations held for sale....        (o)              --                 (0.4)                 --
     Tax effect of US GAAP adjustments                             (1.4)              --                    (3.0)
                                                                 ------             ------                  ----
Net income (loss) in accordance with
US GAAP...................................                         40.3               11.8                 (36.7)
                                                                 ======             ======                  ====
Earnings (loss) per share in accordance with
US GAAP...................................
     Basic and diluted earnings (loss)
     per share ...........................                          0.6                0.2                  n/a
     Weighted basic and diluted average
     number of shares (1,000).............                       62,209             62,209                  n/a

                        POOL ACQUISITION NETHERLANDS B.V.

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                                   AT JUNE 7,        AT DECEMBER 31,
                                                 NOTES   AT DECEMBER 31, 2000         2001                2001
                                                 -----   --------------------         ----                ----
                                                                         (AMOUNTS IN MILLIONS OF EURO)
Shareholders' equity in accordance with
Finnish GAAP..............................                        366.9               375.4                131.9
US GAAP adjustments:
     Business combinations, net of tax....        (a)              (6.2)               (7.2)               (24.1)
     Derivatives and hedging activities...        (b)               --                  0.2                  8.6
     Revaluation of property..............        (c)              (1.4)               (1.4)                  --
     Pensions.............................        (d)               --                  0.8                  1.3
     Intangible assets....................        (e)               0.1                 0.1                   --
     Software development costs...........        (f)               0.2                 0.1                  0.4
     Capitalization of interest...........        (g)               1.0                 0.9                   --
     Debt issuance costs..................        (h)                --                  --                 (1.3)
     Associated companies.................        (i)              (1.0)               (0.9)                (0.2)
     Investments in securities............        (j)               2.0                 1.8                 (0.5)
     Deferred taxes.......................        (k)               0.7                 0.7                 (1.2)
     Acquired operations held for sale....        (o)              --                  (0.4)                --
     Tax effect of US GAAP adjustments                             (0.7)               (0.9)                (2.9)
                                                                  -----               -----                -----
Shareholders' equity in accordance with
US GAAP ..................................                        361.6               369.2                112.0
                                                                  =====               =====                =====


(A)  BUSINESS COMBINATIONS

     Under Finnish GAAP, the cost of a company acquired in a purchase business combination includes direct costs of acquisition. The excess of the cost of the acquired company over the amounts assigned to identifiable assets, based upon the value of the assets less the liabilities assumed, is recorded as goodwill. However, the concept of allocating the purchase consideration based on the estimated fair values of acquired assets and liabilities assumed is less comprehensive in Finnish GAAP than in US GAAP. Generally, tangible assets are recorded at fair value, while other assets acquired and liabilities assumed are recorded at net book value rather than fair value, as required under US GAAP.

     Under US GAAP, prior to the adoption of SFAS No. 141, "BUSINESS COMBINATIONS", business combinations were accounted for in accordance with Accounting Principles Bulletin (APB) No. 16, "BUSINESS COMBINATIONS". Business combinations initiated prior to June 30, 2001 were accounted for either as pooling-of-interests or purchases. These two methods were not alternatives for the same transactions. All acquisitions of the Group have taken place prior to June 30, 2001 and were all accounted for as purchase acquisitions under APB No. 16.

     Under Finnish GAAP, goodwill arising on acquisition is generally capitalized and amortized over the estimated useful life, not exceeding 20 years. Under US GAAP, goodwill and all identifiable intangible assets arising on acquisition are capitalized and amortized over their estimated useful lives, not exceeding 40 years. Subject to implementation of SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS", effective January 1, 2002, goodwill and intangible assets determined as indefinite lived will no longer be amortized. Instead, they will be subject to impairment testing at least annually.

                        POOL ACQUISITION NETHERLANDS B.V.

SANITEC OYJ ACQUISITION

     On June 7, 2001, the Successor acquired an interest of 60.8% in Sanitec Oyj from Wartsila Oyj Abp and a group of investors. Also, the Successor made a public offer to acquire the entire share capital of Sanitec Oyj. At June 30, 2001, the Successor held 98.9% of Sanitec Oyj shares, and at December 31, 2001 held 100% of Sanitec Oyj shares. The acquisition cost of (euro)14.60 per share was paid in cash. The total acquisition cost, including acquisition related costs of (euro)21.5 million consisting primarily of legal and professional fees, amounted to (euro)930.0 million.

     On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy was transferred as contribution in kind to Pool Acquisition Netherlands B.V. On April 3, 2002, the total share capital of Pool Acquisition Netherlands B.V. was transferred further as contribution in kind to Sanitec International S.A.

     The acquisition of Sanitec Oyj by the Successor was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP. Sanitec Oyj has been consolidated into the Group financial statements as of June 8, 2001.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP
                                                           PURCHASE BALANCE     US GAAP PURCHASE    US GAAP PURCHASE
                                                                 SHEET             ACCOUNTING         BALANCE SHEET
                                                 NOTES         JUNE 2001           ADJUSTMENTS          JUNE 2001
                                                 -----         ---------           -----------          ---------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
PURCHASE CONSIDERATION....................                        930.0                --                  930.0

NET ASSETS ACQUIRED
     Intangible assets....................        (i)             196.0               220.0                416.0
     Tangible assets......................       (ii)             337.9                50.9                388.8
     Inventories..........................       (iii)            172.6                45.2                217.8
     Other current assets.................       (iv)             273.4                42.2                315.6
     Restructuring provisions.............        (v)             (60.0)               29.2                (30.8)
     Other provisions.....................        (v)             (50.4)               --                  (50.4)
     Deferred tax assets / (liabilities)..       (vi)              14.5              (204.8)              (190.3)
     Liabilities..........................       (vii)           (557.9)               (1.1)              (559.0)
                                                                  -----               -----                -----
TOTAL NET ASSETS..........................                        326.1               181.6                507.7
                                                                  -----               -----                -----

EXCESS OF PURCHASE CONSIDERATION OVER NET
ASSETS ACQUIRED...........................      (viii)            603.9              (181.6)               422.3
                                                                  =====               =====                =====

(i) Estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)355.6 million, customer relationships of (euro)38.6 million and other intangibles of (euro)12.1 million, consisting primarily of patents and unpatented technology for the vacuum sewage systems segment, net of (euro)186.3 for goodwill related to previous acquisitions which is recorded as an intangible asset at carrying value under Finnish GAAP. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks, 30 years for customer relationships and 12 years for patents and unpatented technology.

(ii) Estimated fair values are allocated to land and buildings of (euro)49.2 million and to shares in associated companies of (euro)(0.9) million. A reversal is recorded for (euro)2.6 million recognized under Finnish GAAP as a restructuring liability that does not qualify for recognition in accordance with EITF 95-3 under US GAAP.

                        POOL ACQUISITION NETHERLANDS B.V.

(iii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iv) The remeasurement of the pension benefit obligation and fair value of the pension plan assets results in an adjustment of (euro)40.2 million, and other adjustments of (euro)2.0 million reflect primarily the fair value adjustment of marketable securities based on the quoted market price.

(v) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria as specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

       As of June 7, 2001, the management of Sanitec Oy, formerly Pool Acquisition Helsinki Oy initiated a number of restructuring measures in the Group. By the end of 2001, management had identified the scope of the measures to be carried out. The major actions included in this scope were closures of four ceramic factories, two in the United Kingdom, one in Germany and one in Belgium, reorganizing of operations in the train sector of our vacuum sewage systems segment, Evac in Sweden and Germany and reorganizing our administrative functions in Italy. The measures in Evac and Italy were initiated already during 2001, and the factory closures are scheduled to be carried out during 2002-2003. Approximately 135 employees were terminated as a result of the restructuring measures by the end of 2002.

       Management of the Group continues to finalize the plan of the restructuring measures until June 2002. The evaluation of the costs to be realized and the provision accounted for as of December 31, 2001 will be subject to revision until that time. Management estimates that reevaluation of the costs may result in increases in the provisions to be accounted for. See Note 24(d) for changes in restructuring provisions.

       Other provisions include miscellaneous other liabilities and accruals relating primarily to pensions, litigation, warranty reserves and holiday pay.

(vi) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(vii) Liabilities are recorded at the present value of the amount to be paid using interest rates prevailing at the acquisition date.

(viii) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under both Finnish GAAP and US GAAP beginning during the period from June 8, 2001 to December 31, 2001.

(ix) The investment in STC, whose operations are in a different line of business from the Successor, was to be held for sale or closure. At the date of acquisition the Successor expected to dispose of STC within one year. The purchase consideration has been allocated to STC based on fair value of the investment giving consideration to estimated net cash flows from operations to the estimated date of sale or closure. This results in a net negative investment of (euro) (2.0) million. Operating losses of
       (euro) (0.5) million have been excluded from the income statement of the period June 8, 2001 to December 31, 2001.

     Assuming that the acquisition of Sanitec Oyj had occurred on January 1, 2001, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Successor would have been
(euro)994.5 million, (euro)(29.4) million, (euro)(54.8) million and (euro)(1.8) million, respectively for the period from January 1, 2001 to December 31, 2001.

                        POOL ACQUISITION NETHERLANDS B.V.

TWYFORD ACQUISITION

     In January 2001, Sanitec Oyj acquired a 100% interest in Twyford Bathrooms. The acquisition cost of (euro)136.7 million, including (euro)2.6 million of acquisition related costs consisting primarily of legal and professional fees, was paid in cash. A reduction to original purchase price resulting from taxes payable from previous years amounted to (euro)2.8 million.

     Twyford is a producer and distributor of bathroom ceramics and bath and shower products in the United Kingdom. Twyford has been consolidated into the Group financial statements as of January 1, 2001.

     The acquisition of Twyford Bathrooms by Sanitec Oyj was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP
                                                           PURCHASE BALANCE     US GAAP PURCHASE    US GAAP PURCHASE
                                                                 SHEET             ACCOUNTING         BALANCE SHEET
                                                 NOTES       JANUARY 2001          ADJUSTMENTS        JANUARY 2001
                                                 -----       ------------          -----------        ------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
PURCHASE CONSIDERATION....................                        133.9                --                   133.9

NET ASSETS ACQUIRED
     Tangible and intangible assets.......        (i)              57.0                   46.6              103.6
     Inventories..........................       (ii)              16.6                    3.3               19.9
     Other current assets.................                         66.6                     --               66.6
     Restructuring provisions.............       (iii)             (2.1)                   1.7               (0.4)
     Deferred tax assets / (liabilities)..       (iv)              (4.6)                 (15.8)             (20.4)
     Liabilities..........................                        (64.2)                    --              (64.2)
                                                                   ----                   ----              -----
TOTAL NET ASSETS..........................                         69.3                   35.8              105.1
                                                                   ----                   ----              -----
EXCESS  OF  PURCHASE  CONSIDERATION  OVER  NET
ASSETS ACQUIRED...........................        (v)              64.6                  (35.8)              28.8
                                                                   ====                   ====              =====


(i) Estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)39.8 million and customer relationships of (euro) 3.9 million, and to tangible assets consisting of buildings of (euro)2.9 million. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks and 30 years for customer relationships.

(ii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iii) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

                        POOL ACQUISITION NETHERLANDS B.V.

       In January 2001, the management of Sanitec initiated restructuring measures in Twyford primarily involving closing an office in the Far East and some reductions in staff in the United Kingdom. As a result of these measures, three employees were terminated. See Note 24(d) for changes in restructuring provisions.

(iv) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(v) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under both Finnish GAAP and US GAAP beginning in the period ended June 7, 2001.

     Assuming the acquisition of Twyford had occurred on January 1, 2000, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Successor would have been
(euro)1,007.5 million, (euro)36.5 million, (euro)36.5 million and (euro)0.6, respectively for the year ending December 31, 2000.

SPHINX ACQUISITION

     In December 1999, Sanitec Oyj acquired 97.8% interest in a Dutch Group N.V. Koninklijke Sphinx Gustavsberg (`Sphinx'). By the end of 2000, Sanitec Oyj had acquired 99.9% interest in Sphinx. The total acquisition cost, including acquisition related costs of (euro)4.8 million consisting primarily of legal and professional fees, was (euro)127.6 million paid in cash.

     Sphinx is a multinational producer of bathroom ceramics and bath and shower products with main operations in the Benelux countries, France and Germany. By the end of 2000, Sphinx operations had been integrated into those of Sanitec Oyj. Sphinx has been consolidated into the Group financial statements as of December 31, 1999.

     The acquisition of Sphinx by Sanitec Oyj was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP                                US GAAP
                                                               PURCHASE         US GAAP PURCHASE        PURCHASE
                                                             BALANCE SHEET         ACCOUNTING         BALANCE SHEET
                                                 NOTES       DECEMBER 1999         ADJUSTMENTS        DECEMBER 1999
                                                 -----       -------------         -----------        -------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)

PURCHASE CONSIDERATION                                            127.6                     --              127.6
                                                                  -----                   ----              -----

NET ASSETS ACQUIRED
     Intangible assets....................        (i)               0.9                   65.3               66.2
     Tangible assets......................       (ii)             105.2                  (12.7)              92.5
     Long term loan receivable............                          1.4                    --                 1.4
     Inventories..........................       (iii)             36.6                   10.6               47.2
     Other current assets.................       (iv)              40.0                   51.3               91.3
     Restructuring provisions.............        (v)             (20.4)                   7.8              (12.6)
     Other provisions.....................        (v)             (15.2)                    --              (15.2)
     Deferred tax assets / (liabilities)..       (vi)              15.6                  (49.1)             (33.5)
     Long-term liabilities................       (vii)            (60.3)                  (1.3)             (61.6)
     Current liabilities..................       (iv)             (54.2)                   6.1              (48.1)
                                                                  -----                   ----              -----
TOTAL NET ASSETS..........................                         49.6                   78.0              127.6
                                                                  -----                   ----              -----


                                      F-49

                        POOL ACQUISITION NETHERLANDS B.V.

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


EXCESS OF PURCHASE CONSIDERATION OVER NET
ASSETS ACQUIRED...........................      (viii)             78.0                  (78.0)               0.0
                                                                  =====                   ====              =====


(i) The estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)75.7 million and customer relationships of (euro)7.3 million, net of (euro)0.2 million for capitalized development costs recorded under Finnish GAAP. Intangible assets are adjusted for the allocation of negative goodwill to reduce non-current assets by (euro)17.5 million under US GAAP. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks and 30 years for customer relationships.

(ii) Tangible assets are adjusted for the allocation of negative goodwill to reduce non-current assets by (euro)12.7 million under US GAAP.

(iii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iv) The remeasurement of the pension benefit obligation and fair value of the pension plan assets results in an adjustment of (euro)51.3 million to current assets and (euro)6.1 million to current liabilities.

(v) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

       In December 1999, management of Sanitec initiated a number of restructuring measures in Sphinx. Until the end of 2000, management had identified the scope and finalized the plan of the measures to be carried out. The major actions included in this plan were closures of two ceramic factories, one in Poland and another in Germany, a capacity reduction in a ceramic factory in Belgium and a closure of the former Sphinx head office in Maastricht, the Netherlands. The closure of the Polish factory and the capacity reduction in the Belgian factory, as well as the closure of the Sphinx head office were carried out during 2000. Approximately 245 employees were terminated as a result of these measures. See note 24(d) for changes in restructuring provisions.

       Other provisions include miscellaneous other liabilities and accruals relating primarily to pensions, litigation, warranty reserves and holiday pay.

(vi) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(vii) Long term loans are recorded at the present value of the amount to be paid using interest rates prevailing at the acquisition date.

(viii) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under Finnish GAAP. The excess of the total values assigned to the net assets acquired over the purchase consideration is regarded as negative goodwill under US GAAP, and allocated proportionately to non-current assets in determining their fair values.

(ix) The investment in STC, whose operations are in a different line of business from the Sanitec Group, was to be held for sale or closure. At the date of acquisition Sanitec expected to dispose of STC within one year. The purchase consideration has been allocated to STC based on the fair value of the investment giving consideration to estimated net cash flows from operations to the estimated date of sale or closure. This results in a net negative investment of (euro)(3.0) million. Operating losses of (euro)(2.0) million have been excluded from the income statement for the year ended December 31, 2000.

                        POOL ACQUISITION NETHERLANDS B.V.

     Assuming that the acquisition of Sphinx had occurred on January 1, 1999, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Predecessor would have been
(euro)829.8 million, (euro)35.8 million, (euro)35.8 million and (euro)0.6 million, respectively for the year ending December 31, 1999.

ACQUISITIONS PRIOR TO DECEMBER 1999

     Over the previous years, the Predecessor has executed a number of acquisitions in various countries. All the acquisitions have been paid in cash and accounted for following the purchase method of accounting under Finnish GAAP.

     Material acquisitions have been evaluated and the impact of these to the reconciliation of the purchase accounting from Finnish GAAP into US GAAP has been determined. Had the US GAAP been applied prior to December 1999, the impact of acquisitions prior to December 1999 on the net assets of the Predecessor would have been (euro) 2.8 million less as of December 31, 1999.

RECONCILIATION OF BUSINESS COMBINATIONS

     The reconciliation of net income and shareholders' equity from Finnish GAAP to US GAAP includes the adjustments to the purchase accounting of Sanitec, Twyford and Sphinx acquisitions as well as the acquisitions prior to December 31, 1999. The summarized adjustments are presented in the table below:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                 NOTES     DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                 -----     -----------------      ------------      -----------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
NET INCOME
     Amortization of goodwill..............       (i)               7.6                 4.1                  12.7
     Amortization of intangible assets.....      (ii)              (7.7)               (2.7)                 (6.3)
     Depreciation of tangible assets.......      (iii)              0.6                (0.3)                 (1.5)
     Operating expenses....................      (iv)              (9.5)               (3.4)                (45.2)
     Restructuring provisions..............      (iv)              (0.6)                 (1.1)               (4.4)
     Other income and expenses, net........       (v)               0.4                 0.2                   1.1
     Deferred taxes........................      (vi)               5.8                 2.2                  19.5
                                                                   ----                ----                  ----
TOTAL......................................                        (3.4)               (1.0)                (24.1)
                                                                   ====                ====                  ====

SHAREHOLDERS' EQUITY
     Goodwill..............................       (i)              29.7                33.8                  12.7
     Intangible assets.....................      (ii)             (43.3)              (46.0)                 (6.3)
     Tangible assets.......................      (iii)              0.6                 0.3                  (1.5)
     Inventory.............................      (iv)             (15.6)              (19.0)                (45.2)
     Restructuring provisions..............      (iv)              (0.6)               (1.7)                 (4.4)
     Non-current liabilities...............       (v)               0.4                 0.6                   1.1
     Deferred taxes........................      (vi)              22.6                24.8                  19.5
                                                                   ----                ----                  ----
TOTAL......................................                        (6.2)               (7.2)                (24.1)
                                                                   ====                ====                  ====

(i) The excess of purchase consideration over net assets acquired is recognized as goodwill under both Finnish GAAP and US GAAP. The adjustment to net income reflects the adjustment to the amortization of goodwill from Finnish GAAP to US GAAP.

                        POOL ACQUISITION NETHERLANDS B.V.

(ii) Estimated fair values are allocated to identifiable intangible assets, primarily trademarks, customer relationships as well as patents and unpatented technology under US GAAP, including the proportionate allocation to non-current assets of the negative goodwill. The adjustment to net income reflects the amortization of identifiable intangible assets recognized under US GAAP. The adjustment to shareholders' equity reflects the accumulated amortization of identifiable intangible assets recognized under US GAAP.

(iii) Estimated fair values are allocated to tangible assets, primarily land and buildings, under US GAAP, including the proportionate allocation to non-current assets of the negative goodwill. Fair values allocated to buildings are depreciated over the estimated useful life of each building. The adjustment to net income reflects the depreciation of the fair value allocated to tangible assets under US GAAP. The adjustment to shareholders' equity reflects the accumulated depreciation of the fair value allocated to tangible assets recognized under US GAAP.

(iv) Inventories are adjusted to the estimated fair value at the date of acquisition including consideration of manufacturing profit under US GAAP. Subsequent to the acquisition, the fair value adjustment of the inventories is charged to earnings.

       Under Finnish GAAP, certain restructuring costs recognized in connection with purchase accounting are not in accordance with the criteria as specified by EITF 95-3, and are not recognized as restructuring costs under US GAAP. The adjustment to net income reflects such costs expensed to earnings when incurred. The adjustment to shareholders' equity reflects such accumulated costs charged to earnings when incurred.

(v) The adjustment recognized for liabilities recorded at present value at the acquisition date under US GAAP is reversed to earnings over the maturity of the liabilities. The adjustment to net income reflects the charge to earnings over the term of maturity. The impact to equity is recognized.

(vi) Changes to the deferred taxes recognized on the estimated tax basis of acquired assets and liabilities assumed at the date of acquisition are charged to earnings.

(B)  DERIVATIVES AND HEDGING ACTIVITIES

     Under Finnish GAAP, certain criteria must be met in order for a derivative financial instrument to be designated as part of a hedging relationship. In order for an interest rate derivative instrument (i.e. interest rate swap or interest rate option) to qualify for hedge accounting the instrument must: (a) relate to an asset or liability, or to a portfolio of assets and liabilities; and (b) change the character of the interest rate by converting variable rate to fixed rate or by converting a fixed rate to a variable rate. The net differential to be paid or received on the interest rate swap agreements designated as hedges of a debt obligation is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). Amounts due from or payable to the counterparts are recorded on an accrual basis. Realized gains and losses that occur from the early termination of the contracts are recorded in income over the remaining period of the original agreement. Option premiums are recorded as an asset or liability and amortized over the life of the option.

     Under Finnish GAAP, for a foreign currency derivative instrument (i.e. foreign currency exchange contracts and foreign currency option contracts) to qualify as a hedge the instrument must: (a) be related to a foreign currency asset, liability or firm commitment, or a portfolio of assets, liabilities and firm commitments, the characteristics of which have been identified; (b) involve the same currency as the hedged item; and (c) reduce the risk of foreign currency exchange movements on a company's operations. Gains and losses on forward foreign exchange contracts and currency swaps that are designated as hedges of firm commitments are deferred and recognized in income as the hedged transaction occurs. Gains and losses on foreign currency options that are designated as effective hedges of firm commitments are deferred and recognized in income as the hedged transaction occurs. Option premiums are recorded as an asset or liability and amortized over the life of the option.

                        POOL ACQUISITION NETHERLANDS B.V.

     Derivative financial instruments used for speculative purposes are recorded at fair value with change in income. No derivative instruments are used for speculative purposes by the Group.

     Under US GAAP, prior to January 1, 2001, the criteria to qualify for hedge accounting were less strictly defined when compared to present standards. For those interest rate instruments that synthetically altered the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments was treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). To qualify for accrual accounting, the interest rate instrument had to be designated to specific assets or liabilities or pools of similar assets or liabilities and must have effectively altered the interest rate characteristics of the related assets or liabilities. For instruments that were designated to floating-rate assets or liabilities to be effective, there must have been a high correlation between the floating interest rate index on the underlying asset or liability and the offsetting rate on the derivative. If a derivative instrument designated as a hedge was terminated, the gain or loss was deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability. If the designated asset or liability matured was sold, was settled or its balance fell below the notional amount of the hedging instrument, accrual accounting was discontinued to the extent that the notional amount exceeded the balance, and accounting for trading instruments was applied to the excess amount.

     The accounting principles with respect to accounting for interest rate and foreign currency derivatives as described above under Finnish GAAP are in accordance with US GAAP prior to January 1, 2001.

     On January 1, 2001, in preparing their financial statements as reconciled to US GAAP, the Group adopted the principles of SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", as amended by SFAS No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES" which requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. Certain robust conditions must be met in order to designate a derivative as a hedge including:

o        objective;

o        nature of the risk being hedged;

o        derivative hedging instrument;

o        hedged item;

o for the hedge of a firm commitment, a reasonable method for recognizing in earnings the hedged firm commitment; and

o how the entity will assess hedge effectiveness and measure hedge ineffectiveness.

     If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge's change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. The ineffective portion of a hedge's change in fair value is immediately recognized in income. If the hedge criteria were no longer met, the derivative instrument would then be accounted for as a trading instrument. If a derivative instrument designated as a hedge was terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability.

     At January 1, 2001 in connection with the adoption of SFAS No. 133, the Group recorded a transition adjustment relating to the financial derivative instruments, which increased other accumulated comprehensive income in shareholders' equity by (euro)1.1 million. This amount was reclassified to earnings to reflect the impact of payments made over the term of the agreement until the date of acquisition. During the period from January 1, 2001 through June 7, 2001, (euro)0.1 million was reclassified to earnings. In addition, during the period from January 1, 2001 through June 7, 2001, the Group recorded the change in the fair value of these agreements, (euro)(0.9) million as an expense in the statement of operations, because these derivative agreements were not designated as hedges upon the adoption of SFAS No. 133.

                        POOL ACQUISITION NETHERLANDS B.V.

     As of June 7, 2001, in connection to the acquisition of the Predecessor by the Successor, the financial derivative instruments held by the Predecessor were recognized at fair value in connection to purchase accounting. During the period from June 8, 2001 through December 31, 2001, the Group recorded the change in the fair value of these agreements, (euro)8.6 million as an income in the statement of operations because these derivative agreements were not designated as hedges at or during the year ended December 31, 2001. During the financial year 2002, the Group anticipates designating these derivatives as effective hedges.

(C)  REVALUATION OF PROPERTY

     Under Finnish GAAP, the recognition and measurement of recoverable amounts is not prescribed. The Group generally carries fixed assets at depreciated value without upward revaluation. However, certain assets have been revalued upwards in prior years and are being amortized over the estimated useful life of the assets, as permitted under Finnish GAAP. Under US GAAP, fixed assets are carried at historical cost net of accumulated depreciation and cannot be revalued upwards.

(D)  PENSIONS

     Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded at amounts determined by insurance institutions according to prescribed actuarial assumptions and other rulings pursuant to the Finnish Employment Pension Act. Group companies outside of Finland have pension obligations arranged and pension liabilities recorded in accordance with local regulations and practice. Changes in uncovered pension obligations are recorded as an expense and the related pension liability is included as a provision.

     The Group operates defined-benefit schemes in the Netherlands, Belgium, Finland, France, Germany, Portugal, Sweden and the United Kingdom (from September 1, 2001). The total active membership of these defined benefit schemes was 4,747, 5,299 and 6,039 as at December 31, 1999, December 31, 2000 and
December 31, 2001, respectively. The Group also operates defined-contribution schemes in Belgium, Finland, France, Germany, the Netherlands, Norway, Sweden, the United Kingdom and the U.S.A. The total employer expense recognized for the defined-contribution schemes is (euro)3.3 million, (euro)2.4 million and
(euro)2.4 million for the financial year ending December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     For purposes of disclosure in accordance with US GAAP, the pension cost of the Group's major retirement schemes have been restated in the following tables in accordance with the requirements of SFAS No. 87, "EMPLOYERS' ACCOUNTING FOR PENSIONS". The disclosures below are in accordance with SFAS No. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS".

     It was not feasible to apply SFAS no. 87 on the effective date specified in the standard for the pension schemes. SFAS No. 87 calculations were made for the first time for these schemes as of December 31, 1999. The amount of the asset that was recorded directly to equity in the opening balance sheet under US GAAP for these schemes was (euro)1.6 million and the amortization period used for the transitional asset was four years.

                        POOL ACQUISITION NETHERLANDS B.V.

                                                              YEAR ENDED            PERIOD ENDED          YEAR ENDED
                                                           DECEMBER 31, 2000        JUNE 7, 2001       DECEMBER 31, 2001
                                                           -----------------        ------------       -----------------
                                                                          (AMOUNTS IN MILLIONS OF EURO)
CHANGE IN BENEFIT OBLIGATION
PROJECTED BENEFIT OBLIGATION AT BEGINNING OF PERIOD..             147.9                  154.7                 156.6
Service cost.........................................               3.8                    1.7                   3.2
Interest cost........................................               9.5                    3.9                   5.5
Plan participants' contributions.....................               0.4                    0.2                   0.8
Amendments...........................................                --                    --                    --
Acquisitions / Disposals.............................                --                    --                    --
Curtailments / Settlements / Special termination
benefits.............................................               --                     --                    --
Actuarial loss (gain)................................               1.0                    0.6                   0.5
Benefits paid........................................              (7.6)                  (3.9)                 (5.4)
Foreign currency exchange rate changes...............              (0.4)                  (0.6)                  0.1
                                                                  -----                  -----                 -----
PROJECTED BENEFIT OBLIGATION AT END OF PERIOD........             154.6                  156.6                 161.3
                                                                  =====                  =====                 =====

CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS AT BEGINNING OF PERIOD.....             169.5                  172.2                 166.3
Actual return on plan assets.........................               5.7                   (4.2)                 (3.2)
Employer contributions...............................               4.1                    2.0                   3.7
Plan participants' contributions.....................               0.4                    0.2                   0.8
Acquisitions / Disposals.............................               --                     --                    --

Curtailments / Settlements / Special termination
benefits.............................................               --                     --                    --
Benefits paid........................................              (7.6)                  (3.9)                 (5.4)
Foreign currency exchange rate changes...............               --                     --                    0.0
                                                                  -----                  -----                 -----
FAIR VALUE OF PLAN ASSETS AT END OF PERIOD...........             172.1                  166.3                 162.2
                                                                  =====                  =====                 =====

FUNDED STATUS
Funded status of the plan............................              17.5                    9.7                   1.1
Unrecognized actuarial transition obligation (asset).               1.2                   1.0                    --
Unrecognized actuarial (gain) loss...................               7.9                   17.6                  10.3
Unrecognized actuarial prior service cost............               --                     --                    --
                                                                  -----                  -----                 -----
NET AMOUNT PREPAID...................................              26.6                   28.3                  11.4
                                                                  =====                  =====                 =====
Net amount recognized (accrued)......................             (37.6)                  --                   (40.5)
Net amount recognized prepaid........................              64.2                   --                    51.8
                                                                  -----                  -----                 -----

AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
POSITION
Prepaid benefit cost................................               64.2                   --                    51.8
Accrued benefit liability...........................              (38.9)                  --                   (40.7)
Intangible asset....................................                0.8                   --                     --
Accumulated other comprehensive income..............                0.5                   --                     0.3
                                                                  -----                  -----                 -----
NET AMOUNT PREPAID..................................               26.6                   --                    11.4
                                                                  =====                  =====                 =====

                        POOL ACQUISITION NETHERLANDS B.V.

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate......................................                 5.9%                   6.2%                  5.9%
Rate of compensation increase......................                 2.4%                   2.7%                  2.5%
Expected rate of return on plan assets.............                 6.8%                   7.1%                  6.8%
                                                                  -----                  -----                 -----

NET PERIODIC BENEFIT COST
Service cost.......................................                 3.8                    1.7                   3.2
Interest cost......................................                 9.5                   3.9                    5.5
Expected return on plan assets.....................               (12.6)                  (5.0)                 (6.6)
Amortization of net transition obligation..........                 0.4                    0.2                   --
Amortization of actuarial net loss (gain)..........                 --                     0.1                   --
Amortization of unrecognized prior service cost....                 --                     --                    --
Special termination benefits.......................                 --                     --                    --
Effects of curtailments / settlements..............                 --                     --                    --
                                                                  -----                  -----                 -----
NET PERIODIC BENEFIT COST..........................                 1.1                    0.9                   2.1
                                                                  =====                  =====                 =====


     The totals of the projected benefit obligations, accumulated benefit obligations and fair values of plan assets for those pension plans which had accumulated benefit obligations in excess of the fair value of their corresponding plan assets were (euro)40.5 million, (euro)32.9 million and
(euro)3.7 million respectively as of December 31, 2000 and (euro)41.4 million,
(euro)33.5 million and (euro)4.0 million respectively as of December 31, 2001.

     In addition, the Group provides defined benefit payments under termination indemnity schemes in Italy and Poland. These schemes are statutory (or required by national union agreements).

(E)  INTANGIBLE ASSETS

     Under US GAAP, costs of internally developed intangible assets are expensed as incurred, while intangible assets acquired from others are capitalized. Finnish GAAP does not strictly require either expensing costs of internally developed intangible assets or capitalizing intangible assets acquired from others.

     The Group generally expenses costs of internally developed non-identifiable intangible assets. However, certain external costs of acquiring intangible assets, mainly patents and trademarks, are also expensed as incurred. In accordance with US GAAP, additional amounts of (euro)0.1 million, (euro)0.1 million and (euro)0.1 million, have been capitalized during the year ended December 31, 2000, and the periods from January 1, 2001 to June 7, 2001 and June 8, 2001 to December 31, 2001, respectively. Amortization of such capitalized costs was (euro) 0.1 million, (euro)0.1 million and (euro)0.1 million for each of the year ended December 31, 2000 and periods ended June 7, 2001 and December 31, 2001, respectively.

(F)  SOFTWARE DEVELOPMENT COSTS

     Under US GAAP Emerging Issues Task Force (EITF) Issue No. 00-02 "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS", and AICPA Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE", costs related to web site and other software development are to be accounted for as follows:

o Costs incurred during the planning stage are to be expensed when incurred
o Costs incurred during the application development stage are to be capitalized and amortized over the useful economic life of the asset
o Costs incurred during the post-implementation/operation stage are to be expensed when incurred. Such costs include training, administration and maintenance.

     Finnish GAAP is less prescriptive in determining the classification of costs to be expensed or capitalized.

                        POOL ACQUISITION NETHERLANDS B.V.

     The Group generally follows principles equivalent to those required by US GAAP. However, in certain cases costs related to application development have been expensed as incurred. In accordance with US GAAP, additional costs amounting to (euro)0.1 million, (euro)0.0 million and (euro)0.6 million have been capitalized during the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively. Amortization of such capitalized costs was (euro)0.1 million,
(euro)0.1 million and (euro)0.2 million for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

(G)  CAPITALIZATION OF INTEREST

     Under Finnish GAAP, it is permissible to either capitalize or expense, as incurred, interest or external financing of assets in the course of construction.

     Under US GAAP, interest cost shall be capitalized as part of the historical cost of constructing certain assets. To qualify for interest capitalization, assets must require a period of time to get them ready for their intended use. Examples are assets that an enterprise constructs for its own use (such as facilities) and assets intended for sale or lease that are constructed as discrete projects (such as ships or real estate projects). Interest capitalization is required for those assets to the extent the effect of capitalizing compared with the effect of expensing the interest is material. If the net effect is not material, interest capitalization is not required.

     Under Finnish GAAP, the Group generally expenses such interest costs; however, interest costs have been capitalized on certain large construction projects. For purposes of US GAAP, additional amounts of interest costs amounting to (euro)0.1 million have been capitalized during the period from June 8, 2001 to December 31, 2001. Amortization of capitalized interest was (euro)0.2 million, (euro)0.1 million and (euro)0.1 million for each of the year ended December 31, 2000 and periods ended June 7, 2001 and December 31, 2001, respectively.

(H)  DEBT ISSUANCE COSTS

     Under Finnish GAAP, it is permitted to capitalize the costs related to the issue of debt. The capitalized costs are regarded as intangible assets and amortized on a straight-line basis over the term of the related debt.

     Under US GAAP, the costs related to the issue of debt are capitalized. The capitalized costs are amortized to interest expense using the effective interest method over the term of the related debt.

     The costs capitalized under Finnish GAAP, however, include costs that cannot be capitalized under US GAAP, such as certain penalties and consultancy fees related to the issue of the debt. Under US GAAP, such costs are expensed as incurred.

(I)  ASSOCIATED COMPANIES

     Since April 1997, the Group has a 50% share in a joint venture Ceramic Holdings Middle East B.V. (`CHME'), a Dutch company holding a majority of shares in Lecico Group companies (`Lecico'). Lecico has ceramics production facilities in Egypt and Lebanon with major markets in the Middle East area.

     Under Finnish GAAP, CHME is accounted for under equity method of accounting. Under US GAAP, in accordance with APB Opinion No. 18, "THE EQUITY METHOD OF ACCOUNTING FOR INVESTMENTS IN COMMON STOCK", CHME is regarded as a joint venture, which is accounted for under equity method of accounting.

     To the extent the accounting principles applied in the Lecico companies and in the CHME Group consolidation are not in accordance with US GAAP, the adjustments recognized reflect the impact of the application of US GAAP.

                        POOL ACQUISITION NETHERLANDS B.V.

(J)  INVESTMENTS IN SECURITIES

     Under Finnish GAAP, investments in securities are recorded at the lower of cost or market value.

     Under US GAAP, debt securities in which the Group has the intent and ability to hold until maturity are classified as "held to maturity" securities and are recorded at amortized cost. Debt and equity securities which are bought and held principally for the purpose of short-term selling are classified as "trading" securities and are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as "held to maturity" securities or "trading" securities are classified as "available for sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     The Group holds certain debt and equity securities which are classified as "available for sale" in accordance with US GAAP. The adjustment reflects the valuation of such securities at fair value with unrealized gains and losses, net of applicable taxes, included in other comprehensive income.

(K)  DEFERRED TAXES

     Under US GAAP, deferred taxes are required to be recorded on differences between the book basis and the tax basis of all assets and liabilities, and their reported amounts in the consolidated financial statements reflect what will result in taxable or deductible amounts in future years. Deferred taxes for temporary differences are established using currently enacted rates expected to exist in the period in which the difference is anticipated to reverse.

     Under Finnish GAAP, deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is probable to be realized. Under US GAAP, deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is "more likely than not" to be realized.

     The accounting for deferred taxes by the Group under Finnish GAAP is primarily consistent with US GAAP. In certain cases, however, the principles applied when recognizing the valuation allowance for deferred tax assets under Finnish GAAP are more prudent compared to US GAAP. In such cases, the valuation allowance is adjusted to the amount as defined under US GAAP.

     Under Finnish GAAP, a deferred tax liability related to undistributed earnings is recognized during the period when such earnings are distributed as dividends. Under US GAAP, a deferred tax liability related to undistributed earnings is recognized during the period when earned. The impact of the timing difference is reflected as an adjustment from Finnish GAAP to US GAAP.

(L)  EARNINGS PER SHARE

     Earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. SFAS No. 128 "EARNINGS PER SHARE" establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. As the Predecessor was delisted from the Helsinki Stock Exchanges at the end of October 2001, SFAS No. 128 is not required for the Successor as of December 31, 2001.

                        POOL ACQUISITION NETHERLANDS B.V.

                                                                                           PREDECESSOR
                                                                                           -----------
                                                                                           SANITEC OYJ
                                                                                           -----------
                                                                                                     PERIOD FROM
                                                                                 YEAR ENDED          JANUARY 1 -
                                                                              DECEMBER 31, 2000     JUNE 7, 2001
                                                                              -----------------     ------------
                                                                               (AMOUNTS IN MILLIONS OF EURO EXCEPT
                                                                                    PER SHARE AND SHARE DATA)
FINNISH GAAP:
Numerator for basic and diluted EPS - net income.........................             39.2                13.3
Denominator for basic and diluted EPS - weighted average
number of shares (1,000).................................................           62,209              62,209
Basic and diluted earnings per share.....................................              0.6                 0.2

US GAAP:
Numerator for basic and diluted EPS - net income.........................             40.3                11.8
Denominator for basic and diluted EPS - weighted average
number of shares (1,000).................................................           62.209              62,209
Basic and diluted earnings per share.....................................              0.6                 0.2


(M)  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

     According to SFAS No. 130, "Reporting Comprehensive Income", comprehensive income generally encompasses all changes in shareholders' equity, except those arising from transactions with owners. On a Finnish GAAP basis, the Group's comprehensive income differs from the net income only by the amount of the foreign currency translation differences credited or charged to shareholders' equity for the period.

     Comprehensive income under Finnish GAAP for the year ended December 31, 2000, the financial periods ended June 7, 2001 and December 31, 2001 are as follows:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                       -----------                  ----------------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                           DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           -----------------      ------------      -----------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
Net income under Finnish GAAP......................               39.2                   13.3              (17.2)
Other comprehensive income:
     Foreign currency translation adjustments......                3.4                   10.0               (0.9)
     Hedging of net investment denominated in foreign
     currency......................................               (2.1)                  (1.7)               0.0
                                                                  ----                   ----               ----
Comprehensive income...............................               40.5                   21.6              (18.1)
                                                                  ====                   ====              =====


(N)  CLASSIFICATION DIFFERENCES

     (I) FOREIGN CURRENCY TRANSLATION

         Under Finnish GAAP, the financial statements of the Group's foreign subsidiaries are measured using the Euro as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect

                        POOL ACQUISITION NETHERLANDS B.V.

         during the financial period. Gains and losses arising on these transactions are taken to reserves, net of exchange differences arising on related foreign currency borrowings.

         Under US GAAP, the financial statements of the Group's foreign subsidiaries are measured using the Euro as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the financial period. The resulting cumulative translation adjustments have been recorded as a separate component of shareholder's equity as other comprehensive income. Foreign currency transaction gains and losses are included in consolidated net income.

    (II) EXTRAORDINARY ITEMS

         Under Finnish GAAP, certain items that are considered to be incurred outside the ordinary course of business are classified as "extraordinary items" and shown in a separate caption below income from operations. Such items are not shown net of tax.

         US GAAP has a more restrictive definition of "extraordinary items" and only items that are both unusual in nature and infrequent in occurrence are classified as "extraordinary". In practice, extraordinary items are rarely presented. If presented, extraordinary items are net of tax. None of the items classified as extraordinary in the consolidated statement of operations of the Predecessor for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and for the Successor for the period from June 8, 2001 to December 31, 2001 would be classified as extraordinary items under US GAAP.

   (III) CLASSIFICATION OF ASSETS

         Under Finnish GAAP, the balance sheet presentation is determined by statutory regulations. Provisions must be separately reported. Under US GAAP, the order of presentation of assets on the balance sheet is determined by liquidity with assets and liabilities classified as either current or non-current.

(O)  ACQUIRED OPERATIONS HELD FOR SALE

     Under Finnish GAAP, net operating losses related to a business acquired in a purchase business combination, and identified at the acquisition date as being held for sale, are not recognized in the income statement.

     Under US GAAP in accordance with EITF 90-6 "Accounting for Certain Events not Addressed in Issue No. 87-11", losses from acquired operations designated as held for sale at the acquisition date are recorded in the income statement beginning after the one year holding period if the sale has not occurred.

24.  ADDITIONAL DISCLOSURES

     The following US GAAP disclosures are included to comply with the United States Securities and Exchange Commission's regulations for foreign registrants. As indicated, certain disclosures are presented on a Finnish GAAP measurement basis.

(A)  CAPITAL LEASE OBLIGATIONS

     The Group has obligations under capital leases with future minimum lease payments as follows:

                        POOL ACQUISITION NETHERLANDS B.V.

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                  NETHERLANDS B.V.
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           -----------------      ------------      -----------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
Within one year....................................                0.3                  0.3                  0.5
Between one and two years..........................                0.3                  0.2                  0.5
Between two and three years........................                0.2                  0.1                  0.2
Total minimum lease payments.......................                0.8                  0.6                  1.2
Less amount representing interest..................               (0.1)                (0.0)                (0.1)
Present value of net minimum lease payments........                0.7                  0.6                  1.1

     There are no capital lease obligations maturing after three years.

(B)  RELATED PARTY TRANSACTIONS

     Purchases from associated companies totaled (euro)0.6 million, (euro)0.2 million and (euro)0.1 million for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     The Group has engaged in transactions with its former parent company Metra Corporation (presently Wartsila Corporation), including net sales of (euro)0.3 million for the year ending December 31, 2000, and an accounts receivable balance of (euro)0.2 million as of December 31, 2000. All of these transactions have been made on an arm's length basis.

     The Group has an interest of 25% in the associated company AWEK Industrial Ltd. through its subsidiary Evac International Oy. The Group has capitalized patents purchased from AWEK Industrial Ltd. amounting to (euro)0.3 million,
(euro)0.1 million and (euro)0.3 million in the year ended December 31, 2000 and in the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     The Group has a receivable from DP Deutsche Pool Beteiligungs GmbH, a company owned by BC European Capital VII-1 amounting to (euro)1.6 million as of December 31, 2001.

(C)  VALUATION AND QUALIFYING ACCOUNTS

     Inventories and Accounts and Other Receivables are accounted for net of the following valuation allowances and allowances for doubtful accounts under Finnish GAAP:

INVENTORIES

                                                           (AMOUNTS IN MILLIONS OF EURO)
                                       BALANCE AT
PREDECESSOR                           BEGINNING OF                                                 BALANCE AT
SANITEC OYJ                              PERIOD             ADDITIONS          DEDUCTIONS         END OF PERIOD
---------------------------------    ----------------     --------------     ----------------     --------------
     December 31, 2000                    15.5                 2.8                (2.1)               16.2
     June 7, 2001                         16.2                 2.9                (1.4)               17.7

SUCCESSOR                              BALANCE AT
POOL ACQUISITION                      BEGINNING OF                                                 BALANCE AT
NETHERLANDS B.V.                         PERIOD             ADDITIONS          DEDUCTIONS         END OF PERIOD
---------------------------------    ----------------     --------------     ----------------     --------------
     December 31, 2001                    16.2                 6.4                (4.1)               18.5

                        POOL ACQUISITION NETHERLANDS B.V.

ACCOUNTS AND OTHER RECEIVABLES

                                                            (AMOUNTS IN MILLIONS OF EURO)
                                       BALANCE AT
PREDECESSOR                           BEGINNING OF                                                BALANCE AT END
SANITEC OYJ                              PERIOD             ADDITIONS          DEDUCTIONS            OF PERIOD
---------------------------------    ----------------     --------------     ----------------     ----------------
December 31, 2000                          5.6                 1.4                (1.0)                 6.0
June 7, 2001                               6.0                 0.5                (0.4)                 6.1

SUCCESSOR                              BALANCE AT
POOL ACQUISITION                      BEGINNING OF                                                BALANCE AT END
NETHERLANDS B.V.                         PERIOD             ADDITIONS          DEDUCTIONS            OF PERIOD
---------------------------------    ----------------     --------------     ----------------     ----------------
December 31, 2001                          6.0                 2.1                (0.8)                 7.3

(D)  RESTRUCTURING CHANGES

                                                                                 PREDECESSOR
                                                                                 -----------
                                                  RESTRUCTURING                                                RESTRUCTURING
                                                  PROVISION AT         RESTRUCTURING      CHARGED AGAINST       PROVISION AT
                                                  DECEMBER 31,          CHARGES (1)          PROVISION       DECEMBER 31, 1999
                                                      1998                 1999                1999                2000
                                                      ----                 ----                ----                ----
Severance and other employee costs..........                    0.0                5.2                  0.0                 5.2
Plant closure and business exit costs.......                    0.0                0.5                  0.0                 0.5
Total restructuring in accordance with US     ---------------------  -----------------  -------------------  ------------------
    GAAP....................................                    0.0                5.7                  0.0                 5.7
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                    0.0                7.8                  0.0                 7.8
                                              ---------------------  -----------------  -------------------  ------------------
Total provisions for restructuring in
    accordance with Finnish GAAP ...........                    0.0               13.5                  0.0                13.5
                                              =====================  =================  ===================  ==================

                                                                                 PREDECESSOR
                                                                                 -----------
                                                  RESTRUCTURING
                                                  PROVISION AT         RESTRUCTURING      CHARGED AGAINST       RESTRUCTURING
                                                  DECEMBER 31,          CHARGES(1)           PROVISION          PROVISION AT
                                                      1999                 2000                 2000          DECEMBER 31, 2000
                                                      ----                 ----                 ----          -----------------
Severance and other employee costs..........                    5.2                3.0                 (4.4)                3.8
Plant closure and business exit costs.......                    0.5                3.9                 (0.8)                3.6
                                              ---------------------  -----------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                    5.7                6.9                 (5.2)                7.4
                                              ---------------------  -----------------  --------------------  -----------------
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                    7.8                0.0                 (0.6)                7.2
                                              ---------------------  -----------------  --------------------  -----------------

Total provisions for restructuring in
    accordance with Finnish GAAP ...........                   13.5                6.9                 (5.8)               14.6
                                              =====================  =================  ====================  =================

                        POOL ACQUISITION NETHERLANDS B.V.

                                                                                 PREDECESSOR
                                                                                 -----------
                                                 RESTRUCTURING        RESTRUCTURING                             RESTRUCTURING
                                                 PROVISION AT          CHARGES (2)        CHARGED AGAINST       PROVISION AT
                                                  DECEMBER 31,        JAN 1 - JUN 7,         PROVISION             JUNE 7,
                                                      2000                 2001         JAN 1 - JUN 7, 2001        2001
                                                      ----                 ----         -------------------        ----
Severance and other employee costs..........                   3.8                 0.2                 (0.2)                3.8
Plant closure and business exit costs.......                   3.6                 0.2                 (0.2)                3.6
                                              --------------------  ------------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                   7.4                 0.4                 (0.4)                7.4
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                   7.2                 1.7                 (1.1)                7.8
                                              --------------------  ------------------  --------------------  -----------------
Total provisions for restructuring in
    accordance with Finnish GAAP............                  14.6                 2.1                 (1.5)               15.2
                                              ====================  ==================  ====================  =================

                                                                                 SUCCESSOR
                                                                                 ---------
                                                 RESTRUCTURING        RESTRUCTURING                             RESTRUCTURING
                                                  PROVISION AT         CHARGES (3)        CHARGED AGAINST       PROVISION AT
                                                    JUNE 8,           JUN 8 -DEC 31,         PROVISION          DECEMBER 31,
                                                      2001                 2001         JUN 8 -DEC 31, 2001         2001
                                                      ----                 ----         -------------------         ----
Severance and other employee costs..........                   0.0                23.8                 (4.7)               19.1
Plant closure and business exit costs.......                   0.0                 7.0                 (1.2)                5.8
                                              --------------------  ------------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                   0.0                30.8                 (5.9)               24.9
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                   0.0                29.2                 (4.4)               24.8
                                              --------------------  ------------------  --------------------  -----------------
Total provisions for restructuring in
    accordance with Finnish GAAP............                   0.0                60.0                (10.3)               49.7
                                              ====================  ==================  ====================  =================

---------------------------------------------
(1) Includes (euro)12.6 million recorded as a purchase accounting adjustment in relation to the Sphinx acquisition in accordance with US GAAP.
(2) Includes (euro)0.4 million recorded as a purchase accounting adjustment related to the Twyford acquisition in accordance with US GAAP.
(3) Includes (euro) 30.8 million recorded as a purchase accounting adjustment related to the Sanitec acquisition in accordance with US GAAP.

 (E) INCOME TAXES

     Unrealized withholding tax on undistributed earnings of the subsidiaries were (euro)1.5 million, (euro)2.1 million and (euro)2.1 million for the financial year ending December 31, 2000 and financial periods ending June 7, 2001 and December 31, 2001 respectively.

     Deferred tax liabilities assumed under Finnish GAAP for all financial periods concerned are non-current.

     Deferred tax assets of (euro)2.5 million, (euro)3.3 million and (euro)3.1 million for the financial year ending December 31, 2000 and financial period ending June 7, 2001 and December 31, 2001 under Finnish GAAP are current. The rest of the deferred tax assets for each financial period concerned are non-current.

(F)  STOCK-BASED COMPENSATION

     The Group does not account for stock-based compensation, as it is not required under Finnish GAAP. Under US GAAP, the Group applies Accounting Principles Bulletin (APB) No. 25 "Accounting for stock issued to employees" and related interpretations in accounting for its plan (See note 20). The plan is considered to be fixed under APB No.

                        POOL ACQUISITION NETHERLANDS B.V.

25, as the number of shares issued and the exercise price were known at grant date. No compensation cost was recorded as the exercise price exceeded the market price on grant date.

     The plan was terminated when Sanitec Oy, formerly Pool Acquisition Helsinki Oy acquired the predecessor in 2001 and was concurrently delisted from Helsinki Exchanges.

                        POOL ACQUISITION NETHERLANDS B.V.

     The Group's net income and net income per common share would have been reduced to the pro forma amount indicated below, if compensation cost for the Group's stock option plan had been determined based on the fair value at the grant date for awards in accordance with the provisions of SFAS No. 123

      (IN MILLIONS EXCEPT PER SHARE)              2000
      ------------------------------              ----
Net income
     As reported under US GAAP                    40.3
     Pro forma                                    37.6
Basic and diluted earnings per share
     As reported under US GAAP                     0.6
     Pro forma                                     0.6

     The fair value of the options granted during 2000 is estimated on the date of grant using the Black Scholes option-pricing model. The options were vested at grant date. The weighted-average assumption used and the estimated fair value are as follows:

                                                      2000
                                                      ----
Expected term                                         4 years
Expected stock volatility                             8.53%
Risk-free interest rate                               4.85%
Rate of dividend                                      1.8%
Dividend                                       (euro) 0.21
Fair value                                     (euro) 1.6

     Changes in options outstanding were:

                                                                                WEIGHTED-AVERAGE
                                                          SHARES UNDER OPTION    EXERCISE PRICE
                                                          -------------------    --------------
         Outstanding at January 1, 2000                           --                   --
         Granted                                               1,700,000              15.92
         Exercised                                                --                   --
         Terminated and expired                                   --                   --
                                                               ---------              -----
         Outstanding at December 31, 2000                      1,700,000              15.92
         Granted                                                  --                   --
         Exercised                                                --                   --
         Terminated and expired                                   --                   --
                                                               ---------              -----
         Outstanding at June 7, 2001                           1,700,000              15.92
         Granted                                                  --                   --
         Exercised                                                --                   --
         Terminated and Expired                               (1,700,000)             15.92
                                                               ---------              -----
         Outstanding at December 31, 2001                         --                   --
                                                               =========              =====

                           SANITEC INTERNATIONAL S.A.

                  CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

          (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)

                                                              PREDECESSOR                     SUCCESSOR
                                                              -----------                     ---------
                                                                                POOL ACQUISITION         SANITEC
                                                                                NETHERLANDS B.V.   INTERNATIONAL S.A.
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -           JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001         JUNE 30, 2001       JUNE 30, 2002
                                                             ------------         -------------       -------------
Net sales..........................................               446.9                 70.8                508.6
Other operating income.............................                 3.1                  1.9                  3.6
Operating Expenses:
     Cost of products sold-- materials and
         consumables...............................              (130.3)               (20.4)              (157.1)
     Personnel.....................................              (137.8)               (20.2)              (157.8)
     Outside services..............................               (42.0)                (6.7)               (49.1)
     Depreciation and amortization.................               (25.7)                (5.5)               (50.1)
     Other operating expenses......................               (83.8)               (12.2)               (74.6)
                                                                 ------                 ----                -----
Operating profit...................................                30.4                  7.7                 23.5
Other income (expenses):
     Equity in income (loss) of associated
        companies..................................                (0.5)                --                    0.2
     Other income and expenses, net................                (6.7)                (2.7)               (54.6)
                                                                 ------                 ----                -----
Income (loss) before income taxes and minority
     interest......................................                23.2                  5.0                (30.9)
Income taxes.......................................                (8.5)                (5.0)               (13.6)
Minority interests.................................                 0.0                  0.0                 (0.3)
                                                                 ------                 ----                -----
Income (loss) before extraordinary items...........                14.7                  0.0                (44.8)
Extraordinary items................................                (1.4)                 --                   --
                                                                 ------                 ----                -----
Net income (loss)..................................                13.3                  0.0                (44.8)
                                                                 ======                 ====                =====

Basic and diluted earnings (loss) per share........                 0.2                  --                   --
                                                                 ======                 ====                =====

Weighted average number of shares (1,000)..........              62,209                  --                   --
                                                                 ======                 ====                =====















    See accompanying notes to the consolidated interim financial statements.

                           SANITEC INTERNATIONAL S.A.

                       CONSOLIDATED INTERIM BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                                             SUCCESSOR
                                                                                             ---------
                                                                                                        SANITEC
                                                                               POOL ACQUISITION    INTERNATIONAL S.A.
                                                                               NETHERLANDS B.V.       (UNAUDITED)
                                                                               ----------------       -----------
                                                                                      AT                   AT
                                                                              DECEMBER 31, 2001      JUNE 30, 2002
                                                                              -----------------      -------------
ASSETS
Fixed assets and other long-term investments: Intangible assets, net:
     Goodwill............................................................             769.6              751.7
     Other intangible assets.............................................              31.6               43.1
                                                                                    -------            -------
                                                                                      801.2              794.8
                                                                                    -------            -------

Property, plant and equipment, net:
     Land................................................................              52.5               54.6
     Buildings...........................................................              97.1               90.8
     Machinery and equipment.............................................             104.7               96.9
     Other tangible assets...............................................               6.7                6.5
     Advances paid and construction in progress..........................              15.8               18.7
                                                                                    -------            -------
                                                                                      276.8              267.5
                                                                                    -------            -------

Long-term investments and receivables:
     Investment securities...............................................               1.0                1.1
     Other receivables...................................................               9.6                9.5
                                                                                    -------            -------
                                                                                       10.6               10.6
                                                                                    -------            -------

Investments in associated companies......................................              41.7               35.2
                                                                                    -------            -------
Total fixed assets and other long-term investments.......................           1,130.3            1,108.1
                                                                                    -------            -------

Current assets:
Inventories:
     Finished goods......................................................              85.8               83.3
     Work in progress....................................................              17.3               19.0
     Raw material........................................................              58.9               59.3
                                                                                    -------            -------
                                                                                      162.0              161.6
                                                                                    -------            -------

Trade accounts receivable................................................             161.1              189.2
Loans receivable.........................................................               6.4                7.1
Prepaid expenses and accrued income......................................              41.4               29.9
Deferred tax assets......................................................               5.5                4.9
Other current assets.....................................................              16.2               13.7
Cash and cash equivalents................................................              68.0               29.3
                                                                                    -------            -------
                                                                                      298.6              274.1
                                                                                    -------            -------

Total current assets.....................................................             460.6              435.7
                                                                                    -------            -------

TOTAL ASSETS.............................................................           1,590.9            1,543.8
                                                                                    =======            =======


    See accompanying notes to the consolidated interim financial statements.

                           SANITEC INTERNATIONAL S.A.

                       CONSOLIDATED INTERIM BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                       SANITEC
                                                                               POOL ACQUISITION     INTERNATIONAL
                                                                               NETHERLANDS B.V.    S.A. (UNAUDITED)
                                                                               ----------------    ----------------
                                                                                      AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
Shareholders' equity:
     Share capital.......................................................              30.0                 10.0
     Share premium funds.................................................             120.0                140.1
     Other reserves......................................................               0.2                 (8.4)
     Retained earnings (deficit).........................................              (1.1)               (23.9)
     Net income (loss) for the period....................................             (17.2)               (44.8)
                                                                                    -------              -------
Total shareholders' equity...............................................             131.9                 73.0
                                                                                    -------              -------

Minority interests.......................................................               3.8                  2.9
                                                                                    -------              -------

Provisions...............................................................              99.0                 98.8
                                                                                    -------              -------

Non-current liabilities:
     Long term debt, excluding current installments......................             731.9                732.8
     Shareholder loans and subordinated loans............................             372.2                378.7
                                                                                    -------              -------
                                                                                    1,104.1              1,111.5
                                                                                    -------              -------

Current liabilities:
     Current debt........................................................              14.8                 13.0
     Current installments of long-term debt..............................              18.1                 22.2
     Trade accounts payable..............................................              91.1                 93.0
     Accrued expenses and deferred income................................             108.4                115.2
     Other current liabilities...........................................              19.7                 14.2
                                                                                    -------              -------
                                                                                      252.1                257.6
                                                                                    -------              -------

Total liabilities........................................................           1,356.2              1,369.2
                                                                                    -------              -------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES...............................           1,590.9              1,543.8
                                                                                    =======              =======






    See accompanying notes to the consolidated interim financial statements.

                           SANITEC INTERNATIONAL S.A.

                  CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                              PREDECESSOR                     SUCCESSOR
                                                              -----------                     ---------
                                                                                POOL ACQUISITION         SANITEC
                                                                                NETHERLANDS B.V.   INTERNATIONAL S.A.
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -           JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001         JUNE 30, 2001       JUNE 30, 2002
                                                             ------------         -------------       -------------
CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit...................................                30.4                 7.7               23.5
Property, plant and equipment, net:
     Depreciation and write-down...................                25.7                 5.5               50.1
     Selling profit/(loss) of fixed assets.........                (0.2)               (1.4)              (0.2)
                                                                  -----                ----               ----
Cash flow before working capital changes...........                55.9                11.8               73.4
Changes in working capital
     Current liabilities, non-interesting bearing,
       (increase)/decrease.........................               (20.6)               (9.1)             (27.7)
     Inventories, (increase)/decrease..............               (19.0)               (1.0)              (2.8)
Current liabilities, non-interest bearing,
     increase/(decrease)...........................                 3.1                 3.2              (10.1)
                                                                  -----                ----               ----
                                                                  (36.5)               (6.9)             (40.6)

Cash flow from operating activities before
     financial items and taxes.....................                19.4                 4.9               32.8
Interest expenses paid.............................                (8.5)               (1.3)             (30.5)
Interest income received...........................                 1.8                 0.9                2.6
Other financial income received and paid...........                 2.4                (1.6)               5.8
Income taxes paid..................................                (5.8)               (4.2)              (8.7)
                                                                  -----                ----               ----
CASH FLOW FROM OPERATING ACTIVITIES (A)............                 9.3                (1.3)               2.0
                                                                  =====                ====               ====

CASH FLOW FROM INVESTING ACTIVITIES
Acquisitions.......................................              (137.4)             (877.1)                --
Investments in shares..............................                 --                  0.0                 --
Investments in other tangible and
     intangible assets.............................               (22.0)              (21.7)             (39.7)(1)
Proceeds from sale of tangible and
     intangible assets.............................                 0.4                 0.0                3.2
                                                                  -----                ----               ----
CASH FLOW FROM INVESTING ACTIVITIES(B).............              (159.0)             (898.8)             (36.5)
                                                                  =====               =====               ====

_______________
(1) (euro)18.7 million relates to refinancing costs of Junior Loan into the High Yield Senior Notes.(euro)1.1 million relates to the buy-out of Sanitec's minority shareholders.






    See accompanying notes to the consolidated interim financial statements.

                           SANITEC INTERNATIONAL S.A.

                          (AMOUNTS IN MILLIONS OF EURO)

                                                              PREDECESSOR                      SUCCESSOR
                                                              -----------                      ---------
                                                                                       POOL
                                                                                   ACQUISITION           SANITEC
                                                                                 NETHERLANDS B.V.  INTERNATIONAL S.A.
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -            JUNE 8 -          JANUARY 1 -
                                                              JUNE 7, 2001        JUNE 30, 2001       JUNE 30, 2002
                                                              ------------        -------------       -------------
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of share capital............................                --                   30.0                 --
Issue premium........................................                --                  120.0                 --
Loans receivable, (increase)/decrease................               1.4                   (1.2)              (0.2)
Current loans increase/(decrease)....................              46.1                   21.8               (6.0)
New long term loans..................................             125.4                  792.8              280.2
Amortization of long term loans......................              (2.6)                   2.6             (276.3)
Dividends paid.......................................             (13.6)                   0.0               (1.2)
Other changes, including exchange rate changes.......              (3.8)                   0.3               (0.6)
                                                                  -----                  -----              -----
CASH FLOW FROM FINANCING ACTIVITIES (C)..............             152.9                  966.3               (4.1)
                                                                  =====                  =====              =====

CHANGE IN CASH AND CASH EQUIVALENTS
     (A+B+C), INCREASE/(DECREASE)....................               3.2                   66.2              (38.7)
                                                                  =====                  =====              =====

Cash and cash equivalents at the beginning
     of period.......................................              17.9                     --               68.0
Cash and cash equivalents at the end of period.......              21.1                   66.2               29.3

RECONCILIATION OF CASH AND EQUIVALENTS:
As previously reported...............................              17.7                     --               68.0
Foreign exchange adjustment..........................               0.2                     --                0.0
                                                                  -----                  -----              -----
Cash and cash equivalents at the beginning                         17.9                     --               68.0
     of period.......................................
Change in cash and equivalents.......................               3.2                   66.2              (38.7)
                                                                  -----                  -----              -----
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD.......              21.1                   66.2               29.3
                                                                  =====                  =====              =====

The impact of change in exchange rates on consolidation has been eliminated.













    See accompanying notes to the consolidated interim financial statements.

                           SANITEC INTERNATIONAL S.A.

             NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS


1.   BASIS OF FINANCIAL PRESENTATION

A)   DESCRIPTION OF BUSINESS

     Sanitec International S.A. (the "Group" and "Successor") is a multinational group headquartered in Helsinki, Finland engaged in the production of bathroom ceramics, bath and shower products and vacuum sewage systems. The Group's sales and production network operates throughout Europe, and its vacuum sewage systems business is global.

B)   BASIS OF PREPARATION

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Finland ("Finnish GAAP"). The accounting policies have been applied on a basis consistent with those applied in the preparation of the Group's audited consolidated financial statements. However, the financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the information considered necessary for a fair presentation of financial information has been included. Accordingly, the financial statements should be read in conjunction with the Group's audited consolidated financial statements. Note 6 includes reconciliation of net income and shareholders' equity from Finnish GAAP to accounting principles generally accepted in the United States ("US GAAP").

     The preparation of financial statements in conformity with Finnish GAAP requires the management of the Group to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

C)   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Sanitec International S.A. and its wholly and over 50% owned subsidiaries. At December 31, 2001 Sanitec International S.A. was a dormant company, incorporated on May 8, 2001 and was activated to issue the(euro)260 million Senior Notes in May 2002. Sanitec International S.A. became the parent company of Pool Acquisition Netherlands B.V. on April 3, 2002 as the total share capital of Pool Acquisition Netherlands B.V. was transferred as a contribution in kind to Sanitec International S.A.

     Pool Acquisition Netherlands B.V. was incorporated on May 10, 2001 and became the parent company of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, on November 14, 2001, when the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was transferred as contribution in kind to Pool Acquisition Netherlands B.V. Pool Acquisition Netherlands B.V. was liquidated on November 28, 2002.

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was formed by funds advised by BC Partners in order to acquire Sanitec Oyj (the "Predecessor"). On June 7, 2001 Sanitec Oyj was acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. On March 31, 2002, Sanitec Oyj was merged to its parent company Sanitec Oy, formerly Pool Acquisition Helsinki Oy, which changed its name to Sanitec Oy as of the same date.

     Sanitec International S.A., Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are under common control of Pool Acquisition S.A, the ultimate parent company prior to the contribution in kind of Pool Acquisition Netherlands B.V. to Sanitec International S.A., Sanitec International S.A. had no substantive operations. The results of operations and cash flows attributable to Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, have been included in the consolidated financial statements of Sanitec International S.A. for the period January 1, 2002 to June 30, 2002.

                           SANITEC INTERNATIONAL S.A.

2.   SHAREHOLDERS' EQUITY

     As Sanitec International S.A. was activated and the total share capital of Pool Acquisition Netherlands B.V. was transferred to Sanitec International S.A. as contribution in kind, the share capital of Sanitec International S.A. was increased. After the increase, the share capital of Sanitec International S.A. is(euro)10.0 million and share premium funds(euro)140.1 million.

3.   COMMITMENTS AND CONTINGENCIES

     Certain of the Group subsidiaries have jointly and severally granted guarantees, taken out mortgages on business assets and mortgages on their real property, and pledged shares they share as collateral for loans from banking institutions to the Group totaling (euro)501.9 million at June 30, 2002.

4.   BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

     The Group has three business segments: Bathroom Ceramics, Bath and Shower products and Vacuum Sewage systems ("EVAC").

     Business segment and geographic area data for the period from January 1, 2001 to June 7, 2001, from June 8, 2001 to June 30, 2001 and from January 1, 2002 to June 30, 2002, respectively are as follows:

PREDECESSOR
-----------

                                                          BATH AND         VACUUM
SANITEC OYJ                               BATHROOM         SHOWER          SEWAGE
JANUARY 1 - JUNE 7, 2001                  CERAMICS        PRODUCTS         SYSTEMS       INTERSEGMENT      TOTAL
------------------------                  --------        --------         -------       ------------      -----
Total net sales.....................         279.5        132.3              36.4           (1.3)            446.9
Inter-segment net sales.............          (1.0)        (0.3)               --            1.3               --
                                             -----        -----              ----            ---             -----
Net sales to external customers.....         278.5        132.0              36.4             --             446.9
Depreciation and amortization.......         (19.1)        (5.6)             (1.0)            --             (25.7)
Operating profit....................          18.5          9.7               2.2             --              30.4
Gross capital expenditure...........        (131.7)       (26.2)             (1.5)            --            (159.4)

SUCCESSOR
---------

POOL ACQUISITION                                          BATH AND         VACUUM
NETHERLANDS B.V                          BATHROOM          SHOWER          SEWAGE
JUNE 8 - JUNE 30, 2001                   CERAMICS         PRODUCTS         SYSTEMS      INTERSEGMENT       TOTAL
----------------------                   --------         --------         -------      ------------       -----
Total net sales...................            44.4           20.8               5.7           (0.1)            70.8
Inter-segment net sales...........            (0.1)          (0.0)              --             0.1              --
                                             -----          -----               ---            ---            -----
Net sales to external customers...            44.3           20.8               5.7            --              70.8
Depreciation and amortization.....            (4.2)          (1.2)             (0.1)           --              (5.5)
Operating profit..................             4.7            2.5               0.5            --               7.7
Gross capital expenditure.........          (742.8)        (147.7)             (8.3)           --            (898.8)

                           SANITEC INTERNATIONAL S.A.

SUCCESSOR
---------

                                                          BATH AND         VACUUM
SANITEC INTERNATIONAL S.A.                BATHROOM         SHOWER          SEWAGE
JANUARY 1 - JUNE 30, 2002                 CERAMICS        PRODUCTS         SYSTEMS      INTERSEGMENT       TOTAL
-------------------------                 --------        --------         -------      ------------       -----
Total net sales.....................         321.4        153.5              35.4           (1.7)           508.6
Intersegment net sales..............          (1.2)        (0.5)               --            1.7               --
                                             -----        -----              ----            ---           ------
Net sales to external customers.....         320.2        153.0              35.4             --            508.6
Depreciation and amortization.......         (33.9)       (14.6)             (1.6)            --            (50.1)
Operating profit....................          15.4          7.2               0.9             --             23.5
Gross capital expenditure...........         (26.5)       (12.4)             (0.8)            --            (39.7)
Operating capital employed..........         690.2        449.6              80.5             --           1,220.3
Liabilities within operating capital
     Employed.......................            --           --                --                           278.8
Interest bearing receivables........            --           --                --             --             15.3
Cash and bank balances..............            --           --                --             --             29.3
                                                                                                          -------
Total assets .......................                                                                      1,543.8
                                                                                                          =======

GEOGRAPHIC AREA DATA

                                                      PREDECESSOR                        SUCCESSOR
                                                      -----------                        ---------
                                                                         POOL ACQUISITION    SANITEC INTERNATIONAL
                                                      SANITEC OYJ        NETHERLANDS B.V.            S.A.
                                                      -----------        ----------------            ----
                                                      PERIOD FROM          PERIOD FROM            PERIOD FROM
                                                  JANUARY 1 - JUNE 7,   JUNE 8 - JUNE 30,    JANUARY 1 - JUNE 30,
NET SALES BY GEOGRAPHICAL AREA                            2001                 2001                  2002
------------------------------                            ----                 ----                  ----
Germany......................................                 77.2                  12.2                78.1
France.......................................                 69.4                  11.0                83.1
United Kingdom...............................                 47.5                   7.6                54.1
Benelux......................................                 39.3                   6.2                46.9
Sweden.......................................                 31.7                   5.1                36.6
Italy........................................                 37.5                   6.0                44.0
Norway.......................................                 19.2                   3.1                24.8
Denmark......................................                 15.2                   2.4                20.0
Finland......................................                 16.1                   2.6                18.5
Poland.......................................                 25.0                   3.9                29.5
The Americas.................................                 14.0                   2.6                10.7
Other countries..............................                 54.8                   8.1                62.3
                                                             -----                  ----               -----
Total........................................                446.9                  70.8               508.6
                                                             =====                  ====               =====


5.   LONG-TERM DEBT

     Sanitec International S.A. issued to international institutional investors
(euro)260 million Senior Notes ("High Yield Bond") whereby the company refinanced a (euro)245.0 million junior credit facility. The Senior Notes will mature on May 15, 2012. A fixed interest of 9% per year will be paid and is payable on May 15 and November 15 of each year.

                           SANITEC INTERNATIONAL S.A.

     After the issuance of the Senior Notes, the maturities of the long-term debt on June 30, 2002 are as follows:

                            YEAR                     AMOUNT
                            ----                     ------
               2002                                    9.1
               2003                                   27.2
               2004                                   39.1
               2005                                   48.0
               2006                                   58.0
               thereafter...................         952.3
                                                   -------
               Total long-term debt.........       1,133.7
                                                   =======

6. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN FINNISH ACCOUNTING PRACTICE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). The effects of the application of US GAAP to net income and shareholders' equity are set out in the table below:

                                                             PREDECESSOR                      SUCCESSOR
                                                             -----------                      ---------
                                                                                POOL ACQUISITION         SANITEC
                                                                                NETHERLANDS B.V.   INTERNATIONAL S.A.
                                                             SANITEC OYJ          (UNAUDITED)          (UNAUDITED)
                                                             -----------          -----------          -----------
                                                             PERIOD FROM          PERIOD FROM          PERIOD FROM
                                                             JANUARY 1 -            JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001        JUNE 30, 2001        JUNE 30, 2002
                                                             ------------        -------------        -------------
                                                         (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)
Net income (loss) in accordance with Finnish
GAAP                                                               13.3                   0.0               (44.8)
     US GAAP adjustments:
     Business combinations, net of tax.......      (a)             (1.0)                (10.3)               18.3
     Derivatives and hedging activities......                      (0.8)                  0.1                 2.7
     Pensions................................                       0.8                  (0.1)                0.3
     Software development costs..............                      (0.1)                  0.0                 0.2
     Capitalization of interest..............                      (0.1)                  0.0                 0.1
     Debt issuance costs.....................                       0.0                   0.0                 0.1
     Associated companies....................                       0.1                   0.0                 2.1
     Sale of investments.....................      (b)              0.0                   0.0                (1.8)
     Deferred taxes..........................                      (0.0)                  0.0                 0.6
     Acquired operations held for sale.......                      (0.4)                 ----                ----
     Tax effect of US GAAP adjustments.......                      (0.0)                  0.0                (0.3)
                                                                   ----                  ----                ----
Net income (loss) in accordance with
US GAAP......................................                      11.8                 (10.3)              (22.5)
                                                                   ----                  ----                ----
Earnings (loss) per share in accordance with US
GAAP
     Basic and diluted earnings (loss) per
     share .................................                        0.2                   --                   --
                                                                 ------                  ---                 ----
     Weighted basic and diluted average number
     of shares (1,000)......................                     62,209                   --                   --
                                                                 ======                  ===                 ====

                           SANITEC INTERNATIONAL S.A.

                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                       SANITEC
                                                                               POOL ACQUISITION     INTERNATIONAL
                                                                               NETHERLANDS B.V.    S.A. (UNAUDITED)
                                                                               ----------------    ----------------
                                                                                      AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
                                                                                  (AMOUNTS IN MILLIONS OF EURO)
Shareholders' equity in accordance with Finnish GAAP................                  131.9                73.0
US GAAP adjustments:
     Business combinations, net of tax..............................    (a)           (24.1)               (5.8)
     Derivatives and hedging activities.............................                    8.6                11.3
     Pensions.......................................................                    1.3                 1.6
     Software development costs.....................................                    0.4                 0.6
     Capitalization of interest.....................................                   --                   0.1
     Debt issuance costs............................................                   (1.3)               (1.2)
     Associated companies...........................................                   (0.2)                1.9
     Investments in securities......................................                   (0.5)               --
     Sale of investments............................................    (b)            --                  (1.8)
     Deferred taxes.................................................                   (1.2)               (0.6)
     Tax effect of US GAAP adjustments..............................                   (2.9)               (3.3)
                                                                                      -----                ----

Shareholders' equity in accordance with US GAAP ....................                  112.0                75.8
                                                                                      =====                ====


(A)  BUSINESS COMBINATION

     The Group has accounted for a number of acquisitions under purchase method of accounting. These include Sanitec Oyj acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy on June 7, 2001, Twyford acquired by Sanitec Oyj in January 2001, Sphinx acquired by Sanitec Oyj in December 1999 and a number of less significant acquisitions prior to the one of Sphinx.

     Following the implementation of SFAS 142 as of January 1, 2002, goodwill is no longer amortized by the Group. Instead, goodwill as well as indefinite lived intangible assets are subject to an impairment test at least annually. See the results of the impairment test carried out as of January 1, 2002 in Note 7.

                           SANITEC INTERNATIONAL S.A.

     The adjustments to the purchase accounting of the above acquisitions after implementing SFAS 142 from January 1, 2002 onwards, have the following impact on the reconciliation of net income and shareholders' equity from Finnish GAAP into US GAAP:

                                                             PREDECESSOR                      SUCCESSOR
                                                             -----------                      ---------
                                                                                POOL ACQUISITION         SANITEC
                                                             SANITEC OYJ        NETHERLANDS B.V.   INTERNATIONAL S.A.
                                                             -----------        ----------------   ------------------
                                                             PERIOD FROM          PERIOD FROM          PERIOD FROM
                                                             JANUARY 1 -            JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001        JUNE 30, 2001        JUNE 30, 2002
                                                             ------------        -------------        -------------
NET INCOME
     Amortization of goodwill......................                 4.1                 1.4                  22.3
     Amortization of intangible assets.............                (2.7)               (0.7)                 (1.0)
     Depreciation of tangible assets...............                (0.3)               (0.2)                 (1.3)
     Operating expenses............................                (4.5)              (17.3)                 (2.8)
     Other income and expenses, net................                 0.2                 0.1                   0.0
     Deferred taxes................................                 2.2                 6.4                   1.1
                                                                    ---                ----                  ----
     TOTAL.........................................                (1.0)              (10.3)                 18.3
                                                                   ====               =====                  ====


                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                       SANITEC
                                                                              POOL ACQUISITION   INTERNATIONAL S.A.
                                                                              NETHERLANDS B.V.       (UNAUDITED)
                                                                              ----------------       -----------
                                                                                     AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
SHAREHOLDERS' EQUITY
     Goodwill............................................................            12.7                35.0
     Intangible assets...................................................            (6.3)               (7.3)
     Tangible assets.....................................................            (1.5)               (2.8)
     Inventory...........................................................           (45.2)              (45.2)
     Provisions..........................................................            (4.4)               (7.2)
     Non-current liabilities.............................................             1.1                 1.1
     Deferred taxes......................................................            19.5                20.6
                                                                                     ----                ----
     TOTAL...............................................................           (24.1)               (5.8)
                                                                                    =====                ====

(B)      SALE OF INVESTMENTS

In the six months ended June 30, 2002, the Group sold certain investments. For Finnish GAAP purposes, those were recorded at historical cost and a gain was recognized at the date of sale. For US GAAP purposes, these investments were recorded at fair value in accordance with the purchase method of accounting. As such, at the date of sale, the gain for US GAAP was less than the gain for Finnish GAAP.

7.   IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

     SFAS NO. 141 AND 142

     In June 2001, the Financial Accounting Standards Board (FASB) issued the Statement of Financial Accounting Standard (SFAS) No. 141, "BUSINESS COMBINATION" and SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS".

     SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, thereby eliminating use of the pooling-of-interests method. SFAS No. 141 also specifies the

                           SANITEC INTERNATIONAL S.A.

types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill.

     SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 also requires recognized intangible assets with a definite useful life to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144 "ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED Assets". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with SFAS No. 142 until its life is determined no longer be indefinite. SFAS No. 142 is to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired prior to July 1, 2001 continue to be amortized and tested for impairment in accordance with pre-SFAS No. 142 requirements until the adoption of the provisions of SFAS No.142.

     The Group adopted the provisions of SFAS No. 141 and SFAS No. 142 as of July 1, 2001 and January 1, 2002 respectively. Goodwill acquired in business combinations completed before July 1, 2001 was amortized until December 31, 2001.

     As of January 1, 2002, the Group re-evaluated the useful lives for intangible assets, as required by SFAS 142. As a result of the re-evaluation, trademarks were determined to have indefinite useful lives, while the other intangible assets were determined to continue with previously determined useful lives, which are 30 years for customer relationships and 12 years for patents and unpatented technology for the Vacuum sewage system. Intangible assets determined to have definite lives continued to be amortized over their useful lives from January 1, 2002 onwards.

     As of January 1, 2002, the Group also performed a transitional impairment test for recognized intangible assets determined to have indefinite useful lives as required by SFAS 142. Such intangible assets consist of trademarks, with a carrying value of (euro)350.6 million as of January 1, 2002. In the impairment test, the fair value of the intangible assets was compared with its carrying value. As a result of the test, no impairment for the indefinite lived intangible assets was recognized. The indefinite lived intangible assets will continue to be recognized at their carrying value with no subsequent amortization from January 1, 2002 onwards. No events or circumstances have required to perform an additional impairment test through June 30, 2002.

     As of January 1, 2002, the Group also performed a transitional impairment test for goodwill, as required by SFAS 142. Under SFAS 142, goodwill is required to be tested for impairment at a reporting unit level. A reporting unit is the same as, or one level below, an operating segment as defined in FASB Statement No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". For the purposes of goodwill impairment testing, the Group defined three reporting units, which are the operating segments bathroom ceramics, bath and shower products and vacuum sewage systems.

     In the first step of the goodwill impairment test as required by SFAS 142, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit. To perform the first step of the goodwill impairment test, the carrying values of the reporting units were determined, and the total of unamortized goodwill of (euro)418.4 million as of January 1, 2002, was allocated to reporting units. The carrying value of each of the reporting units was compared with its fair value. As a result of the first step of the goodwill impairment test, no indication of goodwill impairment was recognized to exist. The second step of the goodwill impairment test, as required by SFAS 142 is to be performed if an indication of goodwill impairment existed in the first step of the goodwill impairment test, is not required to be performed. The goodwill continues to be recognized in the carrying value with no subsequent amortization from January 1, 2002 onwards. No events or circumstances have required to perform an additional impairment test until June 30, 2002.

                           SANITEC INTERNATIONAL S.A.

GOODWILL AND OTHER INTANGIBLE ASSETS - ADOPTION OF STATEMENT 142

                                                 PREDECESSOR                              SUCCESSOR
                                                 -----------                              ---------
                                                                                                          SANITEC
                                                                        POOL ACQUISITION NETHERLANDS   INTERNATIONAL
                                                                                    B.V.                    S.A.
                                                 SANITEC OYJ                     (UNAUDITED)            (UNAUDITED)
                                                 -----------                     -----------            -----------
                                                          PERIOD FROM    PERIOD FROM     PERIOD FROM    PERIOD FROM
                                          YEAR ENDED      JANUARY 1-       JUNE 8 -       JUNE 8 -      JANUARY 1 -
                                         DECEMBER 31,       JUNE 7,      DECEMBER 31,     JUNE 30,        JUNE 30,
                                             2000            2001            2001           2001            2002
                                             ----            ----            ----           ----            ----
                                                   (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AMOUNTS)
Reported net income (loss) in
accordance with US GAAP.............               40.3           11.8          (36.7)         (10.3)          (22.5)
Add back: Goodwill amortization.....                7.1            3.5           14.3            1.6               --

Add back: Trademark amortization....                4.1            2.4            3.2            0.4               --
                                        ---------------  -------------  -------------   ------------   --------------
Adjusted net income (loss) in
accordance with US GAAP.............               51.5           17.7          (19.2)          (8.3)          (22.5)

Basic and diluted earnings per share:
Net income in accordance with US GAAP
                                                    0.6            0.2
Goodwill amortization...............                0.1            0.1
Trademark amortization..............                0.1            0.0
                                        ---------------  -------------
Adjusted net income (loss) in
accordance with US GAAP.............                0.8            0.3

                                   SANITEC OY

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Sanitec Oyj and Sanitec Oy, formerly Pool Acquisition Helsinki Oy

We have audited the accompanying consolidated balance sheets of Sanitec Oyj and subsidiaries ("Sanitec") as of December 31, 2000 and June 7, 2001 and the consolidated balance sheet of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, and subsidiaries (the "Group") as of December 31, 2001 and the related consolidated profit and loss accounts and consolidated cash flow statements of Sanitec for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001. These consolidated financial statements are the responsibility of Sanitec and the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Finland and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanitec as of December 31, 2000 and June 7, 2001 and of the Group as of December 31, 2001 and the results of operations and cash flows of Sanitec for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in Finland.

Accounting principles generally accepted in Finland vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations of Sanitec for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and of the Group for the period from June 8, 2001 to December 31, 2001 and shareholders' equity of Sanitec as of December 31, 2000 and June 7, 2001 and of the Group as of December 31, 2001 to the extent summarized in Note 23 to the consolidated financial statements.

April 12, 2002 except for Notes 3, 9, 19, 23 and 24 which are as of September 21, 2002 and for Note 21 which is as of November 28, 2002.

KPMG WIDERI OY AB
Helsinki, Finland



Sixten Nyman
AUTHORIZED PUBLIC ACCOUNTANT

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

          (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)

                                                                        PREDECESSOR                    SUCCESSOR
                                                                        -----------                    ---------
                                                                                                      SANITEC OY,
                                                                                                        formerly
                                                                                                    POOL ACQUISITION
                                                                        SANITEC OYJ                   HELSINKI OY
                                                                        -----------                   -----------
                                                                   YEAR ENDED        PERIOD FROM
                                                                  DECEMBER 31        JANUARY 1 -    PERIOD FROM JUNE 8
                                                  NOTES        1999        2000    JUNE 7, 2001    DECEMBER 31, 2001
                                                  -----        ----        ----    ------------    -----------------
Net sales ...................................       2          630.0         877.3          446.9              547.6
Other operating income.......................       4            4.7           6.6            3.1                8.6
Operating Expenses:
    Cost of products sold-materials and                                           )              )
       consumables...........................                 (194.9)       (265.0         (130.3             (176.4)
    Personnel................................       5         (167.5)       (268.6)        (137.8)            (166.4)
    Outside services.........................                  (63.7)        (80.6)         (42.0)             (52.3)
    Depreciation and amortization............      2, 6        (34.4)        (50.5)         (25.7)             (51.0)
    Other operating expenses.................                  (92.8)       (139.7)         (83.8)             (71.6)
                                                              ------       -------        -------              -----
Operating profit.............................                   81.4          79.5           30.4               38.5
Other income (expenses):
Equity in income (loss) of associated                                             )              )
    companies................................                   (0.8)         (3.8           (0.5                0.8
Other income and expenses, net...............       7           (9.3)        (11.4)          (6.7)             (40.8)
                                                              ------       -------        -------              -----
Income (loss) before income taxes, minority
    interests, and extraordinary terms ......                   71.3          64.3           23.2               (1.5)
Income taxes.................................       9          (26.6)        (24.9)          (8.5)             (13.2)
Minority interests...........................                   (1.3)         (0.2)            -                (0.2)
                                                              ------       -------        -------              -----
Income (loss) before extraordinary items.....                   43.4          39.2           14.7              (14.9)
Extraordinary items..........................       8             -             -            (1.4)              (2.3)
Net income (loss)............................                   43.4          39.2           13.3              (17.2)
                                                              ------       -------        -------              -----
Basic and diluted earnings per share
    from continuing operations before
    extraordinary items......................                    0.8           0.6            0.2               n/a
                                                              ======       =======        =======              =====
Effect of extraordinary items................                     -             -              -                n/a
                                                              ------       -------        -------              -----
Basic and diluted earnings per share.........                    0.8           0.6            0.2               n/a
                                                              ======       =======        =======              =====
Weighted average number of shares (1,000)....                 58,204       62,209         62,209                n/a
                                                              ======       =======        =======              =====

        See accompanying notes to the consolidated financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                           CONSOLIDATED BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                      SANITEC OY,
                                                                                                        formerly
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                   AT                  AT                  AT
                                                  NOTES    DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                  -----    -----------------      ------------     -----------------
ASSETS
Fixed assets and other long-term investments.      10
Intangible assets, net:
    Goodwill.................................                        133.5               186.3             769.6
    Other intangible assets..................                          7.2                 9.7              31.6
                                                                     -----               -----           -------
                                                                     140.7               196.0             801.2
                                                                     -----               -----           -------

Property, plant and equipment, net                2, 10
    Land.....................................                         37.2                54.0              52.5
    Buildings................................                         82.6                99.5              97.1
    Machinery and equipment..................                        100.8               121.1             104.7
    Other tangible assets....................                          6.4                 6.1               6.7
    Advances paid and construction in progress                        10.8                17.7              15.8
                                                                     -----               -----           -------
                                                                     237.8               298.4             276.8
                                                                     -----               -----           -------

Long-term investments and receivables            10, 19
    Investment securities....................                          1.0                 1.3               1.0
    Other receivables........................                          6.4                 8.1               9.6
                                                                     -----               -----           -------
                                                                       7.4                 9.4              10.6
                                                                     -----               -----           -------

Investments in associated companies..........      10                 39.3                42.5              41.7
                                                                     -----               -----           -------
Total fixed assets and other long-term
    investments..............................                        425.2               546.3           1,130.3
                                                                     -----               -----           -------

Current assets:
Inventories:
    Finished goods...........................                         69.4                91.9              85.8
    Work in progress.........................                         15.5                20.6              17.3
    Raw material.............................                         50.3                61.9              58.9
                                                                     -----               -----           -------
                                                                     135.2               174.4             162.0
                                                                     -----               -----           -------

Trade accounts receivable....................                        148.8               201.1             161.1
Loans receivable.............................      19                  3.9                 1.5               6.4
Prepaid expenses and accrued income..........      11                 29.7                36.2              41.4
Deferred tax assets..........................       9                  4.7                 5.3               5.5
Other current assets.........................                         15.4                 9.1              16.2
Cash and cash equivalents                          19                 17.7                21.1              68.0
                                                                     -----               -----           -------
                                                                     220.2               274.3             298.6
                                                                     -----               -----           -------
Total current assets.........................                        355.4               448.7             460.6
                                                                     -----               -----           -------

TOTAL ASSETS.................................                        780.6               995.0           1,590.9
                                                                     =====               =====           =======






        See accompanying notes to the consolidated financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                           CONSOLIDATED BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                        PREDECESSOR                      SUCCESSOR
                                                                        -----------                      ---------
                                                                                                        SANITEC OY,
                                                                                                          FORMERLY
                                                                                                      POOL ACQUISITION
                                                                        SANITEC OYJ                     HELSINKI OY
                                                                        -----------                     -----------
                                                                   AT                   AT                   AT
                                                  NOTES    DECEMBER 31, 2000       JUNE 7, 2001      DECEMBER 31, 2001
                                                  -----    -----------------       ------------      -----------------
SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
    Shareholders' equity:....................      12
    Share capital............................                           64.9              64.9                    30.0
    Share premium funds......................                           90.5              90.5                   120.0
    Other reserves...........................                           19.7              25.3                     0.2
    Retained earnings (deficit)..............                          152.6             181.4                    (1.1)
    Net income (loss) for the period.........                           39.2              13.3                   (17.2)
                                                                       -----             -----                 -------
Total shareholders' equity...................                          366.9             375.4                   131.9
                                                                       -----             -----                 -------

Minority interests...........................                            3.9               3.5                     3.8
                                                                       -----             -----                 -------

Provisions...................................                           66.4              66.0                    99.0
                                                                       -----             -----                 -------

Non-current liabilities:
Long-term debt, excluding current installments     14                   70.2               149.5                 731.9
                                                                       -----             -----                 -------
Shareholder loans and subordinated loans.....      14                   --                --                     372.2
                                                                       -----             -----                 -------
                                                                        70.2             149.5                 1,104.1
                                                                       -----             -----                 -------

Current liabilities:
    Current debt.............................    14, 19                 95.8             154.9                    14.8
    Current installments of long-term debt...    14, 19                  5.0              25.6                    18.1
    Trade accounts payable...................                           72.5              96.7                    91.1
    Accrued expenses and deferred income.....      15                   86.6              91.7                   108.4
    Other current liabilities................                           13.3              31.7                    19.7
                                                                       -----             -----                 -------
                                                                       273.2             400.6                   252.1
                                                                       -----             -----                 -------
Total liabilities............................                          343.4             550.1                 1,356.2
                                                                       -----             -----                 -------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES...                          780.6             995.0                 1,590.9
                                                                       =====             =====                 =======



        See accompanying notes to the consolidated financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (AMOUNTS IN MILLIONS OF EURO)

                                                                            PREDECESSOR                       SUCCESSOR
                                                                            -----------                       ---------
                                                                                                         SANITEC OY, FORMERLY
                                                                                                           POOL ACQUISITION
                                                                            SANITEC OYJ                      HELSINKI OY
                                                                            -----------                      -----------
                                                                    YEAR ENDED          PERIOD FROM          PERIOD FROM
                                                                   DECEMBER 31,         JANUARY 1 -            JUNE 8 -
                                                                 1999        2000      JUNE 7, 2001       DECEMBER 31, 2001
                                                                 ----        ----      ------------       -----------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Operating profit........................................         81.4       79.5             30.4                 38.5
   Property, plant and equipment, net
     Depreciation and writedown............................         34.4       50.5             25.7                 51.0
     Selling profit/(loss) of fixed assets.................         (0.5)      (0.6)            (0.2)                (1.8)
                                                                   -----      -----            -----                -----
   Cash flow before working capital changes................        115.3      129.4             55.9                 87.7
                                                                   -----      -----            -----                -----
   Changes in working capital
     Current assets, non-interest bearing,
     (increase)/decrease...................................          2.4      (25.1)           (20.6)                33.6
     Inventories, (increase)/decrease......................         (0.6)      (4.9)           (19.0)                 6.7
     Current liabilities, non-interest bearing,
     increase/(decrease)...................................          7.2        9.8              3.1                (15.6)
                                                                   -----      -----            -----                -----
                                                                     9.0      (20.2)           (36.5)                24.7
                                                                   -----      -----            -----                -----
Cash flow from operating activities before financial items
and taxes..................................................        124.3      109.2             19.4                112.4
   Interest expenses paid..................................         (8.3)     (15.2)            (8.5)               (40.0)
   Interest income received................................          3.0        4.6              1.8                  3.7
   Other financial items received and paid.................          0.1      (12.5)             2.4                 (6.8)
   Income taxes paid.......................................        (41.3)     (38.6)            (5.8)                (4.3)
                                                                   -----      -----            -----                -----
     CASH FLOW FROM OPERATING ACTIVITIES (A)...............         77.8      (47.5)             9.3                 65.0
                                                                   =====      =====            =====                =====

CASH FLOW FROM INVESTING ACTIVITIES
   Acquisitions............................................        (126.8)     (4.4)          (137.4)              (904.8)
   Investments in shares...................................         (0.7)      (8.5)             --                   --
   Investments in other tangible and intangible assets.....        (26.3)     (44.7)           (22.0)               (52.4)
   Proceeds from sale of tangible and intangible assets....           1.7      45.6              0.4                  1.6
   Loan receivables, (increase)/decrease...................          0.9         --              --                   --
                                                                   -----      -----            -----                -----
     CASH FLOW FROM INVESTING ACTIVITIES (B)...............       (151.2)     (12.0)          (159.0)              (955.6)
                                                                   =====      =====            =====                =====
CASH FLOW FROM FINANCING ACTIVITIES:
   Issuance of share capital...............................          8.4      --                --                   30.0
   Issue premium...........................................         76.4      --                --                  120.0
   Loan receivables, (increase)/decrease...................         (3.3)      18.4              1.4                 (1.7)
   Current loans, increase/(decrease)......................        (21.3)      (6.3)            46.1               (123.4)
   New long term loans.....................................         61.5      --               125.4                994.1
   Amortization of long term loans.........................        (36.1)     (48.6)            (2.6)               (66.0)
   Dividends paid..........................................         (8.8)     (14.3)           (13.6)                --
   Other changes, including exchange rates changes.........         (0.8)       2.2             (3.8)                 5.6
                                                                   -----      -----            -----                -----
     CASH FLOW FROM FINANCING ACTIVITIES (C)...............         76.0      (48.6)           152.9                958.6
                                                                   =====      =====            =====                =====

CHANGE IN CASH AND CASH EQUIVALENTS (A+B+C),
   INCREASE/(DECREASE).....................................          2.6      (13.1)              3.2                 68.0
                                                                   -----      -----             -----                -----
Cash and cash equivalents at the beginning of a period.....         28.2       30.8              17.9                 --
                                                                   -----      -----             -----                -----
Cash and cash equivalents at the end of period.............         30.8       17.7              21.1                 68.0
                                                                   =====      =====             =====                =====

RECONCILIATION OF CASH AND CASH EQUIVALENTS:
As previously reported for 1998, 1999 and 2000.............         27.8       30.8              17.7                 --
Foreign exchange adjustment................................          0.4       --                 0.2                 --
                                                                   -----      -----             -----                -----
Cash and cash equivalents at beginning of period...........         28.2       30.8              17.9                 --
                                                                   -----      -----             -----                -----
Change in cash and cash equivalents........................          2.6      (13.1)              3.2                 68.0
                                                                   -----      -----             -----                -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................         30.8       17.7              21.1                 68.0
                                                                   =====      =====             =====                =====

________________________
  The impact of changes in exchange rates on consolidation has been eliminated.

        See accompanying notes to the consolidated financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A)   DESCRIPTION OF BUSINESS

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, (the "Group" and "Successor") is a multinational group headquartered in Helsinki, Finland engaged in the production of bathroom ceramics, bath and shower products and vacuum sewage systems. The Group's sales and production network operates throughout Europe, and its vacuum sewage systems business is global. Net sales of 92% of the Group were generated in Europe and 8% throughout the rest of the world. In 2001, net sales were distributed as follows: bathroom ceramics--61%, bath and shower products--30%, and vacuum sewage systems ("EVAC")--9.0%. The Group's raw materials are readily available and the Group is not dependent on any single supplier.

B)   BASIS OF PREPARATION

     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"). Significant estimates and assumptions include sales returns and allowances, warranties and deferred tax valuation allowances. The consolidated financial statements and accompanying notes are prepared in millions of Euro except for share and per share amounts.

     The preparation of financial statements in conformity with Finnish GAAP requires the Group's management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

C)   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, and its wholly and over 50%, owned subsidiaries, collectively the Group. Sanitec Oy, formerly Pool Acquisition Helsinki Oy is a 100% owned subsidiary of Pool Acquisition Netherlands B.V.

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was formed by funds advised by BC Partners in order to acquire Sanitec Oyj. On June 7, 2001, Sanitec Oyj (the "Predecessor") was acquired by Sanitec Oy, formerly, Pool Acquisition Helsinki Oy. On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy was transferred as contribution in kind to Pool Acquisition Netherlands B.V. Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are members of the group under common control of Pool Acquisition S.A., the parent company. The results of operations and cash flows attributable to Sanitec Oyj have been included in the consolidated financial statements of the Group from June 8, 2001.

     Sanitec Oyj's multinational operations are headquartered in Helsinki, Finland. The acquisition of Sanitec Oyj was accounted for as a purchase business combination. Restructuring provisions related to the Group management's plans for the Sanitec acquisition are included as a component of goodwill.

     The consolidated financial statements for the years ended December 31, 1999 and 2000 and the period ended June 7, 2001 present on a historical cost basis the assets, liabilities, revenues and expenses of the Predecessor prior to the completion of the acquisition. Accordingly, the accompanying financial statements of the Predecessor and the Group are not comparable in all material respects, since the Group's financial position, results of operations and cash flows use a new accounting basis.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     All significant intercompany balances and transactions have been eliminated in consolidation. Sphinx Technical Ceramics B.V., a wholly-owned subsidiary of the Group, whose ownership was intended to be temporary is excluded from consolidation because it was acquired to be disposed of subsequent to its acquisition.

     Investments in the common stock of associated companies in which the Group owns between a 20% and 50% interest, including 50% owned joint ventures, are accounted for by the equity method.

     Minority interests are presented separately on the balance sheet. Results related to minority interests are presented on the income statement as a separate item, net of tax.

D)   TRANSACTIONS DENOMINATED IN FOREIGN CURRENCIES

     The financial statements of the Group's subsidiaries are measured using the Euro as the functional currency. The assets and liabilities of the Group's operations are translated into Euro at the current exchange rate prevailing at the balance sheet date and revenues and expenses are translated at the average exchange rate for the financial period. Gains and losses from exchange rate differences arising from translations are recorded directly to retained earnings and other equity, net of exchange rate differences arising on equity hedges of currency borrowings and forward contracts.

     Transactions denominated in non-Euro currencies are recorded at the exchange rate prevailing at the date of the transaction. At the end of the accounting period assets and liabilities denominated in non-Euro currencies are translated at the exchange rate prevailing at the balance sheet date. Gains and losses that arise from exchange rate fluctuations on transactions and assets and liabilities denominated in non-Euro currencies are included in the results of operations.

E)   DERIVATIVE FINANCIAL INSTRUMENTS

     The business operations of the Group give rise to certain exposure to risks related to interest rates and non-Euro currency. These risks are managed to minimize their impact on the Group's profitability and financial position.

     The Group considers its derivative financial instruments to be a hedge when certain criteria are met.

     For a non-Euro currency derivative instrument to qualify as a hedge, the instrument must be related to a non-Euro currency asset, liability, or commitment, or a portfolio of assets, liabilities and commitments, the characteristics of which have been identified; involve the same currency as the hedged item; and reduce the exposure to the risk of non-Euro currency exchange movements on the Group's operations.

     For an interest rate derivative instrument to qualify as a hedge, the instrument must be related to an asset or a liability, or to a portfolio of assets and liabilities; and must change the character of the interest rate by converting a variable rate to a fixed rate or by converting a fixed rate to a variable rate.

     The Group does not use derivative financial instruments for speculative purposes.

     FORWARD EXCHANGE CONTRACTS AND CURRENCY SWAPS

     Gains and losses on forward exchange contracts and currency swaps that are designated and effective as hedges are deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. The interest component determined at the inception of the contract is accrued as interest income and expense over the contract term.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

INTEREST RATE SWAPS

     Interest rate swaps that are designated as cash flow hedges of debt obligations are accounted for on an accrual basis. That is, the interest payable and interest receivable under the swap terms are accrued and recorded as an adjustment to the interest expense of the designated liability.

     Amounts due from and payable to the counterparties of interest rate swaps are recorded on an accrual basis at each reporting date based on amounts calculated by reference to the respective interest rate swap contracts. Realized gains and losses that occur from the early termination or expiration of contracts are recorded in income over the remaining period of the original swap agreement.

INTEREST RATE AND FOREIGN CURRENCY OPTIONS

     Gains and losses on interest rate and foreign currency options that are designated and effective as hedges are deferred and recognized in income or as adjustments of carrying amounts when the hedged transactions occur. Option premiums are recorded as either an asset or a liability and amortized over the life of the option.

F)   REVENUE RECOGNITION

     The Group recognizes revenue from product sales upon shipment, when the customer takes ownership and when the customer assumes the risk of loss. Generally, revenue is recognized based on the shipping terms at either the shipping point, if the terms are free on board (F.O.B.) shipping point, or upon delivery, if the terms are F.O.B. destination point. The majority of the Group's sales are F.O.B. shipping point. There is no deferred income recorded for the Predecessor as of December 31, 2000 or June 7, 2001 or the Group as of December 31, 2001.

     Net sales consist of gross sales revenues reduced by certain items including indirect sales taxes and sales discounts. The Group estimates and records provisions for cash discounts, quantity rebates, sales returns and allowances and original warranties in the period the sale is reported based on its experience.

G)   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents. As of December 31, 2000, cash equivalents held by the Predecessor, amounting to (euro)1.3, were restricted for use by the Group due to the liquidation of a subsidiary. As of December 31, 2001, the Group held cash equivalents of (euro)22.9 which are restricted to acquisition related payments.

H)   ACCOUNTS RECEIVABLE

     Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors' ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected. Changes in the level of provision are recorded as bad debt expense.

I)   IMPAIRMENT OF NON-CURRENT ASSETS

     Impairment of goodwill, property, plant and equipment and other non-current assets is recognized if the estimated future revenue generated by the non-current asset is expected to be permanently lower than the historical cost, net of depreciation. The amount of impairment is calculated as the difference between the estimated future revenue generated and the historical cost, net of depreciation and recorded as an expense. Non-current assets may be revalued upwards to recover amounts previously recorded as impairment.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

J)   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for finished goods and the average cost method for raw materials. Cost includes direct manufacturing, labor and materials, variable overhead and full absorption of manufacturing overhead. Costs associated with assets produced for internal use are capitalized and depreciated over their estimated useful lives.

K)   GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which represents the excess of purchase price over the fair value of certain net assets acquired, is amortized on a straight-line basis over the periods expected to benefit, generally 20 years. Other intangible assets include patents and license rights, computer software, leasehold improvements and are amortized over 3 to 10 years.

     Internally developed intangible assets are generally expensed when incurred, while intangible assets acquired from others are capitalized. For non-material intangible assets acquired from others it is allowed to expense the costs when incurred.

     Costs attributable to development of computer software are either capitalized or expensed when incurred using the following principles:

o Costs incurred during the preliminary planning and evaluation phase are expensed when incurred

o Costs incurred during the application development stage are capitalized and amortized over the useful economic life of the asset

o Costs incurred after the completion of the application development stage and those incurred during the operation stage are expensed when incurred

     For non-material software development costs incurred during the application development stage are allowed to be expensed when incurred.

L)   DEBT ISSUANCE COSTS

     Costs related to the issuance of debt are capitalized under other intangible assets and amortized generally on a straight-line basis over the lives of the related debt.

M)   FIXED ASSETS AND DEPRECIATION

     Property, plant and equipment is stated at cost less accumulated depreciation. Interest expense related to major investment projects in Poland has been capitalized.

     Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets according to plan as follows:

     Buildings.............................         20-30 years
     Machinery and equipment...............          3-15 years

N)   INVESTMENTS IN MARKETABLE SECURITIES

     Investment securities held as short-term investments are recorded at the lower of cost or market value. Investments which are considered long-term are recorded at the lower of cost or market value, if the value adjustment is considered permanent.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

O)   OTHER CURRENT ASSETS

     Other current assets consist of prepayments of insurance premiums, income and other taxes, rental payments and other financial items such as interest income receivable.

P)   RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Research and development costs amounted to (euro)11.3 and (euro)16.6 for the years ending December 31, 1999 and 2000, respectively and (euro)9.3 and (euro)11.0 for the periods from January 1, 2001 through June 7, 2001 and June 8, 2001 through December 31, 2001, respectively.

Q)   WARRANTY COSTS

     The Group's warranty policy provides for coverage of certain products. The Group's policy is to accrue the estimated cost of warranty coverage at the date the sale is recorded. The estimated liability is included as a current liability. Changes in the warranty liability, are charged against earnings for the period.

R)   LEASING

     The Group leases certain property and equipment under various operating and capital lease arrangements. Leases are classified and accounted for as capital leases if substantially all the benefits of ownership have been transferred to the lessee. Significant financial leasing items are capitalized as fixed assets.

S)   INCOME TAXES

     Income taxes consist of current and deferred taxes. Current taxes include taxes of consolidated subsidiaries for the year calculated in accordance with local regulations, as well as adjustments to prior year tax accruals and deferred taxes.

     Deferred tax liabilities or assets are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is probable to be realized.

T)   STOCK-BASED COMPENSATION

     The Group does not account for stock-based compensation as it is not required under Finnish GAAP.

U)   PENSION ARRANGEMENTS

     Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees' Act. Group companies outside of Finland have pension obligations arranged and pension liabilities recorded in accordance with the local regulations and practice. Changes in uncovered pension obligations are recorded as an expense in the income statement and the related pension liability is included as a provision in the balance sheet.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

V)   OTHER OPERATING INCOME AND EXPENSES

     Other operating income includes income from outside ordinary business activities, such as rental income and gains from the sale of fixed assets and other long-term investments.

     Other operating expenses include expenses not directly related to production, such as expenses for marketing efforts, research and development, and other expenses related to general administration. Additionally, losses from the disposition of fixed assets and other long-term investments are included within other operating expenses.

W)   PROVISIONS

     Provisions in the balance sheet include those items which the Group is obliged to pay and future realization is probable and the amount can reasonably be estimated. Provisions include uncovered pension liabilities and restructuring expenses. Changes to provisions, excluding restructuring provisions that are a component of goodwill, are included in the income statement.

X)   EXTRAORDINARY INCOME AND EXPENSES

     Extraordinary income and expenses are presented on a gross basis and include items, which are outside of the ordinary activities of the Group, such as items arising from divestments of operations.

Y)   APPROPRIATIONS

     Appropriations comprise voluntary provisions and the temporary differences related to the depreciation of the tax basis as compared to the book basis of fixed assets. Accumulated appropriations are divided into tax liability and shareholders' equity. The change in appropriations, net of the tax liability, is included in the earnings for the year. The amount of appropriations recorded in shareholders' equity is not distributable in the Predecessor according to the Finnish Companies Act.

Z)   DIVIDENDS

     Dividends proposed by the Board of Directors are not recorded in the consolidated financial statements until they have been approved by the Annual General Meeting. The Group did not declare dividends for the year 2001 and does not anticipate doing so in the near future.

AA)  CONSOLIDATED STATEMENT OF CASH FLOWS

     The consolidated statement of cash flows is prepared in accordance with Finnish GAAP using International Accounting Standards (IAS) No. 7, "Cash Flow Statements", as amended.

2.   BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

     BUSINESS SEGMENT

     The Group and its predecessors have three business segments: bathroom ceramics, bath and shower products and vacuum sewage systems ("EVAC").

     The bathroom ceramics business segment produces washbasins, pedestals, vanity tops, toilets, urinals, bidets and bathroom accessories made of ceramics. The business segment is comprised of nine business units, all based in Europe, that produce bathroom ceramics.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The bath and shower products business segment produces whirlpools, spas, bathtubs, shower enclosures, shower systems and shower trays. The business segment is comprised of six business units, all based in Europe, that produce bath and shower products.

     The vacuum sewage systems business segment markets, through one business unit, vacuum sewage systems for aircraft, marine vessels, trains and buildings that are tailored to the needs of its customers. As the only producer of vacuum systems in these four sectors, EVAC has little competition. EVAC operates in Europe, North and South America and Asia.

     Each of the business segments sells products to other business segments of the Group and its Predecessor on an arms-length basis.

     The presentation of the Group and its Predecessor's business segments is based on business area reporting. Business area reporting is carried out quarterly and used by the Chief Operating Decision Maker of the Group and its Predecessor, to evaluate the business segment performance and decide how to allocate resources to the business segments.

     A business unit is comprised of legal entities of the Group and its Predecessor. A business unit may belong to either one business segment or to both the bathroom ceramics and bath and shower products business segments. If a business unit belongs to more than one business segment and the information systems of the business unit do not fully support the business segment allocation, a rational and consistent allocation method is used to calculate the allocation of the costs or operating capital employed based on a ratio percentage of the proportion of business segment sales to the total net sales of the Group and its Predecessor. If a legal entity does not belong to a specific business unit a corresponding rational and consistent method, calculated on consolidated group level, is used to allocate net sales, costs or operating capital employed of the legal entity to business segments.

The inter-segment revenue calculation is based on the following assumptions:

o Inter-segment sales are recorded as such only when both the business unit seller and business unit buyer belong to one business segment that is different between the business unit seller and the business unit buyer.

o If either the business unit seller or the business unit buyer operates in more than one business segment and a portion of the business segment is the same between the business unit seller and the business unit buyer, then the sale is not recorded as inter-segment.

     The accounting policies underlying the business segment data are the same as described in footnote 1 to the consolidated financial statements. Segment results for the Group and its Predecessor were as follows:

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
DECEMBER 31, 1999                          CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
-----------------                          --------        --------        -------       ------------       -----
Total net sales.....................          415.9          145.3            70.5            (1.7)          630.0
Inter-segment net sales.............           (1.5)          (0.2)             --             1.7             --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          414.4          145.1            70.5              --           630.0
Depreciation and amortization.......          (24.2)          (8.5)           (1.7)             --           (34.4)
Operating profit....................           62.7           14.6             4.1              --            81.4
Gross capital expenditure...........         (125.1)         (22.0)           (6.7)             --          (153.8)

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
DECEMBER 31, 2000                          CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
-----------------                          --------        --------        -------       ------------       -----
Total net sales.....................          526.8          264.8            88.1            (2.4)          877.3
Intersegment net sales..............           (1.9)          (0.5)            --              2.4             --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          524.9          264.3            88.1              --           877.3
Depreciation and amortization.......          (40.1)          (8.2)           (2.2)             --           (50.5)
Operating profit....................           50.6           22.2             6.7              --            79.5
Gross capital expenditure...........          (19.0)         (36.7)           (1.9)             --           (57.6)
Operating capital employed..........          384.8          129.3            38.9              --           553.0
Liabilities within operating capital
     employed.......................             --            --               --              --           206.5
Interest bearing receivables........             --            --               --              --             3.4
Cash and bank balances..............             --            --               --              --            17.7
                                                                                                             -----
     Total assets...................                                                                         780.6
                                                                                                             =====

PREDECESSOR
-----------

                                                           BATH AND
SANITEC OYJ                                BATHROOM         SHOWER      VACUUM SEWAGE
JANUARY 1 - JUNE 7, 2001                   CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
------------------------                   --------        --------        -------       ------------       -----
Total net sales.....................          279.5          132.3            36.4            (1.3)          446.9
Intersegment net sales..............           (1.0)          (0.3)             --             1.3              --
                                              -----          -----            ----             ---           -----
Net sales to external customers.....          278.5          132.0            36.4              --           446.9
Depreciation and amortization.......          (19.1)          (5.6)           (1.0)             --           (25.7)
Operating profit....................           18.5            9.7             2.2              --            30.4
Gross capital expenditure...........         (131.7)         (26.2)           (1.5)             --          (159.4)
Operating capital employed..........          520.3          170.2            40.5              --           731.0
Liabilities within operating capital
     employed.......................             --             --              --              --           241.9
Interest bearing receivables........             --             --              --              --            21.1
                                              -----          -----            ----             ---           -----
     Total assets...................                                                                         995.0
                                              -----          -----            ----             ---           =====

SUCCESSOR
---------

SANITEC OY, FORMERLY                                       BATH AND
POOL ACQUISITION HELSINKI OY               BATHROOM         SHOWER      VACUUM SEWAGE
JUNE 8 - DECEMBER 31, 2001                 CERAMICS        PRODUCTS        SYSTEMS       INTERSEGMENT       TOTAL
--------------------------                 --------        --------        -------       ------------       -----
Total net sales.....................          333.1          163.3            52.7            (1.5)          547.6
Intersegment net sales..............           (1.1)          (0.4)            --              1.5            --
                                                                                                          --------
Net sales to external customers.....          332.0          162.9            52.7             --            547.6
Depreciation and amortization.......          (37.4)         (11.3)           (2.3)            --            (51.0)
Operating profit....................           17.4           14.8             6.3             --             38.5
Gross capital expenditure...........         (678.5)        (232.2)          (46.5)            --           (957.2)
Operating capital employed..........          849.4          307.8            66.7             --         1,223.9
Liabilities within operating capital
     employed.......................            --             --              --              --            293.0
Interest bearing receivables........            --             --              --              --              6.0
Cash and bank balances..............            --             --              --              --             68.0
                                                                                                           -------
     Total assets...................                                                                       1,590.9
                                                                                                           =======

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     GEOGRAPHIC AREA DATA

                                                             PREDECESSOR                              SUCCESSOR
                                                             -----------                              ---------
                                                                                                 SANITEC OY, FORMERLY
                                                                                                   POOL ACQUISITION
                                                             SANITEC OYJ                             HELSINKI OY
                                                             -----------                             -----------
                                                      YEAR ENDED
                                                                                  PERIOD FROM         PERIOD FROM
                                            DECEMBER 31,        DECEMBER 31,      JANUARY 1 -           JUNE 8 -
NET SALES BY GEOGRAPHICAL AREA                  1999               2000           JUNE 7, 2001     DECEMBER 31, 2001
------------------------------                  ----               ----           ------------     -----------------
Germany........................................150.4               183.5                77.2              91.0
France..........................................80.5               143.3                69.4              74.6
United Kingdom..................................10.5                16.5                47.5              66.1
Benelux.........................................16.0                80.7                39.3              46.1
Sweden..........................................57.1                74.0                31.7              36.0
Italy...........................................76.0                80.9                37.5              43.0
Norway..........................................36.5                42.0                19.2              24.3
Denmark.........................................32.1                30.5                15.2              16.8
Finland.........................................32.7                36.6                16.1              21.2
Poland..........................................47.4                57.0                25.0              36.3
The Americas....................................25.8                34.1                14.0              21.9
Other countries.................................65.0                98.2                54.8              70.3
                                               -----               -----               -----             -----
Total..........................................630.0.              877.3               446.9             547.6
                                              =======              =====               =====             =====


                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                  AT                   AT                  AT
LONG LIVED ASSETS BY GEOGRAPHICAL AREA(1)                  DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
-----------------------------------------                  -----------------      ------------     -----------------
United Kingdom......................................              0.1                 56.4                  49.0
Sweden..............................................             18.1                 16.9                  18.2
Slovakia............................................              7.1                  7.4                   7.1
Portugal............................................              8.5                  9.0                   9.8
Poland..............................................             40.3                 43.7                  41.3
The Netherlands.....................................             30.8                 30.0                  30.1
Malaysia............................................             12.8                 13.9                   --
Italy...............................................             31.0                 30.7                  30.5
Germany.............................................             37.1                 36.9                  33.8
France..............................................             18.3                 20.0                  28.3
Finland.............................................             23.7                 23.2                  18.3
Belgium.............................................              3.0                  3.5                   3.8
The Americas........................................              3.3                  3.5                   3.3
Other countries.....................................              3.7                  3.3                   3.3
                                                                -----                -----                 -----
Total...............................................            237.8                298.4                 276.8
                                                                =====                =====                 =====

___________________
(1)  Long lived assets consist of tangible assets



3.   ACQUISITIONS AND DISPOSITIONS OF BUSINESSES

ACQUISITIONS BY THE PREDECESSOR AND SUCCESSOR

     The following acquisitions were accounted for by the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated income statements since the acquisition dates. All of the transactions were cash transactions.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

1999

     In December 1999, the Predecessor acquired a 97.8% interest in a Dutch Group N.V. Koninklijke Sphinx Gustavsberg ("Sphinx") for a cash consideration of
(euro)124.8 including acquisition related costs.

     In connection with receiving approval for the acquisition of Sphinx by the European Commission, the Predecessor agreed to divest Gustavsberg AB and its subsidiaries owned by Sphinx. These operations have been excluded from the Predecessor's consolidated results as control was temporary. The shares held in Gustavsberg AB by Sphinx were revalued in the consolidation to reflect the estimated divestment value of Gustavsberg and its subsidiaries and included in the fixed assets.

     The cost was allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2000.

     The acquisition had the following effect on the Predecessor's assets and liabilities:

                                                                                                           FINAL
                                                                 PRELIMINARY                              PURCHASE
                                                               PURCHASE PRICE     NET ADJUSTMENTS TO       PRICE
                                                                 ALLOCATION           FAIR VALUE         ALLOCATION
                                                                 ----------           ----------         ----------
Fixed assets............................................            114.2                (6.7)              107.5
Inventories.............................................             39.4                (2.8)               36.6
Other current assets....................................             77.8               (46.5)               31.3
Cash and cash equivalent................................              8.7                  --                 8.7
Liabilities ............................................           (152.3)               53.4               (98.9)
Restructuring provisions................................           (13.5)                (6.9)             (20.4)
Other provisions........................................           (10.8)                (4.4)             (15.2)
Goodwill................................................             61.3                16.7                78.0
                                                                    -----                ----               -----
Gross acquisition cost of Sphinx........................            124.8                 2.8               127.6
Less: cash and cash equivalents acquired................             (8.7)
                                                                    -----
Cash flow on acquisition net of cash acquired...........            116.1
Cash flow on acquisitions in other subsidiaries.........             10.7
                                                                    -----
Total cash flow on acquisitions net of cash acquired....            126.8
                                                                    =====

2000

     During 2000, the Predecessor acquired shares in subsidiaries as follows:

Minority interest in N.V. Koninklijke Sphinx
     Gustavsberg................................................         2.6
Other subsidiaries..............................................         1.8
                                                                         ---
Total cash flow on acquisition net of cash acquired.............         4.4
                                                                         ===

PERIOD FROM JANUARY 1, 2001 TO JUNE 7, 2001

     In January 2001, the Predecessor acquired a 100% interest in Twyford Bathrooms. The acquisition cost of GBP 84.7 million (or approximately
(euro)136.7) including acquisition related costs was paid in cash. The preliminary cost has been allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2001.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                            PRELIMINARY
                                                           PURCHASE PRICE     NET ADJUSTMENTS TO     FINAL PURCHASE
                                                             ALLOCATION           FAIR VALUE        PRICE ALLOCATION
                                                             ----------           ----------        ----------------
Fixed Assets.........................................            58.0                (1.0)                 57.0
Inventories..........................................            18.0                (1.4)                 16.6
Other current assets.................................            67.2                (0.6)                 66.6
Cash and cash equivalents............................              --                  --                    --
Liabilities..........................................           (63.6)               (5.2)                (68.8)
Restructuring provisions.............................            (9.4)                7.3                  (2.1)
Goodwill.............................................            66.5                (1.9)                 64.6
                                                                -----                 ---                 -----
Gross acquisition cost of Twyford Bathrooms..........           136.7                (2.8)                133.9
Less: cash and cash equivalents acquired.............              --
Cash flow on acquisition net of cash acquired........           136.7
Cash flow on acquisitions in other subsidiaries                   0.7
                                                                -----
Total cash flow on acquisition net of cash
     acquired........................................           137.4
                                                                =====

PERIOD FROM JUNE 8, 2001 TO DECEMBER 31, 2001

     On June 7, 2001, the Successor acquired an interest of 60.8% in Sanitec Oyj from Wartsila Oyj Abp and a group of investors. Also the Successor made a public offer to acquire the entire share capital of Sanitec Oyj. At December 31, 2001, the Successor held 100% of Sanitec Oyj. The total amount paid in cash as of December 31, 2001 was (euro)925.9 which consisted of (euro)904.4 for the purchase of shares and (euro)21.5 for other acquisition related costs. A
(euro)3.8 provision has been made for the remaining shares of the Predecessor that were acquired but remained unpaid at the balance sheet date. The preliminary cost has been allocated to fixed assets and liabilities based on the estimated fair values at the acquisition date. The final purchase price allocation adjustments were made in the year ended December 31, 2001.

     The acquisition had the following effect on the Successor's assets and liabilities:

                                                            PRELIMINARY
                                                           PURCHASE PRICE     NET ADJUSTMENTS TO     FINAL PURCHASE
                                                             ALLOCATION           FAIR VALUE        PRICE ALLOCATION
                                                             ----------           ----------        ----------------
Fixed Assets.........................................           546.3               (12.4)                533.9
Inventories..........................................           174.4                (1.8)                172.6
Other current assets.................................           253.2                (0.9)                252.3
Cash and cash equivalents............................            21.1                  --                  21.1
Liabilities..........................................          (619.6)               76.2                (543.4)
Restructuring provisions.............................           --                  (60.0)                (60.0)
Other provisions.....................................          (53.4)                 3.0                 (50.4)
Goodwill.............................................           603.9                  --                 603.9
                                                                -----                ----                 -----
Gross acquisition cost of the Predecessor............           925.9                 4.1                 930.0
Less: cash and cash equivalents acquired.............           (21.1)
                                                                -----
Cash flow on acquisition net of cash acquired........           904.8
                                                                -----
Total cash flow on acquisition net of cash
     acquired........................................           904.8
                                                                =====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

DIVESTITURES BY THE SUCCESSOR

PERIOD FROM JUNE 8, 2001 TO DECEMBER 31, 2001

     On July 1, 2001, the Successor sold an 80.1% interest in Johnson Suisse SDN BHD ("Sanitec Johnson Suisse") in Malaysia. The transaction resulted in a loss of (euro)2.7. The disposal had the following effect on the Successor's assets and liabilities:

Fixed assets...............................................             14.1
Inventories................................................              4.7
Other current assets.......................................              3.7
Cash and cash equivalents..................................               --
Liabilities................................................            (22.7)
Deferred tax assets........................................             (0.8)
Goodwill...................................................              3.7
                                                                        ----
Net assets sold............................................              2.7
Sales loss accounted for as extraordinary cost.............             (2.7)
                                                                        ----
Cash flow on sale of subsidiary shares.....................              0.0
                                                                        ====

4.   OTHER OPERATING INCOME

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Other operating income consists of:
     Rental income..................................         0.2         0.5           0.2                 0.3
     Profit on sales of fixed assets................         0.6         0.9           0.2                 1.8
     Other..........................................         3.9         5.2           2.7                 6.5
                                                             ---         ---           ---                 ---
Total...............................................         4.7         6.6           3.1                 8.6
                                                             ===         ===           ===                 ===

5.   PERSONNEL EXPENSES AND NUMBER OF PERSONNEL

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                 SANITEC OY, FORMERLY
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                     HELSINKI OY
                                                                      -----------                     -----------
                                                              YEAR ENDED          PERIOD FROM
                                                              DECEMBER 31         JANUARY 1 -    PERIOD FROM JUNE 8 -
                                                            1999       2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                            ----       ----      ------------      -----------------
Personnel expenses consist of:
Wages and salaries..................................        125.1        212.3       111.6               131.2
Pension costs (1)...................................          1.9          2.4         1.1                 1.6
Other compulsory personnel costs (2)................         40.5         53.9        25.1                33.6
                                                            -----        -----       -----               -----
Total...............................................        167.5        268.6       137.8               166.4
                                                            =====        =====       =====               =====
Number of personnel on average......................        5,796        8,302       9,103               8,861

_______________
(1)  Pension costs contain only pension costs for Finnish companies.
(2) Pension costs for non-Finnish companies are included in other compulsory personnel costs.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                 SANITEC OY, FORMERLY
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                     HELSINKI OY
                                                                      -----------                     -----------
                                                              YEAR ENDED          PERIOD FROM
                                                             DECEMBER 31          JANUARY 1 -    PERIOD FROM JUNE 8 -
SALARIES AND EMOLUMENTS TO SENIOR MANAGEMENT               1999        2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           ----        ----      ------------      -----------------
Presidents and members of the Boards of
Directors (1)........................................       3.5         5.0            2.8               3.7

_______________
(1) The group CEO and the presidents of some Group companies have the right to retire at the age of 60 years. The Group's Board of Directors decides the remunerations of the President and his immediate subordinates.

6.   DEPRECIATION AND AMORTIZATION

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Depreciation and amortization consists of:
     Intangible assets...............................        0.6          2.2          1.0                 1.9
     Goodwill on consolidation.......................        6.9         11.6          6.3                25.2
     Other long-term expenditure.....................        0.8          1.1          0.5                 2.2
     Land............................................        0.1          0.1          0.0                 0.0
     Buildings and structures........................        3.9          5.1          2.6                 3.0
     Machinery and equipment.........................       21.1         27.5         14.3                17.1
     Other tangible assets...........................        1.0          2.9          1.0                 1.6
                                                            ----         ----         ----                ----
Total depreciation and amortization..................       34.4         50.5         25.7                51.0
                                                            ====         ====         ====                ====

     There were no material write downs in the consolidated statement of accounts in 1999, 2000, the period from January 1, 2001 to June 7, 2001 and the period from June 8, 2001 to December 31, 2001.

7.   OTHER INCOME AND EXPENSES, NET

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                 SANITEC OY, FORMERLY
                                                                                                   POOL ACQUISITION
                                                                      SANITEC OYJ                     HELSINKI OY
                                                                      -----------                     -----------
                                                              YEAR ENDED          PERIOD FROM
                                                             DECEMBER 31          JANUARY 1 -    PERIOD FROM JUNE 8 -
                                                           1999        2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           ----        ----      ------------      -----------------
 Other income and expenses, net consists of:
    Interest income and other financial income......        3.6          5.9          2.6                  3.5
     Exchange gains and losses, net..................      (0.8)         0.8          0.2                 (0.2)
     Write downs of financial assets.................      (0.5)        (0.1)          --                  --
     Interest expenses and other financial expenses..     (11.6)       (18.0)        (9.5)               (44.1)
                                                           ----         ----          ---                 ----
     Other income and expenses, net, total...........      (9.3)       (11.4)        (6.7)               (40.8)
                                                           ====        =====         ====                =====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

8.   EXTRAORDINARY ITEMS

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Extraordinary items consist of:
     Extraordinary expenses..........................         --           --             (1.4)                 (2.3)
                                                              --           --              ---                   ---
Total................................................         --           --             (1.4)                 (2.3)
                                                              ==           ==              ===                   ===

     Extraordinary expenses in December 2001 include estimated costs for the accidental destruction by fire of the bath and shower production facility in Avranches, France, and a loss from the sale of 80.1% of the shares of Sanitec Johnson Suisse.

     The tax effect of extraordinary expenses for the period from January 1, 2001 to June 7, 2001 for the Predecessor was (euro)0.4 and for the period June 8, 2001 to December 31, 2001 for the Successor was (euro)0.7.

9.   INCOME TAXES

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                      SANITEC OY,
                                                                                                        FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                              YEAR ENDED          PERIOD FROM      PERIOD FROM JUNE 8
                                                              DECEMBER 31         JANUARY 1 -              -
                                                            1999       2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                            ----       ----       ------------     -----------------
Income taxes consist of:
     Current taxes
         for the financial year.....................        (28.0)      (29.1)        (8.9)                 (8.7)
         for prior years............................          1.1         0.5          0.6                   0.4
     Deferred.......................................          0.3         3.7         (0.2)                 (4.9)
                                                             ----        ----         ----                  ----
Total...............................................        (26.6)      (24.9)        (8.5)                (13.2)
                                                            =====       =====         ====                 =====

The Finnish and non-Finnish components of income (loss) before income taxes, minority interest and after extraordinary items are as follows:
         Finland....................................         44.0        52.0          4.3                 (15.8)
         Other jurisdictions........................         27.3        12.3         17.5                  12.0
                                                             ----        ----         ----                  ----
Total...............................................         71.3        64.3         21.8                  (3.8)
                                                             ====        ====         ====                  ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The difference between income tax expense calculated using the Finnish statutory tax rate (28% in 1999 and 29% in 2000 and 2001) and income tax expense recorded in the income statement is as follows:

                                                                          PREDECESSOR                     SUCCESSOR
                                                                          -----------                     ---------
                                                                                                     SANITEC OY, FORMERLY
                                                                                                       POOL ACQUISITION
                                                                          SANITEC OYJ                    HELSINKI OY
                                                                          -----------                    -----------
                                                                 YEAR ENDED          PERIOD FROM         PERIOD FROM
                                                                 DECEMBER 31         JANUARY 1 -           JUNE 8 -
                                                              1999        2000       JUNE 7, 2001     DECEMBER 31, 2001
                                                              ----        ----       ------------     -----------------
Hypothetical income tax expense at Finnish tax rate...        (20.0)      (18.6)         (6.3)                 1.1
Non-deductible expenses and tax exempt income.........          1.0        (0.9)          0.2                  0.7
Effect of associated companies........................         (0.3)       (1.1)         (0.2)                 0.2
Effect of goodwill amortization.......................         (1.7)       (3.1)         (1.4)                (6.4)
Difference between Finnish tax rate and non-Finnish
tax rate.............................................          (5.0)       (5.0)         (1.7)                (0.2)
Operating losses with no deferred tax benefit
recognized..........................................           (1.7)       (8.7)         (2.8)               (12.0)
Write-downs of shares and use of tax loss carry
forwards..........................................               --         8.8           1.1                  3.8
Effect of equity hedging and other financial items....          0.4         0.6           0.5                 (0.5)
Changes in valuation allowances.......................          1.7         6.1           1.4                 (1.6)
Other items...........................................         (1.0)       (3.0)          0.7                  1.7
                                                               ----        ----           ---                 ----
Total.................................................        (26.6)      (24.9)         (8.5)               (13.2)
                                                              =====       =====          ====                =====

     The components of net deferred tax asset (liability) in the balance sheet consist of the following tax consequences from temporary differences:

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                 AT                   AT                   AT
                                                            DECEMBER 31,           JUNE 7,            DECEMBER 31,
                                                                2000                 2001                 2001
                                                                ----                 ----                 ----
Deferred tax assets consist of:
     Tax loss carry forwards........................            30.9                28.7                  35.2
     Less valuation allowance.......................           (28.4)              (25.1)                (33.6)
                                                               -----               -----                 -----
     Tax loss carry forwards, net...................             2.5                 3.6                   1.6
     Provisions and writedowns related to
         restructuring..............................            13.4                13.2                  17.9
     Other provisions and liabilities...............             2.4                 2.5                   1.9
     Others.........................................             0.8                 0.8                   0.7
                                                               -----               -----                 -----
                                                                19.1                20.1                  22.1

     Deferred tax liabilities consist of:
     Property, plant and equipment..................            10.2                10.5                  12.6
     Voluntary provisions...........................             3.5                 3.3                   4.0
     Others.........................................             0.7                 1.0                    --
                                                               -----               -----                 -----
                                                                14.4                14.8                  16.6
                                                               -----               -----                 -----
Net deferred tax assets.............................             4.7                 5.3                   5.5
                                                               =====               =====                 =====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The Group had tax loss carry forwards, mainly attributable to foreign subsidiaries, of (euro)103.7, (euro)105.4 and (euro)115.7 as of December 31, 2000, June 7, 2001 and December 31, 2001, respectively. Substantially, all of the tax loss carry forwards attributable to foreign subsidiaries, (euro)82.3, have no expiration. Tax loss carry forwards of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, (euro)33.4, expire in 10 years.

     The Group has recognized deferred tax assets for its tax loss carry forwards and has established a valuation allowance against these deferred tax assets. The determination was based upon what is probable in each tax jurisdiction.

     A deferred tax liability has not been provided for undistributed earnings of non-Finnish subsidiaries because the Group is able to repatriate those retained earnings mainly tax free. A deferred tax liability has not been provided for undistributed earnings of Finnish subsidiaries since the Group is able to repatriate those retained earnings effectively tax free.

10.  FIXED ASSETS AND OTHER LONG TERM INVESTMENTS

     Other intangible assets

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Intangible assets consist of:
Intangible rights....................................                4.9                6.5                  6.0
Other long term expenditures.........................                2.3                3.2                 25.6
                                                                     ---                ---                 ----
Total................................................                7.2                9.7                 31.6
                                                                     ===                ===                 ====


     Intangible rights primarily consist of license rights, patents, and computer software. Other long term expenditures primarily consist of the cost of leasehold improvements on rental premises and capitalized costs related to the issuance of debt.

     Changes in fixed assets and other long term investments include the following (capital expenditure and other additions of the Successor including the acquired assets of the Predecessor):

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Intangible assets:
Goodwill:
     Historical cost at the beginning of the period..             182.1               200.6                  --
     Capital expenditures and other additions........              18.5                59.1                798.6
     Disposals and other decreases...................               --                   --                 (3.7)
     Accumulated amortization at the end of period...             (67.1)              (73.4)               (25.3)
                                                                  -----               -----                -----
     Carrying value at the end of period.............             133.5               186.3                769.6
                                                                  =====               =====                =====
Other intangible assets:



                                      F-99

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Historical cost at the beginning of the period..              15.3                19.9                  --
     Capital expenditures and other additions........               4.6                 4.1                 35.8
     Disposals and other decreases...................               --                   --                 --
     Accumulated amortization at the end of period...             (12.7)              (14.3)                (4.2)
                                                                  -----               -----                -----
     Carrying value at the end of period.............               7.2                 9.7                 31.6
                                                                  =====               =====                =====
     Property, plant and equipment:
Land:
     Historical cost at the beginning of the period..              40.0                37.2                  --
     Capital expenditures and other additions........               0.8                16.8                 56.4
     Disposals and other decreases...................              (3.6)                 --                 (3.9)
     Accumulated depreciation at the end of period...               --                   --                  --
                                                                  -----               -----                -----
     Carrying value at the end of period.............              37.2                54.0                 52.5
                                                                  =====               =====                =====
Buildings:
     Historical cost at the beginning of the period.              119.9               129.2                 --
     Capital expenditures and other additions.......               11.3                19.6               103.6
     Disposals and other decreases..................               (2.0)               (0.1)               (5.1)
     Accumulated depreciation at the end of period..              (46.6)              (49.2)               (1.4)
                                                                  -----               -----                -----
     Carrying value at the end of period............               82.6                99.5                97.1
                                                                  =====               =====                =====
Machinery and equipment:
     Historical cost at the beginning of the period.              282.7               298.0                 --
     Capital expenditures and other additions.......               27.9                35.7               138.7
     Disposals and other decreases..................              (12.6)               (3.7)              (28.5)
     Accumulated depreciation at the end of period..             (197.2)             (208.9)               (5.5)
                                                                  -----               -----                -----
     Carrying value at the end of period............              100.8               121.1               104.7
                                                                  =====               =====                =====
Other tangible assets:
     Historical cost at the beginning of the period.               15.1                20.0                 --
     Capital expenditures and other additions.......                6.8                 1.3                 8.0
     Disposals and other decreases..................               (1.9)               (1.5)               (0.2)
     Accumulated depreciation at the end of period..              (13.6)              (13.7)               (1.1)
                                                                  -----               -----                -----
     Carrying value at the end of period............                6.4                 6.1                 6.7
                                                                  =====               =====                =====
Advances paid and construction in progress:
     Historical cost at the beginning of the period.                8.2                10.8                 --
     Capital expenditures and other additions.......                7.2                 7.2                26.7
     Disposals and other decreases..................               (4.6)               (0.3)              (10.9)
     Accumulated depreciation at the end of period..                --                   --                 --
                                                                  -----               -----                -----
     Carrying value at the end of period............               10.8                17.7                15.8
                                                                  =====               =====                =====
Long-term investments and receivables:
Investment securities:
     Historical cost at the beginning of the period.               42.7                 3.4                 --
     Capital expenditures and other additions.......                --                  0.3                 1.0
     Disposals and other decreases..................              (39.3)                 --                 --
     Accumulated depreciation at the end of period..               (2.4)               (2.4)                --
                                                                  -----               -----                -----
     Carrying value at the end of period............                1.0                 1.3                 1.0
                                                                  =====               =====                =====
Other receivables:
     Historical cost at the beginning of the period.                1.6                 6.4                 --
     Capital expenditures and other additions.......                4.8                 1.7                 9.6
     Disposals and other decreases..................                --                   --                 --
     Accumulated depreciation at the end of period..                --                   --                 --
                                                                  -----               -----                -----
     Carrying value at the end of period............                6.4                 8.1                 9.6
                                                                  =====               =====                =====


                                     F-100

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Investments in associated companies:
     Historical cost at the beginning of the period.              36.9                42.2                  --
     Capital expenditures and other additions.......               9.0                 3.1                 41.7
     Disposals and other decreases..................              (6.6)               (2.8)                 --
     Accumulated depreciation at the end of period..               --                   --                  --
                                                                  -----               -----                -----
     Carrying value at the end of period............              39.3                42.5                 41.7
                                                                  =====               =====                =====

     Interest expense related to major investment projects in Poland has been capitalized under fixed assets and will be depreciated with the related fixed assets.

     The Predecessor's carrying value of buildings included capitalized interest expenses as of December 31, 2000 and June 7, 2001 of (euro)0.5 and (euro)0.6, respectively and the carrying value of machinery and equipment included capitalized interest expense as of December 31, 2000 and June 7, 2001 of
(euro)1.3 and (euro)1.2, respectively.

     The Successor's carrying value of buildings includes capitalized interest expenses as of December 31, 2001 of (euro)0.5 and the carrying value of machinery and equipment included capitalized interest expense as of December 31, 2001 of (euro)1.4.

11.  PREPAID EXPENSES AND ACCRUED INCOME

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                   SANITEC OY, FORMERLY
                                                                                                     POOL ACQUISITION
                                                                       SANITEC OYJ                     HELSINKI OY
                                                                       -----------                     -----------
                                                                  AT                   AT                   AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           -----------------      ------------      -----------------
Prepaid expenses and accrued income consists of:
     Interest.......................................                 0.4               0.3                  0.5
     Other financial items..........................                 2.9               2.6                  9.9
     Income and other taxes.........................                16.7              17.1                 15.3
     Other..........................................                 9.7              16.2                 15.7
                                                                    ----              ----                 ----
Total...............................................                29.7              36.2                 41.4
                                                                    ====              ====                 ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

12.  SHAREHOLDERS' EQUITY

     The following table shows changes in shareholders' equity for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 for the Predecessor and for the period from June 8, 2001 to December 31, 2001 for the Successor.

                                                 NUMBER OF                  SHARE
                                                  SHARES       SHARE       PREMIUM    OTHER       RETAINED
PREDECESSOR                                   (IN THOUSANDS)   CAPITAL      FUNDS      RESERVES    EARNINGS     TOTAL
                                              --------------   -------      -----      --------    --------     -----
BALANCE AT JANUARY 1, 1999................       54,199           56.5        14.1         17.2       122.3     210.1
Share issue and premium...................        8,010            8.4        76.4          --          --       84.8
Dividends paid............................           --             --         --           --         (8.8)     (8.8)
Currency translation adjustment...........           --             --         --           2.6         7.4      10.0
Transfers from retained earnings to
     other reserves.......................           --             --         --          (1.8)        1.8        --
Net income for the year...................           --             --         --           --         43.4      43.4
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT DECEMBER 31, 1999..............       62,209           64.9        90.5         18.0       166.1     339.5
Dividends paid............................           --            --          --           --        (13.1)    (13.1)
Currency translation adjustment...........           --            --          --           1.2         0.1       1.3
Transfers from retained earnings to
     other reserves.......................           --            --          --           0.5        (0.5)       --
Net income for the year...................           --            --          --           --         39.2      39.2
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT DECEMBER 31, 2000..............       62,209           64.9      90.5           19.7       191.8     366.9
Dividends paid............................           --            --          --           --        (13.1)    (13.1)
Currency translation adjustment...........           --            --          --           5.6         2.7       8.3
Net income for the period from January
     1, 2001 through June 7, 2001.........           --            --          --           --         13.3      13.3
                                                 ------           ----        ----         ----       -----     -----
BALANCE AT JUNE 7, 2001...................       62,209           64.9        90.5         25.3       194.7     375.4
                                                 ======           ====        ====         ====       =====     =====


                                                                            SHARE
                                           NUMBER OF SHARES    SHARE        PREMIUM    OTHER       RETAINED
SUCCESSOR                                   (IN THOUSANDS)     CAPITAL      FUNDS      RESERVES    EARNINGS     TOTAL
                                            --------------     -------      -----      --------    --------     -----
BALANCE AT JUNE 8, 2001..............               18            --         --           --          --        --
Share issue and premium..............           29,982            30.0      120.0         --          --       150.0
Currency translation adjustment......               --            --         --            0.2        (1.1)     (0.9)
Net loss for the period from June 8,
     2001 through December 31,
     2001                                          --            --         --           --         (17.2)    (17.2)
                                                ------            ----      -----          ---       -----     -----
BALANCE AT DECEMBER 31, 2001.........           30,000            30.0      120.0          0.2       (18.3)    131.9
                                                ======            ====      =====          ===       =====     =====

     The shares of the Predecessor have no nominal value. However, the Share Capital divided by the number of Shares is approximately (euro)1.04 per share. The par value of the shares of the Successor is (euro)1.00 per share.

     The payments received in excess of par value of the Shares are included in the share premium funds. Share premium funds are not distributable funds according to the Finnish Companies Act.

     Other reserves consist of currency translation adjustments related to undistributable equity and other legally undistributable reserves mainly in non-Finnish subsidiaries.

     Dividend payments for the Predecessor were (euro)0.21 per share in 2000 and in 2001. The number of shares entitled to a dividend was 62,209,014 in 2000 and in 2001. No dividends were paid in the period from January 1, 2001 through June 7, 2001 and from June 8, 2001 through December 31, 2001.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     On a consolidated basis, retained earnings of the Predecessor include appropriations (voluntary provisions and depreciation difference) which the Finnish Companies Act classifies as undistributable earnings. On a consolidated basis, the shareholders' equity available for distribution on December 31, 2000 and June 7, 2001 for the Predecessor was as follows:

                                                                                      PREDECESSOR
                                                                                      -----------

                                                                                      SANITEC OYJ
                                                                                      -----------
                                                                             AT                        AT
                                                                        DECEMBER 31,                 JUNE 7,
                                                                            2000                      2001
                                                                            ----                      ----
Distributable funds consist of:
     Retained earnings closing balance......................                191.8                    194.7
     Less appropriations....................................                (34.1)                   (34.6)
     Deferred tax liability on appropriations...............                 12.5                     12.3
                                                                            -----                    -----
Total distributable funds...................................                170.2                    172.4
                                                                            =====                    =====

     The Finnish Companies Act restricts dividend distribution to the lower of distributable funds of the parent of the Predecessor or distributable funds of the Predecessor's consolidated balance sheet. The distributable funds of the parent of the Predecessor were (euro)126.7 as of December 31, 2000 and
(euro)109.0 as of June 7, 2001.

13.  PROVISIONS

                                                                       PREDECESSOR                     SUCCESSOR
                                                                       -----------                     ---------
                                                                                                      SANITEC OY,
                                                                                                        FORMERLY
                                                                                                    POOL ACQUISITION
                                                                       SANITEC OYJ                    HELSINKI OY
                                                                       -----------                    -----------
                                                                  AT                   AT                  AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001     DECEMBER 31, 2001
                                                           -----------------      ------------     -----------------
Provisions consist of:
Non-current provisions:
     Provisions for pensions........................             32.6                 32.3                 33.1
     Provisions for restructuring ..................             12.2                  6.0                 21.5
     Other provisions ..............................              6.9                  3.8                  5.7
                                                                 ----                 ----                 ----
                                                                 51.7                 42.1                 60.3

Current provisions:
     Provisions for taxation........................               --                   --                  0.1
     Provisions for restructuring...................              2.4                  9.2                 28.2
     Other provisions...............................             12.3                 14.7                 10.4
                                                                 ----                 ----                 ----
                                                                 14.7                 23.9                 38.7

Non-current and current provisions:
     Provisions for pensions........................             32.6                 32.3                 33.1
     Provisions for taxation........................               --                   --                  0.1
     Provisions for restructuring...................             14.6                 15.2                 49.7
     Other provisions...............................             19.2                 18.5                 16.1
                                                                 ----                 ----                 ----
Total provisions....................................             66.4                 66.0                 99.0
                                                                 ====                 ====                 ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

PREDECESSOR                                      PENSIONS        TAXATION      RESTRUCTURING     OTHERS      TOTAL
-----------                                      --------        --------      -------------     ------      -----
Balance at January 1, 2000................           32.7              1.7           13.5           11.0       58.9
     Additional provisions................            --               --             6.9            9.9       16.8
     Payments.............................           (0.1)            (1.7)          (5.8)          (1.7)      (9.3)
                                                     ----              ---           ----           ----       ----
Balance at December 31, 2000..............           32.6              --            14.6           19.2       66.4
     Additional provisions................            --               --             2.1            2.4        4.5
     Payments.............................           (0.3)             --            (1.5)          (3.1)      (4.9)
                                                     ----              ---           ----           ----       ----
Balance at June 7, 2001...................           32.3              --            15.2           18.5       66.0
                                                     ====              ===           ====           ====       ====


SUCCESSOR                                        PENSIONS        TAXATION      RESTRUCTURING     OTHERS      TOTAL
---------                                        --------        --------      -------------     ------      -----
Balance at June 8, 2001...................           32.3              --            15.2           18.5       66.0
     Additional provisions................            0.8              0.1           44.8            3.1       48.8
     Payments.............................            --               --           (10.3)          (5.5)     (15.8)
                                                     ----              ---           ----           ----       ----
Balance at December 31, 2001..............           33.1              0.1           49.7           16.1       99.0
                                                     ====              ===           ====           ====       ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

14.  NON-CURRENT AND CURRENT DEBT

                                                                       PREDECESSOR                       SUCCESSOR
                                                                       -----------                       ---------
                                                                                                    SANITEC OY, FORMERLY
                                                                                                      POOL ACQUISITION
                                                                       SANITEC OYJ                      HELSINKI OY
                                                                       -----------                      -----------
                                                                                       AT
                                                                  AT                 JUNE 7,                 AT
                                                           DECEMBER 31, 2000          2001           DECEMBER 31, 2001
                                                           -----------------          ----           -----------------
Long term liabilities
Non-interest bearing................................                     0.6               0.6                  --
Interest bearing....................................                    69.6             148.9               1,104.1
                                                                        ----             -----               -------
Total long-term liabilities.........................                    70.2             149.5               1,104.1
                                                                        ====             =====               =======

Current liabilities
Non-interest bearing................................                   168.7             203.9                 219.2
Interest bearing....................................                   104.5             196.7                  32.9
                                                                       -----             -----                  ----
Total current liabilities...........................                   273.2             400.6                 252.1
                                                                       =====             =====                 =====

LONG-TERM DEBTS INCLUDING CURRENT INSTALLMENTS
Shareholder loans
     Shareholder loans due 2015 with a 7.125% p.a.
        fixed interest rate.........................                                                           312.2
Subordinated loan
     PIK loan due 2010 with a 22% semi-annually
        fixed interest rate.........................                                                            60.0
From financial institutions:
     Senior term loans due in semi-annual installments in
        2002-2010 with a variable interest rate
        based on Euribor (3.35% on December 31, 2001).                                                         505.0
     Junior credit facility due in 2011 with a
        variable interest rate based on Euribor
        (3.35% on December 31, 2001)................                                                           245.0
     (euro)150 million syndicated revolving credit
        facility due in 2003; variable interest rate
        based on Libor..............................                                      91.8
     (euro)10 million revolving credit facility due in
        2003; variable interest rate based on
        Libor.......................................                                      10.0
     SEK 100 million bank loan due in 2003;
        variable interest rate based on Stibor......                    11.5              10.7
     (euro)21 million bank loan due in 2002;
        variable interest rate based on Euribor.....                    21.5              21.5
     (euro)20 million bank loan due in 2009; fixed
        interest rate at 5.47% p.a..................                    20.0              20.0
     Operating subsidiaries(euro)20 million loan
        due in semi-annual installments in 2001-
        2008; fixed interest rate...................                    16.4              15.3
Other long-term loans drawn down by
     subsidiaries...................................                     5.8               5.8
Total...............................................                    75.2             175.1                1,122.2

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     Subordinated loans and the shareholder loans, constitute subordinated indebtedness and were used to partially finance the acquisition by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, of all the outstanding shares of the Predecessor and to refinance its existing indebtedness.

     Interest rates presented in the above table do not include any effects from hedging measures. The senior multi-currency term loan and the junior multi-currency term loan carry a commitment fee of 0.75% and 2.25% of any undrawn amounts. Commitment fees for the revolving credit facilities were between 0.08% and 0.1875% of any undrawn amounts.

     Maturities of long-term debt on December 31, 2001 of the Successor are as follows:

                                                                          LOANS FROM
                                     SHAREHOLDER       SUBORDINATED        FINANCIAL
                                        LOANS             LOANS          INSTITUTIONS      OTHER LOANS         TOTAL
                                        -----             -----          ------------      -----------         -----
Due in 2002.......................          --                --                 18.1             --              18.1
Due in 2003.......................          --                --                 27.2             --              27.2
Due in 2004.......................          --                --                 39.2             --              39.2
Due in 2005.......................          --                --                 48.2             --              48.2
Due in 2006.......................          --                --                 58.2             --              58.2
Due thereafter....................       312.2              60.0                254.1          305.0             931.3
                                         -----              ----                -----          -----             -----
                                         312.2              60.0                445.0          305.0           1,122.2
                                         =====              ====                =====          =====           =======

     Other loans consist of a junior credit facility of (euro)245.0 million and PIK loan of (euro)60.0 million, both directly owed to Pool Financing Helsinki Oy by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. Pool Financing Helsinki Oy and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are both under common control of Pool Acquisition Netherlands B.V.

     Long-term borrowing is primarily arranged by the Group, although there are a limited number of subsidiaries that have their own arrangements.

CURRENT DEBT

PREDECESSOR AT DECEMBER 31, 2000

     The (euro)95.8 of current debt primarily relates to short-term borrowings under (euro)69.7 Finnish commercial paper programs and (euro)2.5 Polish commercial paper programs. The average interest rate of the Predecessor's short-term borrowings was 5.9% at December 31, 2000 and 5.0% after giving effect to hedging activities.

PREDECESSOR AT JUNE 7, 2001

     The (euro)154.9 of current debt primarily relates to short-term borrowings under (euro)132.4 Finnish commercial paper programs. The average interest rate of the Predecessor's short-term borrowings was 5.1% on June 7, 2001 and 5.2% after giving effect to hedging activities.

SUCCESSOR AT DECEMBER 31, 2001

     The (euro)14.8 of current debt primarily relates to the short-term borrowings under the (euro)3.9 Finnish commercial paper programs, with the remaining (euro)6.2 borrowed under liquidity facility and (euro)4.7 of overdrafts of subsidiaries. The average interest rate of the Successor's short-term borrowings was 8.7% on December 31, 2001. There were no interest rate hedging instruments related to current debt as of December 31, 2001.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     On December 31, 2001 the Successor had a (euro)50 undrawn under a revolving credit facility and a (euro)34 undrawn under a (euro)40 liquidity facility.

COVENANTS

     The Senior term loans, junior credit facility and liquidity facility contain customary operating and financial covenants including maximum debt leverage and senior debt leverage ratios, minimum interest and fixed charge coverage ratios and restrictions on capital expenditure.

15.  ACCRUED EXPENSES AND DEFERRED INCOME

                                                                      PREDECESSOR                      SUCCESSOR
                                                                      -----------                      ---------
                                                                                                      SANITEC OY,
                                                                                                        FORMERLY
                                                                                                    POOL ACQUISITION
                                                                      SANITEC OYJ                     HELSINKI OY
                                                                      -----------                     -----------
                                                                 AT                   AT                   AT
                                                          DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                          -----------------      ------------      -----------------
Accrued expenses and deferred income consist of:
Warranty costs......................................               7.9                 7.7                   6.9
Income tax payable..................................               8.4                13.2                  13.4
Personnel expenses..................................              35.9                42.1                  39.2
Financial items.....................................               1.8                 3.5                  10.7
Customer bonuses....................................              20.3                10.4                  18.8
Others..............................................              12.3                14.8                  19.4
                                                                  ----                ----                  ----
Total...............................................              86.6                91.7                 108.4
                                                                  ====                ====                 =====


16.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Predecessor and the Group had the following commitments and contingent liabilities:

     Certain of the Group subsidiaries have jointly and severally granted guarantees, taken out mortgages on business assets and mortgages on their real property, and pledged shares they share as collateral for loans from banking institutions to the Group totaling (euro)756.2.

     The nominal value of all collateral granted by these Group subsidiaries exceeds the combined book value of the loans for which they have been given.

     Additionally, the Group had the following commitments and contingent liabilities:

                                                                     PREDECESSOR                        SUCCESSOR
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                     SANITEC OYJ                       HELSINKI OY
                                                                     -----------                       -----------
                                                                 AT                  AT                    AT
                                                         DECEMBER 31, 2000      JUNE 7, 2001        DECEMBER 31, 2001
                                                         -----------------      ------------        -----------------
Mortgages to secure own borrowings...................               0.5                0.1               0.1
Mortgages to secure other commitments................               1.8                0.8                --
Assets pledged to secure own commitments.............               1.0                1.7               2.3
Guarantees for other commitments.....................               0.2                0.2                --
Other commitments....................................               3.0                2.6              15.9

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

LEASING COMMITMENTS

     The Group has several non-cancelable leases, primarily for machinery and equipment that mainly expire over the next three years.

     Rental expenses for operating leases for the periods ending December 31, 1999 and 2000 and for the period from January 1, 2001 through June 7, 2001 and from June 8, 2001 through December 31, 2001, were of (euro)7.3, (euro)9.1,
(euro)4.7 and (euro)5.3, respectively.

     Future minimum lease payments under non-cancelable operating leases are(1):

                                                                     PREDECESSOR                        SUCCESSOR
                                                                     -----------                        ---------
                                                                                                  SANITEC OY, FORMERLY
                                                                                                    POOL ACQUISITION
                                                                     SANITEC OYJ                       HELSINKI OY
                                                                     -----------                       -----------
                                                                 AT                  AT                    AT
                                                         DECEMBER 31, 2000      JUNE 7, 2001        DECEMBER 31, 2001
                                                         -----------------      ------------        -----------------
Within one year.....................................               9.3                  9.4              9.1
Between one and two years...........................               6.9                  6.7              6.6
Between two and three years.........................               5.4                  4.2              4.8
Between three and four years........................               3.3                  3.1              1.6
Between four and five years.........................               2.7                  1.5              1.3
Thereafter..........................................               3.0                  3.0              2.5
                                                                  ----                 ----             ----
                                                                  30.6                 27.9             25.9
                                                                  ====                 ====             ====

_______________
(1) The amounts represent the nominal amounts of rents according to operating leasing contracts.

     The Group has no material obligations under capital leases.

17.  RELATED PARTY TRANSACTIONS

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was formed by the funds advised by BC Partners in order to acquire the Predecessor. On June 7, 2001, the Predecessor was acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was transferred as contribution in kind to Pool Acquisition Netherlands B.V. Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are members of the group under common control of Pool Acquisition S.A., the parent company.

     Pool Financing Helsinki Oy and Pool Sub-Financing Helsinki Oy were formed by funds advised by BC Partners in order to finance the acquisition of Sanitec Oyj by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. All the above companies are under common control of Pool Acquisition Netherlands B.V. As of December 31, 2001, Sanitec Oy, formerly Pool Acquisition Helsinki Oy had liabilities to Pool Financing Helsinki Oy amounting to (euro)305.0 million, consisting of a junior loan facility of (euro)245.0 million and PIK loan of
(euro)60.0 million. During the period June 8 to December 31, 2001, interest expenses on these loans to Pool Financing Helsinki Oy were (euro)8.9 million.

     CIE Management II Limited is the general partner of the funds advised by BC partners which are the largest shareholders in Pool Acquisition S.A., parent company of the Group. On June 8, 2001, Sanitec Oy, formerly Pool Acquisition Helsinki Oy paid CIE Management II Limited fees of (euro)7.5 for arranging the financing of Pool Acquisition's acquisition of the Predecessor.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The (euro)312.2 shareholder loan constitute the subordinated indebtedness provided by the funds advised by BC Partners and other co-investors and includes accrued interest that is not payable until maturity.

ASSOCIATED COMPANIES

     The Group's transactions with associated companies include services provided to, and purchased from, associated companies in the ordinary course of business. The Group's policy is to use commercial terms similar to those used with its suppliers or customers of similar size and location for these transactions.

     The information for transactions between the Group and its associated companies is summarized as follows:

                                                                     PREDECESSOR                      SUCCESSOR
                                                                     -----------                      ---------
                                                                                                 SANITEC OY, FORMERLY
                                                                                                   POOL ACQUISITION
                                                                     SANITEC OYJ                     HELSINKI OY
                                                                     -----------                     -----------
                                                                 AT                  AT                   AT
                                                          DECEMBER 31, 2000     JUNE 7, 2001      DECEMBER 31, 2001
                                                          -----------------     ------------      -----------------
Receivables from associated companies:
     Trade receivables...............................                 0.1                 --                  --
     Prepaid expenses and accrued income.............                  --                 --                  --
                                                                      ---                ---                 ---
Total                                                                 0.1                 --                  --
                                                                      ===                ===                 ===
Liabilities to associated companies:
     Trade payables..................................                 0.2                 --                 0.1
     Other current liabilities.......................                 0.1                0.1                  --
                                                                      ---                ---                 ---
Total................................................                 0.3                0.1                 0.1
                                                                      ===                ===                 ===


BOARD OF DIRECTORS AND MANAGEMENT

     There are no loans from the board of directors or management to the Predecessor or the Successor during the periods presented.

     No pledges or other commitments were given on behalf of the board of directors or management during the periods presented.

18.  LEGAL AND REGULATORY PROCEEDINGS

     The Group is a defendant in numerous lawsuits that arise out of, or are incidental to, the ordinary course of its business. In these legal proceedings, no specifically identified director, or associated company, is a party or named defendant. These lawsuits concern issues such as product liability, labor related matters, property damage and personal injury matters. It is the Group's policy to provide for amounts related to these legal matters if liability is ascertainable with reasonable certainty.

     The Group is not involved in any legal, arbitration or regulatory proceedings the outcome of which could be expected to have a material effect on the Group's financial position or results of operations.

19.  FINANCIAL INSTRUMENTS

     The following tables present the carrying amounts and estimated fair values of the Predecessor and the Group's financial instruments for the periods ending December 31, 2000, June 7, 2001 and December 31, 2001. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. While the contract amounts presented for derivative instruments illustrates the scope of the

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

Group's hedging activities, they do not necessarily represent amounts exchanged by the parties and, when considered separately, are not a measure of the Group's risk exposure. See note 1(e) to the consolidated financial statements for accounting policies relating to financial instruments.

                                                               PREDECESSOR                            SUCCESSOR
                                                               -----------                            ---------
                                                                                                SANITEC OY, FORMERLY
                                                                                                  POOL ACQUISITION
                                                               SANITEC OYJ                           HELSINKI OY
                                                               -----------                           -----------
                                                DECEMBER 31, 2000           JUNE 7, 2001          DECEMBER 31, 2001
                                                -----------------           ------------          -----------------
                                              CARRYING                   CARRYING    FAIR        CARRYING    FAIR
                                               AMOUNT     FAIR VALUE      AMOUNT       VALUE      AMOUNT      VALUE
                                               ------     ----------      ------       -----      ------      -----
Financial assets and liabilities consist of:
Long term investments and receivables.            7.4          7.4          9.4          9.4        10.6        10.6
Shares and holdings...................           39.3         39.3         42.5         42.5        41.7        41.7
Loans receivable......................            3.9          3.9          1.5          1.5         6.4         6.4
Cash and cash equivalents.............           17.7         17.7         21.1         21.1        68.0        68.0
Long-term debt and current installments
     of long-term debt including PIK loan
     and shareholder loans............           75.2         75.7        175.1        176.2     1,122.2     1,122.2
Current debt..........................           95.8         95.8        154.9        154.9        14.8        14.8


                                       PREDECESSOR                        PREDECESSOR                         SUCCESSOR
                                       -----------                        -----------                         ---------
                                                                                                      SANITEC OY, FORMERLY POOL
                                                                                                             ACQUISITION
                                       SANITEC OYJ                        SANITEC OYJ                        HELSINKI OY
                                       -----------                        -----------                        -----------
                                    DECEMBER 31, 2000                    JUNE 7, 2001                     DECEMBER 31, 2001
                                    -----------------                    ------------                     -----------------
                                                      AVERAGE                           AVERAGE                             AVERAGE
                            CONTRACT CARRYING  FAIR   MATURITY CONTRACT CARRYING FAIR   MATURITY  CONTRACT  CARRYING FAIR   MATURITY
                            AMOUNT    VALUE    VALUE  (MONTHS) AMOUNT    VALUE   VALUE  (MONTHS)   AMOUNT    VALUE   VALUE  (MONTHS)
                            ------    -----    -----  -------- ------    -----   -----  --------   ------    -----   -----  --------
Derivative financial
instruments
   consist of:
Interest rate swaps
   (1) (Euribor)............   50.0    (0.4)     0.8    50.7     50.0      0.0    0.4     45.4     380.0     (1.2)     7.3    53.4
Interest futures and
forward rate agreements
(Euribor and STIBOR)........   22.3     0.0     (0.1)    4.5     10.0      0.0    0.0      3.2      --        --      --      --
Interest rate options.......  --       --       --      --       --       --      --      --       100.0      0.0      0.5    36.2
Forward foreign exchange
contracts (Selling and
buying).....................  188.8    (0.1)     0.6     1.4    218.6     (0.2)  (3.0)     2.1     246.3     (0.2)     1.2     3.2

________________
(1) Fair values of interest rate swap agreements and interest rate options do not include the accrued interest.

     The shares and holdings are recorded at carrying value which approximates fair value.

     The fair value of loans receivable, debt, and derivative instruments are estimated using the expected future cash payments, discounted at market interest rates as of the balance sheet date.

     The carrying value of cash and cash equivalents approximates fair value.

     Forward foreign exchange contracts relates to the hedging of commercial (export and import) flows and loans. The maturities of these derivative instruments are from 1 day to 12 months. At the time that the forward contracts were entered into there were no cash requirements. Cash settlement of the forward contracts occur at maturity.

     Interest rate swaps and option contracts relate to the hedging of interest rate risk in respect of long-term borrowings. The share of the Group's floating rate loans as a proportion of total interest-bearing debt was 67.9% at December 31, 2001. After adjustment for interest rate swaps and option contracts, the proportion declines to 29.7%. At the time that the interest rate swap or option contracts were entered into, there were no cash requirements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

20.  OPTION PLAN

     At the Predecessor's annual general meeting on March 21, 2000, it was decided to issue in aggregate 3,300,000 warrants to the Group's key personnel, corresponding to 5% of the total share capital. In 2000, the board of directors allotted 1,700,000 warrants. The subscription period for the allotted warrants was March 1, 2002 through March 31, 2006 and an additional 1,600,000 warrants were retained for subsequent allotment. Of the warrants, 1,700,000 were marked with the letter A, 800,000 with the letter B and 800,000 with the letter C. The exercise price was based on the trade volume weighted average price of the share at the Helsinki Exchanges as follows:

     Warrant A: during the period February 21, 2000 to March 17, 2000 with an addition of 20%

     Warrant B: during March 2001 with an addition of 15%

     Warrant C: during March 2002 with an addition of 15%

     On the dividend record date, the amount of the dividend distributed after March 17, 2000, but before the exercise date, would have been deducted from the exercise price.

     The option plan was terminated when Sanitec Oy, formerly Pool Acquisition Helsinki Oy acquired the Predecessor in 2001 and was concurrently delisted from the Helsinki Exchanges.

21.      SUBSEQUENT EVENTS

     Subsequent to the balance sheet date, the total share capital at Pool Acquisition Netherlands B.V. was contributed to Sanitec International S.A. on March 19, 2002 by Pool Acquisition S.A., the parent company. Pool Acquisition Netherlands B.V. was liquidated on November 28, 2002.

     On May 7, 2002, Sanitec International S.A. issued (euro)260 million aggregate principal amount of 9% notes due May 15, 2012. Interest is paid on May 15 and November 15, beginning on November 15, 2002. The proceeds were lent to Sanitec Oy (formerly Pool Acquisition Helsinki Oy which was contributed to Pool Acquisition Netherlands B.V.) in the form of a notes on loan. Sanitec Oy, formerly Pool Acquisition Helsinki Oy, used the proceeds of the loan, together with available cash to repay all outstanding indebtedness under a junior credit facility, including a redemption premium and accrued interest. Additionally financing and transaction fees were paid using the proceeds.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

22. SHARES AND SECURITIES IN SUBSIDIARIES, ASSOCIATED COMPANIES AND OTHER SHAREHOLDINGS

SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY, DECEMBER 31, 2001

                                                                                                        % OF SHARES
SUBSIDIARIES(1)                                                                                           AND VOTES
                                                                                                          ---------
Sanitec Oyj...................................................................  Finland                      100.0
Ido Bathroom Ltd..............................................................  Finland                      100.0
Ido Baderom A/S...............................................................  Norway                       100.0
Porsgrund Oy..................................................................  Finland                      100.0
Ido Badrum AB.................................................................  Sweden                       100.0
Porsgrund Bad A/S.............................................................  Norway                       100.0
Ifo Sanitar AB................................................................  Sweden                       100.0
Fastighets AB Pressarna.......................................................  Sweden                       100.0
Ifo Sanitar A/S...............................................................  Norway                       100.0
Scandi-aqualine A/S...........................................................  Denmark                      100.0
Ifo Sanitar Eesti AS..........................................................  Estonia                      100.0
Scandiaqua Sp. z o.o..........................................................  Poland                       100.0
Sanitec International S.A.....................................................  France                       100.0
Allia S.A.....................................................................  France                       100.0
Polyroc S.A...................................................................  France                        99.9
Omnium de Distribution Sanitaires S.A.S.......................................  France                        99.9
Omnium de Distribution Sanitaires Sp. z o.o...................................  Poland                        99.9
Murena S.A....................................................................  France                        99.9
Leda S.A......................................................................  France                       100.0
Leda Production S.A...........................................................  France                       100.0
Koralle S.a.r.l...............................................................  France                       100.0
Produits Ceramiques de Touraine S.A...........................................  France                       100.0
S.N.B. Manufacture S.A.R.L....................................................  France                       100.0
Ceravid S.A...................................................................  France                       100.0
Koninklijke Sphinx B.V........................................................  The Netherlands              100.0
Sphinx Services B.V...........................................................  The Netherlands              100.0
Sphinx Sanitair B.V...........................................................  The Netherlands              100.0
Sanitair Techniek Rosmalen B.V................................................  The Netherlands              100.0
Aardewerkfabrik de Toekomst B.V...............................................  The Netherlands              100.0
Warneton Industrie S.A........................................................  Belgium                      100.0
Sanker Spol. S.r.o............................................................  Slovakia                     100.0
ODS Panda Sp. z o.o...........................................................  Poland                       100.0
Sphinx Gustavsberg Wroclaw Sp. z o.o..........................................  Poland                        80.4
Deutsche Sphinx Beteiligungen GmbH............................................  Germany                      100.0
Sphinx International B.V......................................................  The Netherlands              100.0
Baduscho Vertriebs GesmbH.....................................................  Austria                      100.0
Richard Heinze GesmbH.........................................................  Austria                      100.0
Richard Heinze GesmbH & Co. KG................................................  Austria                      100.0
Bekon Koralle AG..............................................................  Switzerland                  100.0
Koralle Sp. z o.o.............................................................  Poland                       100.0
Sphinx Bathrooms Belgium N.V..................................................  Belgium                      100.0
Sphinx Bathrooms Ltd..........................................................  Great Britain                100.0
Koralle International GmbH....................................................  Germany                       94.8
Deutsche Sphinx Sanitar GmbH..................................................  Germany                       96.8
Koralle Sanitarprodukte GmbH..................................................  Germany                       96.8
Servico Gesellschaft fur Sanitartechnik GmbH..................................  Germany                       96.8
Ceravid GmbH.................................................................   Germany                      100.0
Keramag Keramische Werke AG...................................................  Germany                       95.0
Keramag Kermische Werke Haldensleben GmbH.....................................  Germany                       95.0
Varicor S.A...................................................................  France                        95.0
Keramag Vertriebs Holding GmbH................................................  Germany                       95.0

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

22. SHARES AND SECURITIES IN SUBSIDIARIES, ASSOCIATED COMPANIES AND OTHER SHAREHOLDINGS (CONTINUED)

SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY, DECEMBER 31, 2001 (TABLE CONTINUED)

                                                                                                          % OF SHARES
SUBSIDIARIES(1)                                                                                           AND VOTES
---------------                                                                                           ---------
Deutsche Sphinx Vertriebs GmbH................................................  Germany                       95.0
Eurocer Industria de Sanitarios S.A...........................................  Portugal                     100.0
Kerallia Productos Sanitarios Lda.............................................  Portugal                     100.0
Laminex Sp. z o.o.............................................................  Poland                       100.0
Evac International Ltd........................................................  Finland                      100.0
Evac AB.......................................................................  Sweden                       100.0
Evac Vacuum Systems (Shanghai) Co Ltd.........................................  China                        100.0
Evac GmbH.....................................................................  Germany                      100.0
AquaMar GmbH..................................................................  Germany                      100.0
Evac Oy.......................................................................  Finland                      100.0
Evac S.A.R.L..................................................................  France                       100.0
Evac S.r.l....................................................................  Italy                        100.0
Envirovac Inc.................................................................  USA                          100.0
Sphinx Bathrooms Ltd..........................................................  USA                          100.0
Evac Ltda.....................................................................  Brazil                       100.0
Sanitec Kolo Sp. z o.o........................................................  Poland                        99.5
Scan Aqua Sp. z o.o...........................................................  Poland                       100.0
Sugarlop B.V..................................................................  The Netherlands              100.0
Sanitec Leasing AB............................................................  Sweden                       100.0
Domino Italia S.p.A...........................................................  Italy                        100.0
Sanitec Italia S.p.A..........................................................  Italy                        100.0
Pozzi Ginori S.p.A............................................................  Italy                        100.0
Sanitec Servizi Logistici S.r.L...............................................  Italy                        100.0
Domino S.p.A..................................................................  Italy                        100.0
Royal Sanitec AB..............................................................  Sweden                       100.0
Sanitec UK....................................................................  Great Britain                100.0
Twyford Bathrooms.............................................................  Great Britain                100.0
Twyford Holdings Ltd..........................................................  Great Britain                100.0
Twyford Ltd...................................................................  Great Britain                100.0
Twyford Plumbing Solutions Ltd................................................  Great Britain                100.0
Curran Ltd....................................................................  Great Britain                100.0
Sanitec Service GmbH..........................................................  Germany                      100.0
Scandi-Aqualine Finans Aps....................................................  Denmark                      100.0
ASSOCIATED COMPANIES
Hutschenreuther-Keramag GmbH..................................................  Germany                       47.5
Ina/Ifo Co Ltd................................................................  Japan                         50.0
Ceramics Holdings Middle East B.V.............................................  The Netherlands               50.0
Ceramic Holdings Middle East C.V..............................................  The Netherlands               50.0
AWEK Industrial Patents Ltd. Oy...............................................  Finland                       25.0
OTHER SHAREHOLDINGS
Sanitec Holding AG............................................................  Switzerland                   19.9
Sanitec Holdings Pte Ltd......................................................  Singapore                     19.9
Sphinx Technical Ceramics B.V.(2).............................................  The Netherlands              100.0

_______________
(1)      Includes its major subsidiaries.
(2) Loss for the financial period 2001 of Sphinx Technical Ceramics B.V. was(euro)(0.9) and the Shareholders' equity as of December 31, 2001 was(euro)(3.4).

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

23. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FINLAND AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). The effects of the application of US GAAP to the net income and shareholders' equity are set out in the tables below:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                       SANITEC OY,
                                                                                                      FORMERLY POOL
                                                                                                       ACQUISITION
                                                                       SANITEC OYJ                     HELSINKI OY
                                                                       -----------                     -----------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                 NOTES     DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                 -----     -----------------      ------------      -----------------
                                                   (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)
Net income (loss) in accordance with Finnish
GAAP......................................                         39.2               13.3                 (17.2)
US GAAP adjustments:
     Business combinations, net of tax....        (a)              (3.4)              (1.0)                (24.1)
     Derivatives and hedging activities...        (b)               --                (0.8)                  8.6
     Revaluation of property..............        (c)               0.1                --                   --
     Pensions.............................        (d)               4.2                0.8                   1.3
     Software development costs...........        (f)              --                 (0.1)                  0.4
     Capitalization of interest...........        (g)              (0.2)              (0.1)                 --
     Debt issuance costs..................        (h)               --                --                    (1.3)
     Associated companies.................        (i)               0.4                0.1                  (0.2)
     Deferred taxes.......................        (k)               1.4               --                    (1.2)
     Acquired operations held for sale....        (o)              --                 (0.4)                 --
     Tax effect of US GAAP adjustments                             (1.4)              --                    (3.0)
                                                                 ------             ------                  ----
Net income (loss) in accordance with
US GAAP...................................                         40.3               11.8                 (36.7)
                                                                 ======             ======                  ====
Earnings (loss) per share in accordance with
US GAAP...................................
     Basic and diluted earnings (loss)
     per share ...........................                          0.6                0.2                  n/a
     Weighted basic and diluted average
     number of shares (1,000).............                       62,209             62,209                  n/a

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                       SANITEC OY,
                                                                                                      FORMERLY POOL
                                                                                                       ACQUISITION
                                                                       SANITEC OYJ                     HELSINKI OY
                                                                       -----------                     -----------
                                                            AT DECEMBER 31,         AT JUNE 7,        AT DECEMBER 31,
                                                 NOTES            2000                 2001                2001
                                                 -----            ----                 ----                ----
                                                                           (AMOUNTS IN MILLIONS OF EURO)
Shareholders' equity in accordance with
Finnish GAAP..............................                        366.9               375.4                131.9
US GAAP adjustments:
     Business combinations, net of tax....        (a)              (6.2)               (7.2)               (24.1)
     Derivatives and hedging activities...        (b)               --                  0.2                  8.6
     Revaluation of property..............        (c)              (1.4)               (1.4)                  --
     Pensions.............................        (d)               --                  0.8                  1.3
     Intangible assets....................        (e)               0.1                 0.1                   --
     Software development costs...........        (f)               0.2                 0.1                  0.4
     Capitalization of interest...........        (g)               1.0                 0.9                   --
     Debt issuance costs..................        (h)                --                  --                 (1.3)
     Associated companies.................        (i)              (1.0)               (0.9)                (0.2)
     Investments in securities............        (j)               2.0                 1.8                 (0.5)
     Deferred taxes.......................        (k)               0.7                 0.7                 (1.2)
     Acquired operations held for sale....        (o)              --                  (0.4)                --
     Tax effect of US GAAP adjustments                             (0.7)               (0.9)                (2.9)
                                                                  -----               -----                -----
Shareholders' equity in accordance with
US GAAP ..................................                        361.6               369.2                112.0
                                                                  =====               =====                =====


(A)  BUSINESS COMBINATIONS

     Under Finnish GAAP, the cost of a company acquired in a purchase business combination includes direct costs of acquisition. The excess of the cost of the acquired company over the amounts assigned to identifiable assets, based upon the value of the assets less the liabilities assumed, is recorded as goodwill. However, the concept of allocating the purchase consideration based on the estimated fair values of acquired assets and liabilities assumed is less comprehensive in Finnish GAAP than in US GAAP. Generally, tangible assets are recorded at fair value, while other assets acquired and liabilities assumed are recorded at net book value rather than fair value, as required under US GAAP.

     Under US GAAP, prior to the adoption of SFAS No. 141, "BUSINESS COMBINATIONS", business combinations were accounted for in accordance with Accounting Principles Bulletin (APB) No. 16, "BUSINESS COMBINATIONS". Business combinations initiated prior to June 30, 2001 were accounted for either as pooling-of-interests or purchases. These two methods were not alternatives for the same transactions. All acquisitions of the Group have taken place prior to June 30, 2001 and were all accounted for as purchase acquisitions under APB No. 16.

     Under Finnish GAAP, goodwill arising on acquisition is generally capitalized and amortized over the estimated useful life, not exceeding 20 years. Under US GAAP, goodwill and all identifiable intangible assets arising on acquisition are capitalized and amortized over their estimated useful lives, not exceeding 40 years. Subject to implementation of SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS", effective January 1, 2002, goodwill and intangible assets determined as indefinite lived will no longer be amortized. Instead, they will be subject to impairment testing at least annually.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

SANITEC OYJ ACQUISITION

     On June 7, 2001, the Successor acquired an interest of 60.8% in Sanitec Oyj from Wartsila Oyj Abp and a group of investors. Also, the Successor made a public offer to acquire the entire share capital of Sanitec Oyj. At June 30, 2001, the Successor held 98.9% of Sanitec Oyj shares, and at December 31, 2001 held 100% of Sanitec Oyj shares. The acquisition cost of (euro)14.60 per share was paid in cash. The total acquisition cost, including acquisition related costs of (euro)21.5 million consisting primarily of legal and professional fees, amounted to (euro)930.0 million.

     On November 14, 2001, the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, was transferred as a contribution in kind to Pool Acquisition Netherlands B.V. On April 3, 2002, the total share capital of Pool Acquisition Netherlands B.V. was transferred as a contribution in kind to Sanitec International S.A.

     The acquisition of Sanitec Oyj by the Successor was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP. Sanitec Oyj has been consolidated into the Group financial statements as of June 8, 2001.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP
                                                           PURCHASE BALANCE     US GAAP PURCHASE    US GAAP PURCHASE
                                                                 SHEET             ACCOUNTING         BALANCE SHEET
                                                 NOTES         JUNE 2001           ADJUSTMENTS          JUNE 2001
                                                 -----         ---------           -----------          ---------
                                                               (AMOUNTS IN MILLIONS OF EURO)
PURCHASE CONSIDERATION....................                        930.0                --                  930.0
                                                                  -----               -----                -----

NET ASSETS ACQUIRED
     Intangible assets....................        (i)             196.0               220.0                416.0
     Tangible assets......................       (ii)             337.9                50.9                388.8
     Inventories..........................       (iii)            172.6                45.2                217.8
     Other current assets.................       (iv)             273.4                42.2                315.6
     Restructuring provisions.............        (v)             (60.0)               29.2                (30.8)
     Other provisions.....................        (v)             (50.4)               --                  (50.4)
     Deferred tax assets / (liabilities)..       (vi)              14.5              (204.8)              (190.3)
     Liabilities..........................       (vii)           (557.9)               (1.1)              (559.0)
                                                                  -----               -----                -----
TOTAL NET ASSETS..........................                        326.1               181.6                507.7
                                                                  -----               -----                -----

EXCESS OF PURCHASE CONSIDERATION OVER NET
ASSETS ACQUIRED...........................      (viii)            603.9              (181.6)               422.3
                                                                  =====               =====                =====

(i) Estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)355.6 million, customer relationships of (euro)38.6 million and other intangibles of (euro)12.1 million, consisting primarily of patents and unpatented technology for the vacuum sewage systems segment, net of (euro)186.3 for goodwill related to previous acquisitions which is recorded as an intangible asset at carrying value under Finnish GAAP. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks, 30 years for customer relationships and 12 years for patents and unpatented technology.

(ii) Estimated fair values are allocated to land and buildings of (euro)49.2 million and to shares in associated companies of (euro)(0.9) million. A reversal is recorded for (euro)2.6 million recognized under Finnish GAAP as a restructuring liability that does not qualify for recognition in accordance with EITF 95-3 under US GAAP.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

(iii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iv) The remeasurement of the pension benefit obligation and fair value of the pension plan assets results in an adjustment of (euro)40.2 million, and other adjustments of (euro)2.0 million reflect primarily the fair value adjustment of marketable securities based on the quoted market price.

(vi) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria as specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

       As of June 7, 2001, the management of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, initiated a number of restructuring measures in the Group. By the end of 2001, management had identified the scope of the measures to be carried out. The major actions included in this scope were closures of four ceramic factories, two in the United Kingdom, one in Germany and one in Belgium, reorganizing of operations in the train sector of our vacuum sewage systems segment, Evac in Sweden and Germany and reorganizing our administrative functions in Italy. The measures in Evac and Italy were initiated already during 2001, and the factory closures are scheduled to be carried out during 2002-2003. Approximately 135 employees were terminated as a result of the restructuring measures by the end of 2002.

       Management of the Group continues to finalize the plan of the restructuring measures until June 2002. The evaluation of the costs to be realized and the provision accounted for as of December 31, 2001 will be subject to revision until that time. Management estimates that reevaluation of the costs may result in increases in the provisions to be accounted for. See Note 24(d) for changes in restructuring provisions.

       Other provisions include miscellaneous other liabilities and accruals relating primarily to pensions, litigation, warranty reserves and holiday pay.

(vi) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(vii) Liabilities are recorded at the present value of the amount to be paid using interest rates prevailing at the acquisition date.

(viii) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under both Finnish GAAP and US GAAP beginning during the period from June 8, 2001 to December 31, 2001.

(ix) The investment in STC, whose operations are in a different line of business from the Successor, was to be held for sale or closure. At the date of acquisition the Successor expected to dispose of STC within one year. The purchase consideration has been allocated to STC based on fair value of the investment giving consideration to estimated net cash flows from operations to the estimated date of sale or closure. This results in a net negative investment of (euro) (2.0) million. Operating losses of
       (euro) (0.5) million have been excluded from the income statement of the period June 8, 2001 to December 31, 2001.

     Assuming that the acquisition of Sanitec Oyj had occurred on January 1, 2001, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Successor would have been
(euro)994.5 million, (euro)(29.4) million, (euro)(54.8) million and (euro)(1.8) million, respectively for the period from January 1, 2001 to December 31, 2001.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

TWYFORD ACQUISITION

     In January 2001, Sanitec Oyj acquired a 100% interest in Twyford Bathrooms. The acquisition cost of (euro)136.7 million, including (euro)2.6 million of acquisition related costs consisting primarily of legal and professional fees, was paid in cash. A reduction to original purchase price resulting from taxes payable from previous years amounted to (euro)2.8 million.

     Twyford is a producer and distributor of bathroom ceramics and bath and shower products in the United Kingdom. Twyford has been consolidated into the Group financial statements as of January 1, 2001.

     The acquisition of Twyford Bathrooms by Sanitec Oyj was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP
                                                           PURCHASE BALANCE     US GAAP PURCHASE    US GAAP PURCHASE
                                                                 SHEET             ACCOUNTING         BALANCE SHEET
                                                 NOTES       JANUARY 2001          ADJUSTMENTS        JANUARY 2001
                                                 -----       ------------          -----------        ------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
PURCHASE CONSIDERATION....................                        133.9                     --               133.9
                                                                  -----                  -----               ----

NET ASSETS ACQUIRED
     Tangible and intangible assets.......        (i)              57.0                   46.6              103.6
     Inventories..........................       (ii)              16.6                    3.3               19.9
     Other current assets.................                         66.6                     --               66.6
     Restructuring provisions.............       (iii)             (2.1)                   1.7               (0.4)
     Deferred tax assets / (liabilities)..       (iv)              (4.6)                 (15.8)             (20.4)
     Liabilities..........................                        (64.2)                    --              (64.2)
                                                                  -----                  -----               ----
TOTAL NET ASSETS..........................                         69.3                   35.8              105.1
                                                                  -----                  -----               ----

EXCESS  OF  PURCHASE  CONSIDERATION  OVER  NET
ASSETS ACQUIRED...........................        (v)              64.6                  (35.8)              28.8
                                                                  =====                  =====               ====

(i) Estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)39.8 million and customer relationships of (euro) 3.9 million, and to tangible assets consisting of buildings of (euro)2.9 million. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks and 30 years for customer relationships.

(ii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iii) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

       In January 2001, the management of Sanitec initiated restructuring measures in Twyford primarily involving closing an office in the Far East and some reductions in staff in the United Kingdom. As a result of these measures, three employees were terminated. See Note 24(d) for changes in restructuring provisions.

(iv) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(v) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under both Finnish GAAP and US GAAP beginning in the period ended June 7, 2001.

     Assuming the acquisition of Twyford had occurred on January 1, 2000, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Successor would have been
(euro)1,007.5 million, (euro)36.5 million, (euro)36.5 million and (euro)0.6, respectively for the year ending December 31, 2000.

SPHINX ACQUISITION

     In December 1999, Sanitec Oyj acquired 97.8% interest in a Dutch Group N.V. Koninklijke Sphinx Gustavsberg (`Sphinx'). By the end of 2000, Sanitec Oyj had acquired 99.9% interest in Sphinx. The total acquisition cost, including acquisition related costs of (euro)4.8 million consisting primarily of legal and professional fees, was (euro)127.6 million paid in cash.

     Sphinx is a multinational producer of bathroom ceramics and bath and shower products with main operations in the Benelux countries, France and Germany. By the end of 2000, Sphinx operations had been integrated into those of Sanitec Oyj. Sphinx has been consolidated into the Group financial statements as of December 31, 1999.

     The acquisition of Sphinx by Sanitec Oyj was accounted for using the purchase method of accounting under Finnish GAAP and US GAAP.

     The following table reflects the reconciliation of the purchase accounting adjustments from Finnish GAAP to US GAAP:

                                                             FINNISH GAAP                                US GAAP
                                                               PURCHASE         US GAAP PURCHASE        PURCHASE
                                                             BALANCE SHEET         ACCOUNTING         BALANCE SHEET
                                                 NOTES       DECEMBER 1999         ADJUSTMENTS        DECEMBER 1999
                                                 -----       -------------         -----------        -------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
PURCHASE CONSIDERATION                                            127.6                    --                127.6
                                                                  -----                  -----               ----

NET ASSETS ACQUIRED
     Intangible assets....................        (i)               0.9                   65.3               66.2
     Tangible assets......................       (ii)             105.2                  (12.7)              92.5
     Long term loan receivable............                          1.4                    --                 1.4
     Inventories..........................       (iii)             36.6                   10.6               47.2
     Other current assets.................       (iv)              40.0                   51.3               91.3
     Restructuring provisions.............        (v)             (20.4)                   7.8              (12.6)
     Other provisions.....................        (v)             (15.2)                    --              (15.2)
     Deferred tax assets / (liabilities)..       (vi)              15.6                  (49.1)             (33.5)
     Long-term liabilities................       (vii)            (60.3)                  (1.3)             (61.6)
     Current liabilities..................       (iv)             (54.2)                   6.1              (48.1)
                                                                  -----                  -----               ----
TOTAL NET ASSETS..........................                         49.6                   78.0              127.6
                                                                  -----                  -----               ----


                                     F-119

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


EXCESS OF PURCHASE CONSIDERATION OVER NET
ASSETS ACQUIRED...........................      (viii)             78.0                  (78.0)               0.0
                                                                  =====                  =====               ====


(i) The estimated fair values are allocated to the identifiable intangible assets arising on acquisition for trademarks of (euro)75.7 million and customer relationships of (euro)7.3 million, net of (euro)0.2 million for capitalized development costs recorded under Finnish GAAP. Intangible assets are adjusted for the allocation of negative goodwill to reduce non-current assets by (euro)17.5 million under US GAAP. Intangible assets are amortized over their estimated useful lives, which are 40 years for trademarks and 30 years for customer relationships.

(ii) Tangible assets are adjusted for the allocation of negative goodwill to reduce non-current assets by (euro)12.7 million under US GAAP.

(iii) Inventories are adjusted to their estimated fair value at the date of acquisition including consideration of manufacturing profit.

(iv) The remeasurement of the pension benefit obligation and fair value of the pension plan assets results in an adjustment of (euro)51.3 million to current assets and (euro)6.1 million to current liabilities.

(v) Under Finnish GAAP, there is no specific guidance to prescribe the type and timing of restructuring costs that are recorded in connection with purchase acquisitions. Under US GAAP, restructuring costs related to the activities of an acquired company are recognized in accordance with the criteria specified by EITF 95-3. The reversal of the provision relates primarily to restructuring costs recognized under Finnish GAAP, which are not in accordance with the criteria specified by EITF 95-3, and costs that will have future economic benefit.

       In December 1999, management of Sanitec initiated a number of restructuring measures in Sphinx. Until the end of 2000, management had identified the scope and finalized the plan of the measures to be carried out. The major actions included in this plan were closures of two ceramic factories, one in Poland and another in Germany, a capacity reduction in a ceramic factory in Belgium and a closure of the former Sphinx head office in Maastricht, the Netherlands. The closure of the Polish factory and the capacity reduction in the Belgian factory, as well as the closure of the Sphinx head office were carried out during 2000. Approximately 245 employees were terminated as a result of these measures. See note 24(d) for changes in restructuring provisions.

       Other provisions include miscellaneous other liabilities and accruals relating primarily to pensions, litigation, warranty reserves and holiday pay.

(vi) Deferred taxes are based on the estimated tax bases of acquired assets and liabilities at the date of acquisition.

(vii) Long term loans are recorded at the present value of the amount to be paid using interest rates prevailing at the acquisition date.

(viii) The excess of purchase consideration over the assets acquired and liabilities assumed is regarded as goodwill and amortized over the estimated economic life of 20 years under Finnish GAAP. The excess of the total values assigned to the net assets acquired over the purchase consideration is regarded as negative goodwill under US GAAP, and allocated proportionately to non-current assets in determining their fair values.

(ix) The investment in STC, whose operations are in a different line of business from the Sanitec Group, was to be held for sale or closure. At the date of acquisition Sanitec expected to dispose of STC within one year. The purchase consideration has been allocated to STC based on the fair value of the investment giving consideration to estimated net cash flows from operations to the estimated date of sale or closure. This results in a net negative investment of (euro)(3.0) million. Operating losses of (euro)(2.0) million have been excluded from the income statement for the year ended December 31, 2000.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     Assuming that the acquisition of Sphinx had occurred on January 1, 1999, the unaudited pro forma net sales, income before income taxes and minority interests, net income and earnings per share of the Predecessor would have been
(euro)829.8 million, (euro)35.8 million, (euro)35.8 million and (euro)0.6 million, respectively for the year ending December 31, 1999.

ACQUISITIONS PRIOR TO DECEMBER 1999

     Over the previous years, the Predecessor has executed a number of acquisitions in various countries. All the acquisitions have been paid in cash and accounted for following the purchase method of accounting under Finnish GAAP.

     Material acquisitions have been evaluated and the impact of these to the reconciliation of the purchase accounting from Finnish GAAP into US GAAP has been determined. Had the US GAAP been applied prior to December 1999, the impact of acquisitions prior to December 1999 on the net assets of the Predecessor would have been (euro) 2.8 million less as of December 31, 1999.

RECONCILIATION OF BUSINESS COMBINATIONS

     The reconciliation of net income and shareholders' equity from Finnish GAAP to US GAAP includes the adjustments to the purchase accounting of Sanitec, Twyford and Sphinx acquisitions as well as the acquisitions prior to December 31, 1999. The summarized adjustments are presented in the table below:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                       SANITEC OY,
                                                                                                      FORMERLY POOL
                                                                                                       ACQUISITION
                                                                       SANITEC OYJ                     HELSINKI OY
                                                                       -----------                     -----------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                 NOTES     DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                 -----     -----------------      ------------      -----------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
NET INCOME
     Amortization of goodwill..............       (i)               7.6                 4.1                  12.7
     Amortization of intangible assets.....      (ii)              (7.7)               (2.7)                 (6.3)
     Depreciation of tangible assets.......      (iii)              0.6                (0.3)                 (1.5)
     Operating expenses....................      (iv)              (9.5)               (3.4)                (45.2)
     Restructuring provisions..............      (iv)              (0.6)                 (1.1)               (4.4)
     Other income and expenses, net........       (v)               0.4                 0.2                   1.1
     Deferred taxes........................      (vi)               5.8                 2.2                  19.5
                                                                   ----                ----                  ----
TOTAL......................................                        (3.4)               (1.0)                (24.1)
                                                                   ====                ====                  ====

SHAREHOLDERS' EQUITY
     Goodwill..............................       (i)              29.7                33.8                  12.7
     Intangible assets.....................      (ii)             (43.3)              (46.0)                 (6.3)
     Tangible assets.......................      (iii)              0.6                 0.3                  (1.5)
     Inventory.............................      (iv)             (15.6)              (19.0)                (45.2)
     Restructuring provisions..............      (iv)              (0.6)               (1.7)                 (4.4)
     Non-current liabilities...............       (v)               0.4                 0.6                   1.1
     Deferred taxes........................      (vi)              22.6                24.8                  19.5
                                                                   ----                ----                  ----
TOTAL......................................                        (6.2)               (7.2)                (24.1)
                                                                   ====                ====                  ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

(i) The excess of purchase consideration over net assets acquired is recognized as goodwill under both Finnish GAAP and US GAAP. The adjustment to net income reflects the adjustment to the amortization of goodwill from Finnish GAAP to US GAAP.

(ii) Estimated fair values are allocated to identifiable intangible assets, primarily trademarks, customer relationships as well as patents and unpatented technology under US GAAP, including the proportionate allocation to non-current assets of the negative goodwill. The adjustment to net income reflects the amortization of identifiable intangible assets recognized under US GAAP. The adjustment to shareholders' equity reflects the accumulated amortization of identifiable intangible assets recognized under US GAAP.

(iii) Estimated fair values are allocated to tangible assets, primarily land and buildings, under US GAAP, including the proportionate allocation to non-current assets of the negative goodwill. Fair values allocated to buildings are depreciated over the estimated useful life of each building. The adjustment to net income reflects the depreciation of the fair value allocated to tangible assets under US GAAP. The adjustment to shareholders' equity reflects the accumulated depreciation of the fair value allocated to tangible assets recognized under US GAAP.

(iv) Inventories are adjusted to the estimated fair value at the date of acquisition including consideration of manufacturing profit under US GAAP. Subsequent to the acquisition, the fair value adjustment of the inventories is charged to earnings.

       Under Finnish GAAP, certain restructuring costs recognized in connection with purchase accounting are not in accordance with the criteria as specified by EITF 95-3, and are not recognized as restructuring costs under US GAAP. The adjustment to net income reflects such costs expensed to earnings when incurred. The adjustment to shareholders' equity reflects such accumulated costs charged to earnings when incurred.

(v) The adjustment recognized for liabilities recorded at present value at the acquisition date under US GAAP is reversed to earnings over the maturity of the liabilities. The adjustment to net income reflects the charge to earnings over the term of maturity. The impact to equity is recognized.

(vi) Changes to the deferred taxes recognized on the estimated tax basis of acquired assets and liabilities assumed at the date of acquisition are charged to earnings.

(B)  DERIVATIVES AND HEDGING ACTIVITIES

     Under Finnish GAAP, certain criteria must be met in order for a derivative financial instrument to be designated as part of a hedging relationship. In order for an interest rate derivative instrument (i.e. interest rate swap or interest rate option) to qualify for hedge accounting the instrument must: (a) relate to an asset or liability, or to a portfolio of assets and liabilities; and (b) change the character of the interest rate by converting variable rate to fixed rate or by converting a fixed rate to a variable rate. The net differential to be paid or received on the interest rate swap agreements designated as hedges of a debt obligation is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). Amounts due from or payable to the counterparts are recorded on an accrual basis. Realized gains and losses that occur from the early termination of the contracts are recorded in income over the remaining period of the original agreement. Option premiums are recorded as an asset or liability and amortized over the life of the option.

     Under Finnish GAAP, for a foreign currency derivative instrument (i.e. foreign currency exchange contracts and foreign currency option contracts) to qualify as a hedge the instrument must: (a) be related to a foreign currency asset, liability or firm commitment, or a portfolio of assets, liabilities and firm commitments, the characteristics of which have been identified; (b) involve the same currency as the hedged item; and (c) reduce the risk of foreign currency exchange movements on a company's operations. Gains and losses on forward foreign exchange contracts and currency swaps that are designated as hedges of

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY firm commitments are deferred and recognized in income as the hedged transaction occurs. Gains and losses on foreign currency options that are designated as effective hedges of firm commitments are deferred and recognized in income as the hedged transaction occurs. Option premiums are recorded as an asset or liability and amortized over the life of the option.

     Derivative financial instruments used for speculative purposes are recorded at fair value with change in income. No derivative instruments are used for speculative purposes by the Group.

     Under US GAAP, prior to January 1, 2001, the criteria to qualify for hedge accounting were less strictly defined when compared to present standards. For those interest rate instruments that synthetically altered the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments was treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). To qualify for accrual accounting, the interest rate instrument had to be designated to specific assets or liabilities or pools of similar assets or liabilities and must have effectively altered the interest rate characteristics of the related assets or liabilities. For instruments that were designated to floating-rate assets or liabilities to be effective, there must have been a high correlation between the floating interest rate index on the underlying asset or liability and the offsetting rate on the derivative. If a derivative instrument designated as a hedge was terminated, the gain or loss was deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability. If the designated asset or liability matured was sold, was settled or its balance fell below the notional amount of the hedging instrument, accrual accounting was discontinued to the extent that the notional amount exceeded the balance, and accounting for trading instruments was applied to the excess amount.

     The accounting principles with respect to accounting for interest rate and foreign currency derivatives as described above under Finnish GAAP are in accordance with US GAAP prior to January 1, 2001.

     On January 1, 2001, in preparing their financial statements as reconciled to US GAAP, the Group adopted the principles of SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", as amended by SFAS No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES" which requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. Certain robust conditions must be met in order to designate a derivative as a hedge including:

o        objective;
o        nature of the risk being hedged;
o        derivative hedging instrument;
o        hedged item;
o for the hedge of a firm commitment, a reasonable method for recognizing in earnings the hedged firm commitment; and
o how the entity will assess hedge effectiveness and measure hedge ineffectiveness.

     If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge's change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. The ineffective portion of a hedge's change in fair value is immediately recognized in income. If the hedge criteria were no longer met, the derivative instrument would then be accounted for as a trading instrument. If a derivative instrument designated as a hedge was terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability.

     At January 1, 2001 in connection with the adoption of SFAS No. 133, the Group recorded a transition adjustment relating to the financial derivative instruments, which increased other accumulated comprehensive income in shareholders' equity by (euro)1.1 million. This amount was reclassified to earnings to reflect the impact of payments made over the term of the agreement until the date of acquisition. During the period from January 1, 2001 through June 7, 2001, (euro)0.1 million was reclassified to earnings. In addition, during the period from January 1, 2001 through June 7, 2001, the Group recorded the change in the fair value of these agreements, (euro)(0.9) million as an

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY expense in the statement of operations, because these derivative agreements were not designated as hedges upon the adoption of SFAS No. 133.

     As of June 7, 2001, in connection to the acquisition of the Predecessor by the Successor, the financial derivative instruments held by the Predecessor were recognized at fair value in connection to purchase accounting. During the period from June 8, 2001 through December 31, 2001, the Group recorded the change in the fair value of these agreements, (euro)8.6 million as an income in the statement of operations because these derivative agreements were not designated as hedges at or during the year ended December 31, 2001. During the financial year 2002, the Group anticipates designating these derivatives as effective hedges.

(C)  REVALUATION OF PROPERTY

     Under Finnish GAAP, the recognition and measurement of recoverable amounts is not prescribed. The Group generally carries fixed assets at depreciated value without upward revaluation. However, certain assets have been revalued upwards in prior years and are being amortized over the estimated useful life of the assets, as permitted under Finnish GAAP. Under US GAAP, fixed assets are carried at historical cost net of accumulated depreciation and cannot be revalued upwards.

(D)  PENSIONS

     Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded at amounts determined by insurance institutions according to prescribed actuarial assumptions and other rulings pursuant to the Finnish Employment Pension Act. Group companies outside of Finland have pension obligations arranged and pension liabilities recorded in accordance with local regulations and practice. Changes in uncovered pension obligations are recorded as an expense and the related pension liability is included as a provision.

     The Group operates defined-benefit schemes in the Netherlands, Belgium, Finland, France, Germany, Portugal, Sweden and the United Kingdom (from September 1, 2001). The total active membership of these defined benefit schemes was 4,747, 5,299 and 6,039 as at December 31, 1999, December 31, 2000 and
December 31, 2001, respectively. The Group also operates defined-contribution schemes in Belgium, Finland, France, Germany, the Netherlands, Norway, Sweden, the United Kingdom and the U.S.A. The total employer expense recognized for the defined-contribution schemes is (euro)3.3 million, (euro)2.4 million and
(euro)2.4 million for the financial year ending December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     For purposes of disclosure in accordance with US GAAP, the pension cost of the Group's major retirement schemes have been restated in the following tables in accordance with the requirements of SFAS No. 87, "EMPLOYERS' ACCOUNTING FOR PENSIONS". The disclosures below are in accordance with SFAS No. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS".

     It was not feasible to apply SFAS no. 87 on the effective date specified in the standard for the pension schemes. SFAS No. 87 calculations were made for the first time for these schemes as of December 31, 1999. The amount of the asset that was recorded directly to equity in the opening balance sheet under US GAAP for these schemes was (euro)1.6 million and the amortization period used for the transitional asset was four years.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                              YEAR ENDED            PERIOD ENDED          YEAR ENDED
                                                           DECEMBER 31, 2000        JUNE 7, 2001       DECEMBER 31, 2001
                                                           -----------------        ------------       -----------------
                                                                          (AMOUNTS IN MILLIONS OF EURO)
CHANGE IN BENEFIT OBLIGATION

PROJECTED BENEFIT OBLIGATION AT BEGINNING OF PERIOD..             147.9                  154.7                 156.6
Service cost.........................................               3.8                    1.7                   3.2
Interest cost........................................               9.5                    3.9                   5.5
Plan participants' contributions.....................               0.4                    0.2                   0.8
Amendments...........................................                --                    --                    --
Acquisitions / Disposals.............................                --                    --                    --
Curtailments / Settlements / Special termination
benefits.............................................               --                     --                    --
Actuarial loss (gain)................................               1.0                    0.6                   0.5
Benefits paid........................................              (7.6)                  (3.9)                 (5.4)
Foreign currency exchange rate changes...............              (0.4)                  (0.6)                  0.1
                                                                  -----                  -----                 -----
PROJECTED BENEFIT OBLIGATION AT END OF PERIOD........             154.6                  156.6                 161.3
                                                                  =====                  =====                 =====

CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS AT BEGINNING OF PERIOD.....             169.5                  172.2                 166.3
Actual return on plan assets.........................               5.7                   (4.2)                 (3.2)
Employer contributions...............................               4.1                    2.0                   3.7
Plan participants' contributions.....................               0.4                    0.2                   0.8
Acquisitions / Disposals.............................               --                     --                    --
Curtailments / Settlements / Special termination
benefits.............................................               --                     --                    --
Benefits paid........................................              (7.6)                  (3.9)                 (5.4)
Foreign currency exchange rate changes...............               --                     --                    0.0
                                                                  -----                  -----                 -----
FAIR VALUE OF PLAN ASSETS AT END OF PERIOD...........             172.1                  166.3                 162.2
                                                                  =====                  =====                 =====

FUNDED STATUS
Funded status of the plan............................              17.5                    9.7                   1.1
Unrecognized actuarial transition obligation (asset).               1.2                   1.0                    --
Unrecognized actuarial (gain) loss...................               7.9                   17.6                  10.3
Unrecognized actuarial prior service cost............               --                     --                    --
                                                                  -----                  -----                 -----
NET AMOUNT PREPAID...................................              26.6                   28.3                  11.4
                                                                  =====                  =====                 =====
Net amount recognized (accrued)......................             (37.6)                  --                   (40.5)
Net amount recognized prepaid........................              64.2                   --                    51.8
                                                                  -----                  -----                 -----

AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
POSITION
Prepaid benefit cost................................               64.2                   --                    51.8
Accrued benefit liability...........................              (38.9)                  --                   (40.7)
Intangible asset....................................                0.8                   --                     --
Accumulated other comprehensive income..............                0.5                   --                     0.3
                                                                  -----                  -----                 -----
NET AMOUNT PREPAID..................................               26.6                   --                    11.4
                                                                  =====                  =====                 =====



                                     F-125

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate......................................                 5.9%                   6.2%                  5.9%
Rate of compensation increase......................                 2.4%                   2.7%                  2.5%
Expected rate of return on plan assets.............                 6.8%                   7.1%                  6.8%
                                                                  -----                  -----                 -----

NET PERIODIC BENEFIT COST
Service cost.......................................                 3.8                    1.7                   3.2
Interest cost......................................                 9.5                   3.9                    5.5
Expected return on plan assets.....................               (12.6)                  (5.0)                 (6.6)
Amortization of net transition obligation..........                 0.4                    0.2                   --
Amortization of actuarial net loss (gain)..........                 --                     0.1                   --
Amortization of unrecognized prior service cost....                 --                     --                    --
Special termination benefits.......................                 --                     --                    --
Effects of curtailments / settlements..............                 --                     --                    --
                                                                  -----                  -----                 -----
NET PERIODIC BENEFIT COST..........................                 1.1                    0.9                   2.1
                                                                  =====                  =====                 =====


     The totals of the projected benefit obligations, accumulated benefit obligations and fair values of plan assets for those pension plans which had accumulated benefit obligations in excess of the fair value of their corresponding plan assets were (euro)40.5 million, (euro)32.9 million and
(euro)3.7 million respectively as of December 31, 2000 and (euro)41.4 million,
(euro)33.5 million and (euro)4.0 million respectively as of December 31, 2001.

     In addition, the Group provides defined benefit payments under termination indemnity schemes in Italy and Poland. These schemes are statutory (or required by national union agreements).

(E)  INTANGIBLE ASSETS

     Under US GAAP, costs of internally developed intangible assets are expensed as incurred, while intangible assets acquired from others are capitalized. Finnish GAAP does not strictly require either expensing costs of internally developed intangible assets or capitalizing intangible assets acquired from others.

     The Group generally expenses costs of internally developed non-identifiable intangible assets. However, certain external costs of acquiring intangible assets, mainly patents and trademarks, are also expensed as incurred. In accordance with US GAAP, additional amounts of (euro)0.1 million, (euro)0.1 million and (euro)0.1 million, have been capitalized during the year ended December 31, 2000, and the periods from January 1, 2001 to June 7, 2001 and June 8, 2001 to December 31, 2001, respectively. Amortization of such capitalized costs was (euro) 0.1 million, (euro)0.1 million and (euro)0.1 million for each of the year ended December 31, 2000 and periods ended June 7, 2001 and December 31, 2001, respectively.

(F)  SOFTWARE DEVELOPMENT COSTS

     Under US GAAP Emerging Issues Task Force (EITF) Issue No. 00-02 "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS", and AICPA Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE", costs related to web site and other software development are to be accounted for as follows:

o Costs incurred during the planning stage are to be expensed when incurred
o Costs incurred during the application development stage are to be capitalized and amortized over the useful economic life of the asset
o Costs incurred during the post-implementation/operation stage are to be expensed when incurred. Such costs include training, administration and maintenance.

     Finnish GAAP is less prescriptive in determining the classification of costs to be expensed or capitalized.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The Group generally follows principles equivalent to those required by US GAAP. However, in certain cases costs related to application development have been expensed as incurred. In accordance with US GAAP, additional costs amounting to (euro)0.1 million, (euro)0.0 million and (euro)0.6 million have been capitalized during the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively. Amortization of such capitalized costs was (euro)0.1 million,
(euro)0.1 million and (euro)0.2 million for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

(G)  CAPITALIZATION OF INTEREST

     Under Finnish GAAP, it is permissible to either capitalize or expense, as incurred, interest or external financing of assets in the course of construction.

     Under US GAAP, interest cost shall be capitalized as part of the historical cost of constructing certain assets. To qualify for interest capitalization, assets must require a period of time to get them ready for their intended use. Examples are assets that an enterprise constructs for its own use (such as facilities) and assets intended for sale or lease that are constructed as discrete projects (such as ships or real estate projects). Interest capitalization is required for those assets to the extent the effect of capitalizing compared with the effect of expensing the interest is material. If the net effect is not material, interest capitalization is not required.

     Under Finnish GAAP, the Group generally expenses such interest costs; however, interest costs have been capitalized on certain large construction projects. For purposes of US GAAP, additional amounts of interest costs amounting to (euro)0.1 million have been capitalized during the period from June 8, 2001 to December 31, 2001. Amortization of capitalized interest was (euro)0.2 million, (euro)0.1 million and (euro)0.1 million for each of the year ended December 31, 2000 and periods ended June 7, 2001 and December 31, 2001, respectively.

(H)  DEBT ISSUANCE COSTS

     Under Finnish GAAP, it is permitted to capitalize the costs related to the issue of debt. The capitalized costs are regarded as intangible assets and amortized on a straight-line basis over the term of the related debt.

     Under US GAAP, the costs related to the issue of debt are capitalized. The capitalized costs are amortized to interest expense using the effective interest method over the term of the related debt.

     The costs capitalized under Finnish GAAP, however, include costs that cannot be capitalized under US GAAP, such as certain penalties and consultancy fees related to the issue of the debt. Under US GAAP, such costs are expensed as incurred.

(I)  ASSOCIATED COMPANIES

     Since April 1997, the Group has a 50% share in a joint venture Ceramic Holdings Middle East B.V. (`CHME'), a Dutch company holding a majority of shares in Lecico Group companies (`Lecico'). Lecico has ceramics production facilities in Egypt and Lebanon with major markets in the Middle East area.

     Under Finnish GAAP, CHME is accounted for under equity method of accounting. Under US GAAP, in accordance with APB Opinion No. 18, "THE EQUITY METHOD OF ACCOUNTING FOR INVESTMENTS IN COMMON STOCK", CHME is regarded as a joint venture, which is accounted for under equity method of accounting.

     To the extent the accounting principles applied in the Lecico companies and in the CHME Group consolidation are not in accordance with US GAAP, the adjustments recognized reflect the impact of the application of US GAAP.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

(J)  INVESTMENTS IN SECURITIES

     Under Finnish GAAP, investments in securities are recorded at the lower of cost or market value.

     Under US GAAP, debt securities in which the Group has the intent and ability to hold until maturity are classified as "held to maturity" securities and are recorded at amortized cost. Debt and equity securities which are bought and held principally for the purpose of short-term selling are classified as "trading" securities and are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as "held to maturity" securities or "trading" securities are classified as "available for sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     The Group holds certain debt and equity securities which are classified as "available for sale" in accordance with US GAAP. The adjustment reflects the valuation of such securities at fair value with unrealized gains and losses, net of applicable taxes, included in other comprehensive income.

(K)  DEFERRED TAXES

     Under US GAAP, deferred taxes are required to be recorded on differences between the book basis and the tax basis of all assets and liabilities, and their reported amounts in the consolidated financial statements reflect what will result in taxable or deductible amounts in future years. Deferred taxes for temporary differences are established using currently enacted rates expected to exist in the period in which the difference is anticipated to reverse.

     Under Finnish GAAP, deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is probable to be realized. Under US GAAP, deferred tax liabilities are recognized regardless of the likelihood of reversal of such amounts and deferred tax assets are reduced by a valuation allowance to the amount that is "more likely than not" to be realized.

     The accounting for deferred taxes by the Group under Finnish GAAP is primarily consistent with US GAAP. In certain cases, however, the principles applied when recognizing the valuation allowance for deferred tax assets under Finnish GAAP are more prudent compared to US GAAP. In such cases, the valuation allowance is adjusted to the amount as defined under US GAAP.

     Under Finnish GAAP, a deferred tax liability related to undistributed earnings is recognized during the period when such earnings are distributed as dividends. Under US GAAP, a deferred tax liability related to undistributed earnings is recognized during the period when earned. The impact of the timing difference is reflected as an adjustment from Finnish GAAP to US GAAP.

(L)  EARNINGS PER SHARE

     Earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. SFAS No. 128 "EARNINGS PER SHARE" establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. As the Predecessor was delisted from the Helsinki Stock Exchanges at the end of October 2001, SFAS No. 128 is not required for the Successor as of December 31, 2001.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                                                           PREDECESSOR
                                                                                           -----------
                                                                                           SANITEC OYJ
                                                                                           -----------
                                                                                                     PERIOD FROM
                                                                                 YEAR ENDED          JANUARY 1 -
                                                                              DECEMBER 31, 2000     JUNE 7, 2001
                                                                              -----------------     ------------
                                                                               (AMOUNTS IN MILLIONS OF EURO EXCEPT
                                                                                    PER SHARE AND SHARE DATA)
FINNISH GAAP:
Numerator for basic and diluted EPS - net income.........................             39.2                13.3
Denominator for basic and diluted EPS - weighted average
number of shares (1,000).................................................           62,209              62,209
Basic and diluted earnings per share.....................................              0.6                 0.2

US GAAP:
Numerator for basic and diluted EPS - net income.........................             40.3                11.8
Denominator for basic and diluted EPS - weighted average
number of shares (1,000).................................................           62.209              62,209
Basic and diluted earnings per share.....................................              0.6                 0.2


(M)  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

     According to SFAS No. 130, "Reporting Comprehensive Income", comprehensive income generally encompasses all changes in shareholders' equity, except those arising from transactions with owners. On a Finnish GAAP basis, the Group's comprehensive income differs from the net income only by the amount of the foreign currency translation differences credited or charged to shareholders' equity for the period.

     Comprehensive income under Finnish GAAP for the year ended December 31, 2000, the financial periods ended June 7, 2001 and December 31, 2001 are as follows:

                                                                       PREDECESSOR                      SUCCESSOR
                                                                       -----------                      ---------
                                                                                                       SANITEC OY,
                                                                                                      FORMERLY POOL
                                                                                                       ACQUISITION
                                                                       SANITEC OYJ                     HELSINKI OY
                                                                       -----------                     -----------
                                                                                   PERIOD FROM         PERIOD FROM
                                                              YEAR ENDED           JANUARY 1 -          JUNE 8 -
                                                           DECEMBER 31, 2000      JUNE 7, 2001      DECEMBER 31, 2001
                                                           -----------------      ------------      -----------------
                                                                         (AMOUNTS IN MILLIONS OF EURO)
Net income under Finnish GAAP......................               39.2                   13.3              (17.2)
Other comprehensive income:
     Foreign currency translation adjustments......                3.4                   10.0               (0.9)
     Hedging of net investment denominated in foreign
     currency......................................               (2.1)                  (1.7)               0.0
                                                                  ----                   ----              -----
Comprehensive income...............................               40.5                   21.6              (18.1)
                                                                  ====                   ====              =====


(N)  CLASSIFICATION DIFFERENCES

     (I) FOREIGN CURRENCY TRANSLATION

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

         Under Finnish GAAP, the financial statements of the Group's foreign subsidiaries are measured using the Euro as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the financial period. Gains and losses arising on these transactions are taken to reserves, net of exchange differences arising on related foreign currency borrowings.

         Under US GAAP, the financial statements of the Group's foreign subsidiaries are measured using the Euro as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the financial period. The resulting cumulative translation adjustments have been recorded as a separate component of shareholder's equity as other comprehensive income. Foreign currency transaction gains and losses are included in consolidated net income.

    (II) EXTRAORDINARY ITEMS

         Under Finnish GAAP, certain items that are considered to be incurred outside the ordinary course of business are classified as "extraordinary items" and shown in a separate caption below income from operations. Such items are not shown net of tax.

         US GAAP has a more restrictive definition of "extraordinary items" and only items that are both unusual in nature and infrequent in occurrence are classified as "extraordinary". In practice, extraordinary items are rarely presented. If presented, extraordinary items are net of tax. None of the items classified as extraordinary in the consolidated statement of operations of the Predecessor for the years ended December 31, 1999 and 2000 and the period from January 1, 2001 to June 7, 2001 and for the Successor for the period from June 8, 2001 to December 31, 2001 would be classified as extraordinary items under US GAAP.

  (III)  CLASSIFICATION OF ASSETS

         Under Finnish GAAP, the balance sheet presentation is determined by statutory regulations. Provisions must be separately reported. Under US GAAP, the order of presentation of assets on the balance sheet is determined by liquidity with assets and liabilities classified as either current or non-current.

(O)  ACQUIRED OPERATIONS HELD FOR SALE

     Under Finnish GAAP, net operating losses related to a business acquired in a purchase business combination, and identified at the acquisition date as being held for sale, are not recognized in the income statement.

     Under US GAAP in accordance with EITF 90-6 "Accounting for Certain Events not Addressed in Issue No. 87-11", losses from acquired operations designated as held for sale at the acquisition date are recorded in the income statement beginning after the one year holding period if the sale has not occurred.

24.  ADDITIONAL DISCLOSURES

     The following US GAAP disclosures are included to comply with the United States Securities and Exchange Commission's regulations for foreign registrants. As indicated, certain disclosures are presented on a Finnish GAAP measurement basis.

(A)  CAPITAL LEASE OBLIGATIONS

     The Group has obligations under capital leases with future minimum lease payments as follows:

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                                       PREDECESSOR                        SUCCESSOR
                                                                       -----------                        ---------
                                                                                                     SANITEC OY, FORMERLY
                                                                                                       POOL ACQUISITION
                                                                       SANITEC OYJ                       HELSINKI OY
                                                                       -----------                       -----------
                                                                  AT                   AT                     AT
                                                           DECEMBER 31, 2000      JUNE 7, 2001        DECEMBER 31, 2001
                                                           -----------------      ------------        -----------------
                                                                           (AMOUNTS IN MILLIONS OF EURO)
Within one year....................................                0.3                  0.3                  0.5
Between one and two years..........................                0.3                  0.2                  0.5
Between two and three years........................                0.2                  0.1                  0.2
                                                                   ---                  ---                  ---
Total minimum lease payments.......................                0.8                  0.6                  1.2
Less amount representing interest..................               (0.1)                (0.0)                (0.1)
                                                                   ---                  ---                  ---
Present value of net minimum lease payments........                0.7                  0.6                  1.1
                                                                   ===                  ===                  ===

     There are no capital lease obligations maturing after three years.

(B)  RELATED PARTY TRANSACTIONS

     Purchases from associated companies totaled (euro)0.6 million, (euro)0.2 million and (euro)0.1 million for the year ended December 31, 2000 and the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     The Group has engaged in transactions with its former parent company Metra Corporation (presently Wartsila Corporation), including net sales of (euro)0.3 million for the year ending December 31, 2000, and an accounts receivable balance of (euro)0.2 million as of December 31, 2000. All of these transactions have been made on an arm's length basis.

     The Group has an interest of 25% in the associated company AWEK Industrial Ltd. through its subsidiary Evac International Oy. The Group has capitalized patents purchased from AWEK Industrial Ltd. amounting to (euro)0.3 million,
(euro)0.1 million and (euro)0.3 million in the year ended December 31, 2000 and in the period from January 1, 2001 to June 7, 2001 and from June 8, 2001 to December 31, 2001, respectively.

     The Group has a receivable from DP Deutsche Pool Beteiligungs GmbH, a company owned by BC European Capital VII-1 amounting to (euro)1.6 million as of December 31, 2001.

(C)  VALUATION AND QUALIFYING ACCOUNTS

     Inventories and Accounts and Other Receivables are accounted for net of the following valuation allowances and allowances for doubtful accounts under Finnish GAAP:

INVENTORIES

                                       BALANCE AT
          PREDECESSOR                 BEGINNING OF                                                 BALANCE AT
          SANITEC OYJ                    PERIOD             ADDITIONS          DEDUCTIONS         END OF PERIOD
---------------------------------    ----------------     --------------     ----------------     --------------
                                                           (AMOUNTS IN MILLIONS OF EURO)
     December 31, 2000                    15.5                 2.8                (2.1)               16.2
     June 7, 2001                         16.2                 2.9                (1.4)               17.7


           SUCCESSOR
   SANITEC OY, FORMERLY POOL           BALANCE AT
          ACQUISITION                 BEGINNING OF                                                 BALANCE AT
          HELSINKI OY                    PERIOD             ADDITIONS          DEDUCTIONS         END OF PERIOD
---------------------------------    ----------------     --------------     ----------------     --------------
     December 31, 2001                    16.2                 6.4                (4.1)               18.5

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

ACCOUNTS AND OTHER RECEIVABLES

                                       BALANCE AT
          PREDECESSOR                 BEGINNING OF                                                BALANCE AT END
          SANITEC OYJ                    PERIOD             ADDITIONS          DEDUCTIONS            OF PERIOD
---------------------------------    ----------------     --------------     ----------------     ----------------
                                                            (AMOUNTS IN MILLIONS OF EURO)
December 31, 2000                          5.6                 1.4                (1.0)                 6.0
June 7, 2001                               6.0                 0.5                (0.4)                 6.1

           SUCCESSOR
   SANITEC OY, FORMERLY POOL           BALANCE AT
          ACQUISITION                 BEGINNING OF                                                BALANCE AT END
          HELSINKI OY                    PERIOD             ADDITIONS          DEDUCTIONS            OF PERIOD
---------------------------------    ----------------     --------------     ----------------     ----------------
December 31, 2001                          6.0                 2.1                (0.8)                 7.3

(D)  RESTRUCTURING CHANGES

                                                                                 PREDECESSOR
                                                                                 -----------
                                                  RESTRUCTURING                                                RESTRUCTURING
                                                  PROVISION AT         RESTRUCTURING      CHARGED AGAINST       PROVISION AT
                                                  DECEMBER 31,          CHARGES (1)          PROVISION           DECEMBER 31,
                                                      1998                 1999                1999                 1999
                                                      ----                 ----                ----                 ----
Severance and other employee costs..........                    0.0                5.2                  0.0                 5.2
Plant closure and business exit costs.......                    0.0                0.5                  0.0                 0.5
                                              ---------------------  -----------------  -------------------  ------------------
Total restructuring in accordance with US
    GAAP....................................                    0.0                5.7                  0.0                 5.7
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                    0.0                7.8                  0.0                 7.8
                                              ---------------------  -----------------  -------------------  ------------------
Total provisions for restructuring in
    accordance with Finnish GAAP ...........                    0.0               13.5                  0.0                13.5
                                              =====================  =================  ===================  ==================

                                                                                 PREDECESSOR
                                                                                 -----------
                                                  RESTRUCTURING                                                 RESTRUCTURING
                                                  PROVISION AT         RESTRUCTURING      CHARGED AGAINST       PROVISION AT
                                                  DECEMBER 31,          CHARGES(1)           PROVISION           DECEMBER 31,
                                                      1999                 2000                 2000                2000
                                                      ----                 ----                 ----                ----
Severance and other employee costs..........                    5.2                3.0                 (4.4)                3.8
Plant closure and business exit costs.......                    0.5                3.9                 (0.8)                3.6
                                              ---------------------  -----------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                    5.7                6.9                 (5.2)                7.4
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                    7.8                0.0                 (0.6)                7.2
                                              ---------------------  -----------------  --------------------  -----------------
Total provisions for restructuring in
    accordance with Finnish GAAP ...........                   13.5                6.9                 (5.8)               14.6
                                              =====================  =================  ====================  =================

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




                                                                                 PREDECESSOR
                                                                                 -----------
                                                 RESTRUCTURING        RESTRUCTURING                             RESTRUCTURING
                                                 PROVISION AT          CHARGES (2)        CHARGED AGAINST       PROVISION AT
                                                  DECEMBER 31,        JAN 1 - JUN 7,         PROVISION             JUNE 7,
                                                      2000                 2001         JAN 1 - JUN 7, 2001         2001
                                                      ----                 ----         -------------------         ----
Severance and other employee costs..........                   3.8                 0.2                 (0.2)                3.8
Plant closure and business exit costs.......                   3.6                 0.2                 (0.2)                3.6
                                              --------------------  ------------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                   7.4                 0.4                 (0.4)                7.4
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                   7.2                 1.7                 (1.1)                7.8
                                              --------------------  ------------------  --------------------  -----------------
Total provisions for restructuring in
    accordance with Finnish GAAP............                  14.6                 2.1                 (1.5)               15.2
                                              ====================  ==================  ====================  =================


                                                                                            SUCCESSOR
                                                                                            ---------
                                                 RESTRUCTURING        RESTRUCTURING                             RESTRUCTURING
                                                  PROVISION AT         CHARGES (3)        CHARGED AGAINST       PROVISION AT
                                                    JUNE 8,           JUN 8 -DEC 31,         PROVISION          DECEMBER 31,
                                                      2001                 2001         JUN 8 - DEC 31, 2001        2001
                                                      ----                 ----         --------------------        ----
Severance and other employee costs..........                   0.0                23.8                 (4.7)               19.1
Plant closure and business exit costs.......                   0.0                 7.0                 (1.2)                5.8
                                              --------------------  ------------------  --------------------  -----------------
Total restructuring in accordance with US
    GAAP....................................                   0.0                30.8                 (5.9)               24.9
95-3 adjustments from Finnish GAAP into US
    GAAP....................................                   0.0                29.2                 (4.4)               24.8
                                              --------------------  ------------------  --------------------  -----------------
Total provisions for restructuring in
    accordance with Finnish GAAP............                   0.0                60.0                (10.3)               49.7
                                              ====================  ==================  ====================  =================

---------------------------------------------
(1) Includes (euro)12.6 million recorded as a purchase accounting adjustment in relation to the Sphinx acquisition in accordance with US GAAP.
(2) Includes (euro)0.4 million recorded as a purchase accounting adjustment related to the Twyford acquisition in accordance with US GAAP.
(3) Includes (euro) 30.8 million recorded as a purchase accounting adjustment related to the Sanitec acquisition in accordance with US GAAP.

 (E) INCOME TAXES

     Unrealized withholding tax on undistributed earnings of the subsidiaries were (euro)1.5 million, (euro)2.1 million and (euro)2.1 million for the financial year ending December 31, 2000 and financial periods ending June 7, 2001 and December 31, 2001 respectively.

     Deferred tax liabilities assumed under Finnish GAAP for all financial periods concerned are non-current.

     Deferred tax assets of (euro)2.5 million, (euro)3.3 million and (euro)3.1 million for the financial year ending December 31, 2000 and financial period ending June 7, 2001 and December 31, 2001 under Finnish GAAP are current. The rest of the deferred tax assets for each financial period concerned are non-current.

(F)  STOCK-BASED COMPENSATION

     The Group does not account for stock-based compensation, as it is not required under Finnish GAAP. Under US GAAP, the Group applies Accounting Principles Bulletin (APB) No. 25 "Accounting for stock issued to employees" and related interpretations in accounting for its plan (See note 20). The plan is considered to be fixed under APB No.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

25, as the number of shares issued and the exercise price were known at grant date. No compensation cost was recorded as the exercise price exceeded the market price on grant date.

     The plan was terminated when Sanitec Oy, formerly Pool Acquisition Helsinki Oy, acquired the predecessor in 2001 and was concurrently delisted from Helsinki Exchanges.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The Group's net income and net income per common share would have been reduced to the pro forma amount indicated below, if compensation cost for the Group's stock option plan had been determined based on the fair value at the grant date for awards in accordance with the provisions of SFAS No. 123

      (IN MILLIONS EXCEPT PER SHARE)              2000
      ------------------------------              ----
Net income
     As reported under US GAAP                    40.3
     Pro forma                                    37.6
Basic and diluted earnings per share
     As reported under US GAAP                     0.6
     Pro forma                                     0.6

     The fair value of the options granted during 2000 is estimated on the date of grant using the Black Scholes option-pricing model. The options were vested at grant date. The weighted-average assumption used and the estimated fair value are as follows:

                                                       2000
                                                       ----
Expected term                                         4 years
Expected stock volatility                             8.53%
Risk-free interest rate                               4.85%
Rate of dividend                                      1.8%
Dividend                                       (euro) 0.21
Fair value                                     (euro) 1.6

     Changes in options outstanding were:

                                                                                WEIGHTED-AVERAGE
                                                          SHARES UNDER OPTION    EXERCISE PRICE
                                                          -------------------    --------------
         Outstanding at January 1, 2000                           --                   --
         Granted                                               1,700,000              15.92
         Exercised                                                --                   --
         Terminated and expired                                   --                   --
                                                               ---------              -----
         Outstanding at December 31, 2000                      1,700,000              15.92
         Granted                                                  --                   --
         Exercised                                                --                   --
         Terminated and expired                                   --                   --
                                                               ---------              -----
         Outstanding at June 7, 2001                           1,700,000              15.92
         Granted                                                  --                   --
         Exercised                                                --                   --
         Terminated and Expired                               (1,700,000)             15.92
                                                               ---------              -----
         Outstanding at December 31, 2001                         --                   --
                                                               =========              =====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                  CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

          (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)

                                                              PREDECESSOR                     SUCCESSOR
                                                              -----------                     ---------
                                                                                   SANITEC OY,         SANITEC OY,
                                                                                  FORMERLY POOL       FORMERLY POOL
                                                                                   ACQUISITION         ACQUISITION
                                                                                   HELSINKI OY         HELSINKI OY
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -           JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001         JUNE 30, 2001       JUNE 30, 2002
                                                             ------------         -------------       -------------
Net sales..........................................               446.9                 70.8                508.6
Other operating income.............................                 3.1                  1.9                  3.6
Operating Expenses:
     Cost of products sold-- materials and
         consumables...............................              (130.3)               (20.4)              (157.1)
     Personnel.....................................              (137.8)               (20.2)              (157.8)
     Outside services..............................               (42.0)                (6.7)               (49.1)
     Depreciation and amortization.................               (25.7)                (5.5)               (50.1)
     Other operating expenses......................               (83.8)               (12.2)               (74.6)
                                                                  -----                 ----                -----
Operating profit...................................                30.4                  7.7                 23.5
Other income (expenses):
     Equity in income (loss) of associated
        companies..................................                (0.5)                --                    0.2
     Other income and expenses, net................                (6.7)                (2.7)               (54.6)
                                                                  -----                 ----                -----
Income (loss) before income taxes and minority
     interest......................................                23.2                  5.0                (30.9)
Income taxes.......................................                (8.5)                (5.0)               (13.6)
Minority interests.................................                 0.0                  0.0                 (0.3)
                                                                  -----                 ----                -----
Income (loss) before extraordinary items...........                14.7                  0.0                (44.8)
Extraordinary items................................                (1.4)                 --                   --
                                                                  -----                 ----                -----
Net income (loss)..................................                13.3                  0.0                (44.8)
                                                                  =====                 ====                =====

Basic and diluted earnings (loss) per share........                 0.2                  --                   --
                                                                  =====                 ====                =====

Weighted average number of shares (1,000)..........              62,209                  --                   --
                                                                  =====                 ====                =====














    See accompanying notes to the consolidated interim financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                       CONSOLIDATED INTERIM BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                 SANITEC OY,        SANITEC OY, FORMERLY
                                                                                FORMERLY POOL         POOL ACQUISITION
                                                                                 ACQUISITION            HELSINKI OY
                                                                                 HELSINKI OY            (UNAUDITED)
                                                                                 -----------            -----------
                                                                                      AT                     AT
                                                                              DECEMBER 31, 2001        JUNE 30, 2002
                                                                              -----------------        -------------
ASSETS
Fixed assets and other long-term investments:
Intangible assets, net:
     Goodwill............................................................             769.6              751.7
     Other intangible assets.............................................              31.6               43.1
                                                                                    -------            -------
                                                                                      801.2              794.8
                                                                                    -------            -------

Property, plant and equipment, net:
     Land................................................................              52.5               54.6
     Buildings...........................................................              97.1               90.8
     Machinery and equipment.............................................             104.7               96.9
     Other tangible assets...............................................               6.7                6.5
     Advances paid and construction in progress..........................              15.8               18.7
                                                                                    -------            -------
                                                                                      276.8              267.5
                                                                                    -------            -------

Long-term investments and receivables:
     Investment securities...............................................               1.0                1.1
     Other receivables...................................................               9.6                9.5
                                                                                    -------            -------
                                                                                       10.6               10.6
                                                                                    -------            -------

Investments in associated companies......................................              41.7               35.2
                                                                                    -------            -------
Total fixed assets and other long-term investments.......................           1,130.3            1,108.1
                                                                                    -------            -------

Current assets:
Inventories:
     Finished goods......................................................              85.8               83.3
     Work in progress....................................................              17.3               19.0
     Raw material........................................................              58.9               59.3
                                                                                    -------            -------
                                                                                      162.0              161.6
                                                                                    -------            -------

Trade accounts receivable................................................             161.1              189.2
Loans receivable.........................................................               6.4                7.1
Prepaid expenses and accrued income......................................              41.4               29.9
Deferred tax assets......................................................               5.5                4.9
Other current assets.....................................................              16.2               13.8
Cash and cash equivalents................................................              68.0               29.1
                                                                                    -------            -------
                                                                                      298.6              274.0
                                                                                    -------            -------

Total current assets.....................................................             460.6              435.6
                                                                                    -------            -------

TOTAL ASSETS.............................................................           1,590.9            1,543.7
                                                                                    =======            =======

    See accompanying notes to the consolidated interim financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                       CONSOLIDATED INTERIM BALANCE SHEETS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                     SANITEC OY,
                                                                                 SANITEC OY,        FORMERLY POOL
                                                                                FORMERLY POOL        ACQUISITION
                                                                                 ACQUISITION         HELSINKI OY
                                                                                 HELSINKI OY         (UNAUDITED)
                                                                                 -----------         -----------
                                                                                      AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
Shareholders' equity:
     Share capital.......................................................              30.0                 30.0
     Share premium funds.................................................             120.0                120.0
     Other reserves......................................................               0.2                 (8.4)
     Retained earnings (deficit).........................................              (1.1)               (23.9)
     Net income (loss) for the period....................................             (17.2)               (44.8)
                                                                                    -------              -------
Total shareholders' equity...............................................             131.9                 72.9
                                                                                    -------              -------

Minority interests.......................................................               3.8                  2.9
                                                                                    -------              -------

Provisions...............................................................              99.0                 98.8
                                                                                    -------              -------

Non-current liabilities:
     Long term debt, excluding current installments......................             731.9                732.8
     Shareholder loans and subordinated loans............................             372.2                378.7
                                                                                    -------              -------
                                                                                    1,104.1              1,111.5
                                                                                    -------              -------

Current liabilities:
     Current debt........................................................              14.8                 13.0
     Current installments of long-term debt..............................              18.1                 22.2
     Trade accounts payable..............................................              91.1                 93.0
     Accrued expenses and deferred income................................             108.4                115.2
     Other current liabilities...........................................              19.7                 14.2
                                                                                    -------              -------
                                                                                      252.1                257.6
                                                                                    -------              -------

Total liabilities........................................................           1,356.2              1,369.2
                                                                                    -------              -------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES...............................           1,590.9              1,543.7
                                                                                    =======              =======










    See accompanying notes to the consolidated interim financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                  CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                          (AMOUNTS IN MILLIONS OF EURO)

                                                              PREDECESSOR                     SUCCESSOR
                                                              -----------                     ---------
                                                                                   SANITEC OY,         SANITEC OY,
                                                                                  FORMERLY POOL       FORMERLY POOL
                                                                                   ACQUISITION         ACQUISITION
                                                                                   HELSINKI OY         HELSINKI OY
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -           JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001         JUNE 30, 2001       JUNE 30, 2002
                                                             ------------         -------------       -------------
CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit...................................                30.4                 7.7               23.5
Property, plant and equipment, net:
     Depreciation and write-down...................                25.7                 5.5               50.1
     Selling profit/(loss) of fixed assets.........                (0.2)               (1.4)              (0.2)
                                                                 ------              ------              -----
Cash flow before working capital changes...........                55.9                11.8               73.4
Changes in working capital
     Current liabilities, non-interesting bearing,
       (increase)/decrease.........................               (20.6)               (9.1)             (27.7)
     Inventories, (increase)/decrease..............               (19.0)               (1.0)              (2.8)
Current liabilities, non-interest bearing,
     increase/(decrease)...........................                 3.1                 3.2              (10.1)
                                                                 ------              ------              -----
                                                                  (36.5)               (6.9)             (40.6)

Cash flow from operating activities before
     financial items and taxes.....................                19.4                 4.9               32.8
Interest expenses paid.............................                (8.5)               (1.3)             (30.5)
Interest income received...........................                 1.8                 0.9                2.6
Other financial income received and paid...........                 2.4                (1.6)               5.8
Income taxes paid..................................                (5.8)               (4.2)              (8.7)
                                                                 ------              ------              -----
CASH FLOW FROM OPERATING ACTIVITIES (A)............                 9.3                (1.3)               2.0
                                                                 ======              ======              =====

CASH FLOW FROM INVESTING ACTIVITIES
Acquisitions.......................................              (137.4)             (877.1)                --
Investments in shares..............................                 --                  0.0                 --
Investments in other tangible and
     intangible assets.............................               (22.0)              (21.7)             (39.7)(1)
Proceeds from sale of tangible and
     intangible assets.............................                 0.4                 0.0                3.2
                                                                 ------              ------              -----
CASH FLOW FROM INVESTING ACTIVITIES(B).............              (159.0)             (898.8)             (36.5)
                                                                 ======              ======              =====

_______________
(1) (euro)18.7 million relates to refinancing costs of Junior Loan into the High Yield Senior Notes.(euro)1.1 million relates to the buy-out of Sanitec's minority shareholders.






    See accompanying notes to the consolidated interim financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                          (AMOUNTS IN MILLIONS OF EURO)

                                                              PREDECESSOR                      SUCCESSOR
                                                              -----------                      ---------
                                                                                   SANITEC OY,         SANITEC OY,
                                                                                  FORMERLY POOL       FORMERLY POOL
                                                                                   ACQUISITION         ACQUISITION
                                                                                   HELSINKI OY         HELSINKI OY
                                                              SANITEC OYJ          (UNAUDITED)         (UNAUDITED)
                                                              -----------          -----------         -----------
                                                              PERIOD FROM          PERIOD FROM         PERIOD FROM
                                                              JANUARY 1 -            JUNE 8 -          JANUARY 1 -
                                                              JUNE 7, 2001        JUNE 30, 2001       JUNE 30, 2002
                                                              ------------        -------------       -------------
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of share capital............................                --                   30.0                 --
Issue premium........................................                --                  120.0                 --
Loans receivable, (increase)/decrease................               1.4                   (1.2)              (0.2)
Current loans increase/(decrease)....................              46.1                   21.8               (6.0)
New long term loans..................................             125.4                  792.8              280.2
Amortization of long term loans......................              (2.6)                   2.6             (276.3)
Dividends paid.......................................             (13.6)                   0.0               (1.2)
Other changes, including exchange rate changes.......              (3.8)                   0.3               (0.8)
                                                                  -----                  -----              -----
CASH FLOW FROM FINANCING ACTIVITIES (C)..............             152.9                  966.3               (4.3)
                                                                  =====                  =====              =====


CHANGE IN CASH AND CASH EQUIVALENTS
     (A+B+C), INCREASE/(DECREASE)....................               3.2                   66.2              (38.9)
                                                                  =====                  =====              =====

Cash and cash equivalents at the beginning
     of period.......................................              17.9                     --               68.0
Cash and cash equivalents at the end of period.......              21.1                   66.2               29.1

RECONCILIATION OF CASH AND EQUIVALENTS:
As previously reported...............................              17.7                     --               68.0
Foreign exchange adjustment..........................               0.2                     --                0.0
                                                                  -----                  -----              -----
Cash and cash equivalents at the beginning                         17.9                     --               68.0
     of period.......................................
Change in cash and equivalents.......................               3.2                   66.2              (38.9)
                                                                  -----                  -----              -----
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD.......              21.1                   66.2               29.1
                                                                  =====                  =====              =====

The impact of change in exchange rates on consolidation has been eliminated.












    See accompanying notes to the consolidated interim financial statements.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

             NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS


1.   BASIS OF FINANCIAL PRESENTATION

A)   DESCRIPTION OF BUSINESS

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy (the "Group" and "Successor") is a multinational group headquartered in Helsinki, Finland engaged in the production of bathroom ceramics, bath and shower products and vacuum sewage systems. The Group's sales and production network operates throughout Europe, and its vacuum sewage systems business is global.

B)   BASIS OF PREPARATION

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Finland ("Finnish GAAP"). The accounting policies have been applied on a basis consistent with those applied in the preparation of the Group's audited consolidated financial statements. However, the financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the information considered necessary for a fair presentation of financial information has been included. Accordingly, the financial statements should be read in conjunction with the Group's audited consolidated financial statements. Note 6 includes reconciliation of net income and shareholders' equity from Finnish GAAP to accounting principles generally accepted in the United States ("US GAAP").

     The preparation of financial statements in conformity with Finnish GAAP requires the management of the Group to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

C)   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Sanitec Oy, formerly Pool Acquisition Helsinki Oy and its wholly and over 50% owned subsidiaries.

     Pool Acquisition Netherlands B.V. was incorporated on May 10, 2001 and became the parent company of Sanitec Oy, formerly Pool Acquisition Helsinki Oy on November 14, 2001, when the total share capital of Sanitec Oy, formerly Pool Acquisition Helsinki Oy was transferred as contribution in kind to Pool Acquisition Netherlands B.V. Pool Acquisition Netherlands B.V. was liquidated on November 28, 2002, and Sanitec International S.A. became the Shareholder of Sanitec Oy, formerly Pool Acquisition Helsinki Oy.

     Sanitec Oy, formerly Pool Acquisition Helsinki Oy was formed by funds advised by BC Partners in order to acquire Sanitec Oyj (the "Predecessor"). On June 7, 2001 Sanitec Oyj was acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy. On March 31, 2002, Sanitec Oyj was merged to its parent company Sanitec Oy, formerly Pool Acquisition Helsinki Oy, which changed its name to Sanitec Oy as of the same date.

     Sanitec International S.A., Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, are under common control of Pool Acquisition S.A, the ultimate parent company prior to the contribution in kind of Pool Acquisition Netherlands B.V. to Sanitec International S.A., Sanitec International S.A. had no substantive operations. The results of operations and cash flows attributable to Pool Acquisition Netherlands B.V. and Sanitec Oy, formerly Pool Acquisition Helsinki Oy, have been included in the consolidated financial statements of Sanitec International S.A. for the period January 1, 2002 to June 30, 2002.

2.       SHAREHOLDER'S EQUITY

     As Sanitec International S.A. was activated and the total share capital of Pool Acquisition Netherlands B.V. was transferred to Sanitec International S.A. as a contribution in kind, the share capital at Sanitec International S.A.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY was increased. After the increase, the share capital at Sanitec International S.A. was(euro)10.0 million and share premium transfer was (euro)140.1 million.

3.       COMMITMENTS AND CONTINGENCIES

     Certain of the Group subsidiaries have jointly and severally granted guarantees, taken out mortgages on business assets and mortgages on their real property, and pledged shares they share as collateral for loans from banking institutions to the Group totaling (euro)501.9 million at June 30, 2002.

4.       BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

     The Group has three business segments: Bathroom Ceramics, Bath and Shower products and Vacuum Sewage systems ("EVAC").

     Business segment and geographic area data for the period from January 1, 2001 to June 7, 2001, from June 8, 2001 to June 30, 2001 and from January 1, 2002 to June 30, 2002, respectively are as follows:

PREDECESSOR
-----------

                                                          BATH AND         VACUUM
SANITEC OYJ                               BATHROOM         SHOWER          SEWAGE
JANUARY 1 - JUNE 7, 2001                  CERAMICS        PRODUCTS         SYSTEMS       INTERSEGMENT      TOTAL
------------------------                  --------        --------         -------       ------------      -----
Total net sales.....................         279.5        132.3              36.4           (1.3)            446.9
Inter-segment net sales.............          (1.0)        (0.3)               --            1.3               --
                                            ------        -----              ----            ---            ------
Net sales to external customers.....         278.5        132.0              36.4             --             446.9
Depreciation and amortization.......         (19.1)        (5.6)             (1.0)            --             (25.7)
Operating profit....................          18.5          9.7               2.2             --              30.4
Gross capital expenditure...........        (131.7)       (26.2)             (1.5)            --            (159.4)

SUCCESSOR
---------

SANITEC OY, FORMERLY
POOL ACQUISITION                                          BATH AND         VACUUM
HELSINKI OY,                             BATHROOM          SHOWER          SEWAGE
JUNE 8 - JUNE 30, 2001                   CERAMICS         PRODUCTS         SYSTEMS      INTERSEGMENT       TOTAL
----------------------                   --------         --------         -------      ------------       -----
Total net sales...................            44.4           20.8               5.7           (0.1)            70.8
Inter-segment net sales...........            (0.1)          (0.0)              --             0.1              --
                                            ------         ------              ----            ---           ------
Net sales to external customers...            44.3           20.8               5.7            --              70.8
Depreciation and amortization.....            (4.2)          (1.2)             (0.1)           --              (5.5)
Operating profit..................             4.7            2.5               0.5            --               7.7
Gross capital expenditure.........          (742.8)        (147.7)             (8.3)           --            (898.8)

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

SUCCESSOR
---------

SANITEC OY, FORMERLY POOL ACQUISITION                     BATH AND         VACUUM
HELSINKI OY,                              BATHROOM         SHOWER          SEWAGE
JANUARY 1 - JUNE 30, 2002                 CERAMICS        PRODUCTS         SYSTEMS      INTERSEGMENT       TOTAL
-------------------------                 --------        --------         -------      ------------       -----
Total net sales.....................         321.4        153.5              35.4           (1.7)           508.6
Intersegment net sales..............          (1.2)        (0.5)               --            1.7               --
                                             -----        -----              ----            ---          -------
Net sales to external customers.....         320.2        153.0              35.4             --            508.6
epreciation and amortization.......         (33.9)       (14.6)             (1.6)             --            (50.1)
Operating profit....................          15.4          7.2               0.9             --             23.5
Gross capital expenditure...........         (26.5)       (12.4)             (0.8)            --            (39.7)
Operating capital employed..........         690.2        449.6              80.5             --           1,220.3
Liabilities within operating capital
     Employed.......................            --           --                --                           278.8
Interest bearing receivables........            --           --                --             --             15.3
Cash and bank balances..............            --           --                --             --             29.3
                                                                                                          -------
Total assets .......................                                                                      1,543.8
                                                                                                          =======

GEOGRAPHIC AREA DATA

                                                      PREDECESSOR                        SUCCESSOR
                                                      -----------                        ---------
                                                                           SANITEC OY,
                                                                          FORMERLY POOL      SANITEC OY, FORMERLY
                                                                           ACQUISITION         POOL ACQUISITION
                                                      SANITEC OYJ          HELSINKI OY            HELSINKI OY
                                                      PERIOD FROM          PERIOD FROM            PERIOD FROM
                                                  JANUARY 1 - JUNE 7,   JUNE 8 - JUNE 30,    JANUARY 1 - JUNE 30,
NET SALES BY GEOGRAPHICAL AREA                            2001                 2001                  2002
------------------------------                            ----                 ----                  ----
Germany......................................                 77.2                  12.2                78.1
France.......................................                 69.4                  11.0                83.1
United Kingdom...............................                 47.5                   7.6                54.1
Benelux......................................                 39.3                   6.2                46.9
Sweden.......................................                 31.7                   5.1                36.6
Italy........................................                 37.5                   6.0                44.0
Norway.......................................                 19.2                   3.1                24.8
Denmark......................................                 15.2                   2.4                20.0
Finland......................................                 16.1                   2.6                18.5
Poland.......................................                 25.0                   3.9                29.5
The Americas.................................                 14.0                   2.6                10.7
Other countries..............................                 54.8                   8.1                62.3
                                                             -----                  ----               -----
Total........................................                446.9                  70.8               508.6
                                                             =====                  ====               =====

5.       LONG-TERM DEBT

     Sanitec International S.A. issued to international institutional investors
(euro)260.0 million Senior Notes (the "High Yield Bond") whereby the company refinanced a (euro)245.0 million junior credit facility. The Senior Notes will mature on May 15, 2012. A fixed interest of 9% per year will be paid and is payable on May 15 and November 15 of each year. Sanitec International S.A. on-lent the (euro)260.0 million proceeds to Sanitec Oy, formerly Pool Acquisition Helsinki Oy.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     Simultaneously, shareholder loan and PIK-loan were transferred to Sanitec International S.A., which further on-lent them to Sanitec Oy, formerly Pool Acquisition Helsinki Oy. As of June 30, 2002, the total loan capital owed by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, to Sanitec International S.A. amounted to (euro)638.7 million, including (euro)260.0 million of Senior Notes, a (euro)312.0 million shareholder loan and a (euro)66.7 million PIK-loan.

     During the period January 1 to June 30, 2002, the total interest expense of Sanitec Oy, formerly Pool Acquisition Helsinki Oy, to Sanitec International Oy was (euro)16.6 million, and to Pool Financing Helsinki Oy (euro)20.3 million prior to the above mentioned transfer of the PIK-loan and the refinancing of junior credit facility.

     After the issuance of the Senior Notes, the maturities of the long-term debt on June 30, 2002 are as follows:

                            YEAR                     AMOUNT
                            ----                     ------
               2002                                    9.1
               2003                                   27.2
               2004                                   39.1
               2005                                   48.0
               2006                                   58.0
               thereafter...................         952.3
                                                   -------
               Total long-term debt.........       1,133.7
                                                   =======

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

6. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN FINNISH ACCOUNTING PRACTICE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Finland ("Finnish GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). The effects of the application of US GAAP to net income and shareholders' equity are set out in the table below:

                                                             PREDECESSOR                       SUCCESSOR
                                                             -----------                       ---------
                                                                                  SANITEC OY,           SANITEC OY,
                                                                                    FORMERLY             FORMERLY
                                                                                POOL ACQUISITION     POOL ACQUISITION
                                                                                  HELSINKI OY           HELSINKI OY
                                                             SANITEC OYJ          (UNAUDITED)           (UNAUDITED)
                                                             -----------          -----------           -----------
                                                             PERIOD FROM          PERIOD FROM           PERIOD FROM
                                                             JANUARY 1 -            JUNE 8 -            JANUARY 1 -
                                                             JUNE 7, 2001        JUNE 30, 2001         JUNE 30, 2002
                                                             ------------        -------------         -------------
                                                          (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AND SHARE DATA)
Net income (loss) in accordance with Finnish
GAAP                                                               13.3                   0.0               (44.8)
     US GAAP adjustments:
     Business combinations, net of tax.......      (a)             (1.0)                (10.3)               18.3
     Derivatives and hedging activities......                      (0.8)                  0.1                 2.7
     Pensions................................                       0.8                  (0.1)                0.3
     Software development costs..............                      (0.1)                  0.0                 0.2
     Capitalization of interest..............                      (0.1)                  0.0                 0.1
     Debt issuance costs.....................                       0.0                   0.0                 0.1
     Associated companies....................                       0.1                   0.0                 2.1
     Sale of investments.....................      (b)              0.0                   0.0                (1.8)
     Deferred taxes..........................                      (0.0)                  0.0                 0.6
     Acquired operations held for sale.......                      (0.4)                 --                  --
     Tax effect of US GAAP adjustments.......                      (0.0)                  0.0                (0.3)
                                                                 ------                  ----                ----
Net income (loss) in accordance with
US GAAP......................................                      11.8                 (10.3)              (22.5)
                                                                 ======                  ====                ====
Earnings (loss) per share in accordance with US
GAAP
     Basic and diluted earnings (loss) per
      share .................................                       0.2                   --                   --
                                                                 ------                  ----                ----
     Weighted basic and diluted average number
      of shares (1,000)......................                    62,209                   --                   --
                                                                 ======                  ====                ====

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                     SANITEC OY,
                                                                                 SANITEC OY,        FORMERLY POOL
                                                                                FORMERLY POOL        ACQUISITION
                                                                                 ACQUISITION         HELSINKI OY
                                                                                 HELSINKI OY         (UNAUDITED)
                                                                                 -----------         -----------
                                                                                      AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
                                                                                  (AMOUNTS IN MILLIONS OF EURO)
Shareholders' equity in accordance with Finnish GAAP................                  131.9                73.0
                                                                                      -----                ----
US GAAP adjustments:
     Business combinations, net of tax..............................    (a)           (24.1)               (5.8)
     Derivatives and hedging activities.............................                    8.6                11.3
     Pensions.......................................................                    1.3                 1.6
     Software development costs.....................................                    0.4                 0.6
     Capitalization of interest.....................................                   --                   0.1
     Debt issuance costs............................................                   (1.3)               (1.2)
     Associated companies...........................................                   (0.2)                1.9
     Investments in securities......................................                   (0.5)               --
     Sale of investments............................................    (b)            --                  (1.8)
     Deferred taxes.................................................                   (1.2)               (0.6)
     Tax effect of US GAAP adjustments..............................                   (2.9)               (3.3)
                                                                                      -----                ----

Shareholders' equity in accordance with US GAAP ....................                  112.0                75.8
                                                                                      =====                ====


(A)  BUSINESS COMBINATION

     The Group has accounted for a number of acquisitions under purchase method of accounting. These include Sanitec Oyj acquired by Sanitec Oy, formerly Pool Acquisition Helsinki Oy, on June 7, 2001, Twyford acquired by Sanitec Oyj in January 2001, Sphinx acquired by Sanitec Oyj in December 1999 and a number of less significant acquisitions prior to the one of Sphinx.

     Following the implementation of SFAS 142 as of January 1, 2002, goodwill is no longer amortized by the Group. Instead, goodwill as well as indefinite lived intangible assets are subject to an impairment test at least annually. See the results of the impairment test carried out as of January 1, 2002 in Note 7.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

     The adjustments to the purchase accounting of the above acquisitions after implementing SFAS 142 from January 1, 2002 onwards, have the following impact on the reconciliation of net income and shareholders' equity from Finnish GAAP into US GAAP:

                                                             PREDECESSOR                      SUCCESSOR
                                                             -----------                      ---------
                                                                                  SANITEC OY,
                                                                                    FORMERLY           SANITEC OY,
                                                                               ------------------     FORMERLY POOL
                                                                                POOL ACQUISITION       ACQUISITION
                                                             SANITEC OYJ          HELSINKI OY          HELSINKI OY
                                                             -----------          -----------          -----------
                                                             PERIOD FROM          PERIOD FROM          PERIOD FROM
                                                             JANUARY 1 -            JUNE 8 -           JANUARY 1 -
                                                             JUNE 7, 2001        JUNE 30, 2001        JUNE 30, 2002
                                                             ------------        -------------        -------------
NET INCOME
     Amortization of goodwill......................                 4.1                 1.4                  22.3
     Amortization of intangible assets.............                (2.7)               (0.7)                 (1.0)
     Depreciation of tangible assets...............                (0.3)               (0.2)                 (1.3)
     Operating expenses............................                (4.5)              (17.3)                 (2.8)
     Other income and expenses, net................                 0.2                 0.1                   0.0
     Deferred taxes................................                 2.2                 6.4                   1.1
                                                                   ----               -----                  ----
     TOTAL.........................................                (1.0)              (10.3)                 18.3
                                                                   ====               =====                  ====


                                                                                            SUCCESSOR
                                                                                            ---------
                                                                                                     SANITEC OY,
                                                                                 SANITEC OY,        FORMERLY POOL
                                                                                  FORMERLY           ACQUISITION
                                                                              POOL ACQUISITION       HELSINKI OY
                                                                                 HELSINKI OY         (UNAUDITED)
                                                                                 -----------         -----------
                                                                                     AT                  AT
                                                                              DECEMBER 31, 2001     JUNE 30, 2002
                                                                              -----------------     -------------
SHAREHOLDERS' EQUITY
     Goodwill............................................................            12.7                35.0
     Intangible assets...................................................            (6.3)               (7.3)
     Tangible assets.....................................................            (1.5)               (2.8)
     Inventory...........................................................           (45.2)              (45.2)
     Provisions..........................................................            (4.4)               (7.2)
     Non-current liabilities.............................................             1.1                 1.1
     Deferred taxes......................................................            19.5                20.6
                                                                                    -----               -----
     TOTAL...............................................................           (24.1)               (5.8)
                                                                                    =====               =====

(C)      SALE OF INVESTMENTS

In the six months ended June 30, 2002, the Group sold certain investments. For Finnish GAAP purposes, those were recorded at historical cost and a gain was recognized at the date of sale. For US GAAP purposes, these investments were recorded at fair value in accordance with the purchase method of accounting. As such, at the date of sale, the gain for US GAAP was less than the gain for Finnish GAAP.

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY

7.   IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

     SFAS NO. 141 AND 142

     In June 2001, the Financial Accounting Standards Board (FASB) issued the Statement of Financial Accounting Standard (SFAS) No. 141, "BUSINESS COMBINATION" and SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS".

     SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, thereby eliminating use of the pooling-of-interests method. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill.

     SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 also requires recognized intangible assets with a definite useful life to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144 "ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED Assets". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with SFAS No. 142 until its life is determined no longer be indefinite. SFAS No. 142 is to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired prior to July 1, 2001 continue to be amortized and tested for impairment in accordance with pre-SFAS No. 142 requirements until the adoption of the provisions of SFAS No.142.

     The Group adopted the provisions of SFAS No. 141 and SFAS No. 142 as of July 1, 2001 and January 1, 2002 respectively. Goodwill acquired in business combinations completed before July 1, 2001 was amortized until December 31, 2001.

     As of January 1, 2002, the Group re-evaluated the useful lives for intangible assets, as required by SFAS 142. As a result of the re-evaluation, trademarks were determined to have indefinite useful lives, while the other intangible assets were determined to continue with previously determined useful lives, which are 30 years for customer relationships and 12 years for patents and unpatented technology for the Vacuum sewage system. Intangible assets determined to have definite lives continued to be amortized over their useful lives from January 1, 2002 onwards.

     As of January 1, 2002, the Group also performed a transitional impairment test for recognized intangible assets determined to have indefinite useful lives as required by SFAS 142. Such intangible assets consist of trademarks, with a carrying value of (euro)350.6 million as of January 1, 2002. In the impairment test, the fair value of the intangible assets was compared with its carrying value. As a result of the test, no impairment for the indefinite lived intangible assets was recognized. The indefinite lived intangible assets will continue to be recognized at their carrying value with no subsequent amortization from January 1, 2002 onwards. No events or circumstances have required to perform an additional impairment test through June 30, 2002.

     As of January 1, 2002, the Group also performed a transitional impairment test for goodwill, as required by SFAS 142. Under SFAS 142, goodwill is required to be tested for impairment at a reporting unit level. A reporting unit is the same as, or one level below, an operating segment as defined in FASB Statement No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". For the purposes of goodwill impairment testing, the Group defined three reporting units, which are the operating segments bathroom ceramics, bath and shower products and vacuum sewage systems.

     In the first step of the goodwill impairment test as required by SFAS 142, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit. To perform the first step of the goodwill impairment test, the carrying values of the reporting units were determined, and the total of unamortized goodwill of (euro)418.4 million as of January 1, 2002, was allocated to reporting units. The carrying value of each of the reporting

                SANITEC OY, FORMERLY POOL ACQUISITION HELSINKI OY units was compared with its fair value. As a result of the first step of the goodwill impairment test, no indication of goodwill impairment was recognized to exist. The second step of the goodwill impairment test, as required by SFAS 142 is to be performed if an indication of goodwill impairment existed in the first step of the goodwill impairment test, is not required to be performed. The goodwill continues to be recognized in the carrying value with no subsequent amortization from January 1, 2002 onwards. No events or circumstances have required to perform an additional impairment test until June 30, 2002.

GOODWILL AND OTHER INTANGIBLE ASSETS - ADOPTION OF STATEMENT 142

                                                 PREDECESSOR                               SUCCESSOR
                                                 -----------                               ---------
                                                                                                         SANITEC OY,
                                                                                                        FORMERLY POOL
                                                                          SANITEC OY, FORMERLY POOL      ACQUISITION
                                                                           ACQUISITION HELSINKI OY       HELSINKI OY
                                                 SANITEC OYJ                     (UNAUDITED)             (UNAUDITED)
                                                 -----------                     -----------             -----------
                                                         PERIOD FROM     PERIOD FROM     PERIOD FROM     PERIOD FROM
                                         YEAR ENDED      JANUARY 1-        JUNE 8-        JUNE 8 -       JANUARY 1 -
                                        DECEMBER 31,       JUNE 7,       DECEMBER 31,     JUNE 30,         JUNE 30,
                                            2000            2001             2001           2001             2002
                                            ----            ----             ----           ----             ----
                                                    (AMOUNTS IN MILLIONS OF EURO EXCEPT PER SHARE AMOUNTS)
Reported net income (loss) in
accordance with US GAAP.............               40.3           11.8         (36.7)          (10.3)            (22.5)
Add back: Goodwill amortization.....                7.1            3.5          14.3             1.6                --
Add back: Trademark amortization....                4.1            2.4           3.2             0.4                --
                                                   ----           ----          ----            ----              ----
Adjusted net income (loss) in
accordance with US GAAP.............               51.5           17.7         (19.2)           (8.3)            (22.5)

Basic and diluted earnings per share:
Net income in accordance with US
GAAP................................                0.6            0.2
Goodwill amortization...............                0.1            0.1
Trademark amortization..............                0.1            0.0
                                                   ----           ----
Adjusted net income (loss) in
accordance with US GAAP.............                0.8            0.3

                           SANITEC INTERNATIONAL S.A.

               INDEX TO UNAUDITED INTERIM FINANCIAL STATEMENTS FOR
              THE PERIOD FROM JANUARY 1, 2002 TO SEPTEMBER 30, 2002

SANITEC INTERNATIONAL S.A.                                                PAGE
                                                                          ----

   Introduction..........................................................  I-2
   Unaudited Statements of Operations....................................  I-3
   Unaudited Balance Sheets..............................................  I-4
   Unaudited Statements of Cash Flows....................................  I-6
   Statement of Operations - Segments....................................  I-9
   Notes to the Unaudited Interim Consolidated Financial Statements...... I-10

                           SANITEC INTERNATIONAL S.A.

                         BASIS OF FINANCIAL PRESENTATION

The following unaudited interim financial information is information that we have recently released publicly in Finland. There are no Finnish reporting requirements applicable to our interim financial information. We prepared these unaudited interim consolidated financial statements in accordance with accounting principles generally accepted in Finland (Finnish GAAP). A description of differences between Finnish GAAP and accounting principles generally accepted in the United States (US GAAP) is included on pages 49, F-44 and F-74.

The consolidated statements of operations and cash flows in the following unaudited interim financial information include (i) the results of Pool Acquisition Helsinki Oy for the period from June 8, 2001 through September 30, 2001 and (ii) the results of Pool Acquisition Netherlands B.V. for the period from January 1, 2002 through March 31, 2002. These results are not presented separately in our prospectus, rather they are presented on a combined basis, as
(i) on November 14, 2001 the total share capital of Pool Acquisition Helsinki Oy was transferred as a contribution in kind to Pool Acquisition Netherlands B.V. and (ii) on March 19, 2002 the total share capital Pool Acquisition Netherlands B.V. was transferred as a contribution in kind to Sanitec International S.A. The consolidated balance sheets in the following unaudited interim financial information include Pool Acquisition Netherlands B.V. at March 31, 2002. This balance sheet is not presented elsewhere in this document, as on March 19, 2002 the total share capital Pool Acquisition Netherlands B.V. was transferred as a contribution in kind to Sanitec International S.A.

The pro forma consolidated statements of operations included in the interim financial statements are not those required by Article 11 of Regulation S-X and thus are not presented elsewhere in this document.

Accordingly, you should not read these unaudited interim financial statements in conjunction with or compare them to our results appearing elsewhere in the prospectus or the registration statement of which the prospectus is a part.

                           SANITEC INTERNATIONAL S.A.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (AMOUNTS IN MILLIONS OF EURO)


                                                                                     POOL ACQUISITION      POOL ACQUISITION
                                                                   SANITEC OYJ          HELSINKI OY        NETHERLANDS B.V.
                                                                   -----------          -----------        ----------------
                                                                                        (UNAUDITED)          (UNAUDITED)
                                                                   PERIOD FROM          PERIOD FROM          PERIOD FROM
                                                                   JANUARY 1 -           JUNE 8 -            JANUARY 1 -
                                                                  JUNE 7, 2001      SEPTEMBER 30, 2001      MARCH 31, 2002
                                                                  ------------      ------------------      --------------
NET SALES                                                              446.9               303.3               251.5
Other operating income........................................           3.1                 2.8                 0.9
Operating expenses:
      Cost of products sold - materials and consumables.......       (130.3)              (98.6)              (77.9)
      Personnel...............................................       (137.8)              (90.7)              (78.8)
      Outside services........................................        (42.0)              (29.9)              (24.0)
      Depreciation and writedowns.............................        (19.4)              (13.5)              (11.1)
      Amortization of goodwill................................         (6.3)              (11.4)              (11.1)
      Other operating expenses................................        (83.8)              (40.1)              (37.2)
                                                                      ------              ------              ------
OPERATING PROFIT                                                        30.4                21.8                12.3
Other income (expenses):
Equity in income (loss) of associated companies...............         (0.5)                 0.8                 0.1
Other income and expenses, net................................         (6.7)              (25.5)              (21.0)
                                                                      ------              ------              ------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS                23.2               (2.9)               (8.6)
Income taxes..................................................         (8.5)               (6.5)               (5.6)
Minority interests............................................           0.0               (0.2)               (0.2)
                                                                      ------              ------              ------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                                14.7               (9.6)              (14.4)
Extraordinary items...........................................         (1.4)               (2.7)                   -
NET INCOME (LOSS).............................................          13.3              (12.3)              (14.4)
                                                                      ======              ======              ======
EBITA.........................................................          36.7                33.2                24.2
EBITDA........................................................          56.1                46.7                34.5

                                                                         SANITEC                  SANITEC
                                                                  INTERNATIONAL S.A. (1)   INTERNATIONAL S.A. (1)
                                                                  ----------------------   ----------------------
                                                                       (UNAUDITED)              (UNAUDITED)
                                                                       PERIOD FROM              PERIOD FROM
                                                                       JANUARY 1 -              JANUARY 1 -
                                                                      JUNE 30, 2002          SEPTEMBER 30, 2002
                                                                      -------------          ------------------
NET SALES                                                                   508.6                   745.5
Other operating income........................................                3.6                     4.5
Operating expenses:
      Cost of products sold - materials and consumables.......            (157.1)                 (235.4)
      Personnel...............................................            (157.8)                 (226.0)
      Outside services........................................             (49.1)                  (71.6)
      Depreciation and writedowns.............................             (27.8)                  (38.8)
      Amortization of goodwill................................             (22.3)                  (33.6)
      Other operating expenses................................             (74.6)                 (108.0)
                                                                           ------                 -------
OPERATING PROFIT                                                             23.5                    36.6
Other income (expenses):
Equity in income (loss) of associated companies...............                0.2                     0.2
Other income and expenses, net................................             (54.5)                  (77.0)
                                                                           ------                 -------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS                   (30.9)                  (40.2)
Income taxes..................................................             (13.6)                  (18.5)
Minority interests............................................              (0.3)                   (0.5)
                                                                           ------                 -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                                   (44.8)                  (59.2)
Extraordinary items...........................................                  -                       -
NET INCOME (LOSS).............................................             (44.8)                  (59.2)
                                                                           ======                 =======
EBITA.........................................................               53.1                    78.9
EBITDA........................................................               73.6                   109.0

---------- (1) Sanitec International S.A. was dormant with no operational activity until April 3, 2002.


              See also accompanying notes to the unaudited interim
                       consolidated financial statements

                           SANITEC INTERNATIONAL S.A.

                  UNAUDITED CONSOLIDATED BALANCE SHEETS, ASSETS
                          (AMOUNTS IN MILLIONS OF EURO)

                                                                      POOL ACQUISITION        POOL ACQUISITION
                                                                      NETHERLANDS B.V.        NETHERLANDS B.V.
                                                                      ----------------        ----------------
                                                                                                (UNAUDITED)
                                                                                                AT MARCH 31,
                                                                    AT DECEMBER 31, 2001            2002
                                                                    --------------------            ----
Fixed assets and other long-term investments
Intangible assets, net:
       Goodwill.............................................                769.6                  760.2
       Other intangible assets..............................                 31.6                   30.5
                                                                          -------                -------
                                                                            801.2                  790.7
Property, plant and equipment, net:
       Land.................................................                 52.5                   52.4
       Buildings............................................                 97.1                   95.1
       Machinery and equipment..............................                104.7                  102.8
       Other tangible assets................................                  6.7                    6.7
Advances paid and construction in progress...............                    15.8                   16.3
                                                                          -------                -------
                                                                            276.8                  273.4
Long-term investments and receivables:
       Investment securities................................                  1.0                    1.0
       Other receivables....................................                  9.6                   10.0
                                                                          -------                -------
                                                                             10.6                   11.0

Investments in associated companies......................                    41.7                   40.1
                                                                          -------                -------

Total fixed assets and other long-term investments.......                 1,130.3                1,115.2
                                                                          -------                -------

Current assets:
Inventories:
       Finished goods.......................................                 85.8                   85.2
       Work in progress.....................................                 17.3                   17.9
       Raw material.........................................                 58.9                   60.0
                                                                          -------                -------
                                                                            162.0                  163.1

Trade accounts receivable................................                   161.1                  182.5
Loans receivable.........................................                     6.4                    6.4
Prepaid expenses and accrued income......................                    41.4                   40.4
Deferred tax assets......................................                     5.5                    5.8
Other current assets.....................................                    16.2                   13.9
Cash and cash equivalents................................                    68.0                   51.6
                                                                          -------                -------
                                                                            298.6                  300.7

Total current assets.....................................                   460.6                  463.9

TOTAL ASSETS.............................................                 1,590.9                1,579.1
                                                                          =======                =======

                                                                    SANITEC INTERNATIONAL   SANITEC INTERNATIONAL
                                                                           S.A. (1)                S.A. (1)
                                                                           --------                --------
                                                                         (UNAUDITED)             (UNAUDITED)
                                                                         AT JUNE 30,           AT SEPTEMBER 30,
                                                                             2002                    2002
                                                                             ----                    ----
Fixed assets and other long-term investments
Intangible assets, net:
       Goodwill.............................................                751.7                   746.3
       Other intangible assets..............................                 43.1                    44.6
                                                                          -------                 -------
                                                                            794.8                   790.9
Property, plant and equipment, net:
       Land.................................................                 54.6                    55.0
       Buildings............................................                 90.8                    90.5
       Machinery and equipment..............................                 96.9                    94.9
       Other tangible assets................................                  6.5                     6.2
Advances paid and construction in progress...............                    18.7                    20.3
                                                                          -------                 -------
                                                                            267.5                   266.8
Long-term investments and receivables:
       Investment securities................................                  1.1                     1.1
       Other receivables....................................                  9.5                     9.6
                                                                          -------                 -------
                                                                             10.6                    10.7

Investments in associated companies......................                    35.2                    35.6
                                                                          -------                 -------

Total fixed assets and other long-term investments.......                 1,108.1                 1,104.0
                                                                          -------                 -------

Current assets:
Inventories:
       Finished goods.......................................                 83.3                    76.9
       Work in progress.....................................                 19.0                    18.9
       Raw material.........................................                 59.3                    58.4
                                                                          -------                 -------
                                                                            161.6                   154.3

Trade accounts receivable................................                   189.2                   176.7
Loans receivable.........................................                     7.1                     6.4
Prepaid expenses and accrued income......................                    29.9                    26.7
Deferred tax assets......................................                     4.9                     4.7
Other current assets.....................................                    13.7                    13.3
Cash and cash equivalents................................                    29.3                    54.0
                                                                          -------                 -------
                                                                            274.1                   281.9

Total current assets.....................................                   435.7                   436.2

TOTAL ASSETS.............................................                 1,543.8                 1,540.2
                                                                          =======                 =======

----------
(1) Sanitec International S.A. was dormant with no operational activity until April 3, 2002.

              See also accompanying notes to the unaudited interim
                       consolidated financial statements

                           SANITEC INTERNATIONAL S.A.

              UNAUDITED CONSOLIDATED BALANCE SHEETS, SHAREHOLDERS'
                          EQUITY AND TOTAL LIABILITIES
                          (AMOUNTS IN MILLIONS OF EURO)

                                                                         POOL                         POOL
                                                                     ACQUISITION                   ACQUISITION
                                                                   NETHERLANDS B.V.             NETHERLANDS B.V.
                                                                   ----------------             ----------------
                                                                                                   (UNAUDITED)
                                                                 AT DECEMBER 31, 2001           AT MARCH 31, 2002
                                                                 --------------------           -----------------
SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
Shareholders' equity:
       Share capital.......................................               30.0                          30.0
       Share premium funds.................................              120.0                         120.0
       Other reserves......................................                0.2                          (0.3)
       Retained earnings (deficit).........................               (1.1)                        (17.3)
       Net income (loss) for the period....................              (17.2)                        (14.4)
                                                                       -------                       -------
Total shareholders' equity...............................                131.9                         118.0

Minority interests.......................................                  3.8                           4.0

Provisions...............................................                 99.0                          97.9

Non-current liabilities:
       Long term debt, excluding current installments......              731.9                         734.7
       Shareholder loans and subordinated loans............              372.2                         372.2
                                                                       -------                       -------
                                                                       1,104.1                       1,106.9
Current liabilities:
       Current debt........................................               14.8                          19.5
       Current installments of long-term debt..............               18.1                          15.4
       Trade accounts payable..............................               91.1                          86.9
       Accrued expenses and deferred income................              108.4                         111.7
       Other current liabilities...........................               19.7                          18.8
                                                                       -------                       -------
                                                                         252.1                         252.3

Total liabilities........................................              1,356.2                       1,359.2

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES                             1,590.9                       1,579.1
                                                                       =======                       =======

                                                                 SANITEC INTERNATIONAL        SANITEC INTERNATIONAL
                                                                        S.A.(1)                       S.A.(1)
                                                                        -------                       -------
                                                                       (UNAUDITED)                  (UNAUDITED)
                                                                    AT JUNE 30, 2002           AT SEPTEMBER 30, 2002
                                                                    ----------------           ---------------------

SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES
Shareholders' equity:
       Share capital.......................................                 10.0                         10.0
       Share premium funds.................................                140.1                        140.1
       Other reserves......................................                 (8.4)                        (6.5)
       Retained earnings (deficit).........................                (23.9)                       (24.6)
       Net income (loss) for the period....................                (44.8)                       (59.2)
                                                                         -------                      -------
                                                                            73.0                         59.7
Total shareholders' equity...............................
                                                                             2.9                          3.1
Minority interests.......................................
                                                                            98.8                         96.0
Provisions...............................................

Non-current liabilities:                                                   732.9                        733.2
       Long term debt, excluding current installments......                378.7                        378.7
       Shareholder loans and subordinated loans............              -------                      -------
                                                                         1,111.5                      1,111.9

Current liabilities:                                                        13.0                          3.6
       Current debt........................................                 22.2                         23.7
       Current installments of long-term debt..............                 93.0                         83.9
       Trade accounts payable..............................                115.2                        143.2
       Accrued expenses and deferred income................                 14.2                         15.1
       Other current liabilities...........................              -------                      -------
                                                                           257.6                        269.5

                                                                         1,369.2                      1,381.4
Total liabilities........................................
                                                                         1,543.8                      1,540.2
SHAREHOLDERS' EQUITY AND TOTAL LIABILITIES                               =======                      =======

----------
(1) Sanitec International S.A. was dormant with no operational activity until April 3, 2002.

              See also accompanying notes to the unaudited interim
                       consolidated financial statements
                 See also Note 2, Commitments and Contingencies

                           SANITEC INTERNATIONAL S.A.

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (AMOUNTS IN MILLIONS OF EURO)


                                                                                                                 SANITEC
                                                                      POOL ACQUISITION    POOL ACQUISITION    INTERNATIONAL
                                                      SANITEC OYJ       HELSINKI OY       NETHERLANDS B.V.        S.A.
                                                      -----------       -----------       ----------------        ----
                                                                        (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
                                                      PERIOD FROM       PERIOD FROM         PERIOD FROM        PERIOD FROM
                                                      JANUARY 1 -         JUNE 8 -          JANUARY 1 -         APRIL 1 -
                                                        JUNE 7,        SEPTEMBER 30,         MARCH 31,          JUNE 30,
                                                         2001               2001                2002              2002
                                                         ----               ----                ----              ----
CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit............................              30.4             21.8                12.3                11.1
Property, plant and equipment, net
   Depreciation and writedown...............              25.7             24.8                22.1                28.0
   Selling profit / (loss) of fixed assets..              (0.2)            (1.2)                0.0                (0.2)
                                                        ------           ------                ----               -----
Cash flow before working capital
   changes..................................              55.9             45.4                34.5                38.9

Changes in working capital
   Current assets, non-interest bearing,
   (increase) / decrease....................             (20.6)            21.5               (15.2)              (12.4)
   Inventories, (increase) / decrease.......             (19.0)             2.5                (0.9)               (1.9)
   Current liabilities, non-interest bearing,
   increase / (decrease)....................               3.1            (11.5)              (16.7)                6.5
                                                        ------           ------                ----               -----
                                                         (36.5)            12.5               (32.7)               (7.9)
Cash flow from operating activities before
   financial items and taxes................              19.4             57.9                 1.7                31.0
Interest expenses paid......................              (8.5)           (15.4)              (11.3)              (19.1)
Interest income received....................               1.8              1.1                 1.6                 1.0
Other financial income received and paid....               2.4             (7.9)                3.2                 2.6
Income taxes paid...........................              (5.8)            (6.0)               (6.9)               (1.8)
                                                        ------           ------                ----               -----
CASH FLOW FROM OPERATING ACTIVITIES (A).....               9.3             29.7               (11.7)               13.7
                                                        ======           ======                ====               =====
CASH FLOW FROM INVESTING ACTIVITIES:
Acquisitions................................            (137.4)          (895.1)               --                  --
Investments in shares.......................              --                0.0                --                  --
Investments in other tangible and
   intangible assets........................             (22.0)           (33.1)               (7.7)              (32.1)
Proceeds from sale of tangible and
   intangible assets........................               0.4           0.2                    2.3                 0.9
CASH FLOW FROM INVESTING ACTIVITIES (B).....            (159.0)          (928.0)               (5.4)              (31.1)
                                                        ======           ======                ====               =====

                                                       SANITEC           SANITEC          SANITEC
                                                    INTERNATIONAL     INTERNATIONAL    INTERNATIONAL
                                                         S.A.             S.A.             S.A.
                                                         ----             ----             ----
                                                     (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
                                                     PERIOD FROM       PERIOD FROM      PERIOD FROM
                                                       JULY 1 -        JANUARY 1 -      JANUARY 1 -
                                                    SEPTEMBER 30,       JUNE 30,       SEPTEMBER 30,
                                                         2002             2002             2002
                                                         ----             ----             ----
CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit............................             13.2              23.5             36.6
Property, plant and equipment, net
   Depreciation and writedown...............             22.3              50.1             72.4
   Selling profit / (loss) of fixed assets..             (0.1)             (0.2)            (0.3)
                                                         ----             -----            -----
Cash flow before working capital
   changes..................................             35.3              73.4            108.7

Changes in working capital
   Current assets, non-interest bearing,
   (increase) / decrease....................             15.8             (27.7)           (11.9)
   Inventories, (increase) / decrease.......              7.7              (2.8)             4.9
   Current liabilities, non-interest bearing,
   increase / (decrease)....................            (15.4)            (10.1)           (25.6)
                                                         ----             -----            -----
                                                          8.0             (40.6)           (32.6)
Cash flow from operating activities before
   financial items and taxes................             43.4              32.8             76.1
Interest expenses paid......................             (5.5)            (30.5)           (36.0)
Interest income received....................              1.0               2.6              3.6
Other financial income received and paid....              3.9               5.8              9.7
Income taxes paid...........................             (2.4)             (8.7)           (11.1)
                                                         ----             -----            -----
CASH FLOW FROM OPERATING ACTIVITIES (A).....             40.3               2.0             42.3
                                                         ====             =====            =====
CASH FLOW FROM INVESTING ACTIVITIES:
Acquisitions................................             --                --               --
Investments in shares.......................             --                --               --
Investments in other tangible and
   intangible assets........................             (9.8)            (39.7)           (49.6)(1)
Proceeds from sale of tangible and
   intangible assets........................              0.1               3.2              3.3
CASH FLOW FROM INVESTING ACTIVITIES (B).....             (9.7)            (36.5)           (46.3)
                                                         ====             =====            =====

----------
(1) EUR 21.3 million relates to refinancing costs of Junior Loan into High Yield Senior Notes and other capitalized debt issuance costs. EUR 1.1 million refers to the buy-out of Sanitec's minority shareholders.

                           SANITEC INTERNATIONAL S.A.

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of share capital...................                     --                30.0                  --               --
Issue premium...............................                     --               120.0                  --               --
Loans receivable, (increase) / decrease.....                    1.4              (13.8)               (0.6)              0.3
Current loans increase / (decrease).........                   46.1                 2.8               (1.4)            (4.6)
New long term loans.........................                  125.4               802.6                 2.9            277.3
Amortization of long term loans.............                  (2.6)                 2.6                 0.0          (276.3)
Dividends paid..............................                 (13.6)                 0.0                 0.0            (1.2)
Other changes, including exchange
   rate changes.............................                  (3.8)                10.0               (0.3)            (0.3)
                                                              -----               -----                 ---            ----
CASH FLOW FROM FINANCING ACTIVITIES (C).....                  152.9               954.2                 0.7            (4.8)
                                                              =====               =====                 ===            ====

CHANGE IN CASH AND CASH EQUIVALENTS (A+B+C),
INCREASE / (DECREASE).......................                    3.2                56.0              (16.4)           (22.2)
Cash and cash equivalents at the
   beginning  of period.....................                   17.9                  --                68.0             51.6
Cash and cash equivalents at the end of
   period...................................                   21.1                56.0                51.6             29.3
                                                              -----               -----                 ---            ----
Reconciliation of cash and equivalents
As previously reported.....                                    17.7                  --                68.0             51.6
Foreign exchange adjustment                                     0.2                  --                 0.0              0.0
                                                              -----               -----                 ---            ----
Cash and cash equivalents at the
  beginning of period                                          17.9                  --                68.0             51.6
Change in cash and equivalents                                  3.2                56.0              (16.4)           (22.2)
                                                              -----               -----                 ---            ----
Cash and cash equivalents at the end of
  period                                                       21.1                56.0                51.6             29.3

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of share capital...................                        --               --                --
Issue premium...............................                        --               --                --
Loans receivable, (increase) / decrease.....                       0.0            (0.2)             (0.2)
Current loans increase / (decrease).........                     (9.4)            (6.0)            (15.4)
New long term loans.........................                     (0.0)            280.2             280.2
Amortization of long term loans.............                       0.0          (276.3)           (276.3)
Dividends paid..............................                       0.0            (1.2)             (1.2)
Other changes, including exchange
   rate changes.............................                       3.5            (0.6)               2.9
                                                                 ----             ----             -----
CASH FLOW FROM FINANCING ACTIVITIES (C).....                     (5.9)            (4.1)            (10.0)
                                                                 ====             ====             =====

CHANGE IN CASH AND CASH EQUIVALENTS (A+B+C),
INCREASE / (DECREASE).......................                      24.7           (38.7)            (14.0)
Cash and cash equivalents at the
   beginning  of period.....................                      29.3             68.0              68.0
Cash and cash equivalents at the end of
   period...................................                      54.0             29.3              54.0
                                                                 ----             ----             -----
Reconciliation of cash and equivalents
As previously reported.....                                       29.3             68.0              68.0
Foreign exchange adjustment                                        0.0              0.0               0.0
                                                                 ----             ----             -----
Cash and cash equivalents at the
  beginning of period                                             29.3             68.0              68.0
Change in cash and equivalents                                    24.7           (38.7)            (14.0)
                                                                 ----             ----             -----
Cash and cash equivalents at the end of
  period                                                          54.0             29.3              54.0


              See also accompanying notes to the unaudited interim
                       consolidated financial statements.

                           SANITEC INTERNATIONAL S.A.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (AMOUNTS IN MILLIONS OF EURO)

                                                          PROFORMA (2)
                                                                                           POOL            POOL
                                                            POOL           POOL        ACQUISITION      ACQUISITION
                                                        ACQUISITION     ACQUISITION    NETHERLANDS      NETHERLANDS
                                         SANITEC OYJ    HELSINKI OY     HELSINKI OY        B.V.            B.V.
                                         -----------    -----------     -----------        ----            ----
                                         PERIOD FROM   PERIOD FROM      PERIOD FROM    PERIOD FROM      PERIOD FROM
                                         JANUARY 1 -     APRIL 1 -       JULY 1 -      OCTOBER 1 -      JANUARY 1 -
                                          MARCH 31,      JUNE 30,        SEPTEMBER     DECEMBER 31,      MARCH 31,
                                            2001           2001          30, 2001          2001            2002
                                            ----           ----          --------          ----            ----
NET SALES...........................         258.1          259.5           232.5          244.4           251.5
Other operating income..............           1.3            3.7             0.9            5.8             0.9
Operating expenses..................
   Cost of products sold - materials
     and consumables................         (76.0)         (74.6)          (78.3)         (77.8)          (77.9)
   Personnel........................         (79.5)         (78.5)          (70.5)         (75.7)          (78.8)
   Outside services.................         (23.9)         (24.8)          (23.2)         (22.4)          (24.0)
   Depreciation and writedowns......         (11.2)         (10.9)          (10.8)         (12.3)          (11.1)
   Amortization of goodwill.........          (3.6)          (5.5)           (8.5)         (13.9)          (11.1)
   Other operating expenses.........         (43.0)         (52.9)          (28.0)         (31.6)          (37.2)
                                             -----          -----           -----          -----           -----
OPERATING PROFIT....................          22.1           15.9            14.2           16.6            12.3

EBITA...............................          25.7           21.4            22.7           32.0            24.2
EBITDA..............................          36.9           32.3            33.4           42.8            34.5

                                                                          PROFORMA (2)

                                           SANITEC          SANITEC           POOL           SANITEC
                                        INTERNATIONAL    INTERNATIONAL     ACQUISITION    INTERNATIONAL
                                            S.A.              S.A.         HELSINKI OY        S.A.
                                            ----              ----         -----------        ----
                                         PERIOD FROM      PERIOD FROM      PERIOD FROM     PERIOD FROM
                                          APRIL 1 -         JULY 1 -       JANUARY 1 -     JANUARY 1 -
                                          JUNE 30,        SEPTEMBER 30,    SEPTEMBER      SEPTEMBER 30,
                                            2002,              2002        30, 2001           2002
                                            -----              ----        --------           ----
NET SALES...........................        257.1            236.9             750.2 (1)      745.5
Other operating income..............          2.7              0.9               5.9            4.5
Operating expenses..................
   Cost of products sold - materials
     and consumables................        (79.2)           (78.3)           (228.9)        (235.4)
   Personnel........................        (79.0)           (68.3)           (228.5)        (226.0)
   Outside services.................        (25.1)           (22.5)            (71.9)         (71.6)
   Depreciation and writedowns......        (16.8)           (11.0)            (32.9)         (38.8)
   Amortization of goodwill.........        (11.2)           (11.3)            (17.6)         (33.6)
   Other operating expenses.........        (37.4)           (33.3)           (123.9)        (108.0)
                                            -----            -----            ------         ------
OPERATING PROFIT....................         11.2             13.2              52.2           36.6

EBITA...............................         28.9             25.7              69.8           78.9
EBITDA..............................         39.1             35.4             102.7          109.0


(1) Includes EUR 5.2 million of Sanitec Johnson Suisse net sales.
(2) Proforma (unaudited) includes Sanitec Oyj Group for the period until June 7, 2001 and Pool Acquisition Helsinki Oy Group for the rest of the period.



              See also accompanying notes to the unaudited interim
                       consolidated financial statements.
                        See also Note 1, EBITDA and EBITA

                           SANITEC INTERNATIONAL S.A.

            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT
                          (AMOUNTS IN MILLIONS OF EURO)

                                                     PROFORMA (1)
                                                                                       POOL            POOL
                                                       POOL            POOL        ACQUISITION     ACQUISITION        SANITEC
                                                    ACQUISITION    ACQUISITION     NETHERLANDS     NETHERLANDS     INTERNATIONAL
                                    SANITEC OYJ     HELSINKI OY    HELSINKI OY         B.V.            B.V.            S.A.
                                    -----------     -----------    -----------         ----            ----            ----
                                    PERIOD FROM     PERIOD FROM    PERIOD FROM     PERIOD FROM     PERIOD FROM      PERIOD FROM
                                    JANUARY 1 -      APRIL 1 -       JULY 1 -      OCTOBER 1 -     JANUARY 1 -       APRIL 1 -
                                     MARCH 31,       JUNE 30,      SEPTEMBER 30,    DECEMBER 31,     MARCH 31,       JUNE 30,
                                       2001            2001            2001            2001            2002             2002
                                       ----            ----            ----            ----            ----             ----
     Net Sales:
        Bathroom Ceramics.........      161.5          161.3           142.0           145.8           159.5            160.7
        Bath and Shower Products..       75.1           77.7            67.4            74.7            74.0             79.0
        Vacuum Sewage Systems.....       21.5           20.6            23.1            23.9            17.9             17.5
                                        -----          -----           -----           -----           -----            -----
     Total net sales..............      258.1          259.6           232.5           244.4           251.5            257.1

     Operating profit:
        Bathroom Ceramics.........       12.7           10.4             7.3            10.1             8.0              7.3
        Bath and Shower Products..        7.3            4.9             4.3             5.0             3.7              3.5
        Vacuum Sewage Systems.....        2.1            0.6             2.6             1.6             0.6              0.3
                                        -----          -----           -----           -----           -----            -----
     Total operating profit.......       22.1           15.9            14.2            16.6            12.3             11.2

     Net sales by region:
        Central Europe............       55.4            50.3           49.7            45.4            50.8             47.2
        South-West Europe.........       41.3            40.3           34.1            30.5            42.5             41.3
        UK and Ireland............       26.2            28.9           26.7            31.9            26.2             27.9
        Benelux...................       23.5            22.0           18.5            21.3            23.5             23.4
        Southern Europe...........       21.5            23.3           18.2            20.0            20.9             24.2
        Central Eastern Europe....       15.3            17.8           18.2            18.8            16.0             15.8
        North-East Europe.........       54.7            56.8           47.8            57.6            58.0             62.4
        Other.....................       20.2            20.0           19.3            18.9            13.5             14.9
                                        -----          -----           -----           -----           -----            -----
        Total.....................      258.1          259.6           232.5           244.4           251.5            257.1

                                                PROFORMA (1)

                                  SANITEC             POOL            SANITEC
                               INTERNATIONAL      ACQUISITION      INTERNATIONAL
                                    S.A.          HELSINKI OY          S.A.
                                    ----          -----------          ----
                                PERIOD FROM       PERIOD FROM       PERIOD FROM
                                  JULY 1 -        JANUARY 1 -       JANUARY 1 -
                                SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                     2002              2001             2002
                                     ----              ----             ----
Net Sales:
   Bathroom Ceramics.........        149.5             464.8            469.7
   Bath and Shower Products..         69.5             220.2            222.5
   Vacuum Sewage Systems.....         17.9              65.2             53.3
                                     -----             -----            -----
Total net sales..............        236.9             750.2            745.5

Operating profit:
   Bathroom Ceramics.........          9.3              30.4             24.6
   Bath and Shower Products..          3.2              16.5             10.4
   Vacuum Sewage Systems.....          0.7               5.3              1.6
                                     -----             -----            -----
Total operating profit.......         13.2              52.2             36.6

Net sales by region:
   Central Europe............         49.4             155.4            147.4
   South-West Europe.........         33.6             115.8            117.4
   UK and Ireland............         28.8              81.8             82.9
   Benelux...................         19.0              64.1             66.0
   Southern Europe...........         19.5              63.0             64.6
   Central Eastern Europe....         17.3              51.3             49.1
   North-East Europe.........         53.7             159.4            174.1
   Other.....................         15.6              59.5             44.0
                                     -----             -----            -----
   Total.....................        236.9             750.2            745.5

----------
(1) Proforma (unaudited) includes Sanitec Oyj Group for the period until June 7, 2001 and Pool Acquisition Helsinki Oy Group for the rest of the period.

              See also accompanying notes to the unaudited interim
                       consolidated financial statements.
                  See also Note 3, Business Segment Information

                           SANITEC INTERNATIONAL S.A.

        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: CONSOLIDATED EBITDA AND EBITA

         Consolidated EBITDA and EBITA reflect the consolidated operating profit prior to goodwill amortization (EBITA) and depreciation and write-downs (EBITDA) for the period concerned. Excluded from EBITA is further transaction-related depreciation amounting to EUR 1.5 million, EUR 0.8 million, EUR 6.6 million and EUR 1.3 million during the fourth quarter of 2001 and the first, second and third quarters of 2002 respectively.

         As the loss-making operations of Sanitec Johnson Suisse in Malaysia were divested from Sanitec Group as of July 1, 2001 onwards, the negative impact on EBITA and EBITDA, amounted to EUR 1.2 million during the first half of 2001.

NOTE 2: COMMITMENTS AND CONTINGENCIES

         As part of the acquisition financing of Pool Acquisition Helsinki Oy's acquisition of Sanitec Oyj, certain of the Group's subsidiaries have jointly and severally granted guarantees, taken out pledges and mortgages on business assets and real property, and pledged shares as collateral for our currently outstanding loans from banking institutions to the Group totaling EUR 497.0 million as per September 30, 2002.

NOTE 3: BUSINESS SEGMENT INFORMATION

         Net sales and operating profit by segment reflect the quarterly performance by business segment concerned, i.e. Bathroom Ceramics, Bath and Shower Products and Vacuum Sewage Systems. The consolidated information by quarter includes Sanitec Oyj Group for the period January 1-June 7, 2001, and Pool Acquisition Helsinki Oy Group from June 8, 2001 onwards. The change from Pool Acquisition Helsinki Oy Group to Pool Acquisition Netherlands B.V. and further to Sanitec International S.A. Group has only a negligible impact on the information presented. The period April 1-June 30, 2001 is presented on a proforma basis, including the consolidation levels for periods concerned as discussed above.

         Net sales by segment is unaffected by the changes in the consolidation level, and the periods disclosed are directly comparable to one another. Operating profit from June 7, 2001 onwards is affected by the amortization of the consolidation goodwill related to Pool Acquisition Helsinki Oy's acquisition of Sanitec Oyj amounting to EUR 1.8 million, EUR 5.2 million and EUR 10.1 million for the second, third and fourth quarters of 2001, respectively. The second quarter 2001 operating profit is further affected by a non-recurring transaction cost of EUR 6.5 million related to the acquisition of Sanitec as of June 7, 2001. The 2001 figures include EUR 5.2 million net sales and EUR -1.6 million operating profit attributable to Sanitec Johnson Suisse, which was divested on July 1, 2001.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

         The discussion and analysis below provides information which we believe is relevant to an assessment and understanding of our unaudited interim consolidated financial position and results of operations. This discussion and analysis should be read in conjunction with the unaudited interim consolidated financial statements and related notes.

         The following discussion and analysis may contain management's evaluations and statements reflecting our views about future performance and may constitute forward-looking statements. These views may involve risks and uncertainties that are difficult to predict and may cause our actual results to differ materially from the results discussed in such forward-looking statements. Readers should consider that various factors, including changes in general economic conditions, the nature of the company's competition, developments in distribution, industry trends, the influence of currency fluctuations and inflation, and other factors which may or may not be discussed below, may affect our performance. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         The events which occurred in the United States on September 11, 2001, and further actions which have ensued and may ensue, may influence the global economic environment substantially and may have a material impact on our projected performance.

         The following discussion and analysis is based on historical unaudited interim financial statements for the nine months ended September 2001 and 2002, which were prepared in accordance with Finnish GAAP.

         Figures are given both for the three months of the third quarter July-September 2002 and for the nine months January-September 2002. Figures in brackets express amounts for the corresponding period in the previous year. For further comparison, please refer to the table section.

NET SALES

         Net sales for the three months Q3/2002 were EUR 236.9 million (EUR
232.5 million in Q3/2001), representing an increase of 1.9%. The German market is still slow. Although the sales in Q3 exceeded the previous quarter by 8.1%, the Q3 sales in the current year were still 3.1% lower than last year. Vacuum Sewage Systems (Evac) sales fell further behind from last year. Excluding Germany and Evac, net sales improved by EUR 11.1 million or 6.5% over the previous year.

         Net sales for the nine months ended September 30, 2002 were EUR 745.5 million (EUR 750.2 in January-September 2001), a decrease of 0.6%. Excluding Sanitec Johnson Suisse, which was de-consolidated as of July 1, 2001, net sales were slightly ahead of the previous year, EUR 745.5 million to EUR 745.0 million respectively. If we exclude Germany, Evac and the impact of Sanitec Johnson Suisse, the organic growth in the rest of our business during the nine months was 4.3%.

OPERATING EXPENSES

         In Q3/2002 the cost of materials and consumables related to products sold was EUR 78.3 million (EUR 78.3 million). Cost items in Q3/2001 include a one-off reclassification from other operating expenses into cost of materials and consumables amounting to EUR 4.2 million. On a comparable basis the 2001 costs would be EUR 74.1 million, i.e. the cost of materials and consumables increased by EUR 4.2 million. This increase reflects the streamlining of our product portfolio, resulting in a reduction of our inventories at the higher cost level of previous year. Additionally, the cost increase is affected by an increase in the sales of bath and shower products, which have a higher material cost component. The third-quarter savings from the strategic purchasing initiative started to materialize at EUR 0.5 million. The initiative is progressing according to plan and further savings are expected to materialize in Q4.

         In January-September the cost of materials and consumables related to products sold increased by EUR 6.5 million to EUR 235.4 million (EUR 228.9 million) for the reasons referred to above.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

         The impact from restructuring of plant network and SGA cost reductions now start to be reflected in personnel expenses, which in Q3 decreased by EUR
2.2 million to EUR 68.3 million (EUR 70.5 million). The total net number of employees was further reduced by 144 from the previous quarter.

         In January-September the personnel costs decreased by EUR 2.5 million to EUR 226.0 million (EUR 228.5 million). The total net number of employees at the end of the period was 272 less than in September 2001.

         In Q3/2002 other operating expenses, i.e. cost of sales, marketing, administration and R&D, increased by EUR 5.3 million to EUR 33.3 million (EUR
28.0 million). As described above, during Q3/2001 an amount of EUR 4.2 million was allocated to the cost of materials and consumables, i.e. the comparable 2001 figure would be EUR 32.2 million. The remaining net increase of EUR 1.1 million was mainly a result of increased consulting expenses at the holding company.

         In January-September other operating expenses decreased by EUR 15.9 million to EUR 108.0 million (EUR 123.9 million). In the second quarter of 2001 the company incurred a one-off cost of EUR 6.5 million related to the acquisition of Sanitec Oyj by Pool Acquisition Helsinki Oy. Excluding this expense the decrease in other operating expenses was EUR 9.4 million. In addition to the effects of reallocations between cost items of EUR 4.2 million, this reflects the carry-over effects of the SGA cost control actions taken in the second half of 2001, as well as the initiatives started in the current year.

DEPRECIATION AND AMORTIZATION

         In Q3/2002 depreciation and write-downs increased by EUR 0.2 million to EUR 11.0 million (EUR 10.8 million).

         In January-September depreciation and write-downs increased by EUR 5.9 million to EUR 38.8 million (EUR 32.9 million). The increase was mainly due to group depreciation of acquisition related financing costs of EUR 8.7 million, which was booked during January-September.

         In Q3/2002 amortization of goodwill increased by EUR 2.8 million to EUR
11.3 million (EUR 8.5 million). This increase was related to capitalized transaction costs.

         In January-September amortization of goodwill increased by EUR 16.0 million to EUR 33.6 million (EUR 17.6 million). This increase relates to the acquisition of Sanitec Oyj by Pool Acquisition Helsinki Oy.

OTHER INCOME & EXPENSES, NET

         In January-September other income and expenses, net, increased by EUR
44.8 million to EUR 77.0 million (EUR 32.2 million). This increase was due to the new financial structure arising from Pool Acquisition Helsinki Oy's acquisition of Sanitec Oyj and the related interest expense. The cash interest expense in Q3 was EUR 5.5 million and in the first nine months of the current year EUR 36.0 million (EUR 30.5 million during January-June). There was no significant gain or loss from financial derivatives. Specifications of the outstanding derivatives as per September 30, 2002 are shown under Market Risk below.

SEGMENT SALES

         Bathroom Ceramics net sales for Q3/2002 were EUR 149.5 million (EUR
142.0 million), exceeding the previous year by EUR 7.5 million or 5.3%. This was mainly a result of increased sales in the Northeast European region, including Russia. Also sales in the UK and Ireland and Southern European regions outperformed the previous year. The company has been able to offset an overall decrease in volumes by higher average selling prices.

         In January-September Bathroom Ceramics net sales were EUR 469.7 million (EUR 464.8 million), an increase of EUR 4.9 million or 1.1%. Excluding Johnson Suisse the increase was EUR 10.1 million or 2.2%

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

         Bath and Shower Products net sales Q3/2002 were EUR 69.5 million (EUR
67.4 million), representing an increase of EUR 2.1 million (3.1%) over the previous year. Again, sales in the Northeast European region, including Russia, were the main contributor to this development. In addition cross-selling activities continued to yield positive results especially in the UK and Ireland region.

         In January-September Bath and Shower Products net sales were EUR 222.5 million (EUR 220.2 million), an increase of EUR 2.3 million or 1.0%. This was mainly due to the poor demand of high-end products in the German market, mainly affecting the business of Koralle.

         Vacuum Sewage Systems net sales for Q3/2002 were EUR 17.9 million (EUR
23.1 million), representing a decrease of EUR 5.2 million or 22.5%. Increased after-sales were not able to offset the decrease in project deliveries especially in the Aviation and Marine business areas.

         In January-September Vacuum Sewage Systems net sales were EUR 53.3 million (EUR 65.2 million), a decline of EUR 11.9 million or 18.3%.

SEGMENT RESULTS

         Bathroom Ceramics operating profit for Q3/2002 improved by 27.4% to EUR
9.3 million (EUR 7.3 million), an increase of EUR 2.0 million. The increase was mainly attributable to a higher gross contribution arising from increased sales activity in the Northeast European region, as well as reduced customer bonuses in Germany and lower SGA costs at Keramag and Twyford. Twyford is now also benefiting from synergies from internal sourcing of products within Sanitec's plant network.

         In January-September Bathroom Ceramics operating profit was EUR 24.6 million (EUR 30.4 million). Excluding the Pool Acquisition Helsinki Oy amortization goodwill allocation of EUR 15.6 million (EUR 3.8 million), this represented an increase of EUR 6.0 million on last year.

         Bath and Shower products operating profit for Q3/2002 was EUR 3.2 million (EUR 4.3 million), a decrease of EUR 1.1 million. This was mainly due to the poor demand for high-end products in the German market. Our German business unit Koralle has reacted to the decreased demand by adjusting its SGA cost level significantly. In Q3/2002 the SGA costs of Koralle were 15.4% lower than in Q3/2001.

         In January-September Bath and Shower Products operating profit was EUR
10.4 million (EUR 16.5 million). Excluding the Pool Acquisition Helsinki Oy amortization of goodwill allocation of EUR 6.6 million (EUR 2.1 million), this represented a decrease of EUR 1.6 million. The depressed German market continues to adversely affect the profitability of Koralle and our overall sales mix as referred to above.

         Vacuum Sewage Systems operating profit for Q3/2002 was EUR 0.7 million (EUR 2.6 million), a decrease of EUR 1.9 million. Despite EUR 1.3 million lower SGA costs, which represents a decrease of 18.0%, and the increased margin in after-sales, Evac has not been able to offset the negative impact of decreased sales in Aviation and Marine.

         In January-September Vacuum Sewage Systems operating profit was EUR 1.6 million (EUR 5.3 million). If the effect of Pool Acquisition Helsinki Oy's goodwill amortization allocation of EUR 0.9 million (EUR 1.1 million) is excluded, this represents a decrease of EUR 3.9 million.

         Total operating profit for Q3/2002 was EUR 13.2 million (EUR 14.2 million), a decrease of EUR 1.0 million. Total operating profit in January-September was EUR 36.6 million (EUR 52.2 million). If the effect of Pool Acquisition Helsinki Oy's goodwill amortization of EUR 23.1 million (EUR 7.0 million) is excluded, this represents an increase of EUR 0.5 million.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

EBITDA AND EBITA

         The Q3/2002 EBITDA was EUR 35.4 million (EUR 33.4 million), an increase of EUR 2.0 million or 6.0%. The EBITDA margin was 14.9% (14.4%). This second consecutive quarter with an improved result was attributable to synergies from Group initiatives in production and purchasing coupled with tight cost control in the business units. The figure includes the EUR 1.1 million additional consulting costs at the holding company. Sanitec Johnson Suisse was no longer included in Q3 last year.

         In January-September EBITDA was EUR 109.0 million (EUR 102.7 million), an increase of EUR 6.3 million. EBITDA margin was 14.6% (13.7%).

         In Q3/2002 EBITA increased by EUR 3.0 million or 13.2% to EUR 25.7 million (EUR 22.7 million). The EBITA margin was 10.8% (9.8%).

         January-September EBITA was EUR 78.9 million (EUR 69.8 million), an increase of EUR 9.1 million. This represents an EBITA margin of 10.6% (9.3%).

PERSONNEL

         At the end of the period the company employed 8,383 (8,655) persons, which represents a total net decrease of 272. The largest decreases were due to plant closures in Germany and the UK as part of our production reallocation program. The total net decrease was partially offset by increases in our low cost facilities in Poland and Portugal.

NET INDEBTEDNESS

                                                      POOL            POOL
                                                  ACQUISITION      ACQUISITION        SANITEC         SANITEC
                                                  NETHERLANDS      NETHERLANDS     INTERNATIONAL   INTERNATIONAL
                                                      B.V.            B.V.             S.A.             S.A.
                                                      ----            ----             ----             ----
                                                    Q4/2001          Q1/2002          Q2/2002         Q3/2002
                                                    -------          -------          -------         -------
                                                                  (AMOUNTS IN MILLIONS OF EURO)
Debt (including shareholder loan and PIK
    loan)...................................          1,137.0          1,141.7          1,146.7         1,139.3
Cash and bank balances......................             68.0             51.6             29.3            54.0
Interest-bearing receivables / short-term...              5.8              6.0              6.3             6.0
Interest-bearing receivables / long-term....              8.7              9.1              9.0             9.1
Net  indebtedness  (incl.  shareholder loan and
    PIK loan)...............................          1,054.4          1,074.9          1,102.1         1,070.2
Shareholder loan (-)........................            312.2            312.2            312.0           312.0
PIK loan (-)................................             60.0             60.0             66.7            66.7
NET INDEBTEDNESS (EXCLUDING SHAREHOLDER LOAN
    AND PIK LOAN)...........................            682.2            702.7            723.4           691.5

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

DEVELOPMENT OF NET INDEBTEDNESS AND EXPLANATION OF NET CASH MOVEMENT FOR OPERATING, INVESTING AND FINANCING ACTIVITIES JUNE-SEPTEMBER 2002

                                                                          CHANGE          SANITEC INTERNATIONAL S.A.
                                                                          ------          --------------------------
                                                                              (AMOUNTS IN MILLIONS OF EURO)
NET INDEBTEDNESS (INCLUDING SHAREHOLDER LOAN AND PIK)
    JUNE 2002 ...................................................                                             1,102.1
CHANGE IN NET INDEBTEDNESS.......................................
    Decrease in interest-bearing debt............................                 (7.4)
    Decrease in interest-bearing loan receivable.................                   0.2
    Increase in cash and cash equivalents........................                (24.7)
Decrease in net indebtedness June-September 2002.................                                              (31.9)
                                                                                 -----                        ------
NET INDEBTEDNESS (INCL. SHAREHOLDER LOAN AND PIK)
    JUNE-SEPTEMBER 2002..........................................                                             1,070.2
                                                                                 -----                        ------

USES/SOURCES                                                                                                   (31.9)
                                                                                 -----                        ------

USES/SOURCES  CASH EFFECTIVE.....................................
    Cash flow from operating activities..........................                  40.3
    Cash flow from investing activities..........................                 (9.7)
    Other variances..............................................                   1.3
DECREASE IN NET INDEBTEDNESS JUNE-SEPT. 2002.....................                                               31.9
                                                                                 -----                        ------

LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2002 total long-term debt including the PIK loan and shareholder loan amounted to EUR 1,135.7 million. The total short-term debt amounted to EUR 3.6 million.

                                             POOL ACQUISITION           SANITEC
                                             NETHERLANDS B.V.      INTERNATIONAL S.A.
                                             ----------------      ------------------
                                               DECEMBER 31,           SEPTEMBER 30,
                                                   2001                  2002
                                                   ----                  ----
                                                 (AMOUNTS IN MILLIONS OF EURO)
Long term incl. current portion
    Senior A...........................              285.0                 278.0
    Senior B...........................              110.0                 109.5
    Senior C...........................              110.0                 109.5
    Junior.............................              245.0                   0.0
    High Yield Bond....................                                    260.0
                                                   -------               -------
                                                     750.0                 757.0

Short-term and overdrafts..............                8.6                   3.6
Revolving Credit.......................                0.0                   0.0

Liquidity facility.....................                6.2               0.0 (1)
                                                   -------               -------
                                                      14.8                   3.6

PIK loan...............................               60.0                  66.7
Shareholder loan......................               312.2                 312.0
                                                   -------               -------

TOTAL..................................            1,137.0               1,139.3
                                                   -------               -------

----------
(1) Facility repaid on merger of Pool Acquisition Helsinki Oy and Sanitec Oyj and the facility is no longer available.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

Our long-term debt matures as follows :

                                               SANITEC INTERNATIONAL S.A.
YEAR                                        AMOUNTS IN MILLIONS OF EURO
----                                        ---------------------------
2002...................................                      10.2
2003...................................                      27.2
2004...................................                      39.2
2005...................................                      48.2
2006...................................                      58.2
thereafter.............................                     952.7
                                                          -------
Total long-term debt...................                   1,135.7
                                                          -------

SUBSEQUENT EVENTS

         In continuation of the integration and restructuring of the Group, the intention to close the unconsolidated non-core business of Sphinx Technical Ceramics (STC), was announced in October. STC is an Unrestricted Subsidiary under the High Yield Senior Notes indenture. It is a subsidiary of Sphinx in the Netherlands manufacturing production equipment for the ceramic industry.

         On November 13, 2002 the shareholding in Sanitec Oy was transferred from Pool Acquisition Netherlands B.V. (in liquidation) to Sanitec International S.A. The liquidation of Pool Acquisition Netherlands B.V. was completed on November 28, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         We are exposed to market risks, including adverse changes in interest rates, currency exchange rates and to a lesser extent commodity pricing. In order to manage these risks we enter into interest rate and foreign currency derivative contracts. We do not engage in trading or speculative activity in derivative financial instruments.

INTEREST RATE RISK MANAGEMENT

         We are exposed to interest rate risk through our debt instruments. The purpose of our interest rate management is to stabilize the Group's net interest expenses over time by reducing the impact of interest rate fluctuations on the value of assets, liabilities and cash flows. We manage interest rate risk on a group-wide basis with a combination of fixed and floating interest rate financial instruments designed to balance the fixed and floating interest rates.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

         The table below provides information on the sensitivity of our financial instruments to changes in interest rates, including debt obligations, interest rate swaps and interest rate options. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. For interest rate options, the table shows contract amounts and respective average strike rates.


  SANITEC INTERNATIONAL S.A.       2002       2003       2004       2005        2006      THEREAFTER      TOTAL
  --------------------------       ----       ----       ----       ----        ----      ----------      -----
                                                           (AMOUNTS IN MILLIONS OF EURO)
Long-term debt:
    Variable rate:............    10.2        27.2       39.2       48.2        58.2        314.0          497.0
    Weighted av. rate.........    5.8%        5.8%       5.8%       5.7%        5.7%         6.1%           6.0%

Interest rate swaps:
    Variable to fixed.........      --          --       50.0      111.8       200.0           --          361.8
    Average pay rate..........      --          --       4.1%       4.4%        4.0%           --           4.1%

Interest rate options:
    Sold floors:..............      --          --       50.0         --          --           --           50.0
    Weighted av. strike.......      --          --       2.8%         --          --           --           2.8%
    Bought caps...............      --          --       50.0         --          --           --           50.0
    Weighted av. strike.......      --          --       4.5%         --          --           --           4.5%
                                  ----        ----       ----       ----        ----        -----          -----

         The High Yield Bond, with a nominal amount of EUR 260 million, is not included in the calculations above, but pays a yearly fixed coupon of 9%.

         This table presents the carrying amounts and estimated fair values of interest rate swaps and options. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.


                                 POOL ACQUISITION NETHERLANDS B.V.                      SANITEC INTERNATIONAL S.A.
                                         DECEMBER 31, 2001                                  SEPTEMBER 30, 2002
                                         -----------------                                  ------------------
                                                                  AV.
                            CONTRACT     CARRYING    FAIR      MATURITY     CONTRACT     CARRYING    FAIR         AV. MATURITY
                             AMOUNT        VALUE      VALUE    (MONTHS)      AMOUNT        VALUE       VALUE        (MONTHS)
                             ------        -----      -----    --------      ------        -----       -----        --------
                                                               (AMOUNTS IN MILLIONS OF EURO)
IRS (Euribor).........           380.0        (1.2)      7.3         53.4        330.0        (9.6)      (4.7)              43.3
IRS (GBP-Libor).......               -            -        -            -         31.8          0.0      (0.1)              39.2

Interest rate options.           100.0          0.0      0.5         36.2        100.0          0.0      (0.1)              27.1

FWD's.................           246.3        (0.2)      1.2          3.2        147.2        (0.1)        0.7               3.8
FX options............             0.0          0.0      0.0          0.0          4.2         0.0         0.0               0.7
                                 -----        ----       ---          ---        -----        ----         ---               ---

EXCHANGE RATE RISK MANAGEMENT

         Sanitec's policy is to hedge all significant foreign exchange risks arising from commercial flow. Budgeted items are covered up to such time periods that both the prices and costs can be adjusted to the new exchange rates. These periods vary among Group companies from three to twelve months.

                           SANITEC INTERNATIONAL S.A.

                         OPERATING AND FINANCIAL REVIEW

         The table below provides information, as at September 30, 2002 about the derivatives used for these purposes. The proforma information reflects the absolute change in the estimated fair value of our foreign exchange forwards assuming the foreign exchange rates change by 10%.



        CURRENCY           NOTIONAL AMOUNT          FAIR VALUE AMOUNT     PROFORMA CHANGE IN VALUES
        --------           ---------------          -----------------     -------------------------
                                                 (AMOUNTS IN MILLIONS OF EURO)
DKK....................          31.0                       31.0                           2.3
GBP....................           3.7                        3.7                           0.3
NOK....................          16.6                       15.9                           1.5
SEK....................          57.4                       57.3                           5.2
USD....................          14.4                       14.5                           1.3
Others.................          24.1                       24.0                           2.2
                                -----                      -----                          ----
TOTAL..................         147.2                      146.4                          12.8
                                -----                      -----                          ----